 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-259889
PROSPECTUS
Lilium N.V.
Up to 201,805,118 Class A Shares
Up to 27,729,889 Class A Shares Issuable Upon Exercise of Warrants and Options
Up to 7,060,000 Warrants
This prospectus relates to the issuance by us of an aggregate of up to 52,142,954 of our Class A ordinary shares, nominal value €0.12 per share (“Class A Shares”), which consists of up to (i) 24,413,065 Class A Shares issuable upon conversion of our 24,413,065 outstanding Class B ordinary shares, nominal value of €0.36 per share (“Class B Shares”), (ii) 7,060,000 Class A Shares issuable upon the exercise of 7,060,000 warrants (the “Private Warrants”) originally issued by Qell in a private placement transaction in connection with the initial public offering (“IPO”) of Qell Acquisition Corp. (“Qell”), and converted into warrants to purchase Class A Shares at the closing of the Business Combination (as defined below) at an exercise price of $11.50 per Class A Share, (iii) up to 12,650,000 Class A Shares that are issuable upon the exercise of 12,650,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “SPAC Warrants”) originally issued to public shareholders of Qell in its IPO, and converted into warrants to purchase Class A Shares at the closing of the Business Combination at an exercise price of $11.50 per Class A Share, (iv) 1,800,000 Class A Shares issuable upon exercise of warrants to purchase Class A Shares issued to a commercial counterparty of the Company at an exercise price of €0.12 per Class A Share (the “Azul Warrants” and, together with the SPAC Warrants, the “Warrants”) and (v) up to 6,219,889 Class A Shares that are issuable upon the exercise of outstanding options to purchase Class A Shares held by certain of our current and former directors and employees (the “Specified Options”).
This prospectus also relates to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of (a) up to 210,665,118 of our Class A Shares, consisting of up to (i) 129,292,473 Class A Shares that were issued on completion of the Business Combination, (ii) 45,000,000 Class A Shares issued to certain securityholders in connection with the closing of a private placement offering concurrent with the closing of the Business Combination (the “PIPE Shares”), (iii) 24,413,065 Class A Shares issuable upon conversion of our outstanding Class B Shares, (iv) 7,060,000 Class A Shares issuable upon exercise of the Private Warrants, (v) 1,800,000 Class A Shares issuable upon exercise of the Azul Warrants, (vi) 879,691 Class A Shares issued in connection with certain equity compensation arrangements and (vii) 2,219,889 Class A Shares issuable upon the exercise of certain of the Specified Options and (b) up to 7,060,000 Private Warrants. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.
This prospectus provides you with a general description of such securities and the general manner in which the selling securityholders may offer or sell the securities. More specific terms of any securities that the selling securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
All of the Class A Shares and Private Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any proceeds from the sale of Class A Shares or Private Warrants by the selling securityholders or the issuance of Class A Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants or Specified Options. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
We are registering the securities described above for resale pursuant to, among other things, the selling securityholders’ registration rights under certain agreements between us and the selling securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the selling securityholders will issue, offer or sell, as applicable, any of the securities. The selling securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the Class A Shares or Private Warrants in the section entitled “Plan of Distribution.”
We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”
Our Class A Shares and Public Warrants are listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbols “LILM” and “LILMW,” respectively. On April 11, 2022, the closing sale price as reported on Nasdaq of our Class A Shares was $3.83 per share and of our Public Warrants was $0.63 per warrant.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.
Our principal executive offices are located at Claude-Dornier Straße 1, Bldg. 335, 82234 Wessling, Germany.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 16 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated April 12, 2022

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.
Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.
We will not receive any proceeds from the sale of Class A Shares or Private Warrants to be offered by the selling securityholders pursuant to this prospectus, but we will receive proceeds from Warrants or Specified Options exercised in the event that such Warrants or Specified Options are exercised for cash. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of our Class A Shares and Private Warrants pursuant to this prospectus. To the extent required, we and the selling securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information.” We have not, and the selling securityholders have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.
No offer of these securities will be made in any jurisdiction where the offer is not permitted.
On September 14, 2021 (the “Closing Date”), we closed our previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of March 30, 2021, as amended (the “Business Combination Agreement”), by and among Qell Acquisition Corp., a Cayman Islands exempted company (“Qell”), Lilium GmbH, a German limited liability company, Lilium B.V., a Dutch private liability company (besloten vennootschap met beperkte aansprakelijkheid) (which was converted into a Dutch public limited liability company (naamloze vennootschap), Lilium N.V., prior to the closing of the Business Combination), and Queen Cayman Merger LLC, a Cayman Islands limited liability company and wholly owned subsidiary of Lilium (“Merger Sub”).
On the Closing Date, (i) Qell converted the class A ordinary shares of Qell (the “Qell Class A Ordinary Shares”) into a claim for corresponding equity in Merger Sub, with such claim then contributed to Lilium in exchange for one Class A Share, (ii) the shareholders of Lilium GmbH exchanged their shares of Lilium GmbH for shares in the capital of Lilium, with all Lilium GmbH shareholders, but Daniel Wiegand, receiving Class A Shares in the share capital of Lilium, and Daniel Wiegand receiving Class B Shares, and (iii) each outstanding warrant to purchase a Qell Class A Ordinary Share was converted into a warrant to purchase one Class A Share.
On March 30, 2021, concurrently with the execution of the Business Combination Agreement, Qell and Lilium entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Lilium agreed to issue and sell to such PIPE Investors, an aggregate of 45,000,000 Class A Shares (the “PIPE Shares”) at a price of $10.00 per share, for gross proceeds of $450,000,000 (the “PIPE Financing”) on the Closing Date. The PIPE Financing closed concurrently with the Business Combination.
Unless the context indicates otherwise, the terms “Lilium,” the “Company,” “we,” “us” and “our” refer to Lilium N.V. (f/k/a Lilium B.V.) after conversion into a Dutch public limited liability company and Lilium B.V. prior to the conversion into a Dutch public liability company.
IMPORTANT INFORMATION ABOUT IFRS FINANCIAL STATEMENTS
Lilium’s audited financial statements included in this prospectus are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

CONVENTIONS THAT APPLY TO THIS PROSPECTUS
In this prospectus, unless otherwise specified or the context otherwise requires:
•
“$”, “USD” and “U.S. dollar” each refer to the United States dollar; and

•
“€”, “EUR” and “Euro” each refer to the Euro.

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank.
TRADEMARKS, SERVICE MARKS AND TRADE NAMES
The Lilium name, logos   and other trademarks and service marks of Lilium appearing in this prospectus are the property of Lilium. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires references to:
“2021 Plan” means the Lilium 2021 Equity Incentive Plan.
“AOC” means the air operator certificate or similar aviation operating authority.
“B2B” means business-to-business.
“B2C” means business-to-consumer.
“Board” means the board of directors of Lilium N.V.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated March 30, 2021, as amended, by and among Lilium GmbH, Merger Sub, Qell and Lilium.
“CCPA” means the California Consumer Privacy Act of 2018.
“Class A Shares” means the ordinary shares A, nominal value €0.12 per share, of Lilium.
“Class B Shares” means the ordinary shares B, nominal value €0.36 per share, of Lilium.
“Class C Shares” means the ordinary shares C, nominal value €0.24 per share, of Lilium.
“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“DCGC” means the Dutch Corporate Governance Code.
“DEVT” mean ducted electric vectored thrust.
“DOA” means the Design Organization Approval.
“EASA” means the European Union Aviation Safety Agency.
“ESOP” means the Employee Stock Option Program.
“ESPP” means the Lilium 2021 Employee Share Purchase Plan.
“eVTOL” means electric vertical take-off-and-landing.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“FAA” means the Federal Aviation Administration.
“FCPA” means the U.S. Foreign Corrupt Practices Act.
“General Meeting” means a general meeting of the shareholders of the Company.
“GDPR” means the General Data Protection Regulation.
“IAS” means the International Accounting Standard.
“IASB” means the International Accounting Standards Board.
“IBR” means the incremental borrowing rate.
“IFRS” means the International Financial Reporting Standards as issued by the IASB.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Lilium” means Lilium N.V.
“Lilium Jets” means the fully electric eVTOL aircraft being developed by Lilium.
“Lilium Shares” means the Class A Shares and the Class B Shares.
“Nasdaq” means the Nasdaq Global Select Market.
“OEMs” means original equipment manufacturers.
“PDR” means our preliminary design review.
“PIPE Financing” means the subscription for and purchase by the PIPE Investors of an aggregate of 45,000,000 Class A Shares at $10.00 per share for gross proceeds of $450,000,000 pursuant to the Subscription Agreements.
“PIPE Investors” means the investors in the PIPE Financing pursuant to the Subscription Agreements.
“POA” means the production organization approval.
“Private Warrants” means the warrants of Lilium N.V. originally held by certain former Qell shareholders, purchased by such holders in a private placement that occurred concurrently with the closing of Qell’s initial public offering and converted into warrants to purchase one Class A Share at a price of $11.50 per share, subject to adjustment, at the closing of the Business Combination.
“Public Warrants” means the publicly listed warrants of Lilium N.V. to purchase one Class A Share at a price of $11.50, subject to adjustment, trading on the Nasdaq under the symbol “LILMW”.
“Qell” means Qell Acquisition Corp., a Cayman Islands exempted company.
“Qell Class A Ordinary Shares” means Qell’s Class A ordinary shares.
“Qell Class B Ordinary Shares” means Qell’s Class B ordinary shares.
“RAM” means regional air mobility, which refers to networks that will connect communities and locales within a region directly with one another.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SC-VTOL” means Special Conditions for Small-Category VTOL Aircraft, EASA’s set of rules for the certification of small-category VTOL aircraft like the Lilium Jet.
“SEC” means the United States Securities and Exchange Commission.
“SPAC” means special purpose acquisition company.
“SPAC Warrants” means, collectively, the Public Warrants and Private Warrants.
“Sponsor” means Qell Partners LLC, a Cayman Islands limited liability company.
“Sponsor Letter Agreement” means the Sponsor Letter Agreement, dated March 30, 2021, by and between Sponsor, Qell, Lilium GmbH, and Lilium.
“Subscription Agreements” means the Subscription Agreements, dated March 30, 2021, between each of Lilium and Qell and the PIPE Investors.
“Type Certification” means certified compliance to the applicable airworthiness standards of the FAA and EASA, which is a necessary prerequisite to undertaking commercial operations of the Lilium Jet.
“Vertiport” means an area designed specifically for eVTOL aircraft to take off and land.
“VTOL” means vertical take-off and landing.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, and any related prospectus supplement, including the information set forth in the section titled “Risk Factors” in this prospectus, and any related prospectus supplement in their entirety before making an investment decision.
Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us”, “Lilium” or the “Lilium Group” refer to Lilium N.V., together with its subsidiaries, or, as the context may require, may refer to local holders of Air Operator Certificates (“AOC”) or similar aviation operating authorities who Lilium anticipates will operate and control Lilium network air carrier operations in certain jurisdictions in order to comply with applicable law.
Our Company
Lilium is a next-generation transportation company. We are focused on developing an eVTOL aircraft for use in a new type of high- speed air transport system for people and goods-one that would offer increased connectivity for communities around the world as well as generate time savings to travelers, would be accessible from Vertiports close to homes and workplaces, be affordable for a large part of the population, and be more environmentally friendly than current regional air transportation.
The products we are developing are fully electric jet aircraft that can take off and land vertically with low noise. Our objective is for the Lilium Jets to be the basis for sustainable, high-speed RAM networks. We believe such networks will require less infrastructure than traditional airports or railway lines and a fully electric jet aircraft would produce minimal operating emissions. We expect our Lilium Jets will generate zero operating emissions during flight and, factoring in emissions from vehicle and battery production and infrastructure construction, we estimate total emissions per passenger mile of approximately 0.3 ounces CO2, which is approximately 97% less when compared to traditional commercial aviation. A single trip might save hours for a traveler; in aggregate, these networks could save our societies millions of travel hours — and significant carbon emissions — each year.
Currently, our development efforts are focused on our ongoing certification process for the Lilium Jet with European Union Aviation Safety Agency (“EASA”) and Federal Aviation Administration (“FAA”), and building out our manufacturing capacity. We plan to rely on three business models. First, we plan to use the Lilium Jet within regional passenger shuttle networks, initially in the U.S. and Europe, that we intend to create and operate with third parties (our “Lilium Network”). Second, we plan to provide a turnkey enterprise solution by selling fleets of Lilium Jets and related aftermarket services directly to enterprise and other customers (the “Turnkey Enterprise”). Third, we intend to target general business aviation customers as a supplemental business line which we intend to deploy in tailored offerings through private or fractional ownership sales (our “Private and Fractional Sales”).
The new and developing eVTOL aircraft market has been made possible by a convergence of innovation across battery technology, lightweight materials, sensors and computing power, and propulsion technology. Morgan Stanley has projected that the eVTOL aircraft market could represent $1.0 trillion (in the base case) to $4.5 trillion (in the bull case) in revenues by 2040.
The Lilium Jet architecture is based on our proprietary Ducted Electric Vectored Thrust (“DEVT”) technology, which has been developed and rigorously tested over the last several years. While the majority of our eVTOL competitors leverage open rotor engines, which are based on unducted, counter rotating propeller blades that can have a higher noise profile, DEVT consists of quiet electric turbofans mounted within a cylindrical duct. DEVT offers a number of fundamental advantages over open propeller eVTOL architectures including higher payload potential, safety, the highest market acceptance and penetration for ducted fans in commercial aviation, and potential scalability to larger aircraft in the future.
We believe these technology advantages will enable our regional shuttle service model to carry more passengers (or cargo) per jet on longer (regional) trips than open propeller eVTOL aircraft. We are currently developing a lineup of Lilium Jets, including prospective four and six passenger models, that will be based on the same modular architecture but have distinct specifications and design targets based on their expected commercial use. The specifications for the Lilium Jets currently under development call for the aircraft to be able to cruise at up to 175 mph for a physical aircraft range of up to 155 miles (our maximum target for entry into service). We believe the combination of longer average trip lengths and our anticipated passenger capacity for our lineup of Lilium Jets (and thus a higher load factor, depending on model) will provide greater time savings to customers, more competitive pricing, and superior unit economics as compared to open propeller eVTOL architecture. We also believe our architectural platform would allow us to create a larger version of the Lilium Jet in the future based on similar architecture and technology. However, our design activities remain in process and there can be no assurances that such a larger aircraft will be developed or the timing thereof.
We intend for the Lilium Jet to have low take-off noise: approximately 60 – 65db(A) at 100 meters (330 feet), depending on loading conditions, flight maneuvers and environmental factors. Our expectations are based on in-house analysis predictions, tests with prototype engines and real-world measurements of our Phoenix technology demonstrator (which is not optimized for noise, with no acoustic liners), though the actual noise profile of our serial production aircraft may differ depending on our final design and certification activities. By contrast, helicopters generate noise levels from 10 – 100 times higher. We are designing the Lilium Jet to be virtually inaudible (estimated 20 db(A) at 3,000 meters (9,840 feet) distance) from the ground during cruise flight.
We believe that our high-speed regional air networks will significantly change the economic calculus of passengers and businesses shipping goods when making transportation and shipping decisions. Based on current design specifications and our business model, we estimate that our Lilium Jets will be able to move people and goods five times faster than road transport, and that our eVTOL network will be approximately 100 times less costly and approximately 10 times faster to deploy than equivalent high-speed rail infrastructure, and considerably more adaptable to shifting passenger demand. These estimates are based on judgments and assumptions of our management in light of information available at this time; actual results may differ.
We believe that our aerospace team is one of the most capable in the eVTOL sector. Collectively, they have held instrumental roles in the delivery of the Airbus A350 XWB, Airbus A380, Airbus A320, the Gulfstream G-650 jet engine, the Eurofighter Typhoon and the Harrier jet, among others. They are supported by approximately 450 aerospace engineers and a business team with a strong track record in building successful companies in Silicon Valley and Europe. In addition to our Co-Founder and Chief Executive Officer, Daniel Wiegand, the board of directors of Lilium (the “Board”) includes our Chairman, Dr. Thomas Enders, as well as Henri Courpron, Barry Engle, David Neeleman, Margaret M. Smyth, Gabrielle Toledano, David Wallerstein and Niklas Zennström. We have an approximately 100,000 square foot technology prototyping and production facility at the Oberpfaffenhofen airfield near our Munich headquarters in Germany, which is currently being expanded by approximately 45,000 square feet. We expect this facility may eventually house our serial aircraft production, including the anticipated manufacturing of the proprietary propulsion and energy systems and the final assembly of the serial aircraft. Other sub-systems and components will be outsourced to Tier 1 aerospace suppliers, such as Toray Industries, Aciturri Aeronáutica and Honeywell.
Lilium is a Dutch public limited liability company (naamloze vennootschap). The mailing address of our principal executive office is Claude-Dornier Straße 1, Bldg. 335, 82234 Wessling, Germany, our phone number is +49 160 9704 6857, and our website is www.lilium.com. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.
Recent Developments
Preliminary Design Review
In late 2021 we opened our Preliminary Design Review (PDR), an important milestone in traditional aerospace product development. This process consists of a series of technical reviews to assess whether the aircraft architecture of the Lilium Jet will meet airworthiness requirements, deliver the performance requirements assumed in the business case and be produced at the appropriate quality levels and at scale. The PDR process has helped us to refine and optimize the aircraft’s design, as well as to identify and mitigate program and certification risks. We continue to evaluate our overall program and launch timeline according to the PDR. When the PDR is completed, this will enable us to finalize detailed designs and enter into additional contracts with suppliers.
Closing of the Business Combination and PIPE Financing
On September 14, 2021 (the “Closing Date”), we closed the Business Combination with Qell and Lilium GmbH. On the Closing Date, pursuant to the Business Combination Agreement, (i) the class A ordinary shares of Qell converted into Class A Shares, (ii) shareholders of Lilium GmbH exchanged their shares of Lilium GmbH into Lilium Shares (with all Lilium GmbH shareholders, other than Daniel Wiegand, receiving Class A Shares, and Daniel Wiegand receiving Class B Shares) and (iii) each outstanding warrant to purchase Qell class A ordinary shares was converted into a warrant to purchase one Class A Share. Concurrently with the closing of the Business Combination, we closed the PIPE Financing pursuant to Subscription Agreements entered into on March 30, 2021, with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors subscribed for and purchased an aggregate of 45,000,000 Class A Shares at a price of $10.00 per share, for gross proceeds of $450,000,000.
Following the closing of the Business Combination and the PIPE Financing, our Class A Shares and Public Warrants began trading on the Nasdaq under the symbols “LILM” and “LILMW”, respectively, on September 15, 2021.
Strategic Commercial Collaborations
On July 31, 2021, we executed a term sheet in which we agreed to enter into negotiations with Brazilian airline Azul S.A. and Azul Linhas Aereas Brasileiras S.A. (collectively, “Azul”) to establish a strategic collaboration whereby Azul is expected to commit to purchase from us 220 Lilium Jets for an aggregate value of up to $1.0 billion, with anticipated delivery to commence no earlier than 2025, subject to completion of aircraft certification activities and receipt of any required regulatory approvals. As part of the anticipated agreement, we would provide an aircraft health monitoring platform to assist in the maintenance of the Lilium Jets sold to Azul, and Azul would operate the Lilium Jets. In addition, Azul would assist us in pursuing type certification of the Lilium Jet in Brazil and by marketing the service in Brazil, and the parties expect to jointly launch a co-branded network in Brazil using Lilium Jets, subject to obtaining the requisite type certification for the Lilium Jet from the applicable regulatory authorities. Both parties would also support the setup of a local Vertiport network in Brazil. The parties have further agreed to work exclusively with one another with respect to the establishment of eVTOL products or services in Brazil until the earlier of the execution and delivery of definitive agreements or the expiration of the term sheet, subject to earlier termination for certain non-performance events.
In consideration of the strategic commercial collaboration, we agreed to use all efforts to grant to Azul warrants to purchase up to 8,000,000 Class A Shares at an exercise price of €0.12 a share, consisting of (i) warrants to purchase 1,800,000 Class A Shares, which warrants were issued to Azul on a fully vested basis on October 22, 2021 (the “Azul Warrants”), and (ii) subject to the execution of definitive agreements for the strategic collaboration, warrants to purchase up to an additional 6,200,000 Class A Shares, which are expected to vest in three tranches. We have also entered into a registration rights agreement with Azul to register the future resale of the Class A Shares issuable upon exercise of the Azul Warrants.
Completion of the strategic collaboration and the final commercial terms thereof are subject to further negotiation and execution of definitive agreements, and the operation of a joint eVTOL service in Brazil is subject to obtaining the requisite type certification for the Lilium Jet. There can be no assurance that definitive agreements for the contemplated strategic collaboration with Azul will be entered into on the anticipated timeline or at all or that the final commercial terms for the proposed collaboration with Azul will not differ, including materially, from the terms currently contemplated by the parties.
Lilium has also entered into a non-binding MOU with NetJets Inc. (“NetJets”), the world’s largest private jet company. Pursuant to the MOU, we expect to work with NetJets to expand our product and commercial offerings. The proposed intent of the parties in the MOU is for NetJets to have the right to order up to 150 Lilium Jets for its fractional ownership program in the U.S. and Europe. Furthermore, NetJets would prospectively support Lilium Jet sales to private individuals whose aircraft would then be managed by NetJets or its affiliates. Lastly, a NetJets affiliate would prospectively be the flight operations partner for Lilium’s Florida and potentially other networks. As part of the arrangement, Lilium has also entered into a non-binding MOU with FlightSafety International Inc. (“FSI”) to provide products and services, such as courseware, industry leading immersive and mixed reality training devices and crew training to support Lilium Jet operations. The proposed arrangements with NetJets and FSI remain subject to the parties negotiating financial commercial terms and entering into definitive agreements for the contemplated arrangements.
Coronavirus (COVID-19) Pandemic
Strict measures to stop the spread of COVID-19 adopted in several countries where we operate initially resulted in the majority of our workforce working from home for much of 2020 and 2021 with a small number of special purposes teams responsible for development of the Lilium Jet remaining onsite. Modern forms of communication enabled contact to be maintained between various members of staff and deadlines defined before the period during which employees were working from home have been complied with. Lilium incurred additional expenses related to the health, safety and transportation of employees onsite; however, the impact of these additional expenses did not materially impact our consolidated financial statements. With COVID-19 vaccines becoming more broadly available, most of our employees have returned to onsite work. However, there can be no assurance that future developments regarding the spread of COVID-19 will not result in a return to working from home for large portions of our workforce and the reinstatement of additional COVID-19 mitigation measures.
Uncertainty regarding the consequences and duration of COVID-19 has negatively impacted the ability to develop a precise forecast for product development. Based on the latest developments, we are expecting that business operations can be continued.
We are monitoring the global outbreak of COVID-19 and have taken steps to identify and mitigate the adverse effects and risks to us as a result of the pandemic. We have continued to implement social distancing and other COVID-19 mitigation practices and are ready to reintroduce additional modifications to our business practices depending on the ongoing development of the COVID-19 pandemic. We expect to continue to take actions as may be required or recommended by government authorities or in the best interests of our employees and business partners. While the pandemic has not resulted in a material slowdown in our engineering, testing, certification and production activities, our operations, and the operations of our vendors, suppliers, and commercial partners, including infrastructure, airline, training, and other business partners, may be adversely impacted. Despite vaccines becoming available, COVID-19’s ongoing economic and health repercussions may also negatively impact our future field engineering, testing and certification processes and manufacturing capacity, as well as our commercial activities including potential delays and restrictions on our ability to recruit and train staff. COVID-19 could also affect the operations of our suppliers and business partners, which has resulted and may continue to result in delays or disruptions in the supply chain of our components, parts and materials which could and delay the development and rollout of a Vertiport network and our commercial operations. We will continue to closely monitor the effects of the pandemic. For additional information on risks posed by the COVID-19 pandemic, see “Risk Factors.”
Impact of the War in Ukraine
Although we do not have any operations or direct suppliers located in Ukraine or Russia and have not yet experienced any direct impacts from the conflict, we believe our continuing design and development activities, regulatory certification processes and ability to contract with prospective customers, suppliers and other counterparties, as well as to progress to the production, manufacturing and commercialization of the Lilium Jets, could be adversely affected by the conflict between Russia and Ukraine. For example, the continuance or any escalation of the conflict could result in disruptions to our business and operations, increase inflationary pressures and adversely affect our anticipated unit and production costs, increase raw material costs and cause further disruption to supply chains, impacting our ability to successfully contract with suppliers, and have other adverse impacts on our anticipated costs and commercialization timeline. Existing or additional government actions, including sanctions, taken in response to the conflict could also adversely impact the commercial and regulatory environment in which we operate. Such disruptions could similarly impact our data protection and design efforts, including if there are any increased cyberattacks or data security incidents as a result of the conflict, and negatively impact our corporate, research and development and production efforts and result in us incurring increased cyber security costs.
We continue to closely monitor the possible effects of the conflict in Europe and general economic factors on our business and planning. These factors put pressure on our costs for employees and materials and services we procure from our suppliers, as well as affect other stakeholders and regulatory agencies.
For additional information on risks posed by the conflict in Europe and general economic factors, see “Risk Factors.”
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies. The exemptions include, but are not limited to:
•
an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•
reduced disclosure obligations regarding executive compensation; and

•
not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of equity securities held by our non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
We are also considered a “foreign private issuer” subject to reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and requirements that the proxy statements conform to Schedule 14A of the proxy rules promulgated under the Exchange Act;

•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders (i.e., officers, directors and holders of more than 10% of our issued and outstanding equity securities) to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•
the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•
the SEC rules on disclosure of compensation on an individual basis unless individual disclosure is required in our home country (the Netherlands) and is not otherwise publicly disclosed by us.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.
We may choose to take advantage of some but not all of these reduced reporting requirements of which we have taken advantage of in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are U.S. domestic filers, or other U.S. domestic public companies in which you have made an investment.
Risk Factors
Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section beginning on page 16. These risks include, among others, the following:
•
We have incurred significant losses and expect to incur significant expenses and continuing losses for the foreseeable future, and we may not achieve or maintain profitability.

•
The eVTOL market may not continue to develop, or eVTOL aircraft may not be adopted by the transportation market.

•
Our eVTOL aircraft may not be certified by transportation and aviation authorities, including EASA or the FAA.

•
The Lilium Jet may not deliver the expected reduction in operating costs or time savings that we anticipate.

•
The success of our business depends on the safety and positive perception of the Lilium Jets, the convenience of Lilium’s Vertiports, and our ability to effectively market and sell RAM services and aircraft.

•
We have a limited operating history and face significant challenges to develop, certify, manufacture and launch our services in a new industry, urban and regional air transportation services. The Lilium eVTOL jet remains in development, and we do not expect to launch commercial services until 2025, if at all.

•
The RAM market for eVTOL passenger and goods transport services does not exist; whether and how it develops is based on assumptions, and the RAM market may not achieve the growth potential we expect or may grow more slowly than expected.

•
We may be unable to adequately control the costs associated with our pre-launch operations, and our costs will continue to be significant after we commence operations.

•
We may experience difficulties in managing our growth and commercializing our operations.

•
Our business model has yet to be tested or regulatorily approved and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

•
We anticipate commencing commercial operations with our fully developed Lilium Jet, if regulatorily approved and certified, which is currently in the design and development phase and has yet to complete the testing and certification process. Any delay in completing testing and certification, and any design changes that may be required to be implemented in order to receive certification, would adversely impact our business plan and our financial condition.

•
Any delays in the development, certification, manufacture and commercialization of the Lilium Jets and related technology, such as battery technology or electric motors, may adversely impact our business, financial condition and results of operations.

•
If we are unable to successfully design, manufacture and obtain regulatory approval and certification of our jets, or if the jets we build fail to perform as expected, our ability to develop, market, and sell our jets and services could be harmed.

•
The Lilium Jets require complex software, battery technology and other technology systems that remain in development in coordination with our vendors and suppliers to achieve serial production.

•
We will rely on third-party suppliers for the provision and development of key emerging technologies, components and materials used in the Lilium Jet, such as the lithium-ion batteries that will power the jets, a significant number of which may be single or limited source suppliers.

•
If any of our suppliers become economically distressed or go bankrupt, we may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase our costs, affect our liquidity or cause production disruptions.

•
Third-party air carriers will operate our Lilium Network services in the U.S., Europe and Brazil using the Lilium Jets. These third-party air carriers are subject to substantial regulation and laws, and unfavorable changes to, or the third-party air carriers’ failure to comply with, these regulations and/or laws could substantially harm our business and operating results.

•
We are subject to substantial regulation and laws and unfavorable changes to, or our failure to comply with, these regulations and/or laws could substantially harm our business and operating results.

•
Any inability to operate our Lilium Network services after commercial launch at our anticipated flight rate, on our anticipated routes or with our anticipated Vertiports could adversely impact our business, financial condition and results operations.

•
Our potential customers may not generally accept the RAM industry or our passenger or goods transport services. If we are unable to convince customers of the convenience of our services and generally provide high quality customer service that will be expected of a premium service, our business and reputation may be materially and adversely affected.

•
Adverse publicity stemming from any incident involving us or our competitors, or an incident involving any air travel service or unmanned flight based on autonomous technology, could have a material adverse effect on our business, financial condition and results of operations.

•
Although we hope to be among the first to bring eVTOL RAM services to market, our competitors have also displayed eVTOL technology demonstrators and may gain certification and commercialize their vehicles to allow them to enter the market before us.

•
Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may adversely affect the market price of our Class A Shares and Public Warrants and dilute our shareholders or introduce covenants that may restrict our operations.

•
Business disruptions and other risks arising from the COVID-19 pandemic and geopolitical events, including related inflationary pressures, may impact our ability to successfully contract with our supply chain and have adverse impacts on our anticipated costs and commercialization timeline.

•
We may not be able to develop or deliver Lilium Jets with the specifications and on the timelines anticipated in any non-binding MOUs or term sheets we have entered into or any binding contractual agreements with customers or suppliers we may enter into in the future, which may lead to reputational harm, reduced revenues or cash payments, or other forms of contractual penalties and, as a result, adversely affect our business and results of operations.

Corporate Information
We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the name Qell DutchCo B.V. on March 11, 2021 solely for the purpose of effectuating the Business Combination. Prior to the Business Combination, Qell DutchCo B.V. did not conduct any material activities other than those incident to its formation and certain matters related to the Business Combination, such as the making of certain required securities law filings.
Our name was changed from Qell DutchCo B.V. to Lilium B.V. on April 8, 2021. In connection with the closing of the Business Combination on September 10, 2021, we converted into a Dutch public limited liability company (naamloze vennootschap) as Lilium N.V.

We are registered in the Commercial Register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 82165874. Our official seat (statutaire zetel) is in Amsterdam, the Netherlands and the mailing and business address of our principal executive office is Claude-Dornier Straße 1, Bldg. 335, 82234, Wessling, Germany. Our telephone number is +49 160 9704 6857.
We maintain a website at www.lilium.com, where we regularly post copies of our press releases as well as additional information about us. From time to time, we may also use our website for disclosure of material information about our business and operations. Our filings with the SEC are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.
All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING
Issuer
Lilium N.V.
Issuance of Class A Shares
Class A Shares offered by us
52,142,954 of our Class A Shares, consisting of up to (i) 24,413,065 Class A Shares issuable upon conversion of our outstanding Class B Shares, (ii) 7,060,000 Class A Shares issuable upon the exercise of 7,060,000 Private Warrants, (iii) 12,650,000 Class A Shares issuable upon the exercise of 12,650,000 Public Warrants, (iv) 1,800,000 Class A Shares issuable upon exercise of the Azul Warrants and (v) 6,219,889 Class A Shares that are issuable upon the exercise of outstanding Specified Options.
Class A Shares outstanding prior to exercise of all Warrants and Specified Options1
264,437,423 Class A Shares (as of March 16, 2022)
Class A Shares outstanding assuming exercise of all Warrants and Specified Options1
292,167,312 Class A Shares (or 316,580,377 Class A Shares, assuming conversion of all outstanding Class B Shares), based on total shares outstanding as of March 16, 2022
Exercise Price of Warrants and Specified Options
SPAC Warrants: $11.50 per share, subject to adjustments described therein Azul Warrants: €0.12 per Class A Share Specified Options: $0.01 per share (calculated on a weighted average basis for all Specified Options)
Use of Proceeds
We will receive up to an aggregate of approximately $227.0 million from the exercise of the Warrants and Specified Options, assuming the exercise in full of all of the Warrants and Specified Options for cash. We expect to use the net proceeds from the exercise of the Warrants and Specified Options for general corporate purposes. See “Use of Proceeds.”
Resale of Class A Shares and Private Warrants
Class A Shares that may be offered and sold from time to time by the selling securityholders
210,665,118 of our Class A Shares, consisting of up to (i) 129,292,473 Class A Shares issued in the Business Combination, (ii) 45,000,000 Class A Shares issued to the PIPE Investors concurrently with the closing of the Business Combination, (iii) 24,413,065 Class A Shares issuable upon conversion of outstanding Class B Shares, (iv) 7,060,000 Class A Shares issuable upon exercise of the Private Warrants, (v) 1,800,000 Class A Shares issuable upon exercise of the Azul Warrants, (vi) 879,691 Class A Shares issued in connection with certain equity compensation

1
The number of Class A Shares issued and outstanding as of March 16, 2022 does not include 375,000 issued Class A Shares held by Lilium as treasury shares as of March 16, 2022.

arrangements and (vii) 2,219,889 Class A Shares issuable upon the exercise of certain of the Specified Options.
Warrants offered by the selling securityholders
7,060,000 Private Warrants
Redemption
The Private Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Use of proceeds
All of the Class A Shares and Private Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

SUMMARY CONSOLIDATED HISTORICAL AND OTHER FINANCIAL INFORMATION
Summary Historical Financial Data of Lilium
The following table shows summary historical financial information of Lilium for the periods and as of the dates indicated. The summary historical financial information of Lilium as of and for the years ended December 31, 2021 and 2020 was derived from the audited historical financial statements of Lilium included elsewhere in this prospectus.
The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary historical financial information in this section is not intended to replace our consolidated financial statements and the related notes. Our historical results are not necessarily indicative of our future results.
	Year Ended December 31,
	2021	2020
	(in € thousands)
Statement of Operations Data
Revenue	47	97
Cost of sales	(11)	(10)
Gross profit	36	87
Total operating expenses
Operating loss	(400,566)	(138,720)
Financial result	(8,913)	(49,661)
Loss before income tax	(410,327)	(188,381)
Income tax expense	(709)	(46)
Net loss	(411,036)	(188,427)
Statement of Financial Position Data
Total assets	431,425	184,946
Total equity	342,511	57,722
Total liabilities	88,914	127,224
Statement of Cash Flows Data
Cash flow from operating activities	(215,066)	(77,883)
Cash flow from investing activities	(203,426)	(59,472)
Cash flow from financing activities	446,184	179,955

RISK FACTORS
Investing in our Class A Shares or Warrants involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our Class A Shares or Warrants and any risk factors that may be set forth in the applicable prospectus supplement, as well as the other information contained in this prospectus and any applicable prospectus supplement. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our Class A Shares and Public Warrants could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Related to Our Business and Financial Position
We have incurred significant losses and expect to incur significant expenses and continuing losses for the foreseeable future, and we may not achieve or maintain profitability.
We have incurred significant operating losses. Our operating losses were €58.2 million, €138.7 million and €400.6 million for the years ended December 31, 2019, 2020 and 2021, respectively. We expect to continue to incur substantial losses during 2022. Our consolidated financial statements for the year ended December 31, 2021 have been prepared on a basis that assumes we will continue as a going concern, as described in the notes to our consolidated financial statements included elsewhere in this prospectus. We have received approximately $584 million (approximately €493 million) in gross proceeds pursuant to the Business Combination and related PIPE Financing and expect to use these amounts to progress part of the certification, production and commercialization of the Lilium Jets. However, we have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. In addition, we have not yet started commercial operations, making it difficult for us to predict our future operating results, and we believe that we will continue to incur operating losses until at least the time we begin commercial operations. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.
We expect our operating expenses to increase over the next several years as we complete our aircraft design, build manufacturing sites and arrange the commercial relationships necessary to launch our operations. We expect the rate at which we incur losses will be significantly higher for 2022 though at least 2025 as we engage in the following activities:
•
continue to design, certify and produce our Lilium Jet aircraft;

•
engage suppliers in the development of aircraft components and commit capital to serial production of those components;

•
finish building our production capabilities to assemble the major components of our jets: the propulsion systems, energy system assembly and aircraft integration, as well as the cost associated with outsourcing production of subsystems and commodity components;

•
close relationships with infrastructure providers to build and develop our Vertiport infrastructure, and with third-party operators and other necessary partners, to launch and operate our Lilium Network operations;

•
hire additional employees across development, design, production, marketing, administration and commercialization of our business;

•
engage with third party providers for design, testing, certification and commercialization of our business;

•
build up inventories of parts and components for our jets;

•
further enhance our research and development capacities to continue the work on our jet’s technology, components, hardware and software performance;

•
test and certify the performance and operation of our jets;

•
work with third-party providers to train pilots, mechanics and technicians in our proprietary jet operation and maintenance;

•
develop and launch our digital platform and customer user interface;

•
develop our sales and marketing activities in order to establish relationships and work with, among others, customers, leasing companies, and private individuals to fill our sales pipeline; and

•
increase our general and administrative functions to support our growing operations and our responsibilities as a public company.

Because we will incur the costs and expenses from these efforts before we receive any associated revenue, our losses in future periods will likely continue to be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in the revenue we anticipate, which would further increase our losses. Based on our recurring losses from operations since inception, expectation of continuing operating losses in the future and the need to raise additional capital to finance our future operations, we have concluded that there is substantial doubt about our ability to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations  — Liquidity and Capital Resources — Substantial Doubt about the Company’s Ability to Continue as a Going Concern.” In addition, the current economic environment could limit our ability to raise capital by issuing new equity or debt securities on acceptable terms or at all, and lenders may be unwilling to lend funds on acceptable terms or at all in the amounts that would be required to supplement cash flows to support operations. If we are unable to raise additional funds through equity, debt or other financings when needed, we may be required to delay, limit, reduce or, in the worst case, to terminate our research and development and commercialization efforts and may not be able to fund our continuing operations. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.
The eVTOL market may not continue to develop, eVTOL aircraft may not be adopted by the transportation market, eVTOL aircraft may not be certified by transportation and aviation authorities or eVTOL aircraft may not deliver the expected reduction in operating costs or time savings.
eVTOL aircraft involve a complex set of technologies and are subject to evolving regulations, many of which were originally not intended to apply to electric and/or VTOL aircraft. Before any eVTOL aircraft can fly passengers, manufacturers and operators must receive requisite regulatory approvals, including — but not limited to — aircraft Type Certificate and certification-related to air service operations (AOC etc.). No eVTOL aircraft have passed certification by EASA or the FAA for commercial operations in Europe or the U.S., respectively, and there is no assurance that our current prototype for the Lilium Jet will receive government certification in a way that is market-viable or commercially successful, in a timely manner or at all. Gaining government certification requires us to prove the performance, reliability and safety of our Lilium Jet, which cannot be assured. In addition, the regulatory standards for eVTOL aircraft are under continuing assessment and development by EASA, the FAA and other applicable regulatory agencies and remain subject to change, and we are subject to uncertainty relating to the standards that may ultimately be applicable to the certification and operation of the Lilium Jets, as well as the timeline on which such regulatory standards are developed, implemented and approved by the applicable regulatory agencies. Our operations will also be subject to national, federal, state and municipal licensing requirements and other regulatory measures in each jurisdiction in which we lease Vertiport space, and we may require changes to our proposed Vertiport infrastructure to satisfy licensing or regulatory requirements. Any of the foregoing risks and challenges could adversely affect our prospects, business, financial condition and results of operations.
The success of our business depends on the safety and positive perception of our jets, the establishment of strategic relationships, the convenience of our Vertiports, and of our ability to effectively market and sell RAM services.
We have not commenced commercial operations, and we expect that our success will be highly dependent on our target customers’ embrace of RAM and eVTOL vehicles, which we believe will be influenced by the public’s perception of the safety, convenience and cost of our Lilium Jets specifically but also of the industry as a whole. As a new industry, the public has low awareness of RAM and eVTOL vehicles, which will require substantial publicity and marketing campaigns in a cost-effective manner to effectively and adequately target and engage our potential customers. If we are unable to demonstrate the safety of our jets, the convenience of our jets, the cost-effectiveness and time-savings of our RAM services as compared with other commuting, goods transportation, airport shuttle, or regional transportation options, our business may not develop as we anticipate it could, and our business, revenue and operations may be adversely affected. Further, our sales growth will depend on our ability to develop relationships with infrastructure providers, airline, other commercial entities, municipalities and regional governments and landowners, which may not be effective in generating anticipated sales, and marketing campaigns can be expensive and may not result in the acquisition of customers in a cost-effective manner, if at all. If conflicts arise with our strategic counterparties, the other party may act in a manner adverse to us and could limit our ability to implement our strategies. Our strategic counterparties may develop, either alone or with others, products or services in related fields that are competitive with our products and services.
We have a limited operating history and face significant challenges to develop, certify, manufacture and launch our services in a new industry, urban and regional air transportation services. Our Lilium eVTOL jet remains in development, and we do not expect to launch commercial services until 2025, if at all.
Lilium was incorporated in 2015, and we intend to operate in a newly emerging RAM market, which is continuously evolving. We have no experience as an organization in high volume manufacturing of our planned Lilium Jets or operation of a commercially viable RAM service. We cannot assure you that we or our suppliers and other commercial counterparties will be able to develop efficient, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully produce and maintain Lilium Jets and provide customers with a high-quality customer service across a distributed network of Vertiports. The specifications for the Lilium Jets remain under development and we currently anticipate developing a lineup of Lilium Jets, including four-passenger and six-passenger models, with differing specifications and design targets. However , our Lilium Jets are not yet fully operational, and we might not achieve all of our performance targets for one or more of our anticipated configurations of Lilium Jets, which may impact our commercialization timeline and would materially impact our business plan and results of operations. Based on the current status of our design activities and our discussions with regulators and suppliers, as well as current supply chain dynamics, we do not expect to launch commercial services until 2025, if at all. In addition, we will not be able to launch commercial services until we have received Type Certification, which remains subject to our completion of certification activities and could experience delays in the event of additional or changing regulatory requirements. See also “— We may be unable to launch our services on the timeline, or with the scope of services, that we are anticipating” below. You should consider our business and prospects in light of the risks and significant challenges we face as a new entrant into a new industry, including, among other things, with respect to our ability to:
•
design and produce safe, reliable and high-quality Lilium Jets and scale that production in a cost-effective manner;

•
obtain the necessary certification and regulatory approvals in a timely manner;

•
build a well-recognized and respected brand;

•
build and maintain a convenient network of Vertiports and provide high quality customer service to our customers;

•
establish and expand our customer base;

•
successfully build an order book of aircraft and aftermarket support agreements with, among others customers, leasing companies, and private aircraft customers;

•
successfully build and operate our intra-city Lilium Network services with our anticipated partners;

•
properly price our services, and successfully anticipate the take-up rate and usage of such services by our target customers;

•
successfully maintain and service our Lilium Network fleet, once commercialized, and maintain a good flow of spare parts and qualified technicians;

•
attract, train and maintain pilots, mechanics and technicians trained in our jets and motivate other talented employees to remain with our company;

•
improve and maintain our operational efficiency;

•
maintain a reliable, secure, high-performance and scalable technology infrastructure;

•
predict our future revenues and appropriately budget for our expenses;

•
anticipate trends that may emerge and affect our business;

•
anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape;

•
secure, protect and defend our intellectual property; and

•
navigate an evolving and complex regulatory environment.

If we fail to adequately address any or all of these risks and challenges, our business may be materially and adversely affected.
The RAM market for eVTOL passenger and goods transport services does not exist; whether and how it develops is based on assumptions, and the RAM market may not achieve the growth potential we expect or may grow more slowly than expected.
Our estimates for the total addressable market for eVTOL RAM regional passenger and goods transport services are based on a number of internal and third-party estimates, including customers who have expressed interest, assumed prices at which we can offer our jets and services, assumed aircraft development, certification and production figures, our ability to manufacture, obtain regulatory approval and certification, and operate our jets, assumed Vertiport networks available to us in our target markets, assumed safety protocols and redundancies, our internal processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our RAM passenger transport and goods transport services, as well as the expected growth rate for the total addressable market, may prove to be incorrect, which could negatively affect our operating revenue, costs, operations and potential profitability.
We may be unable to adequately control the costs associated with our pre-launch operations, and our costs will continue to be significant after we commence operations.
We will require significant capital to develop and grow our business, including designing, developing, testing, certifying and manufacturing our aircraft, building our manufacturing plant, securing leases and contractual arrangements for our Vertiports and other commercial activities, educating customers on the safety, efficiency and cost-effectiveness of our services and building our brand. Our research and development expenses were €38.1 million, €90.3 million and €144.6 million in 2019, 2020 and 2021, respectively, and we expect to continue to incur significant expenses which will impact our profitability, including continuing research and development expenses, manufacturing, maintenance and procurement costs, marketing, customer and payment system expenses, and general and administrative expenses as we scale our operations. In addition, we expect to incur significant costs in connection with operating our services, such as our Lilium Network, including scaling out our operations by building and operating a fleet of jets (including, but not limited to pilot salaries, landing fees, jet maintenance and energy costs), training staff on the operation and maintenance of our aircraft, expanding our Vertiport network, and promoting our services. Our ability to become profitable in the future will not only depend on our ability to successfully market our jets and services but also our ability to control our costs. If we are unable to cost efficiently design, certify, manufacture, market, operate, sell and service our jets and operations, our margins, profitability and prospects would be materially and adversely affected.

We may experience difficulties in managing our growth and commercializing our operations.
We expect to experience significant growth in the scope and nature of our manufacturing and service operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We are currently in the process of strengthening our compliance programs, including our compliance programs related to internal controls, intellectual property management, privacy and cybersecurity. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, responsible personnel, systems and procedures, which could have an adverse effect on our business, reputation and financial results.
We may be unable to sell our jets or launch our services on the timeline, or with the scope of services, that we are anticipating.
We need to resolve significant regulatory, operational, logistical, and other challenges in order to launch our Lilium Network services or sell our aircraft under our Turnkey Enterprise or Private and Fractional Sales business models. We do not currently have infrastructure in place to operate our services, and such infrastructure may not become available at all or at the times or under conditions we anticipate. Our Lilium Jets have not yet received any EASA or FAA certification/approvals, and we are working through the details of the required airspace, operational authority and other relevant and necessary multinational, federal, national and local government approvals, which are essential to the sale of our jets and the operation of our services. In addition, the EASA and FAA certification and approval processes may be further impacted by any changes to applicable regulations in the future and may raise requirements, such as range reserve requirements, which may impact our ability to achieve our target specifications or require us to implement design changes in order to obtain such certification and approvals, and could lead to delays in our certification and commercialization timelines. Any delay in the financing, design, manufacture, and commercial launch of our Lilium Jets, any delay in the receipt of all necessary regulatory approvals and certifications, and any determination by a transportation or aviation authority that we cannot manufacture, sell our jets or provide or otherwise engage in the services as we contemplate could materially damage our brand, business, prospects, financial condition and operating results, and may require us to incur additional costs and created adverse publicity for our business. If we are not able to overcome these challenges, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.
Our business models have yet to be tested or regulatorily approved and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
Any new business will encounter challenges and difficulties, especially a business pioneer operating in a newly emerging market. Many of these challenges will be beyond our control, including substantial risks and expenses to create a new market, set up operations and educate potential customers about a new market. You should consider the likelihood of our success in light of these risks, expenses, complications, delays discussed in these Risk Factors. There is nothing at this time upon which to base an assumption that our business models will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we expect to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.
We anticipate commencing commercial operations with our fully developed Lilium Jet, if regulatorily approved and certified, which remains under development and has yet to complete the testing and certification process. Any delay in completing testing and certification, and any design changes that may be required to be implemented in order to receive certification, would adversely impact our business plan and our financial condition.
Based on the current status of our design activities and our discussions with regulators and suppliers, as well as current supply chain dynamics, we expect to commence commercial operations in 2025, if at all, after receipt of Type Certification. We are currently engaged in a rigorous testing and design program that will be required to substantiate our certification process, and we must conduct and analyze our test flight data before we will be cleared to sell our jets or operate with commercial passengers using our eVTOL jet aircraft. Following each flight test, we analyze the resulting data and determine whether additional changes to the jet design, propulsion, electronic motor, battery and software systems are required. We are engaged in a process of carefully reviewing and implementing preliminary operating data in order to identify and implement changes to our technology demonstrator aircraft in order to ensure optimal safety protocols, battery efficiency, sufficient redundancies, and maximum load capacities. For example, in February 2020, a fire occurred during maintenance in one of our two technology demonstrators, resulting in the total loss of the aircraft. Although Lilium property was damaged, no injuries or casualties resulted from the fire; however, the damage to our first Phoenix demonstrator caused significant delays in the testing and analysis as we redesigned the energy system in our next generation demonstrator, Phoenix 2, and addressed safety protocols, as further discussed under “Business of Lilium and Certain Information about Lilium — Safety and Performance.” If incidents like these occur during testing, if our remediation measures and process changes are not successfully implemented or if we experience issues with manufacturing improvements or design, certification and safety, the anticipated launch of our commercial operations could be delayed. For example, we have recently moved our Phoenix 2 technology demonstrator to the ATLAS Flight Test Center in Villacarrillo, Spain, for the next phase of high-speed testing, and intend to deploy an additional demonstrator aircraft, Phoenix 3, for first flight in Spain as early as summer 2022. Any failures of the Phoenix 2 demonstrator to achieve anticipated flight test results in Spain could lead to further design changes, and potentially program delays, as we continue to review demonstrator operating data to optimize our aircraft design and reduce program and certification risks. We also anticipate that our Phoenix 3 demonstrator aircraft will allow us to accelerate our flight-testing campaign and increase our design learnings. If we are not able to deploy the Phoenix 3 demonstrator aircraft on the timeline anticipated, or at all, we could experience further delays in our design and certification efforts, which could also delay the anticipated launch of our commercial operations.
Any delays in the development, certification, manufacture and commercialization of our Lilium Jets and related technology, such as battery technology or electric motors, may adversely impact our business, financial condition and results of operations.
We have previously experienced, and may experience in the future, delays or other complications in the design, certification, manufacture, launch, production, and servicing ramp up of our jets and related technology. If further delays arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing improvements or design and safety, we could experience issues in sustaining the progress towards commercialization or delays in increasing production capacity. If we encounter difficulties in scaling our production or servicing capabilities, if we fail to supply the required batteries from our suppliers which meet the required performance parameters, if our jet technologies and components do not meet our expectations or if we are unable to launch and sell our jets or operate our services before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, we may not be able to achieve our performance targets in aircraft range, speed, payload and noise or launch products on our anticipated timelines, and our business, financial condition and results of operations could be materially and adversely impacted.
For example, in the fourth quarter of 2021, we opened our preliminary design review (“PDR”) process, which consists of a series of technical reviews to assess whether the aircraft architecture of the Lilium Jet will meet airworthiness requirements, deliver the performance requirements assumed in the business case and be produced at the appropriate quality levels and at scale. The early preliminary results of the PDR process have resulted in us implementing certain changes to the specifications and design targets for the Lilium Jet, including certain specifications and design targets we have previously announced publicly. For example, we anticipate reducing the number of engines from 36, as previously disclosed, to 30 engines. In addition, our further review of the PDR results may lead to additional changes to our specification and design targets for the Lilium Jets, which changes could be significant. Such initial and any future changes to the specifications or design targets for the Lilium Jets driven by the PDR or our continuing development and design activities, or any delays we face in completing our PDR and related reviews, may result in delays in our ability to begin contracting with additional suppliers and the certification, production and commercialization of our

Lilium Jets. Further, the announcement of changes to our previously publicized specifications and design targets could lead to reputational harm and diminished confidence in our development processes by market participants and prospective customers. If we experience any such changes or delays, our business, financial condition and results of operations could be materially and adversely affected.
Although we hope to be among the first to bring eVTOL RAM jets and services to market, our competitors have also displayed eVTOL technology demonstrators and may gain certification and commercialize their vehicles to allow them to enter the market before us.
We face intense competition to be among the first to bring our eVTOL RAM jets and services to market, as further discussed under “Business of Lilium and Certain Information about Lilium — Our Competitive Strengths.” Some of our current and potential competitors may have greater financial, technical, manufacturing, regulatory, marketing and other resources than we do, which may allow them to deploy greater resources to the design, certification, development, regulation, manufacturing, promotion, sales, marketing and support of their eVTOL vehicle fleet and customer services. Additionally, some of our competitors may have greater name recognition, larger sales forces, broader customer and industry relationships and other resources than we do. These competitors may also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our jets and our customer services, and they may secure more convenient, exclusive use of Vertiports than we are able to secure. These competitors may also secure intellectual property related to eVTOL jets and related services. There has been some consolidation in the industry, with Joby Aviation’s acquisition of Uber Elevate and partnership with Uber in December 2020, and further consolidation may result in even more resources being concentrated in our competitors. We cannot provide assurances that our eVTOL jets or services will be among the first to market. Even if our eVTOL RAM jets or services are among the first to market, we may not receive any competitive advantage or our potential customers may not choose our jets or services over those of our competitors, or over other transportation options, such as helicopters, or terrestrial passenger options like cars, trains, busses or subways or other goods delivery methods such as trucking, van, car or unmanned drones. Further, our competitors may obtain larger scale capital investment than we have access to, and they may benefit from our efforts in developing consumer and community acceptance for eVTOL aircraft, making it easier for them to obtain the permits and authorizations required to operate a service in the markets in which we intend to launch or in other markets.
Any inability to operate our Lilium Network services after commercial launch at our anticipated flight rate, on our anticipated routes or with our anticipated Vertiports could adversely impact our business, financial condition and results operations.
Even if we complete the development, certification, manufacture and commercial launch of our Lilium Network operations, we will be dependent on one jet design platform and jets that we manufacture. To be successful and satisfy the assumptions in our business plan, it will be necessary to maintain a sufficient service operation rate consisting of a minimum number of flights per day per jet across a distributed Vertiport infrastructure, which will be negatively impacted if we are not able to operate our flight services for any reason. We or our customers may be unable to operate the anticipated service operation rate for a number of reasons, such as unexpected weather patterns, maintenance issues, pilot error, design and electronic motoring flaws, airway access restrictions, natural disasters, changes in governmental regulations or in the status of our regulatory certifications and approvals or applications or other events that force us to suspend or delay services. At launch, we expect our jets will be certified for Visual Flight Rule conditions, which means that they will have reduced operations under adverse weather conditions such as storms, fog or heavy precipitation, with enhanced certification planned soon after launch. We intend to extend our certification to all-weather capabilities, although we may be unable to do so, and to receive certification, we may incur significant costs to improve the climate resiliency of our jets and our Vertiports. Our Vertiports in Florida may be located in areas susceptible to hurricanes and sudden storms, as well as related flooding, and our Vertiports in Germany may be located in areas prone to freezing and snowstorms, the occurrence of any of which could result in costs and loss of revenue. The potential physical effects of climate change, such as increased frequency and severity of storms, fog, mist, freezing conditions and other climate-related events, could affect the frequency of our operations and cause delays and cancellations to our services, which would materially impact our operations, public perception and market image and financial results. If we need to replace any components or hardware in our jets, many of which will be bespoke or custom-produced by or for us, there are limited numbers of replacement parts available, some of which have significant lead time associated with procurement or manufacture, so any unplanned failures could result in reduced jet service and significant delays to our planned growth.
Our potential customers may not generally accept the RAM industry or our services. If we are unable to convince customers of the convenience of our services and generally provide high quality customer service that will be expected of a premium service, our business and reputation may be materially and adversely affected.
As a partially vertically-integrated business, we intend to provide our customers with direct customer service at branded and third party-operated Vertiports in our passenger Lilium Network business line, including sales, payment, scheduling, on-site service, pre-boarding lounges and post-boarding customer support, as well as first-mile and last-mile integration with airports, train stations, bus terminals and urban transport systems. Some of these systems we intend to operate directly, such as our customer-facing digital platform and user interface, which remains under development and may be difficult to complete with the functionality and usability that we currently intend to provide. We anticipate that other on-site customer services at our Vertiports, like security, refreshments and baggage handling, will be carried out through third parties selected by us. We may be unable to integrate these third-party services in our service offering at launch, or at all, at favorable prices, which could reduce the customer appeal of our services. Further, although such third parties may have experience in servicing other transportation services, they will initially have limited experience in servicing our jets and interfacing with our customer portal. Our service arrangements may not adequately address the service requirements of our customers to their satisfaction, or we and our third-party service operators may not have sufficient resources to meet these service requirements in a timely manner as the number of Vertiports in our network increases. Our business and our brand will be affiliated with these third-party service operators, and we may experience harm to our reputation if these operators provide our customers with poor service, negative publicity, accidents, or safety incidents. Further, if we are unable to establish a widespread Vertiport network that complies with applicable laws, our customers’ receptivity to our service, ease of use, and general satisfaction levels could be adversely affected, which in turn could materially and adversely affect our reputation and thus our sales, results of operations, and prospects.
Lilium has limited experience negotiating commercial agreements with airline and private aircraft customers in our Turnkey Enterprise and Private and Fractional Sales business lines, and failure to effectively contract with prospective customers on acceptable terms may have an adverse impact on our business.
Our ability to grow our business, expand our relationships with prospective customers and generate revenue from our anticipated commercial operations will depend, to a significant extent, on the success of our commercial and marketing teams in identifying target customers, including airline and private aircraft customers, and our ability to effectively contract with such persons on acceptable terms. Our commercial team has limited experience in negotiating commercial agreements with prospective airline and private aircraft customers with regard to the Lilium Jet and, given the novelty of our products and the early stage of our business activities, negotiating and closing purchase and other agreements for the Lilium Jets and related aftermarket agreements with airline and private customers through our turnkey business line and other business models may require experience that we currently do not have. We plan to continue to further expand our experience in this area but may not be able to recruit and hire sufficient competent personnel with the requisite skills, which may adversely affect our ability to expand such capabilities. In addition, the hiring process can be costly and time-consuming, and new employees may require significant training and time before they achieve full productivity. Any failure to further develop and expand our commercial contracting experience could harm our growth prospects and ability to achieve or sustain profitability. For example, due to such inexperience, we may not be able to agree to future commercial contracts on acceptable terms, or at all. Any such failure to expand and mature our sales and marketing function and contracting experience could have an adverse effect on our business, financial condition and results of operations.

We may not be able to develop or deliver Lilium Jets with the specifications and on the timelines anticipated in any non-binding MOUs or term sheets we have entered into or any binding contractual agreements with customers or suppliers we may enter into in the future, which may lead to reputational harm, reduced revenues or cash payments, or other forms of contractual penalties and, as a result, adversely affect our business and results of operations.
Although the Lilium Jet remains under development, we have commenced the process of discussing contracts and entering into non-binding memorandums of understanding (“MOUs”) and term sheets with prospective customers, as well as other agreements and arrangements with suppliers, regarding the production, sale and commercialization of the Lilium Jet. Although we have not yet entered into any binding agreements with prospective customers and such MOUs and term sheets are non-binding, they may contain anticipated design specifications and timelines for delivery of Lilium Jets to be covered by the definitive agreements entered into pursuant to such MOUs or term sheets. In addition, at such time as we begin to enter into binding agreements with customers, or in connection with our arrangements with suppliers, we may commit to certain design specifications and parameters for the Lilium Jet that will be binding on us. If we are not able to deliver Lilium Jets or to commit to delivery of Lilium Jets on the timelines or with the specifications identified in such non-binding MOUs or term sheets or any binding contractual agreements we may enter into in the future, we may be subject to contractual penalties or liabilities associated with such delays and, in the case of MOUs or term sheets, may not be able to enter into definitive agreements for such arrangements acceptable to our counterparties on the terms contemplated by the MOUs or term sheets or at all. In addition, any failure to meet any binding or anticipated contractual commitments relating to the Lilium Jet that we may enter into in the future may lead to reputational harm, as well as a reduction in the revenues or cash payments that we anticipate receiving from such relationships. As a result, any such occurrences could have a material adverse effect on our business, financial condition and results of operations.
Adverse publicity stemming from any incident involving us or our competitors, or an incident involving any air travel service or unmanned flight based on autonomous technology, could have a material adverse effect on our business, financial condition and results of operations.
Electric aircraft are based on complex technology that requires skilled pilot operation and maintenance. Like any aircraft, they may experience operational or process failures and other problems, including through adverse weather conditions, unanticipated collisions with foreign objects, manufacturing or design defects, pilot error, software malfunctions, cyber-attacks or other intentional acts that could result in potential safety risks. Any actual or perceived safety issues with our jets, other electric aircraft or eVTOL aircraft, unmanned flight based on autonomous technology or the RAM industry generally may result in significant reputational harm to our business, in addition to tort liability, increased safety infrastructure and other costs that may arise. The electric aircraft industry has had several accidents involving prototypes. Our first Phoenix demonstrator was destroyed by a ground-maintenance fire in February 2020. In addition, in February 2022, the technology demonstrator eVTOL aircraft of Joby, one of our competitors, was involved in an accident during flight testing; Eviation’s prototype eVTOL vehicle caught fire during testing in January 2020; a small battery-operated plane operated by Avinor and built by Slovenia’s Pipistrel crashed in Norway in August 2019; and an electric-motor experimental aircraft built by Siemens and Hungarian company Magnus crashed in Hungary in May 2018, killing both occupants. We are at risk of adverse publicity stemming from any public incident involving our company, our jets, our employees or our brand. If our personnel or one of jets, or the personnel or vehicles of one of our competitors, were to be involved in a public incident, accident or catastrophe, the public perception of the RAM industry or eVTOL vehicles specifically could be adversely affected, resulting in decreased customer demand for our jets or services, significant reputational harm or potential legal liability, which could cause a material adverse effect on our sales and service volumes, business and financial condition. Although our insurance partially covered the damage caused by the February 2020 ground-maintenance fire, the insurance we carry may be inapplicable or inadequate to cover any such losses from incidents, accidents or catastrophes in the future. If our insurance is inapplicable or insufficient to cover any future incidents, we may be forced to bear substantial losses from an incident or accident.

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may adversely affect the market price of our shares and dilute our shareholders or introduce covenants that may restrict our operations.
We expect our expenses and capital expenditures to continue to be significant in the foreseeable future as we expand our development, certification, production and commercial launch, and that our level of expenses and capital expenditures will be significantly affected by customer demand for our services. The fact that we have a limited operating history and are entering a new industry means we have no historical data on the demand for our services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our industry and business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business, both of which could mean that we would be forced to curtail or discontinue our operations.
We may seek to raise such capital through the issuance of additional shares or debt securities with conversion rights (such as convertible bonds and option rights). An issuance of additional shares or debt securities with conversion rights could potentially reduce the market price of our securities, and we currently cannot predict the amounts and terms of such future offerings.
In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our shareholders. In addition, such dilution may arise from the acquisition or investments in companies in exchange, fully or in part, for newly issued shares, options granted to our business partners or from the exercise of stock options by our employees in the context of existing or future share option programs or the issuance of shares to employees in the context of existing or future employee participation programs. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.
If we cannot raise additional funds when we need or want them, our operations and prospects could be negatively affected.
If we are unable to successfully design and manufacture our jets, our business will be harmed.
We are expanding our technology demonstrator manufacturing facility near Munich, and we expect to begin low volume production of our initial serial model of Lilium Jet for testing and certification in 2023. We have signed supply agreements with Toray Industries, Aciturri Aerostructures, Honeywell and CUSTOMCELLS and term sheets for manufacturing and outsourcing production agreements with dozens of Tier 1 aerospace companies to produce our jet parts and components, and we are in discussions with additional manufacturing and outsourcing parties, as discussed under “Business of Lilium and Certain Information About Lilium — Production Facilities and Manufacturing Strategy.” Many of the parts and components we require will be custom-made for our jets at our production facilities or the production facilities of our outsourcing parties and suppliers; the equipment used to produce these parts and components would be costly to replace and could require substantial lead time to replace and qualify for use. We may not be able to successfully develop commercial-scale manufacturing capabilities internally or supply chain relationships with our intended Tier 1 suppliers or other suppliers. Other parts and components will be off-the-shelf products manufactured for the airline industry and are readily substituted. Our production facilities and the production facilities of our outsourcing parties and suppliers may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our jets for some period of time. The inability to manufacture our jets or the backlog that could develop if our production facilities and the production facilities of our outsourcing parties and suppliers are inoperable for even a short period of time may result in delays in our intended launch or scale-out plans or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.
If the Lilium Jets we build fail to perform as expected, our ability to develop, market, and sell our services could be harmed.
Once we commence serial production, our jets may contain defects in design and manufacture that may cause them not to perform as expected or that may require repairs, service outages and design changes. Further, our Lilium Jets may be impacted by various performance factors that could impair customer satisfaction or cause delays or disruptions to our services, such as wind gusts during take-off and landing, turbulent air during flight, foreign object damage, fan stall or wing flutter, overloading, hail and bird strike, sub-optimal battery performance or excessive noise. If our Lilium Jets fail to perform as expected, we may need to delay launch of commercial operations, reduce our roll out plans and commercial expansions or limit the number of flights or geographic scope of our services, which could adversely affect our brand in our target markets and could adversely affect our business, prospects, and results of operations.
We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our services, reducing our anticipated sales and revenue.
Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Lilium brand and sell consumers on the safety, convenience and cost-effectiveness of our RAM services. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Our ability to develop, maintain and strengthen the Lilium brand will depend heavily on the success of our marketing efforts. When it launches, we expect the RAM industry to be intensely competitive, with a strong first-mover advantage, and we may not be among the first to sell our jets or launch our services or we may be unsuccessful in building, maintaining and strengthening our brand. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.
We are highly dependent on our management and senior leadership team, and the loss of our executives or other key employees could harm our ability to implement our strategic plan, and adversely affect our business, financial condition and results of operations.
Our success depends, to a large degree, on the skills of our management and senior leadership team and our ability to retain, recruit and motivate key executives and employees. Our management and senior leadership team has significant industry experience, and their knowledge and relationships would be difficult to replace. Leadership changes may occur from time to time, and we cannot predict whether significant resignations will occur or whether we will be able to recruit qualified personnel. Competition for senior executives and skilled personnel in the eVTOL and aerospace industry is intense, which means the cost of hiring, paying incentives and retaining skilled personnel may continue to increase. We need to continue to attract and retain key personnel and to recruit qualified individuals to ensure the continued growth of our business. To attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits, which could reduce our earnings or have a material adverse effect on our business, financial condition and results of operations. The loss of the services of any executive or other key personnel, the inability to recruit and retain qualified personnel in the future, or an increase in compensation benefits could have a material adverse effect on our business, financial condition and results of operations.
Our business depends substantially on the continuing efforts of our key employees and qualified personnel, and we will require experienced pilots and qualified mechanics to operate and service our Lilium Jets via our Lilium Network business line; our operations may be severely disrupted if we lose their services.
Our success depends substantially on the continued efforts of our key employees and qualified personnel, and our operations may be severely disrupted if we lost their services. As we build our brand and become more well known, the risk that competitors or other companies may poach our talent increases. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.
Throughout the aviation industry, there is a shortage of trained pilots and qualified aircraft mechanics. Our services will depend on finding third parties to recruit and train pilots qualified to operate our Lilium Jets and mechanics qualified to perform the requisite maintenance activities, for which we will compete with airlines and other air mobility and transportation services, some of which will offer wages or benefit packages exceeding ours or that of third parties contracted to perform these services. We intend to work with third parties to train pilots, mechanics and technicians in our proprietary jet operation and maintenance; however, if we are unable to hire, train, and retain qualified pilots and qualified mechanics, our business could be harmed, and we may be unable to implement our growth plans.
Our business may be adversely affected by labor and union activities.
Although none of our employees are currently represented by a labor union, it is common throughout the aircraft industry generally for many employees at aircraft companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We may also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results.
We face risks related to health epidemics, including the ongoing COVID-19 pandemic.
We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the pandemic of respiratory illness caused by COVID-19. The impact of COVID-19, including changes in consumer and business behavior, unease with shared transport, pandemic fears and market downturns, supply chain disruptions, shortages of raw materials and finished goods, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity as well as significant inflationary pressures. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of all manufacturers and suppliers and has led to a global decrease in personal and business travel around the world.
The pandemic resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, vaccination and testing requirements and business shutdowns. These measures have, and any ongoing effects of these measures may continue to, adversely impact our employees, our ability to provide our services, and the operations of our customers, suppliers, and business partners, and may negatively impact our sales and marketing activities. In addition, many aspects of our research and development activities cannot be conducted remotely. If these measures by government authorities remain in place for a significant period of time (or are reinstated from time to time if rescinded) they are likely to continue to adversely affect our manufacturing plans, sales and marketing activities, business and results of operations.
The spread of COVID-19 initially caused us to modify our business practices including implementing work from home arrangements for employees able to perform their duties remotely, restricting nonessential employee travel, and practicing social distancing in our research development, certification and production operations. However, with COVID-19 vaccines becoming more broadly available, many of our employees have begun returning to onsite work. There can be no assurance that future developments regarding the ongoing spread of COVID-19 will not result in a return to working from home for large portions of our workforce, including as a result of any periodic or sustained COVID-19 surges that may occur from time to time, and the reinstatement of additional COVID-19 mitigation measures. We may take further actions as may be required by government authorities or that we determine is in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted. The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, restrictions on shared or air transport, and how quickly and to what extent normal economic and operating activities can resume. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future. For example, despite vaccines becoming available, COVID-19’s ongoing economic and health repercussions may negatively impact our future field engineering, testing and certification processes and manufacturing capacity, as well as our commercial activities, including potential delays and restrictions on our ability to recruit and train staff. COVID-19 could also affect the operations of our suppliers and business partners, which has resulted and may continue to result in delays or disruptions in the supply chain of our components, parts and materials and which could delay the development and rollout of a Vertiport network and commercial operations, which would have an adverse impact on our business and financial condition. We also continue to experience the impact of higher inflation rates, and there can be no assurance that the impacts of the COVID-19 pandemic on our supply chain will normalize.
In addition, difficult macroeconomic conditions, such as decreases in discretionary travel, per capita income and level of disposable income, increased and prolonged unemployment, or a decline in consumer confidence as a result of the COVID-19 pandemic could have a material adverse effect on the demand for our services. Under difficult economic conditions, potential customers may seek to reduce spending by forgoing our RAM services.
There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.
Failure of information security and privacy concerns could subject us to penalties, damage our reputation and brand, and harm our business and results of operations.
We expect to face significant challenges with respect to information security and privacy, including the storage, transmission and sharing of confidential information. We will transmit and store confidential and private information of our customers, such as personal information, including names, accounts, user IDs and passwords, and payment or transaction related information.
We intend to adopt strict information security policies and deploy advanced measures to implement the policies, including, among others, advanced encryption technologies. However, advances in technology, an increased level of sophistication of our services, an increased level of expertise of hackers, new discoveries in the field of cryptography or others can still result in a compromise or breach of the measures that we use. If we are unable to protect our systems, and hence the information stored in our systems, from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches could cause a loss, give rise to our liabilities to the owners of confidential information or even subject us to fines and penalties. In addition, complying with various laws and regulations could cause us to incur substantial costs or require that we change our business practices, including our data practices, in a manner adverse to our business.
In addition, we will need to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in the U.S., Europe and elsewhere. For example, the European Union adopted the GDPR, which became effective on May 25, 2018 and the State of California adopted the CCPA; additional U.S. states are likely to adopt measures similar to the CCPA in the near term. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under the GDPR) and regulations can be costly; any failure to comply with these regulatory standards could subject us to legal and reputational risks.
Compliance with any additional laws and regulations could be expensive and may place restrictions on the conduct of our business and the manner in which we interact with our customers. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us, and misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, and damage to our reputation and credibility, and could have a negative impact on revenues and profits.
Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our customers to lose trust in us and could expose us to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally, which may reduce the number of orders we receive.
We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our aircraft and customer data processed by us or third-party vendors.
We are at risk for interruptions, outages and breaches of the following systems, which are either owned by us or operated by our third-party vendors or suppliers:
•
operational systems, including business, financial, accounting, enterprise resource, product development, data processing or production processes;

•
facility security systems;

•
aircraft technology including powertrain and avionics and flight control software;

•
the integrated software in our aircraft;

•
customer data; or

•
our digital platform.

The occurrence of any such incident could disrupt our operational systems, result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information, compromise personal information of customers, employees, suppliers, or others, jeopardize the security of our facilities or affect the performance of in-product technology and the integrated software in our jets.
Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, deploy, deliver and service our aircraft, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.
Any unauthorized access to or control of our jets or their systems or any loss of data could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our jets, their systems or data, as well as other factors that may result in the perception that our jets, their systems or data are capable of being “hacked,” could negatively affect our brand and harm our business, prospects, financial condition and operating results.
We face risks related to natural disasters, health epidemics and other outbreaks, wars and geopolitical conflicts, any of which could significantly disrupt our operations.
Our continuing design and development activities, regulatory certification processes and ability to contract with prospective customers, suppliers and other counterparties and progress to the production, manufacturing and commercialization of the Lilium Jets could be adversely affected by events outside of our control, such as natural disasters, wars, including the ongoing war between Russia and Ukraine, health epidemics like COVID-19, and other calamities. Any such event could result in disruptions to our business and operations, create inflationary pressures that adversely affect our anticipated unit and production costs, impact our ability to successfully contract with our supply chain, have adverse impacts on our anticipated costs and commercialization timeline, and may affect our ability to raise additional capital in a timely and cost-effective manner. Existing or additional government actions, including sanctions taken in response to such events could adversely impact the commercial and regulatory environment in which we operate. Such disruptions could similarly impact our data protection and design efforts, if any such events directly or indirectly impact our corporate, research and development or anticipated production facilities or operations. Although we have servers that are hosted in an offsite location, our backup system does not capture data on a real-time basis, and we may be unable to recover certain data in the event of a server failure. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware, as well as impair our ability to meet our target certification and commercialization timelines, any of which could adversely affect our business, financial condition and results of operations.
Risks Related to Our Reliance on Third Parties
Our Lilium Jets require complex software, battery technology and other technology systems that remain in development and need to be commercialized in coordination with our vendors and suppliers to achieve serial production. The failure of advances in technology and of manufacturing at the rates and volumes we project may impact our ability to increase the volume of our production or drive down end user pricing.
Our Lilium Jets will use a substantial amount of third-party and in-house software codes and complex hardware to operate. Our software and hardware may contain, errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been implemented. We have a limited frame of reference by which to evaluate the long-term performance of our software and hardware systems and our jets, and we may be unable to detect and fix any defects in the jets prior to commencing commercial operations. The development and on-going monitoring of such advanced technologies is inherently complex, and we will need to coordinate with our vendors and suppliers in order to complete full-scale production. Our potential inability to develop the necessary software and technology systems may harm our competitive position or delay the certification or manufacture of our jets.
We are relying on third-party suppliers to develop a number of emerging technologies for use in our products, including lithium-ion battery technology. Although many of these technologies are already commercially viable, and initial measurements of our battery supplier have yielded promising results, the final technology of our batteries and other sub-systems is still under development and the design is not yet finalized and we are not sure when such design will be finalized. The final cell design of our suppliers may not be able to meet the safety, technological, economical or operational requirements to support the regulatory requirements and performance assumed in our business plan. Any failure of our battery technologies to meet anticipated performance parameters may require us to modify the design specifications of our aircraft or to use alternative battery technologies sourced from other third-party suppliers, any of which could result in delays in the completion of our certification and commercialization activities, which could have an adverse effect on our business, financial condition and results of operations.
We are also relying on third-party suppliers to commercialize these technologies (such as battery cell technology) at the volume and costs we require to launch and ramp-up our production. Our suppliers may not be able to meet the production timing, volume requirements or cost requirements we have assumed in our business plan. Our third party suppliers could face other challenges, such as the lack of raw materials or machinery, the breakdown of tools in production or the malfunctioning of technology as they ramp up production. As a result, our business plan could be significantly impacted, and we may incur significant delays in production and full commercialization, which could adversely affect our business, prospects, and results of operations.

The success of our business will depend in part on our ability to realize the strategic relationships for which we have entered into non-binding MOUs and term sheets with various third parties.
We have entered into non-binding MOUs or term sheets with certain prospective strategic counterparties, including Brazilian airline Azul and NetJets, pursuant to which we anticipate negotiating final commercial terms and ultimately entering into definitive agreements to expand the commercialization of the Lilium Jet in launch markets and business models. These non-binding arrangements, and similar arrangements that we may enter into in the future, are an important part of our growth strategy and any definitive agreements we negotiate and enter into on the basis of such MOUs and term sheets will be important to our ability to achieve and maintain profitability. In connection with such arrangements, it is common for the parties to initially agree to a non-binding MOU or term sheet, to be followed by definitive agreements if the parties are able to align on remaining commercial terms and satisfy certain conditions. The failure to enter into definitive agreements with the counterparties to our MOUs or term sheets, or the termination of the MOUs or term sheets, may have a material adverse effect on our business and could result in changes to our business strategy, reputational harm and a negative impact to the price of our Class A Shares or Public Warrants, including to the extent we are not able to realize on previously announced plans or arrangements. Further, such developments could require us to reassess or alter our business strategy, which could delay the commercialization of the Lilium Jets. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
Our Lilium Jets will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.
We anticipate the battery packs within our Lilium Jets will use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a failure of battery packs in our jets could occur or batteries could catch fire during production or testing, which could result in bodily injury or death and property damage and could subject us to lawsuits, regulatory challenges or redesign efforts, all of which would be time consuming and expensive and could harm our brand image. Also, negative public perceptions regarding the suitability of lithium-ion cells for aircraft applications, the social and environmental impacts of cobalt mining, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could seriously harm our business and reputation.
We will rely on third-party suppliers and strategic parties for the provision and development of key emerging technologies, components and materials used in our Lilium Jet, such as the lithium-ion batteries that will power the jets, a significant number of which may be single or limited source suppliers. If any of these prospective suppliers or strategic parties choose to not do business with us at all, or insist on terms that are commercially disadvantageous, we may have significant difficulty in procuring and producing our jets, and our business prospects would be harmed.
Third-party suppliers and strategic parties will provide key components and technology to the Lilium Jets. Collaborations with strategic parties are necessary to successfully commercialize our existing and future products. If we are unable to identify or enter into agreements with strategic parties for the development of key technology or if such strategic parties insist on terms that are commercially disadvantageous, including for example the ability to freely commercialize jointly owned intellectual property, we may have significant difficulty in procuring and producing our jets or technologies, components or materials used in our jets. The terms of our existing collaboration agreements typically include one or more of the following: joint ownership of the new intellectual property, assignment of the new intellectual property to either us or the collaborator, either exclusive or non-exclusive licenses to the new intellectual property to us or the collaborator and other restrictions on our or our collaborator’s use of developments, such as non-competes and time or milestone limited exclusivity provisions. If we are unable to negotiate exclusivity regarding the technology developed under these collaborations, our competitors may be able to access the technology that is owned, solely or jointly, by our collaborator.
In addition to our collaborations, we will be substantially reliant on our relationships with our suppliers for the parts and components in our jets. If any of these prospective suppliers choose to not do business with us at all, or insist on terms, including pricing and payment terms, that are commercially disadvantageous, we may have significant difficulty in procuring and producing our jets, and our business prospects would be harmed. If our suppliers experience any delays in providing us with or developing necessary components, or if our suppliers are unable to deliver necessary components in a timely manner and at prices, quality and volumes acceptable to us, we could experience delays in manufacturing or servicing our jets, delivering on our timelines, and launching and scaling up as anticipated, which could have a material adverse effect on our business, prospects and operating results.
While we plan to obtain components from multiple sources whenever possible, we may purchase many of the components used in our Lilium Jets from a single source. While we believe that we may be able to establish alternate supply relationships and can obtain replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are acceptable to us. In addition, we could experience delays if our suppliers do not meet agreed upon timelines or experience capacity constraints. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production or servicing of our jets until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.
Any disruptions to our supply chain, significant increase in component costs, or shortages of critical components, could adversely affect our business and result in increased costs.
Any disruptions to our supply chain, significant increase in component costs, or shortages of critical components, could adversely affect our business and result in increased costs. Such a disruption could occur as a result of any number of events, including, but not limited to, an extended closure of or any slowdown at our supplier’s plants or shipping delays due to efforts to limit the spread of COVID-19 or implementation of post-COVID-19 policies or practices, war and economic sanctions against third parties, including those arising from the ongoing war between Russia and Ukraine, market shortages due to surge in demand for any particular part or component, increases in prices or impact of inflation, the imposition of regulations, quotas or embargoes on components, labor stoppages, transportation delays or failures affecting the supply chain and shipment of materials and finished goods, third-party interference in the integrity of the parts and components sourced through the supply chain, the unavailability of raw materials, severe weather conditions, adverse effects of climate change, natural disasters, geopolitical developments, war or terrorism and disruptions in utilities, trade embargos and other services. Further, the impact of the ongoing COVID-19 situation and broader inflationary environment has had, and may continue to have, adverse impacts on our supply chain, which could put pressure on our unit costs in the future, and increased upfront payments to our suppliers and earlier phasing of those payments may put pressure on our non-recurring costs in future periods. In addition, any future updates or modifications to the anticipated design of the Lilium Jet may increase the number of parts and components we would be required to source and increase the complexity of our supply chain management. Failure to effectively manage the supply of parts and components could materially and adversely affect our results of operations, financial condition and prospects.
If any of our suppliers become economically distressed or go bankrupt, we may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase our costs, affect our liquidity or cause production disruptions.
We expect to purchase various types of equipment, raw materials and manufactured component parts from our suppliers. If these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect our ability to deliver jets and could increase our costs and negatively affect our liquidity and financial performance.
Risks Related to Our Intellectual Property
We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.
We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. We rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses, and other contractual rights to establish and protect our rights in our technology. Despite our efforts to protect our proprietary rights, third parties, employees and contractors, may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights or those rights are not enforceable. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take are aimed to prevent misappropriation. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources, including significant amounts of time from our key executives and management, and may not have the desired outcome.
Patent, trademark, and trade secret laws vary significantly throughout the world. Some countries do not protect intellectual property rights to the same extent as do the laws of the U.S. and European Union. Therefore, we may not be able to secure certain intellectual property rights in some jurisdictions, and our intellectual property rights may not be as strong or as easily enforced outside of the U.S. and the European Union. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our anticipated revenue, which would adversely affect our business, prospects, financial condition and operating results.
Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We cannot be certain that we are the first inventor of the subject matter to which we have filed or plan to file a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application for the same subject matter as we have, or similar subject matter is otherwise publicly disclosed, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology or will cover certain aspects of our products. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.
As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies.
We cannot assure you that we will be granted patents pursuant to our pending applications or those we plan to file in the future. Even if our patent applications succeed and we are issued patents in accordance with them, these patents could be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could result in refusal of or invalidation our patent applications. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.
We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.
Companies, organizations, or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell, lease or market our jets or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents (including non-practicing entities or other patent licensing organizations), trademarks or other intellectual property regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. Our applications and uses of trademarks relating to our design, software or artificial intelligence technologies could be found to infringe upon existing trademark ownership and rights. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
•
cease manufacturing our jets, or discontinue use of certain components in our jets, or offering services that incorporate or use the challenged intellectual property;

•
pay substantial damages;

•
seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all;

•
redesign our jets or other customer service offerings; and/or

•
establish and maintain alternative branding for our jets or services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention. Similarly, if our suppliers become party to suits and claims alleging violations or infringements upon a third party’s intellectual property rights, we may be unable to obtain necessary components or technology and the production and commercialization of the Lilium Jet may be materially delayed or we may incur substantial costs finding alternatives.
We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.
Many of our employees were previously employed by other aeronautics, aircraft or transportation companies or by suppliers to these companies. We may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or our work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs, delays, and demand on management resources.
Risks Related to the Regulatory Environment in which Lilium Operates
We are subject to substantial regulation and unfavorable changes to, or our failure to comply with, these regulations could substantially harm our business and operating results.
Our eVTOL jets and the operation of our services by us or in certain jurisdictions by our local AOCs or airline customers and third-party operators will be subject to substantial regulation in the jurisdictions in which we intend our eVTOL jets to operate. We expect to incur significant costs in complying with these regulations. Regulations related to the eVTOL industry, including aircraft certification, production certification, passenger operation, flight operation, airspace operation, security regulation and Vertiport regulation are currently evolving, and we face risks associated with the development and evolution of these regulations.
Our jets must be certified with the FAA and EASA as a light aircraft, as further discussed under “Business of Lilium and Certain Information About Lilium — Aircraft Certification.” Operating our jets in the U.S. and Europe and providing our services must comply with U.S. and European laws, regulations, safety standards, and customer service regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving certification. Our failure to obtain or maintain certification for our jets or infrastructure would have a material adverse effect on our business and operating results. In addition to obtaining and maintaining certification of our jets, we and our third-party air carriers will need to obtain and maintain operational authority necessary to provide our envisioned RAM services. A transportation or aviation authority may determine that we and/or our third-party air carriers cannot manufacture, provide, or otherwise engage in the services as we contemplated. The inability to implement our envisioned services could materially and adversely affect our results of operations, financial condition, and prospects.
To the extent the laws change, our jets and our services may not comply with applicable U.S., European, international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.
When we expand beyond the U.S. and the European Union, such as any prospective expansion into Brazil or China, there will be Brazilian and Chinese laws and regulations, respectively, we must comply with, and there may be laws and regulations in other jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our operations or business practices or that are difficult to interpret and change rapidly. Continued regulatory limitations and other obstacles interfering our business operations could have a negative and material impact on our business, prospects, financial condition and results of operations.
Third-party air carriers will operate our Lilium Network services in the U.S., Europe and Brazil using the Lilium Jets. These third-party air carriers are subject to substantial regulation and laws, and unfavorable changes to, or the third-party air carriers’ failure to comply with, these regulations and/or laws could substantially harm our business and operating results.
Non-U.S. citizen air carriers cannot engage in air transportation services within the U.S. and there may be similar laws in other applicable markets. Accordingly, our strategy for service offerings in the U.S. and the European and Brazilian markets involves strategic relationships with third-party U.S. citizen (as “citizen of the United States” is defined in 49 U.S.C. § 40102(a)(15)), or EU or Brazilian air carriers, respectively, which will be responsible for providing the aircraft services using the Lilium Jets. These third-party air carriers are subject to substantial regulation and laws, and unfavorable changes to, or the third-party air carriers’ failure to comply with, these regulations or laws could substantially harm our business and operating results. Further, although third-party air carriers may have experience in providing air transportation services, they will initially have limited experience in operating our Lilium Jets. Our arrangements with third-party air carriers may not adequately address the operating requirements of our customers to their satisfaction. Given that our business and our brand will be affiliated with these third-party air carriers, we may experience harm to our reputation if these third-party air carriers provide customers with poor service, receive negative publicity, or experience accidents or safety incidents. Further, under U.S. law and the policy of the U.S. Department of Transportation, U.S. citizens must have actual control of U.S. air carriers, and thus there are limits on our ability to exercise control over any U.S. air carriers we collaborate with in connection with our U.S. operations. Any determination by a transportation or aviation authority that we cannot provide or otherwise engage in the services as we contemplated could materially affect the services we intend to offer and could adversely affect our results of operations, financial condition, business and prospects.
We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. FCPA, European anti-bribery and corruption laws, and other anti-corruption laws and regulations. The FCPA and European anti-bribery and corruption laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.
Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, the imposition of and changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.
We will be subject to governmental export and import control laws and regulations as we expand our suppliers and commercial operations outside the U.S. and Europe.
Our Lilium Jets will be subject to export control and import laws and regulations, which must be made in compliance with these laws and regulations. For example, we may require licenses to import or export our jets, components or technologies to our production facilities and may experience delays in obtaining the requisite licenses to do so. Audits in connection with the application for licenses may increase areas of noncompliance that could result in delays or additional costs. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to additional audits, substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers, any of which could have an adverse effect on our business, financial condition and results of operations.
As a company based outside of the U.S., we are subject to economic, political, regulatory and other risks associated with international operations.
As a company registered in the Netherlands with our headquarters in Germany, our business is subject to risks associated with conducting business outside of the U.S. Many of our suppliers and service providers are located outside the U.S. Accordingly, our future results could be harmed by a variety of factors, including:
•
economic weakness, including inflation, or political instability in particular non-U.S. economies and markets;

•
differing and changing regulatory requirements for product approvals;

•
differing jurisdictions could present different issues for securing, maintaining or obtaining freedom to operate in such jurisdictions;

•
potentially reduced protection for intellectual property and proprietary rights;

•
difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations;

•
changes in non-U.S. regulations and customs, tariffs and trade barriers;

•
changes in non-U.S. currency exchange rates of the pound sterling, U.S. dollar, euro and currency controls;

•
changes in a specific country’s or region’s political or economic environment;

•
trade protection measures, import or export licensing requirements or other restrictive actions by governments;

•
differing reimbursement regimes and price controls in certain non-U.S. markets;

•
negative consequences from changes in tax laws;

•
compliance with tax, employment, immigration and labor laws for employees living or traveling abroad, including, for example, the variable tax treatment in different jurisdictions of options granted under our share option schemes or equity incentive plans;

•
workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•
litigation or administrative actions resulting from claims against us by current or former employees or consultants individually or as part of

•
class actions, including claims of wrongful terminations, discrimination, misclassification or other violations of labor law or other alleged conduct;

•
difficulties associated with staffing and managing international operations, including differing labor relations;

•
production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•
business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Additionally, due to the international scope of our operations, fluctuations in exchange rates, particularly between the euro and the U.S. dollar, may adversely affect us. Although we are headquartered in Germany, we source many critical services in the U.S. and other jurisdictions. Further, potential future revenue may be derived from abroad, particularly from the U.S. and Brazil. As a result, our business and the price of our Class A Shares and Public Warrants may be affected by fluctuations in the foreign exchange rates not only between the U.S. dollar and the euro, which may have a significant impact on our results of operations and cash flows from period to period. Currently, we do not have any exchange rate hedging arrangements in place. Our overall success as a global business depends on our ability to anticipate and effectively manage these risks, and there can be no assurance that we will be able to do so without incurring unexpected costs. These and other factors could harm our operations and, consequently, materially impact our business, results of operations and financial condition.
Risks Associated with Lilium Being a U.S. Public Company
We will need to improve our operational and financial systems to support our expected growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will adversely affect our billing and reporting.
To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our manufacturing operations, customer billing and reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our customers, cause harm to our reputation and brand and could also result in errors in our financial and other reporting. We expect that complying with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly. The increased costs will increase our net loss. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements.
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future. Failure to remediate such material weaknesses in the future or to maintain an effective system of internal control could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.
As a U.S. public company, we operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act, Nasdaq regulations, SEC rules and regulations, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.
In connection with the preparation and audit of our consolidated financial statements, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to (i) lack of consistent and proper application of accounting processes and procedures, effectively designed control processes and segregation of duties, (ii) insufficient design, implementation and operating effectiveness of information technology general controls for information systems that are significant to the preparation of our financial statements, (iii) lack of review and supervision and (iv) insufficient resources with an appropriate level of technical accounting and SEC reporting expertise.
We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses, including by implementing new information technology and systems for the preparation of the financial statements, implementing additional review procedures within our accounting and finance department, hiring additional staff and engaging external accounting experts to support improving our accounting processes and procedures and supplement our internal resources in our computation processes. While we are designing and implementing measures to remediate the material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. These measures may not remediate the deficiencies in internal control or prevent additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations.
We anticipate that the process of building our accounting and financial functions and infrastructure will result in substantial costs, including significant additional professional fees and internal costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention.
In addition, as a public company, we are subject to Sections 302 and 906 of the Sarbanes-Oxley Act and will be required to provide management’s attestation on internal control over financial reporting under Section 404(a) of the Sarbanes-Oxley Act in our annual report on Form 20-F for the year ending December 31, 2022. Our management continues to develop and refine processes to be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us as a public company. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, including Section 404(a) requiring management’s attestation on internal control over financial reporting, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.
Our management has limited experience in operating a U.S. public company.
Our management has limited experience in the management of a U.S. public company. Our management team may not successfully or effectively manage our transition to a U.S. public company that is subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.
Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our shares.
If we fail to satisfy Nasdaq’s continued listing requirements, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our Class A Shares and Public Warrants and would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by it to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below Nasdaq’s minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.
If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline.
The trading market for our shares will depend on the research and reports that securities or industry analysts publish about us or our business. Currently, we have limited analyst coverage and may not obtain additional analyst coverage in the future or may lose the analyst coverage we have now. We do not have any control over such analysts. If one or more of the analysts who cover Lilium downgrade our shares or change their opinion of our shares, the price of our Class A Shares and Public Warrants would likely decline. If one or more of these analysts cease coverage of Lilium or fail to regularly publish reports on Lilium we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline.
We are an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of Lilium Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, such as an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our securities less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our securities less attractive as a result, there may be a less active, liquid and/or orderly trading market for our Class A Shares and Public Warrants and the market price and trading volume of our securities may be more volatile and decline significantly.
As a foreign private issuer, we will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. domestic public company, which may limit the information available to our shareholders.
We are a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, we are not subject to all of the disclosure requirements applicable to public companies organized within the U.S.. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. As long as we are a foreign private issuer, we will not be required to obtain shareholder approval for certain dilutive events, such as the establishment or material amendment of certain equity-based compensation plans, we will not be required to provide detailed executive compensation disclosure in our periodic reports, and we will be exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, our officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities.
We are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act.
Also, as a foreign private issuer, we will be permitted to follow home country practice in lieu of certain Nasdaq corporate governance rules, including those that require listed companies to have a majority of independent directors (although all of the members of the audit committee must be independent under the Exchange Act) and independent director oversight of executive compensation, nomination of directors and corporate governance matters; have regularly scheduled executive sessions with only independent directors; and adopt and disclose a code of ethics for directors, officers and employee. Accordingly, our shareholders may not have the same protections afforded to shareholders of listed companies that are subject to all of the applicable corporate governance requirements.
Risks Related to Ownership of Our Class A Shares and Warrants
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which is likely to negatively affect our business and the market price of our Class A Shares and Public Warrants.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in our implementation could cause us to fail to meet our reporting obligations. In addition, any testing conducted by us, or any testing conducted by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which is likely to negatively affect our business and the market price of our Class A Shares and Public Warrants.
We are required to disclose changes made in our internal controls and procedures and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation, which could negatively affect our business and the market price of our Class A Shares and Public Warrants. See also “— We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future. Failure to remediate such material weaknesses in the future or to maintain an effective system of internal control could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies” above.
The market price and trading volume of our Class A Shares and Public Warrants may be volatile and could decline significantly.
Stock markets, including Nasdaq, on which our Class A Shares and Public Warrants are listed, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Class A Shares and Public Warrants, the market price of our Class A Shares and Public Warrants may be volatile and could decline significantly. In addition, the trading volume in our Class A Shares and Public Warrants may fluctuate and cause significant price variations to occur. If the market price of our Class A Shares or Public Warrants declines significantly, you may be unable to resell your securities at or above the price you purchased them for. We cannot assure you that the market price of our Class A Shares and Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•
the realization of any of the risk factors presented in this prospectus;

•
actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, liquidity or financial condition;

•
our ability to market our products and technology on a timely basis;

•
additions and departures of key personnel, including members of the Board or management;

•
failure to comply with the requirements of the SEC or Nasdaq;

•
failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances, sales or resales, or anticipated issuances, sales or resales, of our Class A Shares;

•
sales of substantial amounts of Class A Shares by our directors, executive officers or significant shareholders or the perception that such sales could occur;

•
sales of substantial amounts of Class A Shares following the release of transfer restrictions on the sale of shares or upon the exercise or settlement of equity awards of implemented in connection with the Business Combination or otherwise;

•
the performance and market valuations of other similar companies;

•
broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•
material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•
speculation in the press or investment community, or inaccurate or unfavorable research or reports that may be published about us;

•
actual, potential or perceived control, accounting or reporting problems; and

•
changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares or warrants. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
If securities or industry analysts publish inaccurate or unfavorable research or cease publishing research about us, the price and trading volume of our securities could decline significantly.
The market for our Class A Shares and Public Warrants depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades its opinions about our Class A Shares or ceases publishing about us regularly, demand for our Class A Shares and Public Warrants could decrease, which could cause the market prices and trading volume of our securities to decline significantly. In addition, if securities or industry analysts or other market participants or investors publish inaccurate reports or unfavorable research about us, such as occurred on March 14, 2022, this could adversely affect our reputation or harm investor confidence in our company. In addition, the publishing of any such reports or research could cause volatility in the trading volumes of our Class A Shares and Public Warrants and cause the market price of our securities to decline significantly.
Future issuances of preferred shares or other equity securities may adversely affect us, including the market price of our Class A Shares, and may be dilutive to existing shareholders.
In the future, we may issue preferred shares or other equity ranking senior to our Class A Shares. Preferred shares have, and those other securities will generally have, priority upon liquidation. Such securities also may be governed by an instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Class A Shares. Because our decision to issue equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our Class A Shares and Public Warrants and be dilutive to existing shareholders.
In addition, exercises of significant amounts of options or the settlement of significant amounts of equity awards at one time, including any related sales of Class A Shares as a result of sell-to-cover transactions effected to address any associated tax liabilities or any discretionary sales by the holders, could also reduce the market price of our Class A Shares. Under our Legacy Stock Option Program, holders were subject to a 180 day lock-up period following the Business Combination and were first permitted to exercise their options as of March 14, 2022. In addition, vested stock options under the Legacy Stock Option Program generally will be required to be exercised only during certain exercise windows during each quarter (with the exact dates during each quarterly to be determined by Lilium). If there are significant exercises of options or settlement of equity awards in a limited period of time, such issuances would be dilutive to existing holders of outstanding shares. In addition, significant sales of Class A Shares at one time as a result of associated sell-to-cover transactions or discretionary sales effected in connection with such exercises or settlement, for example as occurred on March 14, 2022, when a substantial volume of shares were sold in a short period of time, including to cover holders’ tax obligations associated with the exercise and/or settlement of certain options and RSUs, may result in trading volatility and reduce the market price of our Class A Shares and Public Warrants.
The future exercise of registration rights may adversely affect the market price of Class A Shares.
Certain Lilium shareholders have registration rights for restricted securities under the terms of our Registration Rights Agreement with the Sponsor and certain other shareholders of Lilium, which provide for customary “demand” and “piggyback” registration rights for certain shareholders. In addition, we have entered into a registration rights agreement granting customary registration rights to Azul in respect of the Class A Shares issuable upon the exercise of the Azul Warrants. Sales of a substantial number of Class A Shares in the public market pursuant to the resale registration statement of which this prospectus is a part, or any resale registration statement we may file in the future, could occur at any time any such registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Shares and Public Warrants. See also “Description of Securities — Registration Rights and Lock-Up Arrangements.”
Risks for any holders of SPAC Warrants
We may redeem the SPAC Warrants prior to their exercise at a time that is disadvantageous to holders of SPAC Warrants, thereby making such warrants worthless. We have the ability to redeem outstanding SPAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Class A Shares is available throughout the 30-day redemption period. If and when the SPAC Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding SPAC Warrants could force holders of SPAC Warrants to (i) exercise their SPAC Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holders to do so,(ii) sell their SPAC Warrants at the then-current market price when they might otherwise wish to hold the SPAC Warrants, or (iii) accept the nominal redemption price which, at the time the outstanding SPAC Warrants are called for redemption, is likely to be substantially less than the market value of the SPAC Warrants.
In addition, we have the ability to redeem the outstanding SPAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Class A Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. If trading prices for the Class A Shares have not exceeded the $10.00 per share threshold at which the SPAC Warrants would become redeemable, holders will be able to exercise their SPAC Warrants prior to redemption for a number of Class A Shares determined based on the redemption date and the fair market value of the Class A Shares.
The value received upon exercise of the SPAC Warrants (1) may be less than the value the holders would have received if they had exercised their SPAC Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the SPAC Warrants.
Our ability to utilize our net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.
We have incurred and are likely to continue incurring significant tax losses, which may be limited in their usability under German and other tax laws, in particular following significant shareholder changes. Although we do not expect the Business Combination nor any of the ownership changes in the course of past financing rounds to result in a forfeiture of our German tax loss attributes, the realization of future tax savings from such tax loss attributes depends on the tax authorities’ acceptance of their continued availability and our ability to generate future taxable income in Germany against which such losses can be offset.
MLI has effects on our tax residency.
Our sole tax residency in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”) is subject to the application of the provisions on tax residency as stipulated in the German-Dutch tax treaty as amended from time to time. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (“MLI”), Germany and the Netherlands entered into, among other countries, should not, as of the date of this prospectus, affect the German-Dutch tax treaty’s rules regarding tax residency. Germany does not apply the MLI on the German-Dutch tax treaty (BGBI 2020 II Nr. 20. S 946 ff., 1015f (argumentum e contrario)) and, regarding double tax treaties to which it applies the MLI, Germany reserves the right to not apply (opt-out) of the tax residency rules of the MLI (Art. 28 MLI in conjunction with Art. 4(3)(a) MLI (BGBI. 2020 II Nr. 20. S 946 ff., 1016)). However, any changes to the German-Dutch tax treaty, MLI or associated tax residency rules in any applicable jurisdiction in the future could give rise to the risk that both Germany and the Netherlands would levy dividend withholding tax on distributions by us, as well as the risk of double taxation on our profits.
The rights of shareholders in companies subject to Dutch corporate law differ in material respects from the rights of shareholders of corporations incorporated in the U.S.
We are a public limited liability company incorporated under Dutch law. Our corporate affairs are governed by our articles of association, our internal rules and policies and by the laws governing companies incorporated in the Netherlands. The rights of shareholders may be different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions. The role of the management board in a Dutch company is also materially different, and cannot be compared to, the role of a board of directors in a corporation incorporated in the U.S. In the performance of their duties, our management board is required by Dutch law to consider the interests of our company and the sustainable success of our business, with an aim to creating long-term value, taking into account the interests of our shareholders, our employees and other stakeholders of the Company, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder.
We are not obligated to, and do not, comply with all best practice provisions of the Dutch Corporate Governance Code.
We will be subject to the DCGC. The DCGC contains both principles and best practice provisions on corporate governance that regulate relations between the management board and the General Meeting of shareholders and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies are required to disclose in their Dutch annual reports (which are made available to shareholders) whether they comply with the provisions of the DCGC. If they do not comply with those provisions (for example, because of a conflicting Nasdaq requirement), the Company is required to give the reasons for such noncompliance. The DCGC applies to Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including Nasdaq.
We acknowledge the importance of good corporate governance. However, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of Nasdaq and U.S. securities laws, or because we believe such provisions do not reflect customary practices of global companies listed on Nasdaq. Any such noncompliance may affect your rights as a shareholder, and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.
Shareholders may not be able to exercise preemptive rights and, as a result, may experience substantial dilution upon future issuances of shares.
In the event of an issuance of our Class A Shares and our Class B Shares, subject to certain exceptions, each shareholder will have a preemptive right that is pro rata to the total amount of Class A Shares or Class B Shares (as applicable) held by such shareholder. These preemptive rights have been excluded by a resolution proposed by the management and adopted by the General Meeting. Our Board is authorized for a five-year period to issue shares or grant rights to subscribe for shares up to our authorized share capital and to limit or exclude preemptive rights in connection therewith, which could cause existing shareholders to experience substantial dilution of their holdings.
Our dual class structure has the effect of giving a greater percentage of voting rights than economic rights to Daniel Wiegand, our founder and Chief Executive Officer.
Class B Shares have three times as many votes per share, for a total of 36 votes per share on any matter submitted for shareholder approval, as opposed to the Class A Shares, which have 12 votes per share. As of March 16, 2022, Daniel Wiegand, our Co-Founder and Chief Executive Officer, holds all of the issued and outstanding Class B Shares and controls 21.7% of the total voting power in the Company. Accordingly, Mr. Wiegand, like all shareholders with greater than 10% voting power in the Company, will be able to call a special meeting of shareholders to propose matters for shareholder approval such as the removal or election of directors or amendments to our organization documents. Mr. Wiegand may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. For information about our dual class structure, see the section titled “Description of Securities.”
Investors may have difficulty enforcing civil liabilities against us or the members of our management and our Board.
We are incorporated in the Netherlands, and we will conduct substantially all of our operations in Germany or Europe through our subsidiaries. A majority of our management and our directors are not U.S. residents and do not have significant assets in the U.S., and the majority of our assets are located outside the U.S. As a result, it may not be possible, or may be very difficult, to serve process on our representatives or us in the U.S., or to enforce judgments obtained in U.S. courts against our representatives or us based on civil liability provisions of the securities laws of the U.S.. There is no treaty between the U.S. and the Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the Netherlands unless the underlying claim is re-litigated before a Dutch court of competent jurisdiction. U.S. investors will be unable to enforce any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws, against us, members of our management and our directors. In addition, there is doubt as to whether a Dutch court would impose civil liability on us or the members of our management or our directors in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or our management or directors.
Dutch, German and European insolvency laws are substantially different from U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency laws.
As a Dutch public limited liability company and as a company with its ‘centre of main interest’ in Germany, we are subject to Dutch and German insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings. Should courts in another European country determine that the insolvency laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in Germany, the Netherlands or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency laws and make it more difficult for our shareholders to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.
Shareholders may be subject to limitations on transfer of their shares.
Our shares are transferable on the transfer agent’s books. However, the transfer agent may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the transfer agent may refuse to deliver, transfer or register transfers of shares generally when our books or the transfer agent’s books are closed, or at any time if we or the transfer agent deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
We may be or may become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.
If we or any of our subsidiaries is a passive foreign investment company (a “PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of our ordinary shares that is a U.S. Holder, such U.S. Holder (as defined in the section entitled “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders”), may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. It is uncertain whether we or any of our subsidiaries will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. If we determine that we and/or any of our subsidiaries is a PFIC for any taxable year, we intend to provide a U.S. Holder with such information necessary for the U.S. Holder to make and maintain a QEF Election (as defined in the section entitled “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders”) with respect to us and/or such subsidiaries, but there can be no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.
See the section entitled “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders” for a more detailed discussion with respect to our PFIC status. Prospective U.S. Holders of Class A Shares or Public Warrants are urged to consult their tax advisors regarding the possible application of the PFIC rules to them.

We do not anticipate paying dividends.
Under Dutch law, we may only pay dividends to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association and (if it concerns a distribution of profits) after adoption of the annual accounts by our General Meeting from which it appears that such distribution is allowed. Our Board shall make a proposal to the General Meeting as to which amount of our profit, if any, shall be allocated to the Company’s profit reserves and which amount of the profit will be available for distribution. Our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the General Meeting. Subject to such restrictions, any future determination or recommendation to pay (interim) dividends will depend on a number of factors, including our results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors considered relevant by the Board.
Our Board may decide that all or part of our remaining profits shall be added to our reserves. After such reservation, any remaining profit will be at the disposal of the General Meeting at the proposal of our Board, subject to the applicable restrictions of Dutch law.
Dividends and other distributions shall be made payable not later than the date determined by the corporate body that declares the (interim) dividend. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).
Provisions of our articles of association or Dutch corporate law might deter acquisition bids for us that our shareholders might consider to be favorable and prevent or frustrate any attempt to replace or remove the Board at the time of such acquisition bid.
Certain provisions of our articles of association may make it more difficult for a third party to acquire control of the Board or effect a change in the composition of the Board. These include:
•
the General Meeting will adopt a resolution to authorize the Board to issue Class A Shares and to limit or exclude preemptive rights on those Class A Shares, which could enable the Board to dilute the holdings of an acquirer by issuing Class A Shares to other parties;

•
a provision that our directors can only be removed (other than pursuant to a proposal by the Board) by our General Meeting by a majority of at least two thirds of the votes cast, provided such votes represent more than half of the issued share capital; if and to the extent permitted by law, our Executive Directors may also be suspended by the Board; and

•
a requirement that certain matters, including an amendment of our articles of association, a legal merger, legal demerger or a resolution to dissolve the Company, may only be brought to the shareholders for a vote upon a proposal by the Board.

Such provisions could discourage a takeover attempt and impair the ability of shareholders to benefit from a change in control and realize any potential change of control premium. This may adversely affect the market price of our Class A Shares and Public Warrants. For additional information, see the section titled “Description of Securities.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows, financial position and dividend policy.
Forward-looking statements are subject to risks and uncertainties. The risks and uncertainties include, but are not limited to:
•
Business or supply chain disruptions arising from the COVID-19 pandemic;

•
Any disruption from the Business Combination to our current business plans and operations or potential difficulties in employee retention as a result of the Business Combination;

•
We may not realize the anticipated benefits of the transactions contemplated by the Business Combination;

•
If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.

•
The market price of our securities may be volatile due to a variety of factors, such as changes in the competitive environment in which we operate, the regulatory framework of the industry in which we operate, developments in our business and operations, and any future changes in our capital structure;

•
Our ability to maintain the listing of our securities on the Nasdaq;

•
Our ability to implement business plans, operating models, forecasts, and other expectations and identify and realize additional business opportunities;

•
General economic downturns or general systematic changes to the industry in which we operate, including a negative safety incident involving one of our competitors that results in decreased demand for our jets or services;

•
We and our current and future business partners will be unable to successfully develop and commercialize our business, or experience significant delays in doing so;

•
We may never achieve or sustain profitability;

•
We will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all;

•
We may experience difficulties in managing our growth, moving between development phases or expanding our operations;

•
Third-party suppliers, component manufacturers or service provider partners not being able to fully and timely meet their obligations or deliver the high-level customer service that our customers will expect;

•
The Lilium Jet and any other products Lilium may introduce from time to time not performing as expected or as designed, delays in producing the Lilium Jets or delays in seeking full certification of all aspects of the anticipated lineup of Lilium Jet or any other Lilium products, causing overall delays in the anticipated time frame for our commercialization and launch;

•
The technology necessary to successfully operate our business, as contemplated in the business models, is delayed, unavailable, not available at commercially anticipated prices, not sufficiently tested, not certified for passenger use or otherwise unavailable to us based on our current expectations and expected needs;

•
Any identified material weaknesses in our internal control over financial reporting which, if not corrected, could adversely affect the reliability of our financial reporting;

•
Product liability lawsuits, civil or damages claims or regulatory proceedings relating to our jets, technology, intellectual property or services;

•
Our inability to secure or protect our intellectual property; and

•
Negative publicity about us, our employees, directors, management, shareholders, affiliated parties or our founders.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described under the section titled “Risk Factors” in this prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.
In addition, statements that “Lilium believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.
Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Lilium nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by Lilium or persons acting on our behalf.

USE OF PROCEEDS
All of the Class A Shares and Private Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”
We will receive up to an aggregate of approximately $227.0 million from the exercise of the Warrants and Specified Options, assuming the exercise in full of all of the Warrants and Specified Options for cash. We expect to use the net proceeds from the exercise of the Warrants and Specified Options for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants and Specified Options. There is no assurance that the holders of the Warrants or Specified Options will elect to exercise any or all of such Warrants or Specified Options. To the extent that any of the Warrants or Specified Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants and Specified Options will decrease.

DETERMINATION OF OFFERING PRICE
The offering price of the Class A Shares underlying the Private Warrants offered hereby is determined by reference to the exercise price of the Private Warrants of $11.50 per share. The Class A Shares and the Public Warrants are listed on the Nasdaq Global Select Market under the symbol “LILM” and “LILMW,” respectively.
We cannot currently determine the price or prices at which shares of our Class A Stock or Private Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A SHARES AND DIVIDEND POLICY
Market Information
Our Class A Shares and Public Warrants are currently listed on the Nasdaq Global Select Market under the symbols “LILM” and “LILMW,” respectively. Prior to the consummation of the Business Combination, our Class A Shares and our Public Warrants were listed on the Nasdaq Global Select Market under the symbols “QELL” and “QELLW,” respectively. As of March 16, 2022, there were 60 holders of record of our Class A Shares and 13 holders of record of our SPAC Warrants. Such numbers do not include beneficial owners holding our securities through nominee names. We currently do not intend to list the Private Warrants offered hereby on any stock exchange or stock market. Our Class C Shares are not registered and we do not currently intend to list the Class C Shares on any exchange or stock market.
Dividend Policy
We have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any dividends on our ordinary shares for the foreseeable future. We currently intend to retain any earnings for future operations.
Under Dutch law, we may only pay dividends to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association and (if it concerns a distribution of profits) after adoption of the annual accounts by our General Meeting from which it appears that such distribution is allowed. Our Board shall make a proposal to the general meeting which amount of the profit shall be allocated to the Company’s profit reserves and which amount of the profit shall be available for distribution. Our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the general meeting.
Subject to such restrictions, any future determination or recommendation to pay (interim) dividends will depend on a number of factors, including our results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors considered relevant by the Board.
Our Board may decide that all or part of our remaining profits shall be added to our reserves. After such reservation, any remaining profit will be at the disposal of the general meeting at the proposal of our Board, subject to the applicable restrictions of Dutch law.
Dividends and other distributions shall be made payable not later than the date determined by the corporate body that declares the (interim) dividend. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2021. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results do not necessarily indicate our expected results for any future periods.
As of December 31, 2021	(€) in thousands
Cash and cash equivalents	€129,856
Equity:
Subscribed capital	40,138
Share premium	779,141
Other capital reserves	240,430
Treasury Shares	(151)
Accumulated deficit	(717,134)
Accumulated other comprehensive income	87
Total equity	€342,511
Total capitalization(1)	€342,511

(1)
Excludes the impact of shares that are issuable upon the exercise of outstanding options to purchase Class A Shares held by certain of our current and former directors and employees. Further, as all of the shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts, the Company will not receive any of the proceeds from such sale. As such, there is no impact to the capitalization relating to the resale.

BUSINESS OF LILIUM AND CERTAIN INFORMATION ABOUT LILIUM
Overview
We are a next-generation transportation company. We are focused on developing an eVTOL aircraft for use in a new type of high-speed air transport system for people and goods — one that would offer increased connectivity for communities around the world as well as generate time savings to travelers, would be accessible from Vertiports close to homes and workplaces, be affordable for a large part of the population, and be more environmentally friendly than current regional air transportation.
The products we are developing are fully electric jet aircraft that can take off and land vertically with low noise. Our objective is for the Lilium Jets to be the basis for sustainable, high-speed RAM networks. We believe such networks will require less infrastructure than traditional airports or railway lines and a fully electric jet aircraft would produce minimal operating emissions. We expect our Lilium Jets will generate zero operating emissions during flight and, factoring in emissions from vehicle and battery production and infrastructure construction, we estimate total emissions per passenger mile of approximately 0.3 ounces CO2, which is approximately 97% less when compared to traditional commercial aviation. A single trip might save hours for a traveler; in aggregate, these networks could save our societies millions of travel hours — and significant carbon emissions — each year.
Currently, our development efforts are focused on our ongoing certification process for the Lilium Jet with EASA and the FAA, and building out our manufacturing capacity. We plan to rely on three business models. First, we plan to use the Lilium Jet within regional passenger shuttle networks, initially in the U.S. and Europe, that we intend to create and operate with third parties (our “Lilium Network”). Second, we plan to provide a turnkey enterprise solution by selling fleets of Lilium Jets and related aftermarket services directly to enterprise and other customers (the “Turnkey Enterprise”). Third, we intend to target general business aviation customers as a supplemental business line which we intend to deploy in tailored offerings through private or fractional ownership sales (our “Private and Fractional Sales”).
The new and developing eVTOL aircraft market has been made possible by a convergence of innovation across battery technology, lightweight materials, sensors and computing power, and propulsion technology. Morgan Stanley has projected that the eVTOL aircraft market could represent $1.0 trillion (in the base case) to $4.5 trillion (in the bull case) in revenues by 2040.
The Lilium Jet architecture is based on our proprietary Ducted Electric Vectored Thrust (“DEVT”) technology, which has been developed and rigorously tested over the last several years. While the majority of our eVTOL competitors leverage open rotor engines, which are based on unducted, counter-rotating propeller blades that can have a higher noise profile, DEVT consists of quiet electric turbofans mounted within a cylindrical duct. DEVT offers a number of fundamental advantages over open propeller eVTOL architectures including higher payload potential, safety, the highest market acceptance and penetration for ducted fans in commercial aviation, and potential scalability to larger aircraft in the future.
We believe these technology advantages will enable our regional shuttle service model to carry more passengers (or cargo) per jet on longer (regional) trips than open propeller eVTOL aircraft. We are currently developing a lineup of Lilium Jets, including prospective four and six passenger models, that will be based on the same modular architecture but have distinct specifications and design targets based on their expected commercial use. The specifications for the Lilium Jets currently under development call for the aircraft to be able to cruise at up to 175 mph for a physical aircraft range of up to 155 miles(our maximum target for entry into service). We believe the combination of longer average trip lengths and our anticipated passenger capacity for our lineup of Lilium Jets (and thus a higher load factor, depending on model) will provide greater time savings to customers, more competitive pricing, and superior unit economics as compared to open propeller eVTOL architecture. We also believe our architectural platform would allow us to create a larger version of the Lilium Jet in the future based on similar architecture and technology. However, our design activities remain in process and there can be no assurances that such a larger aircraft will be developed or the timing thereof.
We intend for the Lilium Jet to have low take-off noise: approximately 60 – 65db(A) at 100 meters (330 feet), depending on loading conditions, flight maneuvers and environmental factors. Our expectations are based on in-house analysis predictions, tests with prototype engines and real-world measurements of our Phoenix technology demonstrator (which is not optimized for noise, with no acoustic liners) though the actual noise profile of our serial production aircraft may differ depending on our final design and certification activities. By contrast, helicopters generate noise levels from 10 – 100 times higher. We are designing the Lilium Jet to be virtually inaudible (estimated 20 db(A) at 3,000 meters (9,840 feet) distance) from the ground during cruise flight.
We believe that our high-speed regional air networks will significantly change the economic calculus of passengers and businesses shipping goods when making transportation and shipping decisions. Based on current design specifications and our business model, we estimate that our Lilium Jets will be able to move people and goods five times faster than road transport, and that our eVTOL network will be approximately 100 times less costly and approximately 10 times faster to deploy than equivalent high-speed rail infrastructure, and considerably more adaptable to shifting passenger demand. These estimates are based on judgments and assumptions of our management in light of information available at this time; actual results may differ.
Our business operating model will focus on deploying our lineup of Lilium Jets in as many profitable use-cases and geographies as possible, subject to obtaining appropriate certifications and regulatory approvals. We expect our initial business model to focus on selling aircraft to general and business aviation customers through fractional ownership models and direct sales to private individuals, which we expect to implement through an anticipated collaboration with partners. Following our commercial launch, we expect our business model to be predicated on deploying our Lilium Jet, at scale, to regional passenger networks and enterprise customers, while providing high service quality and agility to adjust the supply of Lilium Jets in a network to match potentially varying demand and capital efficiency. To implement our Lilium Network business model, we plan to engage with companies on Vertiport infrastructure, airline operations, pilot training and maintenance.
For example, we intend to work with leading infrastructure players such as Ferrovial and Tavistock with the aim of building and operating 14 Vertiports in strategic locations across Florida. We are also engaged in negotiations with key infrastructure providers in respect of at least ten Vertiports to build our European network, which we intend to launch in Germany or another suitable location and then expand across Central and Western Europe. We intend to enter into definitive agreements with these parties but there can be no assurances that we will be able to do so on favorable terms or at all. In addition, we have engaged Lufthansa Aviation Training to build a commercial-grade program to train future pilots for the Lilium Jet. Outsourcing these activities to specialist companies allow us to scale our asset-light operations quickly without limiting our profit potential or fully relinquishing our competitive advantages or brand loyalty. We also plan to deliver our aircraft fleets together with the digital software capabilities that underpin the network service including: network management, flight planning, jet operations and maintenance, and customer bookings. We continue to assess the implementation and infrastructure needs for our Private and Fractional Sales model, which we expect to initially conduct in collaboration with strategic partners.
We believe that our aerospace team is one of the most capable in the eVTOL sector. Collectively, they have held instrumental roles in the delivery of the Airbus A350 XWB, Airbus A380, Airbus A320, the Gulfstream G-650 jet engine, the Eurofighter Typhoon and the Harrier jet, among others. They are supported by approximately 450 aerospace engineers and a business team with a strong track record in building successful companies in Silicon Valley and Europe. In addition to our Co-Founder and Chief Executive Officer, Daniel Wiegand, our Board includes our Chairman, Dr. Thomas Enders, as well as Henri Courpron, Barry Engle, David Neeleman, Margaret M. Smyth, Gabrielle Toledano, David Wallerstein and Niklas Zennström.
We have applied for Type Certification with EASA in 2017 and for concurrent Type Certification validation with the FAA in 2018. Receiving a Type Certificate in accordance with stated regulatory standards will certify compliance to the applicable airworthiness standards for the Lilium Jet, which is a necessary prerequisite to undertaking commercial operations. In 2020, the Lilium Jet received CRI-A01 certification basis from EASA (similar to the G-1 from the FAA), setting forth a set of performance requirements we have agreed with the regulators for the Lilium Jet. Based on the current status of our design activities and our discussions with regulators and suppliers, as well as current supply chain dynamics, we are progressing towards a targeted initial Type Certification in 2025, which we believe would position us as one of the first companies to enter the eVTOL market. Importantly, achieving both EASA and FAA certification will allow our Lilium Jets to operate in Europe, the U.S., and many other countries where the national civil aviation authorities currently recognize these certifications (examples may, but are not guaranteed to include, India, and certain countries within the Middle East, Southeast Asia and major parts of Central and South America). We believe that the national civil aviation authorities of these countries would accept a Type Certification from EASA and FAA; however, we cannot assure that this will be the case and the actual acceptance is dependent on the authorities’ review when the Type Certification is presented. In addition, certain other countries have bilateral agreements in place with EASA, including technical implementation procedures to validate an EASA Type Certification. These countries include China, Japan, Canada and Brazil, for which some additional validation work would be required. More details about the Lilium Jet’s certification process and regulation are below under “— Regulation.”
We have an approximately 100,000 square foot technology prototyping and production facility at the Oberpfaffenhofen airfield near our Munich headquarters in Germany, which is currently being expanded by approximately 45,000 square feet. We expect this facility may eventually house our serial aircraft production, including the anticipated manufacturing of the proprietary propulsion and energy systems and the final assembly of the serial aircraft. Other sub-systems and components will be outsourced to Tier 1 aerospace suppliers, such as Toray Industries, Aciturri Aeronáutica and Honeywell.
Use Cases of the eVTOL industry
According to Roland Berger’s “Urban Air Mobility | USD 90 billion of potential: How to capture a share of the passenger drone market” Report from November 2020, there are three main use cases for passenger transport:
•
Urban Air Mobility (“UAM”) or intra-city air taxis, which will operate within a radius of 10 – 30 miles through an on-demand service (similar to road taxis), focusing on large urban areas;

•
Suburban Air Mobility (“SAM”) or airport shuttles, which are scheduled flights on defined routes between airports and surrounding areas, covering 10 – 30 miles; and

•
Regional air mobility (“RAM”) or intercity flights, covering distances from 10 – 155 miles. According to a report from L.E.K. Consulting, the cost of operations on a per-kilometer basis will be lower for RAM services due to a much higher assumed average distance per flight. L.E.K. Consulting projects RAM to deliver higher time and cost savings for customers compared to UAM / intra-city air taxis or traditional modes of transport and, as a result, also to be a much larger segment of the overall eVTOL aircraft market.

The differentiation between these use cases applies mainly to passenger transport but also holds for the cargo transport application.
Each of these uses will require close integration with existing transportation infrastructure to facilitate a smooth customer journey. RAM will be able to operate in a multimodal, ride-share fleet model, taking advantage of existing infrastructure and vacant land adjacent to existing transportation infrastructure, such as the top floor of parking garages, empty safety corridors at airports, train stations or suburban transportation hubs. We expect eVTOL services to start as a complementary transportation alternative to existing services, with operations primarily between airports, urban transportation hubs and urban transportation centers. Over time, eVTOL service infrastructure could evolve with the densification of Vertiports across key city locations as well as rural communities.
Our History
Lilium was co-founded in 2015 by four founders with complementary talents, all of whom are graduates from the Technical University of Munich: Daniel Wiegand, Sebastian Born, Dr. Patrick Nathen and Matthias Meiner.
The four co-founders started working together in 2014 and founded Lilium in 2015. From 2015 to today, Lilium has produced multiple generations of technology demonstrators through which we have tested and refined the core technology subsystems for the Lilium Jet:

•
‘Falcon’: a sub-scale technology demonstrator which had its unmanned maiden flight in 2015; the first technology demonstrator with 36 engines, which also provided the first validation of the DEVT technology.

•
‘Dragon’: a sub-scale technology demonstrator, fully 3D printed, which had its unmanned maiden flight in 2016 and served primarily to test the flight control software.

•
‘Eagle’: the first full scale DEVT-based eVTOL technology demonstrator with space for two seats, which had its unmanned maiden flight in December 2016.

•
‘Phoenix’: development started in late 2017, the Phoenix is a full-scale technology demonstrator representing an original 5-seater aircraft and is representative of the flight physics and technology of the Lilium Jet. On May 4, 2019, following extensive on-ground testing, the Phoenix jet completed its first untethered and unmanned test flight at the Special Airport Oberpfaffenhofen airport in Munich, Germany. We recently moved our next-generation technology demonstrator, Phoenix 2, to ATLAS Flight Test Center in Villacarrillo, Spain, for the next phase of high-speed testing, and intend to deploy an additional demonstrator aircraft, Phoenix 3, for first flight in Spain as early as summer 2022.

In 2018, our application for Type Certification of the serial aircraft was accepted by EASA and FAA, and we subsequently started the development program for our serial aircraft based on the technologies developed and refined over the previous generation of aircraft demonstrators.
Our Competitive Strengths
We believe that our business benefits from a number of competitive strengths, including the following:
Proprietary DEVT technology unlocks higher unit economic potential
The majority of our competitors use ‘open propeller’ eVTOL architectures. We employ our own proprietary DEVT technology, a differentiated propulsion system refined over five years, which provides four mission critical advantages:
•
Low Noise: the presence of ducts around the fans stops noise from radiating freely into the environment. Furthermore, we will employ acoustic liners within the fan duct, which will lower the noise further. We estimate that our noise footprint at take-off will be meaningfully lower than open propeller eVTOL configurations of similar weight, which we expect will permit Lilium Jets to land more often and in more locations (that have communal noise restrictions) than competitor aircraft, increasing our potential network density and market potential.

•
Highest market penetration for ducted fans in commercial aviation: ducted fans are standard in the aviation industry — 95% of commercial airliners and business jets employ ducted fan propulsion systems. Fan ducts improve jet and passenger safety by mitigating damage to the aircraft that can be caused by blade failure and loss. Ducted fans also generate less vibration than open propellers, improving the passenger experience.

•
Payload Capacity: electric turbo fans have a 10 to 15 times smaller footprint than open propeller eVTOL propulsion systems, which means that aircraft using ducted fans need 10 to 15 times less rotor surface area than an open propeller aircraft of the same weight to provide the necessary thrust. Consequently, use of ducted fans allows us to make heavier airplanes with higher passenger/cargo capacity while still meeting the maximum size limit of a standard helipad. Greater passenger/cargo capacity is expected to directly translate into higher revenue potential per jet and higher margins, because approximately 50% of the operating costs (pilot, landing fees) are fixed (per aircraft) and do not scale with increased passenger/cargo capacity.

•
Footprint and Scalability: open propeller eVTOL configurations cannot scale to heavier aircraft with more payload without significantly increasing rotor tip-to-tip span (footprint) or noise levels. In contrast, the smaller footprint of DEVT enables greater flexibility to scale to, for example, an equivalent larger eVTOL aircraft while still being able to take off and land on most standard helipads. This increased payload would translate directly into higher revenue and margins per jet or, if necessary to address competitive pressures, to drive down prices for consumers in the long term.

Highly accomplished team combining deep aerospace experience, global business and entrepreneurial experience, backed by a strong Board of Directors and investor base
•
Lilium was founded by four individuals with complementary skill sets. The founders are still heavily involved in our operations, with one of our founders, Daniel Wiegand, serving as CEO.

•
Our aerospace team consists of approximately 450 engineers who have built up thousands of years of aerospace and automotive experience combined. Our leadership team played instrumental leadership roles in some of the most successful and complex aviation projects.

•
Our business and commercial leadership team has experience in building and growing successful technology companies in Silicon Valley and Europe. We promote diversity in all aspects of our culture and our global team represents more than 55 nationalities.

•
We have attracted a strong investor base of global funds and individuals that play active roles in the development of our business and preparation for commercialization and market entry. Tencent, one of our largest investors, has begun collaborating with us to assess and develop a strategy for a potential future market entry into China, though there can be no assurances that any such strategy will be implemented or will be successful.

•
We have assembled a strong and experienced Board, including the former CEO of Airbus, Dr. Thomas Enders, who brings substantial experience in delivering some of the world’s largest aircraft programs, as well as successfully building and shaping a world-class aerospace organization. Henri Courpron, Barry Engle, David Neeleman, Margaret M. Smyth, Gabrielle Toledano, David Wallerstein, our Co-Founder and Chief Executive Officer, Daniel Wiegand, and Niklas Zennström bring unique experience and knowledge to our Board.

Progress in concurrent Type Certification with clear path to commercialization
•
We have had regular engagement with both the FAA and EASA since 2017, and in 2018, both authorities accepted our application for Type Certification.

•
In December 2020, we received from EASA the CRI-A01, the certification basis, for the Lilium Jet (similar to the G-1 from the FAA). The CRI-A01 an important milestone in the certification process and confirms EASA’s agreement on the certification basis of our serial aircraft design, based on EASA’s

•
SC-VTOL and additional means of compliance which specify the means by which the requirements contained in the basic regulations can be met. The CRI-A01 also provides a roadmap of the tests and metrics that we need to implement and comply with to achieve full Type Certification of the Lilium Jet (as further discussed below under “— Regulation — Aircraft Certification”).

•
Based on the current status of our design activities and our discussions with regulators and suppliers, as well as current supply chain dynamics, we are targeting receipt of our initial Type Certification in 2025, which we believe would put us among the first companies certified to launch an eVTOL service. We believe that receiving Type Certification from both EASA and the FAA will enable us to access many other markets, beyond Europe and the U.S., where the national civil aviation authorities currently recognize these certifications (examples may, but are not guaranteed to include, India, and certain countries within the Middle East, Southeast Asia and major parts of Central and South America). We believe that the national civil aviation authorities of these countries would accept a Type Certification from EASA and FAA; however, we cannot assure that this will be the case and the actual acceptance is dependent on the authorities’ review when the Type Certification is presented.

•
We believe the rigorous FAA and EASA certification processes for eVTOL aircraft create high barriers to entry for potential market entrants. Therefore, we see it as a competitive advantage that we have engaged frequently with EASA and FAA since 2017, and that we were one of the earliest players whose application for Type Certification was accepted by both authorities. This provides us dual advantages of being one of the first movers in the sector and likewise being substantially familiar with the details of requirements established by the regulators.

Aircraft designed for manufacturability at scale
•
We have designed the Lilium Jet’s architecture based on the principles of simplicity, manufacturability and scalability, in order to facilitate higher production volumes than traditional aviation.

•
The Lilium Jet is intended to be controlled entirely by the flap angle and engine speed alone, and to not have any aerodynamic control surfaces, fuel or hydraulic systems.

•
The carbon fiber aerostructure is projected to be scalable to high-volume manufacturing.

•
We believe the combination of these design choices results in an aircraft with very few, highly repeated components across all systems, which we believe will enable us to employ automotive-style design for manufacturing and fully automated precision manufacturing of high-volume components such as the electric jet engines, the actuators and the battery packs.

Strong commercial relationships and commercial traction
•
To ensure the highest quality in all aspects of the aircraft, we are working with leading Tier 1 aerospace suppliers, such as Toray Industries, Aciturri Aeronáutica and Honeywell, and we are in discussion with other leading companies on avionics, electric motors, electric wiring system, and other jet components. Many of our suppliers are agreeing to risk-sharing arrangements, which means that instead of being charged up-front for development and tooling costs, we intend to amortize these costs over time as our production scales. These arrangements can be terminated by either party and there can be no assurance that one of our suppliers will not terminate its arrangements with us. The terms of our existing collaboration agreements typically include one or more of the following: joint ownership of the new intellectual property, assignment of the new intellectual property to either us or the collaborator, either exclusive or non-exclusive licenses to the new intellectual property to us or the collaborator and other restrictions on our or our collaborator’s use of developments, such as non-competes and time or milestone limited exclusivity provisions. If we are unable to negotiate exclusivity regarding the technology developed under these collaborations, our competitors may be able to access the technology that is owned, solely or jointly, by our suppliers and other collaborators.

•
In order to build, operate and scale our Lilium Network infrastructure to the highest operational and service quality, we intend to work with leading infrastructure players such as Ferrovial, the owner and operator (among others) of London’s Heathrow airport, and Tavistock, a strong local Florida developer. In Europe, we are likewise engaged in negotiations with key infrastructure companies to build ten Vertiports for our German-based network across Europe. These relationships are aimed at putting us in a position to have viable Vertiport operations in at least two strategic markets in time for the commercial launch of our Lilium Network, though no assurances can be given that these relationships will not be terminated or that suitable Vertiport operations can be implemented.

•
In addition, we have entered into an agreement with Lufthansa Aviation Training who will assist in the sourcing, training and management of pilots for our Lilium Jets — both for our own planned Lilium Network operations as well as future enterprise customers.

The eVTOL Industry, Total Addressable Market and its Drivers
The eVTOL aircraft market is a developing sector within the transportation industry. This market sector is dependent on the successful development and implementation of eVTOL aircraft and networks, none of which are currently in commercial operation. Morgan Stanley has projected that the eVTOL market for moving people and moving goods could be between $1 trillion (in the base case) to $4.5 trillion (in the bull case) in revenues by 2040, as set forth in the “Morgan Stanley Research, Flying Cars: Investment Implications of Autonomous Urban Air Mobility” report released in December 2018, as updated in 2021 (the “Morgan Stanley Report”).
The Morgan Stanley Report projects that the ‘moving people’ market size could be $0.5 trillion in revenues in the base case by 2040 and is linked to the automotive, shared mobility and airline transportation markets. The Morgan Stanley Report projects that the eVTOL aircraft market will become a more cost-effective and time-efficient method of traveling short to medium distances, eroding market shares from automotive and airline companies as customers appreciate the time savings and convenience of eVTOL services.
‘Moving goods’ refers mainly to the freight transportation market. The Morgan Stanley Report projects this market size could represent another $0.5 trillion in revenues in the base case by 2040. The Morgan Stanley Report projects that eVTOL technology is expected to revolutionize logistics due to advantages in speed, efficiency and accessibility over traditional trucks, airplane and train freight transportation. In addition, the Morgan Stanley Report cites the potential for eVTOL technology to provide a viable and affordable transportation solution in geographic locations without a current viable solution (such as rural or island communities) and to expand the possibilities for 24-hour delivery or overnight parcel delivery in regions where existing transport modes are simply too slow. As these eVTOL technologies mature and enable heavier aircraft, eVTOL transportation has the potential to scale from regional parcel delivery to larger freight applications.
The large eVTOL market opportunity is precipitated by a transportation system that is insufficient to handle increasing demand without time delays, high infrastructure and maintenance costs and adverse environmental impact. Since 1990, global passenger flows have increased by more than 125% across all major modes of travel and global trade volume has even increased by approximately 200%. To counter the rapidly increasing demand for mobility and logistics, governments worldwide are investing a total of approximately $1 trillion per annum into transport infrastructure, which is three times more compared to twenty years ago. Yet, despite these investments, regional transport systems have fundamentally not improved:
•
Cars are slow and limited by capacity, speed limits and congestion. For example, the average commuter spends more than 50 hours annually in road congestion.

•
High-speed rail has achieved very low density of real high-speed connections given prohibitively high infrastructure cost and long lead times to deploy the infrastructure.

•
Conventional airplanes fail to achieve significant time savings in regional travel since lengthy arrival and departure take too much time, with smaller airports closing in favor of more economically sustainable larger hubs.

The transport sector represents approximately a quarter of global greenhouse gas emissions, which have continued to rise over the last twenty years.
We believe eVTOL technology combines the accessibility of the car and the speed of an aircraft, with the added benefit of minimal operating emissions. We believe these characteristics will result in customers’ shifting preferences towards eVTOL over traditional transportation modes, as customers will prioritize time savings, convenience and environmental impact. Vertiport networks are anticipated to be low cost, low noise, to have minimal operating emissions and to be located at strategic locations throughout urban and suburban areas that will be capable of operating at all hours, with low upfront infrastructure costs, allowing these networks to develop substantially quicker and with lower cost than traditional high-speed transport infrastructure.
Governments are increasing their support for the development of eVTOL networks through regulatory incentives and investment schemes. For example:
•
In 2020, the U.S. Congress introduced a bill to establish an interagency working group focused on advanced air mobility.

•
In 2020, the German Federal Ministry of Transport launched a financial assistance program for the development of drones and air mobility services.

•
In 2020, the French government announced up to €1.5 billion investment by 2023 in research and development of new technologies in the aviation sector with a goal of having the first emissions-free aircraft by 2035.

The pace of private investment by companies, as well as government spending, will impact the pace of technology adoption and the level of market penetration. The Vertical Flight Society, a U.S. non-profit group that promotes urban air transportation, estimates roughly $5 billion was invested into the development of eVTOL aircraft and systems between 2015 and 2020.
Enabling technologies and supporting services are likely be key accelerants of the eVTOL aircraft market, as such factors have proven to be in the electric vehicle and autonomous vehicle market. We believe that many of the same technology developments, such as development in batteries, materials, sensors and software, are likely to directly benefit the eVTOL market. For example, improvements in battery energy density for electric vehicles and autonomous vehicles may drive increased range and payload for eVTOL aircraft, unlocking longer routes and thus increasing the addressable market.
Our Strategy
We plan to create and operate, with commercial operators, high-speed regional air networks that utilize our aircraft and deploy these for intercity passenger mobility (Lilium Network, B2C) as well as to sell aircraft and aftermarket services to commercial aviation customers (Turnkey Enterprise service, B2B). We expect to supplement these two business lines through sales to general and business aviation and private customers, an opportunity that we believe presents a strong value proposition (Private and Fractional Sales, PFS). In each case, we believe our differentiated technologies will allow us to deliver an efficient, cost-effective service for transporting people and goods. We have outsourced several aspects of the infrastructure and operation so that we can pursue an asset-light strategy that will allow us to scale quickly and efficiently.
Capitalize on our first mover advantage to enter the new RAM market
•
We are focusing our initial services on RAM: regional connections between cities and locales. We believe these routes can generate meaningful time savings for our customers, including both enterprise and general and business aviation customers, at a lower cost per seat-mile, while allowing us to achieve higher load factors per jet than intra-city services would be able to generate.

•
We plan to launch RAM services (either through our own network or via sales of aircraft to partners) with a few, high-demand routes and grow over time, as the services gain support and acceptance among our customers. Longer-term, we envision expanding our network to provide high-speed connectivity to all major urban and suburban cities within a region which we expect will be substantially cheaper and faster to deploy than traditional high-speed rail infrastructure, although there can be no assurances as to the timing or nature of expansion decisions by us or operators of Lilium Jets, which will be made depending on circumstances in the future following commercialization.

Pursue multiple revenue streams through diversified business models and associated profit pools
•
We plan to operate three business models to diversify our revenue opportunities and mitigate the risks in our commercialization. Our Lilium Network (B2C) will allow consumers to purchase tickets on a per seat basis. This business model has higher potential revenues and profits per jet, with revenue dependent on the actual number of passengers travelling on each jet.

•
Our Turnkey Enterprise service (B2B) will sell or lease jets to governments, companies, commercial airlines, and logistic companies followed by an annual service fee charged to customers on a per jet basis for maintenance and operating services. The B2B revenue potential has lower revenue upside, but establishes a strong revenue floor, immediate payback of the jet in the case of sales, and predictable revenue flow overall.

•
Our Private and Fractional Sales (PFS) offering to general and business aviation customers, as well as to private individuals, will consist of sales of our Lilium Jet, likely in a premium cabin configuration, to private owners through either direct sales or a fractional ownership program in collaboration with strategic partners, such as NetJets. Our PFS sales are intended to supplement our anticipated B2C and B2B services. We believe the Lilium Jet, with its unique electric-jet propulsion technology, emission-free operation, low noise profile, spacious cabin and outstanding customer experience, is especially well suited to the premium demands of this segment. As a result, we believe this is a highly attractive market that can help drive early adoption of eVTOL aircraft.

Introduce a scalable, capital-light business model for the commercialization of our services and manufacturing of our Lilium Jets
•
We plan to be a vertically integrated company that focuses on the strategic, differentiated activities in the value chain. We are managing the design and engineering of core aerospace technologies and production of our jets. We are developing a digital platform to facilitate the Vertiport and aircraft operations, flight planning and network management, as well as a direct interface to passengers via a customer app.

•
We plan to outsource the capital-intensive and complementary activities of the value chain, which includes airline and infrastructure operations (Vertiport construction and operations, airline operations, aircraft maintenance, pilot training and crew services) to various established aerospace and infrastructure companies. We believe this outsourcing model will enable us to remain capital-light, to focus on our core strengths, and to scale quickly. This capital-light approach is also reflected through our manufacturing strategy. We plan to produce unique technology subsystems in-house (such as assembling the battery and propulsion systems and final aircraft assembly) and leverage Tier 1 aerospace suppliers for all other systems and components. We are currently expanding our prototyping facility; however, in the medium-term, we intend to leverage manufacturing third parties to help effectively expand our global manufacturing and to keep our own capital expenditures to a minimum.

Roll out our service globally
•
We believe that RAM represents a large global market opportunity. We are capitalizing on this global opportunity by setting the requirements to launch and roll out our service in several major markets around the world. Many countries’ national civil aviation authorities have bilateral agreements or working arrangements with EASA or FAA and, as a result, receiving our concurrent Type Certification with EASA and FAA would be an important first step towards being allowed to operate in a large part of the rest of the world.

•
We have developed a Vertiport roll-out plan for the Lilium Network (B2C) in Florida and Europe, and have entered into arrangements with leading infrastructure players to progress these plans.

•
China represents another important market opportunity, and we have begun collaborating with our investor Tencent to assess and develop a strategy for a potential future market entry into China.

•
For our Turnkey Enterprise service (B2B) and Private and Fractional Sales (PFS), we expect significant global market potential, and we are in active discussions with potential customers around the world, including in the U.S., Western Europe and the Middle East, though these discussions remain at a preliminary stage and we can give no assurances as to the timing or geography of any networks that will develop.

Leverage our superior aircraft technology to unlock better unit economics and drive down prices for our customers
•
The main factors determining unit economics are passenger capacity, speed and range. Low noise, in addition, would allow us to land in more places which could significantly expand our total addressable market and our ability to scale our services.

•
These four performance factors directly impact the number of passenger-miles a jet can travel per day and thus increase our revenue potential. Our Lilium Jet has been designed to balance these four competing factors to achieve a market-leading customer experience and commercial performance. We believe these four performance factors will allow us to have access to a larger profit pool than our competitors, which will in turn allow us in time to offer even more competitive customer pricing.

•
Although we believe that we will launch our service as a premium service, over the long-term we intend to decrease prices to make our B2C services accessible to a larger part of the population.

•
The major contributors to the low operating costs that help drive our anticipated attractive unit economics (relative to helicopters, today’s VTOL aircraft) are our projections for low energy costs and low maintenance costs (fewer service hours and part replacements per year).

•
In addition, we believe the scalability of our Lilium Jets would allow us to convert our higher revenues directly into higher margins, since many of our major costs, such as pilot cost or landing fees, are fixed per jet and are not a function of passenger volume.

Extend our product portfolio following a comprehensive aircraft and technology roadmap
•
By leveraging the advantages of DEVT, we believe we can extend our technology platform to larger capacity aircraft, faster aircraft and longer-range aircraft including, in the future, potentially creating a larger version of the Lilium Jet based on similar architecture and technology.

Our Lilium Jet
The Lilium Jet is designed to meet the requirements of high-speed regional mobility. We have developed a next-generation aircraft architecture based on the combination of DEVT with a fixed wing aircraft configuration. Our unmanned demonstrator, the Phoenix, has performed a significant number of aircraft tests, which demonstrate the performance benefits of our DEVT technology. The Lilium Jet, will be a piloted aircraft designed from the ground up using the same underlying technologies as the Phoenix demonstrator and optimized for speed, range, passenger comfort, low noise, safety, zero operating emissions and simplicity. Due to the architectural resemblance, we believe many performance parameters of the serial, conforming aircraft can be predicted from the Phoenix demonstrator. We are designing the Lilium Jet in accordance with the strictest aerospace standards and guidelines established by the relevant regulatory authorities, and consistent with leading OEMs’ commercial aerospace programs. The cabin configuration we launch at entry-into-service will be determined by final customer needs, regulatory requirements, and the performance characteristics of the certified aircraft. However, we expect our aircraft architecture will ultimately allow for: (i) a premium four-passenger ‘club cabin’ configuration; (ii) a six-passenger shuttle cabin configuration; and (iii) a cargo cabin configuration.
Aircraft architecture
The jet architecture is based on a canard aircraft concept in which 30 electric ducted fans are distributed and embedded in the rear of all four fixed wings (two canards (front) and two main wings).
The propulsion system is based on electric ducted fans with a standard single compressor stage, which provides a significant efficiency advantage over open rotor propulsion by reducing blade tip losses, guiding the flow more effectively and removing nozzle exit swirl due to an installed stator. A ducted fan requires a roughly 10 – 15 times smaller surface area to lift the same weight as an open propeller system, i.e., the footprint of such a configuration is smaller for the same weight of aircraft. As a result, the Lilium Jet architecture allows us to build larger aircraft with more payload than open propeller systems (for a given ground footprint and noise level), which in turn should drive higher unit economics per jet within the same infrastructure. As such, we are also planning to develop a larger eVTOL aircraft that would fit (wings plus propulsion) within existing Vertiport infrastructure without a significant increase in noise levels. This ability to scale is not possible with open rotors aircraft, since increasing payload translates into either significant and non-mitigatable noise challenges, or increased rotor area and overall span, thus exceeding standard helipads.
The Lilium Jet is a fixed wing aircraft, which makes it efficient in cruise flight, similar to commercial airliners. The two main wings, two fixed canard (front) wings and the aerodynamic design of the fuselage contribute significantly to the overall cruise efficiency, providing all the lift to support the weight of the aircraft during horizontal cruise flight. Subsequently, the power consumption in cruise flight is projected to be around only 10% of the hover flight power consumption. Due to the propulsion system’s planned installation in the rear of the wing, the jet’s power consumption decreases by the inverse of the velocity squared from hover flight to cruise flight, as the wings create more lift with increasing forward speed. Since the small‑sized engines will be embedded into the wings of the aircraft, the wetted area is significantly reduced, which decreases drag further during cruise flight.
The disadvantage of the ducted fans’ small footprint is that the Lilium Jet is expected to consume roughly twice the power in hover flight than an eVTOL propeller-based aircraft of a similar weight. However, for our regional shuttle service, we aim for less than 60 seconds per mission in the pure hover phase, and our cruise time is anticipated to be less than 60 minutes. As a result, we estimate that the associated increase in energy consumption in hover flight would generally only be a fraction of the overall mission energy budget.
The Lilium Jet has an intrinsically simple design. With 30 single-stage electric engines, providing near-instantaneous vectored thrust for controlled flight throughout the mission envelope, aerodynamic control surfaces, such as rudders, ailerons or tails, are obsolete. Our Lilium Jets also eliminate the variable blade pitch, oil circuits for hydraulics and gearboxes found on a traditional aircraft or helicopters.
These design improvements contribute to the simplicity of the Lilium Jet. In addition to making the Lilium Jet simpler and faster to design, fewer parts translate to less maintenance and lower operating costs.
Engines
The key to obtaining a quiet aircraft is the propulsion system. The proprietary Lilium Jet engine is being fully developed in-house and using proprietary acoustic modelling software, simulated on high-performance computing clusters, and tested in our in-house acoustic chamber to optimize the rotor, stator, and duct design.
The ducts themselves contain the noise naturally and avoid propagation in the far field, compared to the spherical propagation of open rotors. The noise level will be reduced further in the ducts by making use of acoustic liners, which absorb the noise specifically generated by the fan’s blades as they pass the stator.
We currently estimate that the conforming aircraft will be able to achieve a total sound pressure level at take-off of approximately 60 – 65db(A) at a distance of 100 meters (330 feet), depending on loading conditions, flight maneuvers and environmental factors, while effectively being inaudible from the ground during cruise flight. Our estimates are based on in-house analysis predictions, tests with prototype engines and real-world measurements of the Phoenix technology demonstrator (which is not optimized for noise, as it has no acoustic liners), though the actual noise profile of our serial production aircraft may differ depending on our final design and certification activities.
Another area of innovation in our engines is a light pivoting mechanism with custom actuator and variable nozzle coupled to the engine angle. This enables optimal engine efficiency in cruise flight and hover flight.
Battery System
The battery system is a critical component of the Lilium Jet.
Due to rapid improvements in energy density levels, estimated by Roland Berger as increasing approximately 7% per year, the era of electric aviation is possible today. The battery system must fulfill several key requirements:
•
it must supply high energy density levels in order to achieve the required range;

•
it must supply the high-power density required for vertical takeoff and landing phases;

•
it should have fast charging capabilities to enable high infrastructure throughput; and

•
it should have a long lifetime or cycle rate.

The Lilium Jet’s engines are designed to be powered by a proprietary battery system which is being developed by us in collaboration with third parties based on large format lithium-ion pouch batteries. We have selected a battery cell chemistry based on a silicon-dominant anode combined with conventional NMC (Nickel, Manganese and Cobalt) cathodes and electrolytes. We believe this combination offers the best compromise of energy and power density at a low state of charge (“SoC”, the level of an electric battery’s charge relative to its capacity), which determines the effective usable battery capacity. The majority of battery cell production should be on standard lithium-ion pouch cell production lines. We have invested in a leading battery technology supplier, securing exclusive rights for the eVTOL market for this chemistry, and have signed a supply agreement with CUSTOMCELLS to industrialize and produce the cells for Lilium.

Supplier and in-house measurements of the pouch cells have yielded nominal energy density levels of 330 watt-hour per kilogram at the cell level, which is projected to enable a physical aircraft range of up to 155 miles (our maximum target for entry into service). This prediction is based on our testing and simulation of engine efficiency as well as on well-known and standard prediction methods for aircraft design for batteries, engines, motors, and other components of the aircraft. We anticipate energy density levels and power levels at low SoC to further improve which will improve the operating range of our Lilium Jet as these improvements occur.
We anticipate that the battery should provide a sufficient cycle life (over 800 standard charge/ discharge cycles measured until 80% capacity). We are continuing to test and optimize the cycle life of the prototype cell we are designing for the Lilium Jet. In operations, we intend to replace the battery potentially multiple times a year depending on the achieved number of flight hours during the operation of an aircraft. Cost is another key factor within the operating economics of our Lilium Jet. In terms of technology and production, our cells are an evolution from today’s automotive batteries, but will be produced at a premium over automotive batteries in order to meet our stricter aerospace safety and performance requirements.
We are targeting a battery system to be capable of fast charge, which is key to enable smooth operations and quick turnovers. We are working with leading suppliers such as ABB for charging technology using equipment based on chargers for the electric car and trucking industry.
Our battery system design consists of multiple independent packs each built up of multiple modules, creating significant redundancy across the energy system as a whole. We are designing the battery casing to protect against the effects of multiple-cell thermal runaway. When thermal runaway occurs in a module, it needs to be contained within the module, with the remaining modules and packs remaining unaffected to supply enough power and energy for continuous safe flight and landing. We have successfully validated an early version of a battery system in the Phoenix technology demonstrator, incorporating many of the technologies of our envisioned and certifiable series solution. We continue to conduct technology development and demonstrations to determine the most appropriate technology for the Lilium Jet. The challenges and risks intrinsic in refining our battery system may take longer or be more difficult or costly than we anticipate. The full battery and energy management system will be certified as a part of the aircraft certification process and will undergo rigorous testing to prove compliance with the requirements set by the authorities. We are developing the battery pack design and energy management in-house as part of our core technology, while we work with third parties on the design of the battery cells and some components of the energy management system.
Flight Physics and Flight Control Systems
The Lilium Jet’s 30 engines are mounted on individually controllable flaps. The flaps are not only used for lift generation during vertical take-off and landing, and thrust generation in cruise, but also to control each axis of the jet via thrust vectoring throughout the entire flight. The flaps make the flight control system efficient and, due to the amount of thrust required for vertical take-off, leads to high control authority for all the different flight phases. The flaps, which only receive two signals (engine speed and flap angle), are the only actuators required by the Flight Control System and therefore avoid traditional control surfaces like ailerons, elevators, or rudders. For vertical take-off and landing, the flaps are all pointed downwards in a vertical position and after approximately ten seconds of hover flight, when the jet reaches the initial altitude, they slowly transition into a horizontal position and thereby accelerate the aircraft forward. In cruise flight, all the aerodynamic lift is generated by the standard lifting surfaces (i.e., the wings, including the flaps) and the main body. During landing, the flaps transition back into the vertical position.
Having 30 flaps makes the flight control system highly redundant. If a flap fails, the flight control system’s health monitoring detects the failed flap and redistributes the thrust to stabilize the jet, avoiding large altitude transients. Another advantage of the design is that air is drawn in over the wing and creating a ‘high lift’ system at low speeds, so that the jet can be efficiently controlled at low forward speeds required for final approaches and with less than half of the power consumption expected to be required in hover flight.
We have designed in-house all the core elements of our flight control system, the flight control laws and health management algorithms. We have developed and tested the flight control software on the flight dynamics model in simulations, allowing us to predict and tune how the jet will behave in flight test. This simulation-based development approach, including our flight dynamics model, also called a ‘Digital Twin’ of our aircraft, incorporates the full aerodynamic data bank, the engine deck, battery and power models and dynamic models for all actuators and sensors. The ‘Digital Twin’ allows us to assess the jet’s performance long before flight testing, which enables us to make critical decisions within days compared to weeks of real-life testing.
The ‘Digital Twin’ flight dynamics model is also used in a series of in-house-developed simulators. Some of these simulators feature a virtual and mixed reality interface, which are head mounted displays, that are used for pilot assessments on handling qualities, cockpit layout or procedures.
In addition to simulations on the ‘Digital Twin’, we are running extensive test campaigns on our Phoenix technology demonstrator as well as wind tunnel tests, the results of which will be correlated into our simulation models.
Other simulators are used for remote pilot training as part of the flight testing for our Phoenix technology demonstrator.
We have also developed and are continuously improving an integrated software development and verification framework that fully utilizes automation and enables the execution of full-code-coverage software testing in a short time. This framework is subject to EASA audits and will be fully DO-178C compliant, to enable the development of safety critical DAL-A flight software.
We consider our flight dynamics model and simulators, as well as our software development framework, to be important trade secrets given the high degree of proprietary knowledge which has been generated over the past five years and specifically tailored for our Lilium Jet configuration.
Safety and Performance
The safety, performance, and reliability of our Lilium Jets, as well as the credibility of eVTOL industry generally, will be key factors in achieving customer acceptance of RAM.
We design all systems in accordance with the EASA certification requirements (and expected FAA certification requirements), which demand an aircraft-level safety standard of not more than 10E-9 failure conditions with catastrophic effect per flight hour. This corresponds to a maximum of one failure condition with catastrophic effect within every one billion flight hours, which is the same safety level applied to large commercial jets such as the Boeing 777 or the Airbus A350. Similar to airliners, the Lilium Jet is also designed against the criterion of ‘no single failure resulting in catastrophic effect’, a standard which is typically not applicable to traditional VTOL aircraft such as helicopters. We verify all safety measures in accordance with the means of compliance agreed with the regulating authorities.
We plan to achieve our safety standards in many cases through systems redundancy. For example, the Lilium Jet can lose a battery pack or multiple engines and still implement a vertical landing because the Lilium Jet will have multiple redundant battery packs that work in parallel to supply the required power, as well as 30 independent ducted fan engines. The engines can contain blade-loss and other rotor failures within the engine ducts without damaging parts of the airframe. All avionics, engine controllers, battery management and other complex electronics are based on dissimilar and redundant architectures.
The aircraft will be initially certified for Visual Flight Rule conditions, which means that a pilot operates an aircraft in weather conditions generally clear enough to allow the pilot to see where the aircraft is going. We intend to apply to extend our certification to Instrument Flight Rules all-weather capabilities soon after launch, although no assurances can be given as to timing.
On February 28, 2020, our Phoenix technology demonstrator was damaged in a fire while undergoing maintenance, including the installation of battery modules. As aerospace industry best practice, we invited an independent incident investigator to lead the investigation, which was completed in June 2020. The result of the investigation identified that the most likely cause of the fire was a thermal runaway. We have carried various lessons forward by redesigning the individual battery modules and the energy system, as well as the assembly process, in our new technology demonstrators. The energy system involved in this incident and used in our technology demonstrators is not the same system that we intend to use for Type Certification or serial production.

Description of our Proprietary Technology and Intellectual Property
Our success depends in part upon our ability to secure and protect our core technology and intellectual property. To establish and protect our proprietary rights, we rely on a combination of intellectual property rights (patents, trademarks, copyrights, and trade secrets, including know-how and expertise) and contracts (license agreements, confidentiality, and non-disclosure agreements with third parties, employee and contractor disclosure and invention assignment agreements, and other similar contractual rights). We control access to and use of our proprietary technology and other confidential information through various means, including physical access control systems, network security and contractual protections with employees, contractors, and partners. We also attempt to mitigate the risk of intellectual property conflicts by regularly assessing and avoiding any overlap of our innovative aircraft concepts, technology and components with third party patents and other proprietary assets.
We have two granted U.S. patents covering the multi-wing aircraft architecture engine arrangement, and four additional pending German patent applications related to the same aircraft architecture. In 2021, we filed an additional 50 patent applications with the European Patent Office, which can be extended into other jurisdictions. To protect the appearance of the Lilium Jet, two sets of design patents were filed. Our patents and patent applications cover essential differentiated technology innovations, such as the aircraft’s general architecture, avionics, propulsion system, energy storage system, safety, software, and flight control systems. Patent filings across the portfolio are intended to protect our key inventions in the Lilium Jet and its sub-systems.
We regularly review our development efforts to assess the existence and patentability of new inventions, and we plan to file additional patent applications when we determine it would benefit our business to do so.
Research and Development
Our research and development expenses for the years ended December 31, 2020 and 2021 were €90.3 million and €144.6 million, respectively. Our research and development expenses represented a significant percentage of our operating expenses for the years ended December 31, 2020 and 2021, none of which have been capitalized. For more information about our research and development expenses and our capital expenditures over the past three years as well as how we intend to finance our research and development expenses and our capital expenditures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Aircraft Program
Our serial aircraft certification application was accepted by EASA and FAA in 2018. From 2019, following publication by EASA of the design requirements we must satisfy (as further discussed below under “— Regulation — Aircraft Certification”), we had sufficient clarity on the eventual certification requirements to move ahead with our serial aircraft development program.
Our development program follows the rigorous, industry-standard process with maturity gates in each phase following a typical ‘V-model’ Validation and Verification process. This industry-standard process means that requirements are validated down to the jet’s component levels. Then, through the design, build and test phases, our final product is verified with a program of analysis, ground and flight testing, pre-agreed with our EASA and FAA regulators to ensure that these requirements have been satisfied and can be demonstrated to the regulators’ satisfaction. Our program builds upon the extensive technology development work undertaken since 2015, including several generations of demonstrator aircraft and related flight testing.
We are investing significant focus and efforts into the preliminary design phase to mature the technology through extensive testing and prototyping. We opened a rigorous PDR in the fourth quarter of 2021 and, upon completion of our review of the PDR results, expect to release design data to our aerospace supply chain, starting in the second quarter of 2022. The PDR consists of a series of technical reviews to assess whether the aircraft architecture will meet airworthiness requirements, deliver the performance requirements assumed in the business case and be produced at the appropriate quality levels. Completion of the PDR gives the green light for engineering to finalize detailed designs and for procurement to ramp up supplier contracting. We plan to leverage our supply chain’s capabilities both for the development program and to facilitate a rapid transition into volume production once we have received Type Certification. We are also working to confirm the airworthiness demonstration requirements to be agreed with the EASA and FAA regulators, which will help us to de-risk our program up-front.
Commercial and Business Operations
Pricing
Our pricing model for our B2C Lilium Network assumes an average price per mile which varies with the distance of the trip, such that the price per mile will decrease as the trip length increases. We plan to launch a premium service with an average price per mile comparable to a typical taxi service. In the medium-term, we intend to reduce our pricing further, which we believe will result in higher passenger demand. In the longer term, we believe that larger aircraft types will enable us to further decrease pricing, bringing it in line with the price of high-speed rail.
Pricing of aircraft for our sales business lines to enterprise customers (Turnkey) and general and business aviation customers, including private individuals (PFS), will be negotiated on a per deal basis and we expect will consist of a combination of the upfront sale of the aircraft and packaged aftermarket services. We believe we will be able to achieve a competitive price when compared to sales of similar sized aircraft, given our expected performance and its emission-free operations.
Vertiports
We intend to work with infrastructure developers and operators to build and operate our Vertiports. In Florida, our target is for the initial network to comprise 14 Vertiports across the major urban centers in southern and central Florida, creating a 2,000-mile network of high-speed connectivity, equivalent to the entire high-speed rail network of some countries. All our networks are intended to be built around the principle of working with other companies that will develop, own and, for the most part, operate the infrastructure. Our business model contemplates that we will work with infrastructure developers to establish new Vertiports or retrofit existing aerodromes to be fit-for-purpose, in which we plan to reimburse them for the development costs through a combination of lease payments and activity-based fees. We anticipate that some of the Vertiports in our proposed network will be exclusive to Lilium, while others, predominantly those developed by public institutions, will be provided on a non-exclusive basis for use by Lilium. When developing our Vertiports, we plan to work with landowners, who can provide access to buildings (such as parking garages, vacant lots, and commercial loading depots); infrastructure developers, who will provide financing, permits, and build the infrastructure; and ground service providers, who will work with our team to operate the facilities and ensure the safe and comfortable operation of our Lilium Network services for our passengers and the rapid turnaround of our anticipated passenger and goods services.
We intend to outsource ground operations, such as security, cleaning, refreshments and baggage handling, with careful monitoring of key customer touchpoints, such as front desk staff, boarding staff, and customer service representatives.
Our planned Vertiports are based on a modular scalable design allowing for customization for Vertiports of different sizes, consisting of four modules:
Our Vertiports are intended to include end-to-end charging posts at each parking bay. At entry into service, we expect charging sessions of 15 to 45 minutes will be facilitated. At later stages, we plan for our charging infrastructure on a pad with 7 parking positions to be designed to accommodate up to a total of 20 charging sessions per hour, with 5  to  30 minute sessions per charge.
We expect to tailor our Vertiports to the environments available to us at locations that are convenient for our customers.
Tavistock Vertiports
In November 2020, we signed an agreement with infrastructure development company Tavistock Acquisitions, LLC, to build a Vertiport in Tavistock’s upscale mixed-use community of Lake Nona, Florida, near to Orlando International Airport (MCO) and a short distance from Orlando’s many attractions, including Walt Disney World and Universal Orlando Resort. Locating our Vertiports near to these popular destinations will allow us to establish a shuttle service with the cities of Tampa, St. Petersburg and West Palm Beach. The Lake Nona Vertiport is intended to be one of the first in a network of Vertiports connecting popular destinations and airports throughout Florida.
Ferrovial Vertiports
We have entered into an agreement with global infrastructure developer and operator Ferrovial setting out a framework to build a network of at least ten Vertiports across Florida. Ferrovial intends to develop and operate these Vertiports exclusively for Lilium, enabling a rollout of high-speed RAM. Furthermore, with Ferrovial conducting ground operations at these sites, we would have an operations leader with significant experience in aviation operations, with more than twenty years investing, developing and operating in the airport sector, including managing airports such as Heathrow in London. In late 2021, our network plans received a further boost, with Palm Beach County’s decision to approve the development of a Vertiport to be built by Ferrovial at Palm Beach International Airport for the use of Lilium.
European Vertiport Opportunities
We have signed preliminary indications of interest with airport operators in Germany and the Netherlands to conduct scoping studies, exploring the business case for building Vertiports across Europe. Furthermore, Ferrovial has announced plans to develop a network of more than 20 interconnected Vertiports in Spain and 25 Vertiports across the UK.
Vendors and Suppliers
We plan to focus our in-house production on our core technologies, final aircraft assembly and testing. We are collaborating with leading, aerospace-approved Tier 1 suppliers for the remaining aircraft components and parts. “Tier 1 suppliers” are typically manufacturers of major components or systems that receive parts or subassemblies from the Tier 2 supply chain and then directly provide those parts to OEMs. Tier 1 suppliers are themselves certified by the certification authorities to manufacture critical components and are the most important participants within the aerospace industry supply chain.
We are in contract discussions with several Tier 1 aerospace companies for avionics and flight control system, electric motors, the electrical wiring and interconnect system, seats and interiors as well as tires and landing gear. In November 2020, we signed a supply agreement with Toray Industries, the world’s leading manufacturer of carbon fiber, for the supply of higher performance carbon fiber composite. Toray Industries is recognized as a global leader in aerospace materials. In February 2021, we signed a supply agreement with Aciturri Aeronáutica, a leading global manufacturer of aerostructures and aero engine components, to provide the fuselage, wings and canards for our Lilium Jet. In June 2021, we signed a supply agreement with Honeywell Aerospace (a leading technology company providing aerospace products and services) for the development, design and manufacture of our avionics system. We intend to work with established, Tier 1 companies to ensure that proper aerospace grade quality systems are established. In addition, on March 28, 2021, we entered into a non-cancelable purchase obligation for a Palantir Foundry cloud subscription (which provides advanced data analytics capability), including support services, updates and related professional services, with Palantir for $50.0 million payable in increasing annual installments over five years. Furthermore, in July 2021 we signed an agreement with CUSTOMCELLS, a leading supplier of battery technology, to become one of Lilium’s prime suppliers, manufacturing lithium-ion batteries at scale for the

Lilium Jet. Utilizing Lilium’s licensed technology, we expect CUSTOMCELLS to industrialize battery cells for high-quality series production at its Tübingen location.
Strategic Commercial Collaborations
On July 31, 2021, we executed a term sheet in which we agreed to enter into negotiations with Azul to establish a strategic collaboration whereby Azul is expected to commit to purchase from us 220 Lilium Jets for an aggregate value of up to $1.0 billion, with anticipated delivery to commence no earlier than 2025, subject to completion of aircraft certification activities and receipt of any required regulatory approvals. As part of the anticipated agreement, we would provide an aircraft health monitoring platform to assist in the maintenance of the Lilium Jets sold to Azul, and Azul would operate the Lilium Jets. In addition, Azul would assist us in pursuing type certification of the Lilium Jet in Brazil and by marketing the service in Brazil, and the parties expect to jointly launch a co-branded network in Brazil using Lilium Jets, subject to obtaining the requisite type certification for the Lilium Jet from the applicable regulatory authorities. Both parties would also support the setup of a local Vertiport network in Brazil. The parties have further agreed to work exclusively with one another with respect to the establishment of eVTOL products or services in Brazil until the earlier of the execution and delivery of definitive agreements or the expiration of the term sheet, subject to earlier termination for certain non-performance events. In consideration of the strategic commercial collaboration, we agreed to use all efforts to grant to Azul warrants to purchase up to 8,000,000 Class A Shares at an exercise price of €0.12 a share, consisting of (i) warrants to purchase 1,800,000 Class A Shares, which warrants were issued to Azul on a fully vested basis on October 22, 2021, and (ii) subject to the execution of definitive agreements for the strategic commercial collaboration, warrants to purchase up to an additional 6,200,000 Class A Shares, which are expected to vest in three tranches. We have also entered into a registration rights agreement with Azul to register the future resale of the Class A Shares issuable upon exercise of the Azul warrants.
Completion of the strategic collaboration and the final commercial terms thereof are subject to further negotiation and execution of definitive agreements, and the operation of a joint eVTOL service in Brazil is subject to obtaining the requisite type certification for the Lilium Jet. There can be no assurance that definitive agreements for the contemplated strategic collaboration with Azul will be entered into on the anticipated timeline or at all or that the final commercial terms for the proposed collaboration with Azul will not differ, including materially, from the terms currently contemplated by the parties.
Lilium has also entered into a non-binding MOU with NetJets, the world’s largest private aviation company. Pursuant to the MOU, we expect to work with NetJets to expand our product and commercial offerings. The proposed intent of the parties in the MOU is for NetJets to have the right to order up to 150 Lilium Jets for its fractional ownership program in the U.S. and Europe. Furthermore, NetJets would prospectively support Lilium Jet sales to private individuals whose aircraft would then be managed by NetJets or its affiliates. Lastly, a NetJets affiliate would prospectively be the flight operations partner for Lilium’s Florida and potentially other networks. As part of the arrangement, Lilium has also entered into a non-binding MOU with FSI to provide products and services, such as courseware, industry leading immersive and mixed reality training devices and crew training to support Lilium Jet operations. The proposed arrangements with NetJets and FSI remain subject to the parties negotiating final commercial terms and entering into definitive agreements for the contemplated arrangements.
Digital platforms and user interface
Our digital platforms will provide the differentiating integration between our Lilium Jets and our Vertiports for our Lilium Network, delivering a high level of efficiency and effectiveness for both staff and customers. The digital platforms will contain a broad range of our proprietary intellectual property, enabling us to efficiently operate a large fleet. We are building a bespoke digital platform providing a seamless and integrated experience for our customers and passengers in each of our operations. Our online booking channels will help our Lilium Network customers find suitable flights, make reservations, select related travel products (from Lilium and our partners) and collect necessary passenger information.
The digital platforms are planned to support passengers throughout their entire travel journey, both before and on the date of travel. These support services include relevant flight status information, guides to our Vertiports and flying in the Lilium Jet. Our mobile app is planned to also enable passengers to access our Vertiports and support them through pre-flight activities (such as baggage and security), assist them with last minute amendments as well as send boarding and seating notifications.
Behind the scenes, the digital platforms are planned to enable our airline operations to plan and operate our flight schedule and growing fleet. Alongside our Standard Operating Procedures, the digital platforms will be designed to meet the regulatory requirements and obligations for safe operations under our airline operating licenses. These requirements include functionality for flight planning and routing, energy management as well as managing and rostering pilots. On the day of flight, the digital platforms are intended to provide functionality for pilot briefing, flight dispatch, flight operations, disruption management and integration with the Lilium Jet (for uploading mission and pilot instructions, and downloading deep data on the location, status and health of each individual jet).
The digital platforms are planned to also deliver functionality for maintaining our fleet and ensuring their ongoing airworthiness, including scheduling and tracking of periodic planned maintenance, recording and resolving defects with connection to our parts, supply, procurement and logistics departments to ensure we have a managed supply of spare and replacement parts to minimize aircraft down time.
Within our Vertiports, the digital platforms are planned to provide functionality to prepare aircraft for their next mission, ground operations and passenger operations, including bespoke systems for coordinating and monitoring the rapid charging of a jet’s batteries, with controlled temperature regulation for optimal throughput and battery health and longevity. The digital platforms are planned to support the companies to whom we outsource our ground operations to coordinate the activities needed to turn around our Lilium Jets for their next mission. For example, cleaning of the jet, loading and unloading of baggage, slot and gate management, and assisting passengers with special needs.
Pilot Sourcing and Training
We have entered into a framework services agreement with Lufthansa Aviation Training to source and train pilots for Lilium Jets. Under the first phase of the program, we intend to collaborate on the creation of a Lilium-specific rating training course for qualified commercial pilots. We intend to design the training to leverage technologies including mixed and virtual reality, facilitating worldwide deployment of the course. As a leading European airline training organization, Lufthansa Aviation Training has extensive experience in developing pilot competencies, which we believe will complement our own expertise in aircraft design.
In connection with the NetJets MOU, Lilium also entered into a non-binding memorandum of understanding with FSI, with the intent of collaborating to provide products and services, such as courseware, industry leading immersive and mixed reality training devices and crew training to support Lilium Jet operations. We believe FSI’s proprietary training software would deliver flexible and agile learning solutions needed to support the advanced air mobility market.
Regulation
The Lilium Jet and our operations are designed to comply with existing regulations, policies, and procedures of the relevant aviation authorities, although we note for the avoidance of doubt that our business model has yet to be tested or regulatorily approved. In the first years of service and as long as no “new” or changed regulatory framework is available and applicable, the Lilium Jet will operate under the existing aviation regulatory framework using conventional means of navigation and communication, facilitated by the on-board pilot.
We are required to comply with the safety regulations for the jet itself in addition to all operational aspects such as flight operations, crew training and the Vertiport requirements. While some adaptations are required to existing regulations, we believe that the similarity of our operations to existing services (including piloted helicopters and other small aircraft) could mean that a close-to-comprehensive set of rules already exists.
Aircraft Certification
We are designing and producing the Lilium Jet to industry aeronautical standards and applicable regulatory requirements.

For international certification, the first airworthiness authority we approached is EASA. We applied for EASA Type Certification in 2017 and for concurrent FAA Type Certification validation through provisions provided by the bilateral agreement between the European Union (“EU”) and the U.S authorities in 2018. The FAA will reserve the right to verify compliance to their airworthiness requirements, but a maximum of regulatory alignment is being pursued. At the beginning of 2018, both authorities accepted our application for certification and we have been in frequent interaction with both authorities since then.
In July 2019, EASA published a novel set of rules for the certification of eVTOL aircraft, “Special Conditions for Small-Category VTOL Aircraft” (“SC-VTOL”), applicable to aircraft with a maximum of 9 passenger seats and a maximum certificated take-off mass of 3,175kg or less. We intend that the Lilium Jet will be certified under SC-VTOL.
In relation to the FAA certification process, we intend that the Lilium Jet will be certified under the recently reformed “Part 23 — Airworthiness Standards: Normal Category Airplanes”, modified by Special Conditions to address the novelties of eVTOL aircraft.
General and technical familiarization activities have been performed to engage EASA and FAA in the development of the Lilium Jet. In December 2020, EASA issued the initial CRI A01 for the Lilium Jet. CRI A01 is the Type Certification basis for SC-VTOL which is the equivalent to the G-1 issue paper from the FAA. This represents a significant milestone in the certification process since it provides a roadmap of the tests and metrics that will be relevant for full Type Certification of the Lilium Jet. Initial aircraft and system certification plans have been submitted.
A detailed certification program including all the means of compliance will be further defined over the course of 2022. The certification program sets the stage for the design and testing process. After successful verification by EASA, the Lilium Jet would receive Type Certification in accordance with stated regulatory standards, which certifies compliance to the applicable airworthiness standards for the Lilium Jet.
Once certified by EASA and the FAA, we expect that the Lilium Jet Type Certification will be recognized by national civil aviation authorities around the world, since many countries’ national civil aviation authorities have bilateral agreements, working arrangements or other collaboration activities with EASA or FAA (examples may, but are not guaranteed to include, India and certain countries within the Middle East, South east Asia and major parts of Central and South America). As a result, we believe that our Lilium Jet will be allowed to operate in any country that recognizes and accepts the EASA and FAA regulatory standards (even though we cannot assure that this will be the case), which would potentially enable us global market access. We cannot assure you that regulatory authorities in any other country will accept these standards; however, airlines regularly rely on bilateral agreements to operate internationally.
We also initiated the process to obtain a DOA issued by the EASA for the Lilium Jet’s design and a POA issued by the responsible national civil aviation authority of Germany for the Lilium Jet’s manufacture. The DOA program has started with the Type Certification application in 2017. We have prepared and submitted several DOA processes for engineering and airworthiness certification to EASA for the initial investigation and desk audit. We started process roll-out, training and proper application in 2020 and performed the first comprehensive set of EASA on-site audits in 2021. The DOA approval program takes place in parallel with the Lilium Jet Type Certification activities.
The POA program has started with the application to the airworthiness authorities in May 2020. Most of the required processes and regulations have been filed with the German Federal Aviation Office (Luftfahrt-Bundesamt (LBA)) for review, which is planning audits in 2022. We already have fast prototyping capabilities for 80 core processes in place. When we receive our DOA, we expect to receive our POA thereafter, which is the final step before Type Certification.
B2C Operations
We intend that the Lilium Jet B2C network operations will be operated by a fully-fledged airline (as defined, a holder of an AOC). AOCs are granted by the relevant authority in each jurisdiction, typically a national civil aviation authority. The primary objective of airline certification is to ensure that operations are safe and compliant with regulation.

In the EU, commercial air transport operators apply for an AOC on the basis of the Commission Regulation (EU) No 965/2012, which outlines technical requirements and administrative procedures for airline certification. EASA is currently leading a comprehensive rule-making exercise which will allow commercial passenger operations for manned eVTOL aircraft in the European airspace. We have been actively participating in the rule-making process, which will be directly applicable in all 27 EU Member States.
In the U.S., commercial operators of an aircraft with a limited passenger-seating configuration and payload are typically subject to FAA Part 135 certification and U.S. Department of Transportation authority. This certification has been designed to accommodate operations using small airplanes or helicopters.
Both in Europe and in the U.S., we intend to collaborate with local AOC holders for our eVTOL operations, and we are in discussions with several major players in both geographies. For example, as discussed above, we have entered into a memorandum of understanding with NetJets to explore a business model for the operation of Lilium’s network in Florida as well as other regions in the U.S. and Europe, and have previously announced plans for Luxaviation Group to support Lilium in building out airline operations in Europe.
The Lilium Jet will be flown by an on-board pilot holding a commercial pilot license. For initial operations, pilots will be trained in a similar way to traditional airlines. During the training process, we plan to utilize, to the greatest extent possible, new virtual and mixed reality technologies in order to provide a more realistic training experience for the pilots. A future, more simplified pilot license, which takes into consideration the high degree of aircraft automation and the full range of its capabilities, will ideally be developed and utilized to train air crew to operate the Lilium Jet and other eVTOL designs.
The Lilium Jet initially will operate at aerodromes certified on the basis of existing approval processes and designed to comply with international and local heliport design regulations.
Our Marketing
Our marketing strategy is intended to build industry and consumer readiness for our technology and services. Short term, we plan to develop industry credibility and recruiting success by establishing Lilium as a front-runner in electric aerospace. Longer term, we plan to build affinity by developing a purpose-based product experience that will be rooted in social and environmental responsibility and customer centricity; we believe that we will articulate our areas of value and differentiation through educational and customer outreach campaigns. We intend to attract, retain and scale customers in preparation for our initial commercial launch by focusing on the customer journey, being transparent and factual about our technological and commercial progress and the overall benefits of our service to society and the environment. Our marketing strategy will be supported through marketing campaigns on our website, through content marketing channels, social media platforms, and thought leadership arenas. Communications will be a critical part of our strategy, as we clearly explain our business case and commercial operating model through interviews, podcasts, social media posts and engagement, press releases and events to build awareness and positive perception.
Competition
We believe that our primary competitors for our eVTOL services are ground-based mobility solutions, other eVTOL players and local and regional incumbent aircraft charter services.
Amongst the eVTOL companies, we consider Joby Aviation, Archer, Vertical Aerospace and Beta as some of our key competitors. All companies except Beta, who have chosen a six-seater lift and push concept, are developing differing four passenger eVTOL aircraft with electric-powered tilt rotors that we expect will have lower payload potential than our final Lilium Jet. Joby and Archer in particular focus on shorter routes, with an average trip length of approximately 25 miles. Joby Aviation has reported a projected range of 150 miles on a single charge, and Archer has reported a projected range of 60 miles at 150 miles per hour. Vertical Aerospace targets a range of 100+ miles at 202 miles per hour. Beta projects a range of 250 nautical miles and plans to carry five passengers and a pilot.

Capital Resources and Liquidity Requirements
Since our founding, we have relied on external financing for our research and development activities, as well as for the organizational processes and resources required for these activities. Prior to the Business Combination we had raised approximately $375 million from our investors through preferred share and convertible loan issuances. Pursuant to the Business Combination and related PIPE Investment we received approximately $584 million (€493 million) in gross proceeds. Given our development stage and operating structure, most of our expenses to date are tied to headcount and our prototypes. We expect to continue to incur significant expenses in the foreseeable future, and we expect our cash burn to increase in connection with our ongoing activities, particularly for completing the Type Certification process, building our serial production factory, launching commercial operations and ensuring all infrastructure and talent resources are in place. In addition, we expect to incur additional costs associated with operating as a U.S. public company.
We are subject to risks related to the development and commercialization of our Lilium Jets and our services, as further discussed in “Risk Factors”, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We estimate that we will need to obtain additional financing to fund our future operations as we grow our production capabilities, expand into a global business and establish the right footprint for our customer services and infrastructure. Furthermore, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans. Based on our recurring losses from operations since inception, expectation of continuing operating losses in the future and the need to raise additional capital to finance our future operations, we have concluded that there is substantial doubt about our ability to continue as a going concern. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Substantial Doubt about the Company’s Ability to Continue as a Going Concern.”
If our cash resources, including the proceeds of the Business Combination and the PIPE Financing, are insufficient to finance our future cash requirements, we will need to finance our future cash needs through a combination of public or private equity offerings, debt financings, partnerships or grant funding, which may require certain covenants or restrictions on our business.
Employees and Consultants
We believe that our employees are crucial to the success of our business, which depends on our human capital and a strong leadership team. We aim to attract, retain and develop staff with the skills, experience and potential necessary to implement our growth strategy. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. As of December 31, 2020, we had 593 employees and 95 full or part time contractors. As of December 31, 2021, we had 964 employees, comprised of 745 internal employees as well as 219 full or part time contractors. Many of our employees and contractors have had prior experience working for a wide variety of reputed aerospace, airline, jet design, aerospace and customer service organizations. We have not experienced any work stoppages, and we consider our relationship with our employees to be good. None of our employees is represented by a labor union or covered by collective bargaining agreements.
ESG Management
Sustainability is at the core of Lilium’s mission: creating radically better ways of moving. We believe that building a culture that values respect for the environment and respect for people within Lilium and across the wider ecosystem of Lilium’s partners and suppliers is both consistent with our values and important for the long-term success of our business. At the Board level, our Nominating and Corporate Governance Committee is responsible for overseeing our policies, programs and practices that relate to Environmental, Social, and Governance (“ESG”) (except those explicitly delegated to other committees or employees of Lilium) and recommending to the Board Lilium’s overall general strategy with respect to ESG matters. We intend to continue to examine the sustainability topics that are most relevant for our business and stakeholders as we further develop and advance our sustainability strategy. Lilium has established company policies — including our Code of Business Conduct and our Code of Conduct for Suppliers — that support Lilium’s efforts to operate sustainably by guiding our employees, partners, and suppliers in their business dealings and requiring compliance with applicable laws and regulations. These company policies address practices and requirements that Lilium has established with respect to environmental protection, responsible sourcing, human rights, labor standards, and ethics and compliance, among other topics.
Organizational Structure
Upon the closing of the Business Combination, Lilium GmbH became a direct, wholly-owned subsidiary of the Company. The following diagram depicts our organizational structure:
Property, Plants and Equipment
We have a 100,000 square foot prototype production facility near the Special Airport Oberpfaffenhofen in Munich, Germany. At this site, we have developed and built our current technology demonstrator, and we plan to develop and install the manufacturing facilities for series production. Our current prototype capability covers almost all aspects of flying and non-flying technology demonstrators. We have established a tech lab for fast prototype manufacturing, including a computer numerical control machine shop, metrology lab, special processes testing facilities and a 3D-print shop. We have also installed a composite center to provide a final assembly line pre-assembly capability. We are currently expanding our existing footprint by 45,000 square feet that we expect to house our initial battery module factory and logistics areas. These expanded facilities, as well as our existing manufacturing and office facilities, will be leased from the Special Airport Oberpfaffenhofen, who will be responsible for any related construction and expansion activities. Construction on the expanded facilities by the Special Airport Oberpfaffenhofen began in early 2022 and we plan to move into the additional buildings when construction is concluded, which we anticipate will be approximately Q1 2023 or later.
We intend to commence initial production of our conforming serial aircraft prototypes in 2023, potentially through the expansion and further development of our existing prototype production facility in Munich, though timing may depend on factors outside our control.
Our goal is achieving annual in-house production capacity of up to 400 jets, beyond which we intend to scale further through manufacturing partners. To keep the initial investment low and production flexible, we plan to use a balanced approach of automation for high volume operations and simple technology for aircraft assembly.
We have also started to develop a blueprint for a larger scale factory with an annual capacity of at least 1,000 jets, which we intend to roll out with manufacturing and supply chain parties in due course depending on the ramp-up of our service. The global deployment of our high-volume factory units is planned to begin well in advance of reaching full capacity in our primary production factory. For this phase, we intend to work with experienced aerospace or automotive manufacturers and key suppliers to scale a ‘capex-light’ manufacturing strategy. Our goal is to enter strong strategic relationships to ramp up series manufacturing globally, using the scalable production blueprint developed during construction of our Munich facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of Lilium’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial and Operating Data,” the historical audited financial statements for the years ended December 31, 2021 and 2020 and the related notes that are included elsewhere in this prospectus. The following discussion is based on the consolidated financial information of Lilium N.V. prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and related interpretations issued by the IFRS Interpretations Committee. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward- looking statements contained in the following discussion and analysis. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
We are a next-generation transportation company. We are focused on developing an eVTOL aircraft for use in a new type of high-speed air transport system for people and goods — one that would offer increased connectivity for communities around the world as well as generate time savings to travelers, would be accessible from Vertiports close to homes and workplaces, be affordable for a large part of the population, and be more environmentally friendly than current regional air transportation.
The products we are developing are fully electric, jet aircraft that can take off and land vertically with low noise. Our objective is for the Lilium Jets to be the basis for sustainable, high-speed regional air mobility networks. We believe such networks will require less infrastructure than traditional airports or railway lines and a fully electric jet aircraft would produce minimal operating emissions. We expect our Lilium Jets will generate zero operating emissions during flight and, factoring in emissions from vehicle and battery production and infrastructure construction, we estimate total emissions per passenger mile of approximately 0.3 ounces CO2, which is approximately 97% less when compared to traditional commercial aviation. A single trip might save hours for a traveler; in aggregate, these networks could save our societies millions of travel hours — and significant carbon emissions — each year.
Currently, our development efforts are focused on our ongoing certification process for the Lilium Jet with EASA and the FAA, and building out our manufacturing capacity. We plan to rely on three business models. First, we plan to use the Lilium Jet within regional passenger shuttle networks, initially in the U.S. and Europe, that we intend to create and operate with third parties. Second, we plan to provide a turnkey enterprise solution by selling fleets of Lilium Jets and related aftermarket services directly to enterprise customers. Third, we intend to target general business aviation customers as a supplemental business line by developing a “club cabin” version of the Lilium Jet, which will feature four passenger seats in a more spacious cabin and which we intend to deploy in tailored offerings through private or fractional ownership sales.
2022 Trends
Continuing Development and Commercialization Activities
We expect our operating expenses to increase substantially in connection with our ongoing activities, particularly as we continue to advance the development and certification of our Lilium Jets and the commercialization of our network and enterprise solutions.
Given our development stage and operating structure, most of our expenses to date are tied to headcount and our prototypes. We expect to continue to incur significant expenses in the foreseeable future, and we expect our cash burn to increase in connection with our ongoing activities, particularly for completing the Type Certification process, building our serial production factory, launching commercial operations and ensuring all infrastructure and talent resources are in place. In addition, we expect to incur additional costs associated with operating as a U.S. public company. See “Liquidity and Capital Resources.”
Preliminary Design Review
In late 2021 we opened our Preliminary Design Review (PDR), an important milestone in traditional aerospace product development. This process consists of a series of technical reviews to assess whether the aircraft architecture of the Lilium Jet will meet airworthiness requirements, deliver the performance requirements assumed in the business case and be produced at the appropriate quality levels and at scale. The PDR process has helped us to refine and optimize the aircraft’s design, as well as to identify and mitigate program and certification risks. We continue to evaluate our overall program and launch timeline according to the PDR. When the PDR is completed, this will enable us to finalize detailed designs and enter into additional contracts with suppliers, which we expect will impact our spending in 2022. See also “Risk Factors — Risks Related to our Business and Financial Position — Any delays in the development, certification, manufacture and commercialization of our Lilium Jets and related technology, such as battery technology or electric motors, may adversely impact our business, financial condition and results of operations.”
Impact of the COVID-19 Pandemic
The strict measures to stop the spread of COVID-19 adopted in several countries where we operate initially resulted in the majority of our workforce working from home for much of 2020 and 2021 with a small number of special purpose teams responsible for development of the Lilium Jet remaining onsite. Modern forms of communication enabled contact to be maintained between various members of staff and deadlines defined before the period during which employees were working from home have been complied with. Lilium incurred additional expenses related to the health, safety and transportation of employees onsite; however, the impact of these additional expenses did not materially impact our consolidated financial statements. With COVID-19 vaccines becoming more broadly available, most of our employees have returned to onsite work. However, there can be no assurance that future developments regarding the spread of COVID-19 will not result in a return to working from home for large portions of our workforce and the reinstatement of additional COVID-19 mitigation measures.
Uncertainty regarding the consequences and duration of COVID-19 has negatively impacted the ability to develop a precise forecast for product development. Based on the latest developments, we are expecting that business operations can be continued.
We are monitoring the global outbreak of COVID-19 and have taken steps to identify and mitigate the adverse effects and risks to us as a result of the pandemic. We have continued to implement social distancing and other COVID-19 mitigation practices and are ready to reintroduce additional modifications to our business practices depending on the ongoing development of the COVID-19 pandemic. We expect to continue to take actions as may be required or recommended by government authorities or in the best interests of our employees and business partners. While the pandemic has not resulted in a material slowdown in our engineering, testing, certification and production activities, our operations, and the operations of our vendors, suppliers, and commercial partners, including infrastructure, airline, training, and other business partners, may be adversely impacted. Despite vaccines becoming available, COVID-19’s ongoing economic and health repercussions may also negatively impact our future field engineering, testing and certification processes and manufacturing capacity, as well as our commercial activities including potential delays and restrictions on our ability to recruit and train staff. COVID-19 could also affect the operations of our suppliers and business partners, which has resulted and may continue to result in delays or disruptions in the supply chain of our components, parts and materials and which could delay the development and rollout of a Vertiport network and our commercial operations. We will continue to closely monitor the effects of the pandemic. For additional information on risks posed by the COVID-19 pandemic, see “Risk Factors.”
Impact of the War in Ukraine
Although we do not have any operations or direct suppliers located in Ukraine or Russia and have not yet experienced any direct impacts from the conflict, we believe our continuing design and development activities, regulatory certification processes and ability to contract with prospective customers, suppliers and other counterparties, as well as to progress to the production, manufacturing and commercialization of the

Lilium Jets, could be adversely affected by the conflict between Russia and Ukraine. For example, the continuance or any escalation of the conflict could result in disruptions to our business and operations, increase inflationary pressures and adversely affect our anticipated unit and production costs, increase raw material costs and cause further disruption to supply chains, impacting our ability to successfully contract with suppliers, and have other adverse impacts on our anticipated costs and commercialization timeline. Existing or additional government actions, including sanctions, taken in response to the conflict could also adversely impact the commercial and regulatory environment in which we operate. Such disruptions could similarly impact our data protection and design efforts, including if there are any increased cyberattacks or data security incidents as a result of the conflict, and negatively impact our corporate, research and development and production efforts and result in us incurring increased cyber security costs.
We continue to closely monitor the possible effects of the conflict in Europe and general economic factors on our business and planning. These factors put pressure on our costs for employees and materials and services we procure from our suppliers, as well as affect other stakeholders and regulatory agencies.
For additional information on risks posed by the conflict in Europe and general economic factors, see “Risk Factors.”
Going Concern
Our financial statements for the year ended December 31, 2021 have been prepared assuming that Lilium will continue as a going concern. See “— Liquidity and Capital Resources” below.
Capital Reorganization
On September 14, 2021 (“Closing Date”), Lilium GmbH consummated the capital reorganization pursuant to the Business Combination Agreement, dated as of March 30, 2021, as amended by an amendment agreement dated July 14, 2021, by and among Qell Acquisition Corp (“Qell”), Lilium GmbH, Lilium N.V., and Queen Cayman Merger LLC (“Merger Sub”).
On the Closing Date, (i) Qell converted the Qell Class A Ordinary shares held by Qell shareholders and Qell sponsors into a claim for corresponding equity in Merger Sub, with such claim then contributed to Lilium N.V. in exchange for one Class A share of Lilium N.V., (ii) the shareholders of Lilium GmbH exchanged their shares of Lilium GmbH for shares in the capital of Lilium N.V., with all Lilium GmbH shareholders, but one shareholder, receiving Class A shares in the share capital of Lilium N.V., and one shareholder receiving Class B shares of Lilium N.V., and (iii) each outstanding warrant to purchase a Qell Class A Ordinary share was converted into a warrant to purchase one Lilium N.V. Class A share.
On March 30, 2021, concurrently with the execution of the Business Combination Agreement, Qell and Lilium GmbH entered into Subscription Agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Lilium N.V. agreed to issue and sell to such PIPE Investors, an aggregate of 45,000,000 Lilium N.V.Class A shares (the “PIPE Shares”) at a price of approximately €8.47 per share, for gross proceeds of approximately €381.2 million (the “PIPE Financing”) on the Closing Date. The PIPE financing closed concurrently with the Business Combination Agreement.
The Business Combination Agreement was accounted for as a capital reorganization (“Reorganization”). Under this method of accounting, Qell was treated as the “acquired” company for financial reporting purposes, with Lilium GmbH being the accounting acquirer and accounting predecessor. Accordingly, the Reorganization was treated as the equivalent of Lilium N.V. issuing shares at the closing of the Reorganization for the net assets of Qell as of the Closing Date, accompanied by a recapitalization. The Reorganization, which was not within the scope of IFRS 3 since Qell did not meet the definition of a business in accordance with IFRS 3, was accounted for within the scope of IFRS 2. In accordance with IFRS 2, Lilium N.V. recorded a one-time non-cash expense of €111.1 million, recognized as a share listing expense, based on the excess of the fair value of Lilium shares issued considering a fair value of the Lilium N.V. shares of $9.41 per share (price of Lilium N.V. Class A Shares at the Closing Date) over the fair value of Qell’s identifiable net assets acquired.

Key Components of Operating Results
Research and Development Expense
Research and development activities are primarily in the fields of engineering, prototyping (including our Phoenix, demonstrator aircraft), production, testing and certification. In addition to overall aircraft architecture and configuration, we are undertaking research activities relating to energy system, propulsion system including acoustic characteristics and core engine design, as well as software and control systems. We are continuing to invest in the development of our Lilium Jet, including production, testing, spare parts and maintenance.
The costs for internally generated research and development are expensed when incurred. Some costs for internally generated development may be capitalized if the relevant conditions under International Accounting Standard (“IAS”) 38 are met. See Note 3 to our consolidated financial statements included elsewhere in this prospectus. To date, we have not capitalized any research and developments costs.
Research and development activities primarily include the following expenses:
•
personnel-related expenses for research and development activities, including salaries, benefits, social security contributions, travel and share-based compensation;

•
fees paid to third parties, such as consultants and contractors, for outsourced engineering services;

•
expenses related to materials, including various components used in development of the Lilium Jet, supplies, software costs and licenses, and third-party services; and

•
depreciation for equipment used in research and development activities.

We expect our research and development costs to increase for the foreseeable future as we continue to invest in research and development activities to achieve our operational and commercial goals.
General and Administrative Expense
General and administrative expenses consist of personnel-related expenses for our corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, software costs and licenses, depreciation, amortization, and travel. Personnel-related expenses consist of salaries, benefits, social security contributions, and share-based compensation.
For the year ended December 31, 2021,our general and administrative expenses reflect the effects of the Reorganization, including a non-recurring listing charge pursuant to IFRS 2. For the year ended December 31, 2021, we experienced, and expect to continue to experience, increases in headcount and related costs due to (i) the growth of our business, and (ii) operating as a public company, including compliance with the rules and regulations of the SEC; legal, audit, additional insurance expenses; investor relations activities; and other administrative and professional services.
Selling Expense
Selling expenses consist of personnel expenses, including salaries, benefits, and share-based compensation, for all personnel directly involved in business development and marketing activities. Such expenses are incurred to prepare for providing regional air mobility services enabling Lilium to commence commercial operations, to prepare infrastructure for Vertiports and for marketing and external communications. Our sales and marketing efforts are conducted through a highly specialized sales team related to the commercialization of our service. Our investment in sales and marketing will continue to grow as we continue to expand our team globally.
Finance Income
Finance income consists primarily of a gain from recognizing changes in fair value of convertible loans as well as changes in the fair value of our Warrants.

Finance Expense
Finance expenses consist of interest expense on our convertible loans, changes in the fair value of the derivatives embedded in our convertible loans, and implied interest expense associated with our lease obligations under IFRS 16.
Share of loss in an associated company
On March 10, 2021, Lilium entered into a Share Purchase Agreement according to which Lilium acquired 25.7% of the shares of Zenlabs Energy Inc. (“Zenlabs”) for a purchase price of €8.5 million. On July 15, 2021, Lilium entered into a further Stock Purchase Agreement in which we acquired a further 9.1% of the shares of Zenlabs across two transactions on July 16, 2021, and September 27, 2021, for a total consideration of €7.4 million. The consideration included the conversion of outstanding promissory notes at a fair value of €2.2 million, including a €1.1 million promissory note purchased on March 19, 2021.Zenlabs is a development partner of Lilium in battery technology. Lilium’s investment in Zenlabs is accounted for as an “investment under the equity method.”
Under the equity method, the investment in an associate is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in Lilium’s share of net assets of the associate since the acquisition date.
Results of Operations
Comparison of the year ended December 31, 2021 to the year ended December 31, 2020
	Year Ended December 31,		Change
(thousand €)	2021	2020	(Absolute)	(%)

Revenue	47	97	(50)	*n.m.
Cost of sales	(11)	(10)	(1)	*n.m.
Gross profit	36	87	(51)	*n.m.
Research and development expenses	(144,558)	(90,345)	(54,213)	60%
General and administrative expenses	(239,093)	(35,406)	(203,687)	575%
Selling expenses	(17,189)	(15,272)	(1,917)	13%
Other income	2,274	2,346	(72)	*n.m.
Other expenses	(2,036)	(130)	(1,906)	*n.m.
Operating loss	(400,566)	(138,720)	(261,846)	189%
Finance income	11,288	80	11,208)	*n.m.
Finance expenses	(20,201)	(49,741)	29,540	(59)%
Financial result	(8,913)	(49,661)	40,748	(82)%
Share of loss of an associate	(848)	—	(848)	*n.m.
Loss before income taxes	(410,327)	(188,381)	(221,946)	118%
Income tax expense	(709)	(46)	(663)	*n.m.
Net loss for the year	(411,036)	(188,427)	(222,609)	118%

*
n.m. marks changes that are not meaningful for further discussion

Revenue
We are currently not generating revenues from regional air mobility services. In rolling out our business, we are engaged in infrastructure and mobility consultancy services provided to airport authorities with which future collaborations are planned. Revenue related to such services amounted to €47 thousand for the year ended December 31, 2021, compared to €97 thousand for the year ended December 31, 2020.

Research and Development Expenses
Research and development expenses increased by €54.2 million, or 60%, to €144.6 million during the year ended December 31, 2021, from €90.3 million for the year ended December 31, 2020. Professional services, which include consulting and contractor services, increased by €41.0 million due to the ramp up of research and development activities with suppliers and partners. Salaries and social security expenses increased by €9.1 million amounting to €75.7 million due to increased head count. The remaining increase of €4.1 million is mainly due to increased depreciation and amortization of €1.7 million and increased purchases of materials of €0.8 million as we continue to grow the business.
General and Administrative Expenses
General and administrative expenses increased by €203.7 million to €239.1 million during the year ended December 31, 2021, from €35.4 million during the year ended December 31, 2020. The increase was primarily attributable to a €111.1 million share listing expense in 2021 related to the Reorganization, a €61.9 million increase in professional services and a €30.7 million increase related to salaries and social security expenses, IT expenses, insurance premiums, and miscellaneous general and administrative expenses. The increase in professional services is primarily related to €33.1 million for consulting and legal fees in relation to non-capitalizable Reorganization transaction costs not deducted from capital reserves and €13.0 million related to the issuance of the Azul Warrants. Furthermore, the increase in professional services expenses also includes additional fees related to general legal and tax advice, external contractors, consultants, audit expense, staff lease and bookkeeping services primarily as a result of the Reorganization. The increase in salaries and social security accounted for €14.5 million of the increase, primarily due to the increase in head count and share based remuneration expenses. IT expenses increased by €10.1 million primarily due to the implementation of a new enterprise resource planning (ERP) system. Insurance premiums increased by €1.6 million, which are also primarily related to the Reorganization. The remaining €4.0 million increase was mainly due to amortization of intangible and fixed assets of €0.6 million, occupancy costs of €0.8 million and travel expenses of €0.6 million.
Selling Expenses
Selling expenses increased by €1.9 million, or 13%, to €17.2 million during the year ended December 31, 2021, from €15.3 million for the year ended December 31, 2020, primarily attributable to a €1.4 million increase in marketing and €0.8 million increase in professional service expenses related to the Reorganization.
Other Income
Other income stayed almost constant at €2.3 million for the year ended December 31, 2021, compared to €2.3 million for the year ended December 31, 2020. Foreign currency gains increased by €1.7 million primarily related to favorable exchange gains from foreign currency cash holdings. This was largely offset by a reduction in insurance recoveries of €1.5 million related to damages which occurred as a result of an accident during maintenance work in 2020, when we originally recorded an expected award of €1.9 million. In 2021, an additional €0.5 million was recorded as we were awarded more than we had estimated in our 2020 financial statements.
Other Expenses
Other expenses increased by €1.9 million, mainly due to currency translation losses of €1.1 million, primarily related to unfavorable exchange losses from foreign currency cash holdings.
Financial Result
The financial result improved by €40.8 million to a loss of €8.9 million for the year ended December 31, 2021, from a loss of €49.7 million for the year ended December 31, 2020, primarily due to a decrease of €30.4 million related to interest expense on convertible loans, which were converted in March 2021. The change in the financial result was also due to fair value changes resulting from embedded derivatives of the convertible loans (2021: €6.3 million in finance income; 2020: €15.2 million in finance expense), changes in the fair value of warrants (2021: €4.5 million in finance income, 2020 nil) as well as fair value changes from a foreign exchange contract (2021: €15.5 million in finance expense) to secure the U.S. Dollar funds from the Reorganization.
Comparison of the year Ended December 31, 2020 to the year ended December 31, 2019
For a discussion of our consolidated statements of operations for the years ended December 31, 2020 and December 31, 2019 and our cash flows for the year ended December 31, 2019, see the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that appears in the prospectus that we filed with the SEC on October 27, 2021 relating to our Registration Statement on Form F-1, as amended (File No. 333-259889).
Liquidity and Capital Resources
Current Sources of Liquidity and Capital Resources
Since our inception in 2016, we have been primarily engaged in research and development of eVTOL aircraft and have consequently incurred significant operating losses. Our operating losses were € 138.7 million and €400.6 million for the years ended December 31, 2020 and 2021 respectively. We expect to continue to incur losses and negative operating cash flows during 2022 and for the foreseeable future, until we successfully commence sustainable commercial operations.
Since inception, we have financed our operations primarily from the issuance of our common and preferred equity and convertible loans. Since our founding, we have relied on external financing for our research and development activities, as well as to the organizational processes and resources required for these activities. Prior to the Reorganization, we had raised approximately $375 million from our investors through preferred share and convertible loan issuances. Pursuant to the Business Combination and related PIPE Investment we received €464 million in net proceeds.
As of December 31, 2021 and 2020, we had cash and cash equivalents and other financial assets of €353.3 million and €154.9 million, respectively, and no substantial debt, other than the convertible loans described below in 2020. Our cash is mainly held at banks, on hand, or invested in short-term deposits or similar liquid assets. As of December 31, 2021 and 2020, we had current other financial assets of €219.6 million and €50.7 million, respectively, as well as non-current financial assets of €3.8 million and €2.1 million, respectively.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
Our financial statements for the year ended December 31, 2021, included elsewhere in this prospectus, have been prepared on a basis that assumes that Lilium will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business. Management assessed our ability to continue as a going concern and evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern using all information available about the future.
Historically, we have funded our operations primarily through capital raises and loans from shareholders. In 2021, management realized plans to finance these investments and costs through our U.S. public listing that was effected via the Reorganization. This has been crucial for our ability to continue as a going concern.
We expect to continue generating operating losses for several years. Based on our business plan, we will depend on additional financing for our continuing development activities and operations. Based on our recurring losses from operations since inception, expectation of continuing operating losses in the future and the need to raise additional capital to finance our future operations, we have concluded that there is substantial doubt about our ability to continue as a going concern.
Debt
In March 2020, we entered into a convertible loan arrangement for €85.9 million with a shareholder, which was subsequently converted into 7,187 Lilium GmbH Series B-2 Shares (representing 9.4% of our total outstanding shares on a non-diluted basis). The loan accrued interest at 2% per annum and had a maturity date of March 11, 2027, or earlier upon the occurrence of certain conversion or termination events.
On January 22, 2021, we obtained a new convertible loan for approximately €1.9 million from a stockholder, a portion of which was held for the economic benefit of Dr. Thomas Enders. The loan accrued interest at 5% per annum and had a maturity date of 18 months from the date of issuance, or earlier upon the occurrence of certain financing events, including the Business Combination. The convertible loan was converted into Class A Shares upon the consummation of the Business Combination at a 15% discount to the deemed per share issue price. Accordingly, we no longer have any outstanding debt obligations.
Cash Flows
The following table summarizes our cash flows for each period presented (in € thousands):
	Year Ended December 31
	2021	2020	2019
Net cash (used in) / provided by:
Operating activities	(215,066)	(77,883)	(47,047)
Investing activities	(203,426)	(59,472)	(4,797)
Financing activities	(446,184)	179,955	64,261
Cash-based changes in cash and cash equivalents	27,692	42,600	12,417
Effect of foreign exchange rate changes on cash and cash equivalents	20	(27)	15
Net (decrease) increase in cash and cash equivalents	27,712	42,573	12,432
Cash flow used in operating activities
Net cash used in operating activities for the year ended December 31, 2021, was €215.1 million, consisting primarily of a net loss of €411.0 million, which included €172.5 million stock-based compensation expense, a €6.5 million depreciation and amortization expense, a €4.3 million interest expense, a €2.4 million increase in provisions, and an increase in our net working capital of €20.5 million, reflecting primarily higher payables, partly offset by a decrease in other assets and liabilities of €16.2 million primarily related to an increase in value added tax receivables and prepaid expenses.
Cash flow used in operating activities for the year ended December 31, 2020 was €77.9 million; the €1 37.2 million increase from 2020 to 2021 reflects the €222.6 million increase in our net loss, for the reasons described above, net of a €86.8 million increase in non-cash operating costs, driven mainly by share-based payment for the listing service of €111.1 million, compensated by lower interest expense of €30.2 million and by decreased fair value changes of €10.5 million.
Cash flow used in investing activities
Our recurring capital expenditures have historically consisted of investments in leasehold improvements, technical equipment and machinery, vehicles and office and other equipment.
Net cash used in investing activities for the year ended December 31, 2021, was €203.4 million primarily due to purchases of property, plant and equipment of €17.1 million, investments in an associated company of €13.7 million and investment into short-term investments of €220.0 million, offset by proceeds from the repayment of a fixed-term deposit of €50.0 million.
Cash flow used in investing activities for the year ended December 31, 2020 was €59.5 million, reflecting mainly the investment in fixed term interest bearing deposits of €50.0 million. Capital expenditures for the year ended December 31, 2020, were €8.9 million, related mainly to purchases of property, plant and equipment.
Cash flow from financing activities
Net cash from financing activities for the year ended December 31, 2021 was €446.2 million primarily due to proceeds received from the PIPE capital increase of €381.2 million and from the Reorganization of

€83.4 million, less €2.2 million in capitalized transaction costs, offset by €15.5 net foreign exchange related cost (the net of the payment and proceeds from the foreign exchange cost related to the hedging of the net proceeds from the Reorganization and the PIPE capital increase) and by €1.8 million capital lease obligations.
Cash flow from financing activities for the year ended December 31, 2020 was €180.0 million. In 2020, we obtained €97.3 million in proceeds from preferred equity issuances and borrowed an additional€85.9 million in proceeds from convertible loans.
Material Cash Requirements
We expect our operating expenses to increase substantially in connection with our ongoing activities, particularly as we continue to advance the development and certification of our Lilium Jets and the commercialization of our network and turnkey enterprise solutions.
Given our development stage and operating structure, most of our expenses to date are tied to headcount and our Lilium Jet prototypes. We expect to continue to incur significant expenses in the foreseeable future, and we expect our cash burn to increase in connection with our ongoing activities, particularly for completing the Type Certification process, building our serial production factory, launching commercial operations and ensuring all infrastructure and talent resources are in place. In addition, we expect to incur additional costs associated with operating as a U.S. public company.
We are subject to risks related to the development and commercialization of our Lilium Jets and our services, as further discussed in “Risk Factors”, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We estimate that we will need to obtain additional financing to fund our future operations as we grow our production capabilities, expand into a global business and establish the right footprint for our customer services and infrastructure. Furthermore, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans.
Because of the numerous risks and uncertainties associated with the research, development, certification and commercialization of new aircraft, we are unable to estimate the exact amount of our working capital requirements. However, we expect our capital investments and costs to increase significantly in connection with our ongoing activities and milestones to be achieved prior to starting our commercial operations. We expect our principal cash demands, and our results in the medium term, to be driven by:
•
Ongoing design and development of the Lilium Jet in house and at our partners, completing Type Certification of the Lilium Jet, continuing to build a factory for serial production of the Lilium Jet, which includes purchasing manufacturing equipment, tools, raw materials and components as well as ramp-up to serial aircraft production.

•
Go-to-market activities, which includes expanding the commercial team and operations, increasing marketing efforts, extending relationships for our Vertiport infrastructure and commercial operations and developing our digital platform.

•
Organizational build-up, which, among other costs, includes establishing the right infrastructure, processes and human resources required to launch a global revenue generating business.

Many of these costs are unpredictable over the long-term and there may be other substantial costs that we are currently unable to anticipate. Our targeted timeframe for achieving our objectives is also subject to known and unknown risks and uncertainties. As of this time, we continue to evaluate our overall program and launch timeline based on the results of our PDR process and continuing design and certification efforts. Any delays in the successful completion of the Lilium Jets may impact our ability to generate revenue. See “Risk Factors.” Additionally, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. The commercial launch of our RAM services and sales has unpredictable costs and is subject to significant risks, uncertainties and contingencies, many of which are beyond our control, that may affect the timing and magnitude of these anticipated expenditures. Some of these risks and uncertainties are described in more detail in this prospectus under the heading “Risk Factors.” In the event that we incur higher costs than expected or determine that it may be beneficial to create additional capital buffer, we may raise additional funds to finance our series aircraft production. Until we can generate material revenue to finance our cash requirements, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, partnerships, as well as potentially grant funding, which funding may in any such case have certain covenants or restrictions on our business.
The development and commercialization of our products will continue to require substantial expenditures and we are reliant upon continued investments and capital raises to fund operations.
Other Commitments and Contingencies
We had €11.8 million and €11.1 million in lease-related liabilities as of December 31, 2021 and 2020, respectively. We also have various lease contracts that have not yet commenced as of December 31, 2021. The future lease payments relating to these non-cancellable leases are €2.0 million. In addition, we have non-cancellable commitments under operating contracts. The future payments for the non-cancellable operating contracts are €2.2 million within one year, €37.5 million between one and five years and €7.1 million thereafter. Further, we have commitments of €12.0 million to acquire items of property, plant & equipment and commitments of €2.7 million to acquire items of intangible assets as of December 31, 2021.
Anticipated Sources of Funds
If our cash resources are insufficient to finance our future cash requirements, we will need to finance our future cash needs through a combination of public or private equity offerings, debt financings, partnerships or grant funding. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of shareholders may be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect the rights of existing shareholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through partnerships, collaborations or other similar arrangements with third parties, we may have to relinquish valuable rights to our Lilium Jet. In addition, the current economic environment could limit our ability to raise capital by issuing new equity or debt securities on acceptable terms or at all, and lenders may be unwilling to lend funds on acceptable terms or at all in the amounts that would be required to supplement cash flows to support operations.
If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or, in the worst case, to terminate our research and development and commercialization efforts and may not be able to fund our continuing operations.
Research and Development, Patents and Licenses
Description of our Proprietary Technology and Intellectual Property
For information about our Proprietary Technology and Intellectual Property please see “Business of Lilium and Certain Information about Lilium.”
Research and Development
For information about our research and development expenses and our capital expenditures over the past two years, as well as our current capital expenditure plan and how we intend to finance our research and development expenses and our capital expenditures, see “Business of Lilium and Certain Information about Lilium” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Key Components of Operating Results.”
Trend Information
See “— 2022 Trends” above.

Critical Accounting Estimates
Our consolidated financial statements are prepared in conformity with IFRS, as issued by the IASB. In preparing our consolidated financial statements, we make judgements, estimates and assumptions about the application of our accounting policies which affect the reported amounts of assets, liabilities, revenue and expenses. Our critical accounting judgements and sources of estimation uncertainty are described in Note 4 to our consolidated financial statements, which are included elsewhere in this prospectus.
Recently Issued Accounting Pronouncements
A number of new standards and amendments to standards and interpretations are effective for annual periods beginning on or after January 1, 2021 and have not been applied in preparing the consolidated financial statements included elsewhere in this prospectus. None of these standards are expected to have a material impact on our consolidated financial statements. For information on the new standards, please refer to our consolidated financial statements included elsewhere in this prospectus.
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from certain SEC disclosure requirements and standards. We intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. See “Risk Factors — We are an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors.”
Quantitative and Qualitative Disclosures about Market Risk
As of December 31, 2021, we had other current financial assets in the amount of €219.6 million mainly comprising fixed-term deposits which will convert into cash over the course of 2022, meaning that the Company is exposed to credit quality and credit default risks with respect to such investments and interest rate risks until maturity.
We mitigate market risk by investing only in short-term deposits and investment-grade credit instruments, and do not believe that these risks are material. We do not engage in the trading of financial assets for speculative purposes as the Company’s priority lies in preservation of capital and providing access to capital to maintain liquidity levels that are appropriate for the Company’s short-term requirements and long-term strategy.
Market risk at Lilium is defined as the accumulation (individually or in combination) of credit default, interest rate, currency, liquidity and inflation risks. Credit default risk is reduced by not investing in issues with low credit quality or in investments excluded by our Company’s investment policy and by generally diversifying across different counterparties/issuers. Currency risk is reduced by investing in currencies only according to the respective future cash needs in these currencies. Interest rate risk on the investment value is reduced by investing in fixed-interest assets or holding the assets until maturity; interest cash flow risk cannot generally be avoided over time due to the short-term nature of the Company’s investments but we expect to balance this risk by applying an appropriate maturity profile of investments according to the future liquidity needs. Liquidity risk is reduced by investing in assets with maturities that mirror the liquidity needs of the Company. Inflation risk is reduced by investing in a diversified portfolio over several asset classes and maturities with higher returns, but the mitigation potential is limited due to the low-risk investment objectives of the Company.
Material Weaknesses in Internal Control Over Financial Reporting
In connection with the preparation and audit of our consolidated financial statements, we identified material weaknesses in our internal control over financial reporting. The company is currently working to remediate the material weaknesses. See “Risk Factors — We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future. Failure to remediate such material weaknesses in the future or to maintain an effective system of internal control could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.”

MANAGEMENT
Executive Officers and Board of Directors
The following table lists the names, ages and positions of those individuals serving as our directors and executive officers. The Board is comprised of nine directors. The Board consists of an executive director and eight non-executive directors.
Name	Age	Position
Executive Officers
Daniel Wiegand	36	Chief Executive Officer
Geoffrey Richardson	51	Chief Financial Officer
Board
Daniel Wiegand	36	Executive Director
Barry Engle	58	Non-executive Director
Dr. Thomas Enders	63	Non-executive Director
David Wallerstein	47	Non-executive Director
Niklas Zennström	56	Non-executive Director
Gabrielle Toledano	55	Non-executive Director
Henri Courpron	59	Non-executive Director
David Neeleman	62	Non-executive Director
Margaret M. Smyth	58	Non-executive Director
Executive Officers
Daniel Wiegand.    Mr. Wiegand has served as our Chief Executive Officer and Executive Director of our board since September 2021 and previously served as a member of the Lilium GmbH board from February 2015. Mr. Wiegand is the Lilium co-founder and also served as Lilium GmbH’s Chief Executive Officer from February 2015. Mr. Wiegand holds a degree in Aerospace Engineering from Technische Universität München.
Geoffrey Richardson.    Mr. Richardson serves as our Chief Financial Officer. Mr. Richardson has served as our Chief Financial Officer since November 2020. Prior to joining Lilium, Mr. Richardson held a number of positions at Cruise LLC (“Cruise”), a self-driving car service company, including Senior Advisor from May 2020 to November 2020 and Chief Financial Officer from September 2017 to May 2020. Prior to Cruise, Mr. Richardson served as Chief Financial Officer of Kinestral Technologies, Inc., a developer and manufacturer of glass products, from April 2014 to September 2017. Prior to Kinestral, Mr. Richardson served as Vice President at Goldman Sachs, a leading global investment banking, securities, and investment management firm, from 2010 to 2014. Prior to Goldman Sachs, Mr. Richardson served as Executive Director at Morgan Stanley, a leading American multinational investment bank and financial services company from 2007 to 2010. Mr. Richardson holds a J.D. from Tulane University.
The Board
Dr. Thomas Enders.    Dr. Enders has served on our board since September 2021 and previously served as a member of the Lilium GmbH board from January 2021. Dr. Enders has served as a member of the Executive Committee and Audit Committee of the board of directors of Linde plc, a global industrial gases and engineering company, since 2018. Prior to joining the Lilium GmbH board, Dr. Enders held a number of positions at Airbus SE, a European multinational aerospace corporation, including Chief Executive Officer of Airbus SE from June 2012 to April 2019 and Chief Executive Officer of Airbus’ Commercial Aircraft Division from 2007 to 2012. Dr. Enders also held a number of positions at European Aeronautic Defense and Space Company (EADS) (rebranded as Airbus Group), including co-Chief Executive Officer from 2005 to 2007 and Head of Defense Division from 2000 to 2005. Dr. Enders served as a member of the Executive Committee of Airbus S.E. from its creation in 2000 until 2019. Dr. Enders studied Economics, Political Science and History at the University of Bonn and the University of California, Los Angeles. He holds a degree as Dr. Phil from University of Bonn.
David Wallerstein.    Mr. Wallerstein has served as a member of our board since September 2021 and previously served as a member of the Lilium GmbH board from September 2017. Mr. Wallerstein has held a number of positions at Tencent Holdings Limited, a Chinese multinational technology conglomerate holding company providing Internet-related services and products, including Chief eXploration Officer since 2014 and Senior Executive Vice President since 2001. Mr. Wallerstein holds an Master’s degree from the University of California, Berkeley and a B.A. from the University of Washington.
Niklas Zennström.    Mr. Zennström has served as a member of our board since September 2021 and previously served as a member of the Lilium GmbH board from December 2016. Mr. Zennström has served as Chief Executive Officer and Founding Partner at Atomico, a European venture capital firm investing in innovative technology companies around the world, since 2007. Prior to founding Atomico, Mr. Zennström co-founded and served as the Chief Executive Officer of Skype, a proprietary telecommunications application specializing in voice and video communications, acquired by Microsoft, from 2002 to 2007. Prior to Skype, Mr. Zennström co-founded and served as Chief Executive Officer of Kazaa B.V., a peer to peer content distribution provider, from 2000 to 2002. Mr. Zennström also co-founded and served as the Chief Executive Officer of Joltid Ltd., a provider of peer to peer technologies for content distributors, Internet Service Providers, websites and software developers, from 2001 to 2003. Prior to Joltid, Mr. Zennström served in various General Manager positions at Tele2 AB, a European telecommunications operator, from 1996 to 1999. Mr. Zennström holds a Master of Science degree in Engineering Physics and a Bachelor of Science degree in Business Administration from Uppsala University. Mr. Zennström also currently serves on the boards of H&M Hennes & Mauritz AB, Zennström Philanthropies, Varjo, Rekki and Oden Technologies.
Gabrielle B. Toledano.    Ms. Toledano has served as a member of our board since September 2021. Since January 2020, Ms. Toledano has served as Chief Operating Officer at Keystone Strategy LLC, a strategy and economics consulting firm. From January 2021 to March 2021, Ms. Toledano served as Chief Talent Officer of ServiceNow Inc., a software company. From May 2017 to October 2018, Ms. Toledano served as the Chief People Officer of Tesla Inc., a manufacturer of electric vehicles and energy storage products. From February 2006 to May 2017, Ms. Toledano served as Chief Talent Officer and Advisor at Electronic Arts Inc., a video game company. Ms. Toledano has served as a director of Velo3D since July 2021, Better.com since April 2021 and Bose Corporation since June 2020. Previously, Ms. Toledano served on the boards of Glu Mobile, Inc. from December 2017 to April 2021 and Jive Software, Inc. from November 2015 to June 2017. Ms. Toledano holds a B.A. in Modern Thought and Literature and an M.A. in Education from Stanford University.
Henri Courpron.    Mr. Courpron has served as a member of our board since September 2021. Since September 2014, Mr. Courpron has been the Chairman and Co-Founder of Plane View Partners, LLC, a strategic advisory firm for aviation and aerospace management and investments. He was the Chief Executive Officer of International Lease Finance Corporation (ILFC), one of the largest aircraft financing firms in the world, from May 2010 to May 2014. Prior to joining ILFC, Mr. Courpron was President of the Aerospace Division of Seabury Aviation & Aerospace, an advisory and investment banking firm in New York focused on the aviation industry, from 2007 to 2010. Prior to that, Mr. Courpron had a 20-year career with Airbus where he reached the position of Executive Vice President, Procurement at Airbus headquarters in Toulouse, France and held a number of other executive positions, including President and Chief Executive Officer of Airbus, North America. Mr. Courpron has also served as a director of Breeze Airways since September 2020 and previously served as a director of Azul Linhas Aéreas Brasileiras from May 2015 to April 2020 and TAP Portugal from November 2015 to July 2017. Mr. Courpron earned his degree in Computer Science in 1985 from Ecole Nationale Supérieure d’Electrotechnique d’Electronique d’Informatique et d’Hydraulique (ENSEEIHT) in Toulouse, where he specialized in artificial intelligence.
Barry Engle.    Mr. Engle has served as a member of our board since September 2021. Mr. Engle has experience in operational, financial and managerial roles within the international automotive sector, as well as growth-oriented companies across various industries. He was the founder and CEO of Qell Acquisition Corp, the SPAC that merged with Lilium. He previously spent five years serving in senior executive roles at General Motors (“GM”). Most recently, Mr. Engle served as President of GM North America, the company’s largest segment with over $100+ billion in sales during the year ended December 31, 2019. Under his leadership, GM frequently beat analysts’ expectations, including during the unprecedented COVID-19 pandemic. Before this, Mr. Engle served as the President of GM International, where he successfully worked with various stakeholders to improve the segment’s profitability. Mr. Engle joined GM in September 2015 as President of South America, leading the business unit through the region’s economic recession and achieving market leadership in Brazil for 50+ months while restructuring the business to improve its profitability. Prior to joining GM, Mr. Engle spent time leading high growth, private equity and venture capital-backed companies, serving as Chief Executive Officer of Agility Fuel Systems, a leading provider of clean fuel solutions for medium- and heavy-duty commercial vehicles, and electric vehicle manufacturer Think Holding AS, a Norwegian company, which, subsequent to his departure from the company entered into Norwegian bankruptcy proceedings in June 2011. Before joining Think Holdings AS, Mr. Engle spent two years as President and CEO of New Holland Agricultural Equipment in Turin, Italy. Mr. Engle also spent a number of years with Ford Motor Company where he served as President & CEO of Ford Canada, President of Ford Brazil, and Head of North American Marketing. Finally, Mr. Engle has also led entrepreneurial endeavors of his own; he previously purchased and operated Barry Engle Chrysler-Plymouth-Jeep, near Salt Lake City, from 1997 to 2000. Mr. Engle earned a bachelor’s degree from Brigham Young University and holds an MBA from the Wharton School at the University of Pennsylvania.
David Neeleman.    Mr. Neeleman has served as a member of our board since September 2021. Since he founded Azul Brazilian Airlines in January 2008, Mr. Neeleman has served as the Chairman of its board of directors and served as its Chief Executive Officer until July 2017. Previously, Mr. Neeleman founded JetBlue, where he held the position of Chief Executive Officer from 1998 to 2007 and Chairman of and served on the board of directors from 2002 to 2008. Mr. Neeleman’s career in the airline industry began in 1984 when he co-founded Morris Air. As president of Morris Air, he implemented the industry’s first electronic ticketing system and pioneered a home reservationist system that is now the foundation of JetBlue’s call center. Mr. Neeleman sold Morris Air in 1993 and took the electronic ticketing to Open Skies. He sold Open Skies to Hewlett Packard in 1999. Mr. Neeleman was also co-founder of WestJet Airlines and served as a member of its board of directors from 1996 to 1999. Mr. Neeleman was also part of a consortium that initially acquired a controlling interest in Tap Air Portugal (“TAP”) through TAP’s privatization in 2015 and was a member of the board of directors of TAP from 2015 to 2020.
Margaret M. Smyth.    Ms. Smyth has served as a member of our board since September 2021. Since July 2021, Ms. Smyth has served as the Senior Advisor, Global Infrastructure of QIC Global Infrastructure (“QIC”) and chair of CenTrio, QIC’s subsidiary that is the largest pure-play US district energy provider. Previously, Ms. Smyth served as the Chief Financial Officer of National Grid USA from October 2014 to June 2021, where she oversaw all finance, accounting, transactional, and property services for National Grid. Prior to joining National Grid, Ms. Smyth served as Vice President of Finance for Consolidated Edison, Inc. from August 2012 to September 2014. Ms. Smyth previously served as Vice President and Chief Financial Officer of Hamilton Sundstrand, which is part of the former United Technologies Corp., from October 2010 to June 2011. Ms. Smyth also served as Vice President and Corporate Controller of United Technologies Corp. from August 2007 to September 2010, and Vice President and Chief Accounting Officer of 3M Corporation from April 2005 to August 2007. Ms. Smyth is currently a board member of two subsidiaries of Mutual of America since February 2005, a board member and chair of the Audit Committee of Etsy, Inc. since June 2016, a board member and chair of the Audit Committee of Remitly, Inc. since May 2021, and a board member and chair of the Audit Committee of Frontier Communications Parent, Inc. since June 2021.
There are no family relationships among any of our executive officers or directors.

EXECUTIVE COMPENSATION
Historical Compensation of Executive Officers
The amount of compensation, including benefits in kind, accrued or paid to our executive officers with respect to the year ended December 31, 2021 is described in the table below:
	Daniel Wiegand	All other executives*
Periodically-paid remuneration	€280,941(1)	€395,472(2)
Bonuses	—	—
Share-based compensation expense	1,553,455(3)	5,589,633(4)
Additional benefit payments	7,397(5)	45,745(6)
Total compensation	€1,841,793	€6,030,850

*
Amounts paid in U.S. Dollars have been converted to Euros using an annual exchange rate for 2021 of €0.8458 to one U.S. dollar.

(1)
Reflects €93,472 and €187,469 in base salary paid to Mr. Wiegand in respect of his service during 2021 with Lilium and Lilium GmbH, respectively.

(2)
Reflects €4,288 and €391,184 in base salary paid to Mr. Richardson in respect of his service during 2021 with Lilium and Lilium U.S., respectively.

(3)
Represents the grant date fair value of the Performance Options granted to Mr. Wiegand on November 18, 2021 (more fully discussed below), calculated in accordance with IFRS accounting principles.

(4)
Represents the grant date fair value of the stock options granted to Mr. Richardson on September 13, 2021, the restricted stock units granted to Mr. Richardson on November 18, 2021, and the fully vested Class A Shares issued in respect of Mr. Richardson’s success fee on November 29, 2021, in each case, calculated in accordance with IFRS principles. Please see “— Richardson Success Fee” below for more information regarding the success fee earned by Mr. Richardson.

(5)
Reflects a car allowance paid to Mr. Wiegand during 2021.

(6)
Reflects an amount paid to Mr. Richardson to cover the nominal value required to be paid by Mr. Richardson and related broker fees, in each case, in respect of the 293,203 Class A Shares issued to Mr. Richardson in settlement of his success fee. Please see “— Richardson Success Fee” below for more information regarding the success fee earned by Mr. Richardson.

Compensation of Non-Executive Board Members
The amount of compensation, including benefits in kind, accrued or paid to our non-executive board members with respect to the year ended December 31, 2021 is described in the table below.
Name	Periodically-paid Remuneration*	Share-based Compensation Expense(1)	Additional Benefit Payments *(2)	Total
Henri Courpron	€15,032	€66,345	€1,003	€82,380
Dr. Thomas Enders	27,558	431,980	1,003	460,541
Barry Engle	23,549	76,745	1,003	101,297
David Neeleman	15,032	76,745	1,003	92,780
Margaret M. Smyth	18,038	76,745	1,003	95,786
Gabrielle Toledano	23,049	76,745	1,003	100,797
David Wallerstein(3)	—	—	—	—
Niklas Zennström	16,285	76,745	1,003	94,033
Total Compensation	138,543	882,050	7,021	1,027,614

*
Amounts paid in U.S. Dollars have been converted to Euros using an annual exchange rate for 2021 of €0.8458 to one U.S. dollar.

(1)
Reflects the grant date fair value of the transitional equity awards granted to each non-executive director in the form of RSUs, and the RSUS that each non-executive director (other than Dr. Enders and Mr. Courpron) elected to receive in lieu of annual board member service retainers, in each case, granted on November 18, 2021.The amount for Dr. Enders also reflects the grant date fair value of the stock option grants he received on January 1, 2021 and September 13, 2021.These amounts were calculated in accordance with IFRS accounting principles.

(2)
Reflects a tax stipend paid to each non-executive director.

(3)
Mr. Wallerstein waived all compensation that he was otherwise entitled to receive under the Non-Executive Director Compensation Policy in respect of his service during 2021, per a waiver agreement executed with the Company in October 2021.

Equity Awards
Our directors and executive officers held the following Lilium stock options and restricted stock units (“RSUs”) (both vested and unvested) as of March 16, 2022:

Beneficiary	Grant date	Number of shares subject to stock options and RSUs Outstanding(1)	Exercise price per stock option or purchase price per RSU
Henri Courpron	November 18, 2021	45,625(2)	€0.12
	January 1, 2022	7,937(3)	€0.12
Dr. Thomas Enders	January 1, 2021	48,569(4)(5)	€1.00(6)
	September 1, 2021	82,853(7)(5)	€1.00(6)
	November 18, 2021	45,625(2)	€0.12
Barry Engle	November 18, 2021	45,625(2)	€0.12
	January 1, 2022	7,937(3)	€0.12
David Neeleman	November 18, 2021	45,625(2)	€0.12
Geoffrey Richardson	November 16, 2020	477,119(8)(5)	€1.00(6)
	September 13, 2021	1,374,217(9)(5)	$28,570(6)
	November 18, 2021	54,986(10)	€0.12
	November 29, 2021	127,115(11)	€0.12
Margaret M. Smyth	November 18, 2021	45,625(2)	€0.12
	January 1, 2022	7,937(3)	€0.12
Gabrielle Toledano	November 18, 2021	45,625(2)	€0.12
	January 1, 2022	7,937(3)	€0.12
David Wallerstein	—	—	—
Daniel Wiegand	November 18, 2021	4,341,375(12)	$10.00
Niklas Zennström	November 18, 2021	45,625(2)	€0.12

(1)
Stock options granted before consummation of the Business Combination were converted into options to purchase Class A Shares by using the following conversion method (simplified): the number of shares of Lilium GmbH subject to the options as of immediately prior to the Business Combination was multiplied by the conversion ratio used for purposes of the Business Combination as agreed in the Business Combination Agreement. The number of shares in this column reflect the post-conversion amounts.

(2)
This amount reflects transitional equity awards granted in the form of RSUs pursuant the Non-Executive Director Compensation Policy. 32,500 of the restricted stock units shall vest in three equal annual installments from the date of grant, and 13,125 of the restricted stock units shall vest on the date immediately preceding the date of the 2022 General Meeting of shareholders, in each case, subject to the applicable non-executive director’s continuous service through the applicable vesting date.

(3)
This amount reflects RSUs granted to the applicable non-executive director in lieu of annual board member service retainers to be earned in respect of services during 2022 pursuant to the election of the applicable non-executive director in accordance with the Non-Executive Director Compensation Policy. The RSUs are subject to vesting on the same payment schedule, and subject to the same conditions, as apply to the underlying cash retainer.

(4)
The stock options vest in equal monthly installments over the 24-month period following the date of grant, subject to Mr. Enders’ continuous service through the applicable vesting date.

(5)
The stock options will become vested and exercisable based on the satisfaction of the service-based vesting conditions applicable to such stock options as of immediately prior to the Business Combination. Vested stock options generally must be exercised during certain exercise windows during each quarter of Lilium’s fiscal year (with the exact dates during each such quarterly period to be determined by Lilium). Such stock options will generally expire on the tenth anniversary of the applicable date the stock options become exercisable. Please see “— Our Legacy Employee Stock Option Program” below for more information, including certain exceptions to the foregoing.

(6)
The strike price shown for these stock options reflects the strike price applicable to such stock options as of immediately prior to the Business Combination, which remained the same following the consummation of the Business Combination. Following the consummation of the Business Combination, 2,857 Class A Shares are subject to each stock option.

(7)
The stock options shall vest 4% in the year 2021, 11% in the year 2022, 40% in the year 2023 and 45% in the year 2024, in each case, in equal monthly installments within each such year on the last date of each month, subject to Mr. Enders’ continuous service through the applicable vesting date.

(8)
Mr. Richardson provides services in the U.S. These stock options are treated as RSUs for U.S. tax purposes. 25% of the RSUs vested on November 16, 2021, and 1/48th of the RSUs are scheduled to vest monthly thereafter, subject to Mr. Richardson’s continuous service through the applicable vesting date. The RSUs become fully vested if Mr. Richardson’s employment is terminated without cause or if he resigns for good reason (each as defined in the underlying contractual arrangements), in each case, within 12 months following a change in control or prior to the consummation of a change in control if such termination is in connection with such change in control.

(9)
The stock options shall vest 4.4% on the last day of each full quarter during the period commencing on September 13, 2021 and ending on December 31, 2023, 5.9% on the last day of each quarter during the period commencing on January 1, 2024 and ending on December 31, 2024 and 9.5% on the last day of each quarter during the period commencing on January 1, 2025 and ending on December 31, 2025, subject to Mr. Richardson’s continuous service through the applicable vesting date.

(10)
The RSUs will vest in quarterly installments between January 1, 2025 and December 31, 2025, subject to Mr. Richardson’s continuous service through the applicable vesting date. Notwithstanding the foregoing, in the event that Mr. Richardson’s service is terminated (x) without cause (including the termination or expiration of Mr. Richardson’s service agreement), (y) due to Mr. Richardson’s voluntary resignation or (z) due to disability, a prorated portion of the next quarterly tranche of RSUs scheduled to vest after the date of termination (calculated based on the number of whole months Mr. Richardson remained in continuous service during the applicable quarterly vesting period) will vest upon the last day of the quarterly vesting period during which such termination occurs. Further, in the event that Mr. Richardson’s service is terminated due to death, the portion of the RSUs scheduled to vest during the 12-month period immediately following the date of such termination will vest upon the last day of the quarterly vesting period during which such termination occurs.

(11)
This amount represents the outstanding number of fully vested Class A Shares held by Mr. Richardson in respect of the success fee earned by Mr. Richardson following a broker-assisted sale completed to satisfy applicable tax withholding obligations arising in respect of such success fee. Please see “— Richardson Success Fee” below for more information regarding the success fee earned by Mr. Richardson.

(12)
The option will become vested and exercisable upon the satisfaction of both (i) certain service-based vesting criteria and (ii) certain performance-based vesting condition set forth below. The service-based vesting criteria will be satisfied in 17 quarterly installments commencing on December 31, 2021 until December 31, 2025, subject to Mr. Wiegand’s continuous service through the applicable service-based vesting date. The performance-based vesting condition will be satisfied on the date Lilium earns its first dollar or any equivalent currency of revenue recognized in Lilium’s financial statements directly from providing service to a customer by the operation of its own developed and certified aircraft by either EASA or FAA, as determined by Lilium in its sole discretion, and the customer has also paid for such services.

Share Ownership of Executive Officers and Non-Executive Directors
See the section entitled “Principal Securityholders” below.
Our Legacy Employee Stock Option Program
Prior to the Business Combination, certain beneficiaries were given the opportunity to participate in an Employee Stock Option Program (the “Legacy Stock Option Program”) as part of a long-term equity incentive scheme. The Legacy Stock Option Program was implemented by Lilium GmbH in 2017 and subsequently clarified and amended for certain purposes in December 2020 and November 2021) and the settlement of the awards granted under the Legacy Stock Option Program was approved by our shareholders in the context of the Business Combination.
Under the Legacy Stock Option Program, the beneficiaries generally received stock options to purchase Lilium GmbH shares at a per share exercise price equal to €1.00, provided that certain stock options granted to U.S. taxpayers are treated as RSUs for U.S. tax purposes while other stock options granted to U.S. taxpayers were priced with an exercise price per stock option equal to $28,570. Stock options granted under the Legacy Stock Option Program generally vest over a 4-year period, with 25% vesting on the first anniversary of the grant date, and the remaining 75% vesting in equal monthly installments on the last day of each calendar month thereafter, subject to deviating arrangements in the individual case. Employees who terminate employment with us may retain any stock options vested as of the applicable termination date, unless such termination of employment is a termination by us for cause or for person-related or conduct- related reasons under German labor law.
The stock options (including any stock options treated as RSUs for U.S. tax purposes) will become vested and exercisable, as applicable, based on the satisfaction of the service-based vesting conditions applicable to such stock options as of immediately prior to the Business Combination. Any stock options treated as RSUs for U.S. tax purposes may not be exercised, and will instead be settled no later than March 15th of the calendar year immediately following the calendar year during which such RSUs become vested. The 180-day lock-up period following the consummation of the Business Combination expired, and the vested stock options subject to such 180-day lock-up period became exercisable as of March 14, 2022.
Vested stock options generally must be exercised during certain exercise windows during each quarter of Lilium’s fiscal year (with the exact dates during each such quarterly period to be determined by Lilium). The stock options will generally expire on the tenth anniversary of the applicable date the stock options become exercisable. Notwithstanding the foregoing, to the extent a participant’s service relationship with Lilium or one of its affiliates occurred during the 180-day lock-up period following the consummation of the Business Combination, such participant’s vested stock options will expire on the later of (i) June 29, 2022 and (ii) the end of the next available exercise window if such participant is legally prohibited from exercising the option or there is no exercise window available, in each case, during the period commencing on the date of the participant’s termination of service and ending on June 29, 2022. Further, to the extent a participant’s service relationship with Lilium or one of its affiliates occurs following the 180-day lock-up period, such participant’s vested stock options will expire on the later of (i) the last day of the 90-day period commending on the day after the date of the participant’s termination of service and (ii) the end of the next available exercise window if such participant is legally prohibited from exercising the option or there is no exercise window available, in each case, during such 90-day period.
2021 Equity Incentive Plan
The 2021 Equity Incentive Plan (the “2021 Plan”) was adopted in connection with the Business Combination in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including executive officers), independent contractors and directors of the Company and its affiliates, which is essential to the Company’s long-term success.
Administration.   The 2021 Plan is administered by our Compensation Committee, except with respect to matters that are not delegated to the Compensation Committee by the Board. The Compensation Committee (or Board, as applicable) will have, among other things, the discretionary authority to interpret the 2021 Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price, base value from which appreciation is measured or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the 2021 Plan and awards and otherwise to do all things necessary or desirable to carry out the purposes of the 2021 Plan or any award; provided that, other than in connection with certain corporate transactions or changes to our capital structure, shareholder approval will be required to reprice, amend, or substitute stock options granted under the 2021 Plan with new stock options having a lower exercise price, and to pay any consideration upon the cancellation of any stock options that have a per share exercise price greater than the fair market value of a share on the date of such cancellation. The Compensation Committee (or Board, as applicable) may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the Board and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. Further, to the extent permitted by applicable law, the Compensation Committee (or the Board, as applicable) may delegate the authority to do anything permitted by applicable law, including without limitation, delegating to the board of directors or the relevant equivalent body of a subsidiary or an officer of Lilium or a subsidiary, the authority to grant awards under the 2021 Plan on behalf of Lilium or a subsidiary and/or take any and all actions on behalf of the Board or Compensation Committee (other than any actions that (i) affect the amount or form of compensation of any individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, or persons who have been designated Senior Leadership Team members by the Board, or (ii) have material tax, accounting, financial, human resource or legal consequences to Lilium or its subsidiaries or affiliates, in each case, unless so directed by the Compensation Committee (or the Board, as applicable)). Lilium has delegated such authority to Lilium GmbH.As used in this summary, the term “EIP Administrator” refers to the Compensation Committee (or Board, as applicable) and its authorized delegates, as applicable.
Eligibility.   Our employees and independent contractors (including employees and independent contractors of our subsidiaries and, to the extent permitted under applicable law, our affiliates) are eligible, as are our non-employee directors (collectively, the “service providers”) to participate in the 2021 Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to our employees or employees of certain of our affiliates. Eligibility for nonstatutory stock options and stock appreciation rights is limited to service providers who are providing direct services to us or certain of our affiliates on the date of grant of the award.
Authorized Shares.   Subject to adjustment as described below, the maximum number of shares that may be delivered in satisfaction of awards under the 2021 Plan is 24,880,272 shares, which will be increased by that number of shares underlying legacy options that are unallocated under the Legacy Stock Option Program, taking into account (i) any increases or adjustments to the share reserve of the Legacy Stock Option Program prior to, or at, the consummation of the Business Combination and (ii) forfeitures of options previously issued under the Legacy Stock Option Program following the consummation of the Business Combination. The share pool may be increased on the first day of each fiscal year of the Company by such number of shares determined by the Board on or prior to the date of any increase that will not exceed 5% of the outstanding shares on the last day of the immediately preceding fiscal year. The number of shares delivered in satisfaction of awards under the 2021 Plan is determined (i) by excluding shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by including only the number of shares delivered in settlement of a SAR any portion of which is settled in shares, and (iii) by excluding any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to us without the delivery (or retention, in the case of restricted stock) of shares.
Director Limits.   The aggregate value of all compensation granted or paid to any of our non-employee directors with respect to any fiscal year, including awards under the 2021 Plan, for his or her services as a director during such calendar year, may not exceed $1,000,000 in total value for any non-employee director serving as the lead director of the Board or chair of the Board and $750,000 for any other non-employee director, with the value of any awards under the 2021 Plan calculated based on their grant date fair value and assuming maximum payout. Such limits will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments, but will not include stock awards granted to an individual while he or she was serving in a service-provider capacity other than as a non-employee director.
Stock Options.   The EIP Administrator may grant stock options, which is a right entitling the holder to acquire Class A shares of the Company upon payment of the applicable exercise price. Each stock option will be designated in the award agreement as either an incentive stock option, or ISO, or a nonstatutory stock option. The exercise price per share of each stock option granted under the 2021 Plan may be no less than 100% of the fair market value of a share on the date of grant (110% in the case of certain ISOs), except that stock options may be granted with an exercise price per share of less than 100% of the fair market value of a share on the date of grant in certain circumstances consistent with Section 424(a) of the Code, Section 409A of the Code and other applicable law, to the extent applicable. Each stock option will have a maximum term of not more than ten years from the date of grant (or five years, in the case of certain ISOs).

Restricted Stock.   The EIP Administrator may grant awards of restricted stock, which are Class A shares of the Company subject to restrictions requiring that they be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied. During the period of restriction, individuals holding shares of restricted stock may exercise full voting rights, and will be entitled to receive all dividends and other distributions paid, with respect to those shares, unless the EIP Administrator determines otherwise. During the period of restriction, any such dividends or distributions will be subject to the same restrictions and risk of forfeiture as the shares of restricted stock with respect to which the dividends accrue and will not be paid or distributed unless and until such related shares have vested and been earned.
Stock Appreciation Rights.   The EIP Administrator may grant stock appreciation rights, which is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the per share exercise price from which appreciation is measured. The per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be determined by the EIP Administrator and will be no less than 100% of the fair market value of a share on the date of grant.
Stock Units.   The EIP Administrator may grant awards of stock units, which is a bookkeeping entry representing an amount equal to the fair market value of one share of Class A shares of the Company. The EIP Administrator may settle earned stock units in cash, shares, or a combination of both. The EIP Administrator may award dividend equivalents in connection with the grant of stock units that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the restricted stock units with respect to which the dividends accrue and will not be paid or settled unless and until the related restricted stock units have vested and been earned. The form of stock unit award agreement includes an additional requirement that the participant must pay a nominal purchase price per share of €.12 as a condition to settlement of the stock units.
Stock Bonuses.   The EIP Administrator may grant stock bonus awards, which are awards of Class A shares of the Company without a purchase price that are not subject to any restrictions.
Substitute Awards.   The EIP Administrator may grant substitute awards in connection with certain corporate transactions, which may have terms and conditions that are inconsistent with the terms and conditions of the 2021 Plan.
Adjustment Provisions.   In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the EIP Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the 2021 Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event.
Effect of Certain Corporation Transactions.   In the event of certain corporate transactions, the EIP Administrator may, with respect to the outstanding awards, provide for any one or more of the following, without the participant’s consent (in each case, on such terms and subject to such conditions as it deems appropriate): (i) the assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity; (ii) the acceleration of exercisability or delivery of shares in respect of any award, in full or in part; (iii) the opportunity to exercise options prior to the occurrence of the corporate transaction; (iv) the cancellation of some or all of the awards in exchange for a payment equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any; or (v) the cancellation of outstanding awards in exchange for no consideration. The EIP Administrator need not treat all outstanding awards (or any portion thereof) in an identical manner.
Clawback.   The EIP Administrator may provide that any outstanding award, the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of specified events. In addition, awards are subject to our clawback policy as may be established or amended from time to time. The EIP Administrator may require a participant to forfeit, return to and/or reimburse the Company for all or any portion of the award and/or shares issued under any award, any amounts paid under an award, and any payments or proceeds paid or provided upon the disposition of shares issued under the award, pursuant to the terms of such company policy or as required by applicable law.
Amendments and Termination.   The EIP Administrator may at any time amend the 2021 Plan or any outstanding award and may at any time suspend or terminate the 2021 Plan as to future grants. However, except as expressly provided in the 2021 Plan or applicable award agreement, the EIP Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent. Any amendments to the 2021 Plan will be conditioned on shareholder approval to the extent required by applicable law, regulations or stock exchange requirements. Any termination of the 2021 Plan will not affect the EIP Administrator’s ability to exercise the powers granted to it with respect to awards granted prior to the date of such termination.
2021 Employee Share Purchase Plan
The ESPP was adopted in connection with the Business Combination to permit eligible employees and/or eligible service providers the opportunity to purchase Class A shares of the Company. The ESPP promotes employee retention and incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.
Qualified and Non-qualified Offerings.   The ESPP consists of two components: a 423 component and a non-423 component. The 423 component is designed to qualify as an employee stock purchase plan under section 423 of the Code. The non-423 component need not satisfy the requirements applicable to the 423 component, but except as otherwise determined by the Board, the non-423 component will operate and be administered in the same manner as the 423 component. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the non-423 component of the ESPP.
Administration.   The Board has delegated the administration of the ESPP to the Compensation Committee (the “ESPP Administrator”), which has the power and discretionary authority to interpret the ESPP, determine eligibility under the ESPP, prescribe forms, rules and procedures relating to our ESPP, and otherwise do all things necessary or desirable to carry out the purposes of the ESPP.
Shares Subject to the ESPP.   Subject to adjustment as described below, zero shares are currently available for purchase pursuant to the exercise of options under the ESPP. The share pool may be increased on the first day of each fiscal year of the Company by such number of shares determined by the Board on or prior to the date of any increase that will not exceed the lesser of (i) 1% of the number of shares outstanding as of the close of business on the last day of the immediately preceding fiscal year and (ii) the number of shares equal to 1% of the number of shares of the Company immediately after the Business Combination. If any option granted under the ESPP expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject to such option will again be available for purchase under the ESPP.
Eligibility.   Participation in the ESPP is generally limited to our employees and service providers and employees and service providers of our subsidiaries and affiliates (i) who have completed at least two years of service since the employee’s or service provider’s last hire date, (ii) whose customary employment with us or one of our subsidiaries or affiliates, as applicable, is for more than five months per calendar year, (iii) who customarily work 20 hours or more per week, (iv) who are not highly compensated employees within the meaning of Section 423 of the Code and (v) who satisfy the requirements set forth in the ESPP or such other criteria as the Board may determine consistent with Section 423 of the Code. Any employee who owns (or is deemed under statutory attribution rules to own) shares possessing 5% or more of the total combined voting power or value of all classes of shares of us or our parent or subsidiaries, if any, is not eligible to participate in the ESPP. Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. As soon as practicable, the ESPP Administrator will distribute to such individual all of his or her accumulated but unused contributions without interest.
General Terms of Participation.   The ESPP allows eligible employees and service providers to purchase shares during specified offering periods. Offerings may be comprised of one or more purchase periods. The maximum length for an offering under the ESPP is 27 months. During each offering period, eligible employees and service providers will be granted an option to purchase shares on each purchase date within the offering (up to certain statutory limits), each corresponding to the end of a purchase period within such offering. In connection with each offering, the ESPP Administrator may specify a maximum number of shares that may be purchased by any participant or all participants.
The purchase price of each share issued pursuant to the exercise of an option under the ESPP on an exercise date will be 85% (or such greater percentage as specified by the ESPP Administrator) of the lesser of: (a) the fair market value of a share of Class A shares of the Company on the date the option is granted, which will be the first day of the offering period, and (b) the fair market value of a share of Class A shares of the Company on the exercise date, which will be the last business day of the offering period.
Participants in our ESPP will pay for shares purchased under the ESPP through payroll deductions to the extent permitted by applicable law. Participants may elect to authorize payroll deductions between 1% and 15% of the participant’s eligible compensation each payroll period. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner the ESPP Administrator directs.
Restart.   To the extent more than one purchase period is provided during an offering, the ESPP Administrator will have the discretion to structure such offering so that if the fair market value of a share on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share on the offering date for that offering, then (i) that offering will terminate as of the purchase date specified with respect to such purchase period, after giving effect to such purchase on the applicable purchase date, (ii) all contribution amounts not applied to the purchase of shares after giving effect to such purchase on the applicable purchase date will be refunded to the applicable participants and (iii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period and purchase period.
Adjustments.   In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization, or other change in our capital structure that constitutes an equity restructuring, the ESPP Administrator will make appropriate adjustments to the aggregate number and type of shares available for purchase under the ESPP, the number and type of shares by which the share reserve may be increased each year, the number and type of shares granted under any outstanding options, the maximum number and type of shares purchasable under any outstanding option and/or the purchase price per share under any outstanding option.
Corporate Transactions.   In the event of certain corporate transactions, the ESPP Administrator may provide that each outstanding option will be assumed or continued or substituted for or, if any surviving or acquiring corporation (or its parent company) does not agree to assume or continue such options or does not substitute similar rights, then participants’ accumulated contributions will be used to purchase shares prior to the corporate transaction, and the options will terminate immediately after such purchase.
Amendments and Termination.   The Board has discretion to amend the ESPP to any extent and in any manner it may deem advisable, provided that shareholder approval will be required for any amendment of the ESPP for which shareholder approval is required by applicable laws.
Equity Grants to Management and Directors in Connection with the Closing of the Business Combination
Daniel Wiegand Performance Option
On November 18, 2021, Mr. Wiegand received an option grant to purchase 4,341,375 Class A Shares (the “Performance Option”). The Performance Option, or any portion thereof, will become vested and exercisable upon the satisfaction of both (i) the service-based vesting criteria set forth below (the “Service-Based Vesting Criteria”) and (ii) the performance-based vesting condition set forth below (the “Performance-Based Vesting Condition”). The Service-Based Vesting Criteria will be satisfied in 17 quarterly installments commencing on December 31, 2021 until December 31, 2025 (each, a “Service-Based Vesting Date”), subject to Mr. Wiegand’s continuous service through the applicable Service-Based Vesting Date. The Performance-Based Vesting Condition will be satisfied on the date Lilium earns its first dollar or any equivalent currency of revenue recognized in Lilium’s financial statements directly from providing service to a customer by the operation of its own developed and certified aircraft by either EASA or FAA, as determined by Lilium in its sole discretion, and the customer has also paid for such services. If the Performance-Based Vesting Condition is satisfied prior to any Service-Based Vesting Date, any portion of the Performance Option with respect to which the Service-Based Vesting Criteria have not been satisfied as of such date (and not otherwise forfeited) will remain subject to satisfaction of such Service-Based Vesting Criteria.
Notwithstanding the foregoing, if Mr. Wiegand’s service is terminated without cause (including the termination or expiration of Mr. Wiegand’s service agreement), then as of the last day of the quarterly vesting period in which the termination occurs, the Service-Based Vesting Criteria will be deemed satisfied with respect to a prorated portion of the next quarterly tranche of the Performance Option scheduled to vest following the date of termination. If Mr. Wiegand’s service is terminated due to Mr. Wiegand’s death, then as of the last day of the quarterly vesting period in which the termination occurs, the Service-Based Vesting Criteria will be deemed satisfied with respect to the portion of the Performance Option scheduled to vest during the 12 month period immediately following the date of termination.
Further, if Mr. Wiegand’s continuous service is terminated without cause or due to Mr. Wiegand’s death, in each case, prior to satisfaction of the Performance-Based Vesting Condition, the Performance-Based Vesting Condition will be waived with respect to the portion of the Performance Option that has satisfied the Service-Based Vesting Criteria as of the date of termination (after giving effect to any prorated vesting).
Richardson RSU Grant
On November 18, 2021, Mr. Richardson received a grant of 54,986 RSUS. The RSUs will vest in quarterly installments between January 1, 2025 and December 31, 2025, subject to Mr. Richardson’s continuous service through the applicable vesting date. Notwithstanding the foregoing, in the event that Mr. Richardson’s service is terminated (x) without cause (including the termination or expiration of Mr. Richardson’s service agreement), (y) due to Mr. Richardson’s voluntary resignation or (z) due to disability, a prorated portion of the next quarterly tranche of RSUs scheduled to vest after the date of termination will vest upon the last day of the quarterly vesting period during which such termination occurs. Further, in the event that Mr. Richardson’s service is terminated due to death, the portion of the RSUs scheduled to vest during the 12-month period immediately following the date of termination will vest upon the last day of the quarterly vesting period during which such termination occurs.
Richardson Success Fee
On September 10, 2021, Lilium entered into a success fee letter with Geoffrey Richardson, our Chief Financial Officer, pursuant to which Lilium has agreed to pay Mr. Richardson a success fee equal to 0.5% of financing proceeds secured by Lilium (provided the value of the success fee may not exceed $4,000,000), including financing proceeds secured by Lilium in connection with the Business Combination, subject to Mr. Richardson’s continued employment through the consummation of the Business Combination. The success fee was paid on November 29, 2021 in the form of an aggregate of 293,230 fully vested Class A Shares which, following a broker-assisted sale on November 29, 2021 to satisfy tax obligations arising in connections with the issuance of such fully vested Class A Shares, resulted in Mr. Richardson holding 127,115 of such fully vested Class A Shares. Mr. Richardson was required to make a payment to Lilium in respect of the Class A Shares including the nominal value for such shares, for which Lilium provided Mr. Richardson with a cash bonus equal to the amount of the required payment (increased by the amount of any taxes owed with respect to such amount), which totaled $54,085.

Other Arrangements with Management and Directors in Connection with the Closing of the Business Combination
Wiegand Service Agreements
On December 1, 2015, Lilium’s German subsidiary entered into a managing director service agreement with Mr. Wiegand, which was later amended on September 20, 2017 and September 14, 2021. The service agreement, as amended, provides for, among other things, a €200,000 annual base salary.
On September 14, 2021, Lilium also entered into a contract for services with Mr. Wiegand, which provides for, among other things, a salary of €300,000 annual base salary.
Richardson Offer Letter and Employment Agreement
On November 14, 2020, Lilium’s U.S. subsidiary entered into an offer letter with Mr. Richardson, which was later amended on September 19, 2021. The offer letter, as amended, provides for, among other things, a $350,000 base salary and eligibility to receive equity awards and eligibility to participate in Lilium’s employee benefit plans. The offer letter further provides that if Mr. Richardson’s employment is terminated by Lilium without cause or by Mr. Richardson for good reason (each as defined in Mr. Richardson’s offer letter), Mr. Richardson will be entitled to receive 6 months’ base salary and benefits continuation for 6 months following the termination date, subject to his execution and nonrevocation of a release of claims.
On September 14, 2021, Lilium also entered into an employment agreement with Mr. Richardson, which provides for, among other things, a €125,000 base salary.
Non-Executive Director Compensation
In connection with the Business Combination, Lilium adopted a board member compensation policy, which governs the compensation of Lilium’s executive and non-executive directors. The terms and conditions of the board member compensation policy that are applicable to non-executive directors (referred to herein as the “Non-Executive Director Compensation Policy”) are designed to attract and retain high quality non-executive board members by providing competitive compensation and aligning their interests with the interests of shareholders through equity awards.
Cash Retainers
The Non-Executive Director Compensation Policy provides for annual cash retainers, which will be payable quarterly in arrears and pro-rated for partial quarters of service and certain other benefits. Each non-executive board member may also elect to convert all or a portion of his or her annual board member service retainer into RSUs, which will be subject to vesting on the same payment schedule, and subject to the same conditions, as applied to the underlying cash retainer. Any portion of the RSUs that vests in respect of a partial quarter of service will be pro-rated based on the number of days of service that the non-executive board member provided in such quarter. In addition, subject to the approval of Lilium and applicable law, prior to a cash retainer being earned, a non-executive board member may elect to defer such cash retainer into fully-vested deferred stock units (“DSUs”), which will be granted after such retainer is earned and will be settled in Class A Shares upon the earlier of (i) the date chosen on the applicable election form and (ii) a separation from service. Subject to the approval of Lilium and applicable law, a non-executive board member may also elect to defer RSUs into DSUs with a settlement date that occurs at least one year after the applicable vesting date and up to the time the non-executive board member has a separation from service.
Transitional Equity Grants
Pursuant to the Non-Executive Director Compensation Policy, in lieu of the RSU grants described below, our non-executive directors have received transitional RSU grants upon the following terms under the 2021 Plan, which will vest, subject to continuous service through the applicable vesting date:

•
Non-executive board members who were elected or appointed to the Board on or after the Closing (but before the 2022 General Meeting of shareholders) were granted 32,500 RSUs covering an equal number of Class A Shares, which will vest in three equal annual installments from the date of grant.

•
Non-executive directors who were elected or appointed on or after the Closing (but before the 2022 General Meeting of shareholders) were granted 13,125 RSUs covering an equal number of Class A Shares, which will vest on the date immediately preceding the date of the 2022 General Meeting of shareholders.

Equity Compensation Beginning at the 2022 General Meeting of Shareholders
In addition, the Non-Executive Director Compensation Policy provides that non-executive directors will receive RSU grants under the 2021 Plan on the date of each annual General Meeting of shareholders (beginning at the 2022 meeting), and upon the beginning of service, which will vest, subject to continuous service through the applicable vesting date:
•
RSUs initially valued at $325,000 upon initial election or appointment to the Board, which will vest in three equal annual installments from the date of grant; and

•
Additional RSUs initially valued at $175,000 annually, which will vest upon the earlier of the first anniversary of the date of grant or the next annual General Meeting of shareholders, prorated for the initial year of service.

All vesting is subject to the non-executive board member’s continued service as a member of the Board through each applicable vesting date. Notwithstanding the foregoing, if a non-executive board member remains in continuous service as a member of the Board until immediately prior to: (a) the non-executive board member’s death, (b) the termination of the non-executive board member’s service due to the non-executive board member’s disability or (c) the closing of a change in control (as defined in the 2021 Plan) (each a “Director Acceleration Event”), any unvested RSUs will vest in full immediately prior to, and contingent upon, the applicable Director Acceleration Event.
Notwithstanding the above, each non-executive board member may elect to waive any or all of his or her compensation under the Non-Executive Director Compensation Policy prior to the payment of such compensation, provided that such election is permitted by the tax laws and regulations applicable to such non-executive director.

DESCRIPTION OF SECURITIES
This section of the prospectus includes a description of the material terms of our articles of association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of our articles of association, which are included elsewhere in this registration statement. We urge you to read the full text of our articles of association.
Overview
We were incorporated as Qell DutchCo B.V on March 11, 2021 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law and were renamed to Lilium B.V. by separate deed of amendment of the articles of association on April 8, 2021. In connection with the consummation of the Business Combination, we converted into a Dutch public limited liability company (naamloze vennootschap) pursuant to a deed of conversion and amendment of our articles of association adopted on September 10, 2021 (as so amended, the “articles of association”) as Lilium N.V. We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 82165874.
Our ordinary shares are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of the articles of association and applicable Dutch law.
Lilium is a Dutch public limited liability company (naamloze vennootschap). Lilium has a one-tier board structure which consists of nine members, one executive director and eight non-executive directors, as discussed in more detail under “Management — Executive Officers and Directors.”
Share Capital
Authorized Share Capital
Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that we may issue without amending the articles of association and may be a maximum of five times the issued capital. The articles of association provide for an authorized share capital in the amount of €194,454,208.32.
Our authorized share capital is divided into:
1,498,386,411 Class A ordinary shares with a nominal value of €0.12 per share;
24,413,065 Class B ordinary shares with a nominal value of €0.36 per share; and
24,413,065 Class C ordinary shares with a nominal value of €0.24 per share.
Issued Share Capital
Our issued and outstanding share capital as of March 16, 2022 consists of:
264,437,423 Class A ordinary shares with a nominal value of €0.12 each; and
24,413,065 Class B ordinary shares with a nominal value of €0.36 each.
We also held 375,000 issued Class A ordinary shares as treasury shares as of March 16, 2022.
Issuance of Lilium Shares
Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the General Meeting. The articles of association provide that Lilium Shares may be issued pursuant to (i) a resolution proposed by the Board and adopted by the General Meeting or (ii) a resolution of the Board if, pursuant to a resolution of the General Meeting, the Board has been authorized for a specific period not exceeding five years to issue Lilium Shares. Pursuant to the articles of association, the General

Meeting may authorize the Board to issue Lilium Shares or grant rights to subscribe for Lilium Shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, the General Meeting will not have the power to issue Lilium Shares or grant rights to subscribe for Lilium Shares. Pursuant to the articles of association, Lilium Shares shall be issued up to the amount of the authorized share capital (from time to time). The Board is irrevocably authorized to issue Lilium Shares and to grant rights to subscribe for Lilium Shares for a period of five years and up to 25% of the issued share capital, both as from the date of the completion of the Business Combination.
Conversion of Class B Shares
Class B Shares may only be Transferred (as defined in the articles of association) to (i) Permitted Transferees (as defined in the articles of association) or (ii) Lilium. A Class B Share will be converted into one Class A Share and one Class C Share (in accordance with the articles of association) upon the occurrence of a Conversion Event or a Shares B Compulsory Conversion Event (each as defined in the articles of association). If a Class C Share is held by anyone other than Lilium (regardless as a consequence of conversion), such holder of Class C Shares (a Transferor) must notify Lilium of this fact by written notice within three days after the occurrence of such event, following the failure of which Lilium is irrevocably empowered and authorized to offer and transfer the relevant Class C Shares. The Transferor, other than Lilium itself, must transfer such Class C Shares to Lilium for no consideration. The end result of the conversion of Class B Shares is that a Lilium shareholder acquires one Class A Share for each converted Class B Share. If Lilium fails to accept the offered Class C Shares from the Transferor within three months after receipt of notice, the Transferor’s dividend rights attached to its Class C Shares will revive.
Preemptive Rights
Under the articles of association, each holder of Class A Shares or Class B Shares (as applicable) shall have a pre-emption right pro rata to the total number of (in aggregate) Class A Shares and Class B Shares (whereby the Class A Shares and Class B Shares shall, for the purposes hereof, be treated as a single class of shares) held by such person on the date of the resolution to issue the Class A Shares and/or Class B Shares, it being understood that this pre-emption right shall not apply to an issuance of Class A Shares:
•
to employees of Lilium or employees of a Lilium group company; and

•
to a person exercising a previously obtained right to acquire Class A Shares or Class B Shares, in accordance with the provisions of the articles of association.

No pre-emption rights shall apply in respect of an issuance of Class C Shares. The preemptive rights in respect of newly issued Class A Shares or Class B Shares may be restricted or excluded by a resolution of the General Meeting, upon proposal by the Board. Pursuant to the articles of association, the General Meeting may authorize the Board to limit or exclude the preemptive rights in respect of newly issued Class A Shares or Class B Shares. Such authorization for the Board can be granted and extended, in each case for a period not exceeding five years.
The Board is irrevocably authorized for a period of five years from the date of the Business Combination to limit or exclude preemptive rights on Class A Shares and Class B Shares.
Transfer of Shares
Under Dutch law, transfers of Lilium Shares (other than in book-entry form) require a written deed of transfer and, unless Lilium is a party to the deed of transfer, an acknowledgement by or proper service upon Lilium to be effective.
Under the articles of association, if one or more Lilium Shares are admitted to trading on the Nasdaq or any other Regulated Market (as defined in the articles of association), Lilium may, by Board resolution, determine that the laws of the State of New York will apply to the property law aspects of the Lilium Shares included in the part of the register of shareholders kept by the relevant transfer agent. Such resolution, as well as the revocation thereof, must be made public as required by law and be made available for inspection at our office and the Dutch trade register. The Board adopted such a resolution effective as of the closing of the Business Combination.
All Lilium Shares and Public Warrants received by Qell public shareholders in the Business Combination are freely tradable, except that Lilium Shares and Public Warrants received in the Business Combination by persons who become affiliates of Lilium for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Lilium generally include individuals or entities that control, are controlled by or are under common control with, Lilium and may include the directors and executive officers of Lilium, as well as its principal shareholders. Private Warrants received by the Sponsor in the Business Combination may be resold by the Sponsor only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. For additional detail on the use of Rule 144, see “— Rule 144” below. For additional detail on the Warrants, see “— Warrants” below.
Form of Lilium Shares
Pursuant to the articles of association, Lilium Shares are registered shares.
Purchase and Repurchase of Lilium Shares
Under Dutch law, Lilium may not subscribe for newly issued Lilium Shares. Lilium may acquire Lilium Shares, subject to applicable provisions and restrictions of Dutch law and the articles of association, to the extent that:
•
such Lilium Shares are fully paid-up;

•
our equity capital, reduced by the acquisition price, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to the law or the articles of association;

•
following the transaction contemplated, at least one Lilium Share remains outstanding and is not held by Lilium; and

•
if Lilium is admitted to trading on a Regulated Market, the nominal value of the Lilium Shares to be acquired, already held by Lilium or already held by Lilium as pledgee or which are held by Lilium subsidiaries, does not exceed 50% of our issued capital.

Other than Lilium Shares acquired for gratuitously or under universal title of succession (onder algemene titel) (e.g., through a merger or demerger) under statutory Dutch or other law, Lilium may acquire Lilium Shares pursuant to the restrictions set out above only if the General Meeting has authorized the Board to do so. An authorization by the General Meeting for the acquisition of Lilium Shares can be granted for a maximum period of 18 months. Such authorization must specify the number of Lilium Shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the General Meeting is required if Lilium Shares are acquired by Lilium on Nasdaq with the intention of transferring such Lilium Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. The General Meeting has adopted a resolution, with effect at the closing of the Business Combination, to authorize the Board to repurchase Lilium Shares for a period of 18 months permitted under Dutch law and the articles of association from time to time. For each annual General Meeting, Lilium expects that the Board will place on the agenda a proposal to re-authorize the Board to repurchase Lilium Shares for a period of 18 months from the date of the resolution. Lilium cannot derive any right to any distribution from Lilium Shares or voting rights attached to Lilium Shares acquired by it.
Capital Reduction
The General Meeting may resolve to reduce our issued share capital by (i) cancelling Lilium Shares or (ii) reducing the nominal value of the Lilium Shares by amending the articles of association (provided that the nominal value of a Lilium Shares cannot be less than €0.01). In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel Lilium Shares may only relate to Lilium Shares held by Lilium itself or in respect of which Lilium holds the depository receipts. A resolution of the General

Meeting to reduce the capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting.
A reduction of the nominal value of Lilium Shares without repayment and without release from the obligation to pay up the Lilium Shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).
A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.
General Meeting and Voting Rights
General Meeting
General Meetings are held in Amsterdam , Rotterdam, Utrecht, the Hague or in Haarlemmermeer (Schiphol Airport), the Netherlands. All of our shareholders and others entitled to attend the General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.
We shall hold at least one General Meeting each year, to be held within six months after the end of our financial year or later, as may be permitted by Dutch law. A General Meeting shall also be held within three months after the Board has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the Board fails to hold such General Meeting in a timely manner, each shareholder and other person entitled to attend the General Meeting may be authorized by the Dutch court to convene the General Meeting.
The Board may convene additional extraordinary General Meetings at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend General Meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a General Meeting. The Dutch court will disallow the application if (i) the applicants have not previously requested in writing that the Board convenes a General Meeting, (ii) the Board convenes a General Meeting or (iii) the Board has not taken the necessary steps so that the General Meeting could be held within six weeks after such request.
The General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the General Meeting. For the annual General Meeting the agenda will include, among other things, the management report (as far as required by law), the adoption of our annual accounts and the granting of discharge from liability to members of the Board for actions in respect of their management during the preceding financial year. In addition, the agenda for a General Meeting includes such additional items as determined by the Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend General Meetings, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of General Meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant General Meeting is scheduled to be held. No resolutions will be adopted on items other than those which have been included in the agenda.
We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a General Meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.
Pursuant to the articles of association and Dutch law, the Board may determine a record date (registratiedatum) of 28 calendar days prior to a General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the General Meeting.
Pursuant to the articles of association, the General Meeting is presided by the Chairman of the Board, or, if he is absent, by one of the other non-executive directors designated for that purpose by the Board. If no non-executive directors are present at the meeting, the General Meeting shall be presided by one of the executive directors designated for that purpose by the Board.
Voting Rights and Quorum
In accordance with Dutch law and the articles of association, and in each case without prejudice to the Voting Cap (as defined hereinafter) being applicable to any of shareholder:
•
each Class A Share confers the right to cast 12 votes in a General Meeting;

•
each Class B Share confers the right to cast 36 votes in a General Meeting; and

•
each Class C Share confers the right to cast 24 votes in a General Meeting.

Lilium Shares owned by the Company shall not bear any dividend rights unless rights of usufruct are created in respect of such Lilium Shares prior to the acquisition by the Company, in which case the holder of usufruct shall be entitled to any dividends on the underlying Lilium Shares.
Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the General Meeting) of a shareholder, which proxy holder does not need to be a shareholder. Only the holder of a usufruct or pledge on Class A Shares shall have the voting rights attached thereto if so transferred and provided for when the usufruct or pledge was created.
The voting of any Lilium shareholder who opts in for the Shareholders’ Covenant (as defined in the articles of association) and is in breach of its commitment not to hold and/or acquire more than 24.9% of the total voting rights exercisable in the General Meeting, is capped at 24.9% of the votes which may be issued in the relevant General Meeting (the “Voting Cap”). The foregoing is subject to the Board determining that the relevant shareholder is in breach of its Shareholders’ Covenant.
Each of our shareholders is obliged to provide the Board with all information relevant to assess the applicability of the Voting Cap to the number of votes in the General Meeting available to such shareholder.
Under the articles of association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast.
Resolutions of the shareholders are adopted at a General Meeting by a majority of votes cast, except where Dutch law or the articles of association provide for a special majority in relation to specified resolutions. The articles of association do not provide for a quorum requirement, subject to any provision of mandatory Dutch law.
Subject to certain restrictions in the articles of association, the determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. The Board will keep a record of the resolutions taken at each General Meeting.
Amendment of Articles of Association
At a General Meeting, at the proposal of the Board, the General Meeting may resolve to amend the articles of association. Such resolution requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting. A resolution to amend the articles of association which negatively impacts the rights of holders of Class B Shares requires the prior approval of the Class B Shares voting as a separate class.
Merger, Demerger and Dissolution
At a General Meeting, at the proposal of the Board, the General Meeting may resolve to dissolve, or to legally merge or demerge the Company within the meaning of Title 7, Book 2 of the Dutch Civil Code. Such resolution requires a majority of at least two-thirds the votes cast, if less than half of the issued capital is represented at the General Meeting.
In the event of dissolution of the Company and unless Dutch law provides otherwise, the liquidation shall be effected by the Board unless the General Meeting appoints one or more other persons for this purpose.
Squeeze Out
A shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.
A shareholder that holds a majority of our issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of our issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving the Company, a contribution of cash and/or assets against issuance of Lilium Shares, the issue of Lilium Shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.
Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the Company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the Company in which minority shareholders had an interest.
Any sale or transfer of all of our assets (see “— Certain Other Major Transactions” below) and our dissolution or liquidation is subject to approval by a majority of the votes cast in our General Meeting (see “— Merger, Demerger and Dissolution” above).
Certain Other Major Transactions
The articles of association and Dutch law provide that resolutions of the Board concerning a material change in our identity, character or business are subject to the approval of the General Meeting. Such changes include:
•
a transfer of all or materially all of our business/enterprise to a third party;

•
the entry into or termination of a long-lasting cooperation of the Company or of a subsidiary either with another legal person or company, or as a fully liable general partner of a limited partnership or a general partnership, if this cooperation or termination is of essential importance to the Company; and

•
the acquisition or disposition of a participating interest in the capital of a company by the Company or by one of our subsidiaries with a value of at least one third of the value of our assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.
Dividends and Other Distributions
We may only make distributions to our shareholders if our shareholders’ equity exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under to Dutch law or by the articles of association.
The holders of Class A Shares and Class B Shares shall be entitled pari passu to the profits of the Company, pro rata to the total number of Class A Shares and Class B Shares held, provided that out of the profit of any financial year, the holders of Class C Shares shall be entitled to a maximum amount per financial year equal to 0.1% of the nominal value of such Class C Shares. The Board is permitted to declare interim dividends without the approval of the General Meeting. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that our shareholders’ equity, based on interim financial statements, exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the articles of association. We may reclaim any distributions, whether interim or not interim, made in contravention of Dutch law or the articles of association from our shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors.
The corporate body that declares the (interim) dividend may determine that distributions shall be made in whole or in part in a currency other than the Euro. The Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to us (verjaring). Unless the General Meeting resolves, at the proposal of the Board, upon a different term for that purpose, dividends shall be made payable within 30 days after they are declared.
We do not anticipate paying any dividends on Lilium Shares for the foreseeable future, see the section entitled “Dividend Policy.”
Warrants
There are 12,649,946 Public Warrants outstanding. The Public Warrants, which entitle the holder to purchase one Class A Share at an exercise price of $11.50 per Class A Share, become exercisable thirty days after the completion of the Business Combination. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms. There are also 7,060,000 Private Warrants outstanding. The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants are not transferable, assignable or salable until 30 days after the completion of the Business Combination. In addition, on October 22, 2021, we issued the Azul Warrants to Azul on a fully vested basis, which are exercisable for 1,800,000 Class A Shares at an exercise price of €0.12 per Class A Share. Azul is entitled to exercise the Azul Warrants at any time on or prior to October 22, 2026.
Lilium will have the ability to redeem outstanding SPAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per SPAC Warrant, provided that the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. Lilium will not redeem the SPAC Warrants as described above unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Class A Shares is available throughout the 30-day redemption period. If and when the SPAC Warrants become redeemable by Lilium, Lilium may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding SPAC Warrants could force holders of SPAC Warrants to (i) exercise their SPAC Warrants and pay the exercise price therefor, (ii) sell their SPAC Warrants at the then-current market price, or (iii) accept the nominal redemption price which, at the time the outstanding SPAC Warrants are called for redemption, is likely to be substantially less than the market value of the SPAC Warrants.
In addition, Lilium will have the ability to redeem the outstanding SPAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Class A Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. If trading prices for the Class A Shares have not exceeded the $10.00 per share threshold at which the SPAC Warrants would become redeemable, holders will be able to exercise their SPAC Warrants prior to redemption for a number of Class A Shares determined based on the redemption date and the fair market value of the Class A Shares.
Notices
We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.
Certain Disclosure Obligations
We are subject to certain disclosure obligations under Dutch and U.S. law and the rules of Nasdaq. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of Nasdaq as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.
Financial Reporting Under Dutch Law
The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), applies to our financial reporting. Under the FRSA, the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, “AFM”) supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As our corporate seat is in the Netherlands and most of our shares are listed on Nasdaq, the FRSA will supervise our financial reporting standards.
Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from the Company regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to the Company that we make available further explanations and file these with the AFM. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation on the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.
Periodic Reporting Under U.S. Securities Law
We are a “foreign private issuer” under the securities laws of the United States and the rules of the Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and Nasdaq’s listing standards. Under the Nasdaq rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the Nasdaq rules permit a “foreign private issuer” to comply with our home country rules in lieu of the listing requirements of Nasdaq.
Nasdaq Rules
For so long as our shares are listed on Nasdaq, we will be required to meet certain requirements relating to ongoing communication and disclosure to Lilium shareholders, including a requirement to make any annual report filed with the SEC available on or through our website and to comply with the “prompt disclosure” requirement of Nasdaq with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on Nasdaq must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and shareholder approval of certain transactions.
Certain Insider Trading and Market Manipulation Laws
Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.
In connection with our listing on Nasdaq, we have adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Board and our employees in Lilium Shares or in financial instruments the value of which is determined by the value of the shares.
The Netherlands
On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to us or to the Lilium Shares as the Lilium Shares are solely listed on Nasdaq, a stock exchange outside the European Economic Area. As a result, there are no EU rules applicable to us relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to us.
United States
The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other employees of the Company may not purchase or sell shares or other securities of the Company when in possession of material, non-public information about the Company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the Company.
We have identified those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.
Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Lilium
Our directors, (non-) executive officers and shareholders are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

DCGC
As we have our registered seat in the Netherlands and have our Lilium Shares listed on an equivalent third (non-EU) country market to a regulated market (e.g., Nasdaq), we are subject to the Dutch Corporate Governance Code (the “DCGC”). The DCGC contains both principles and best practice provisions for the Board, shareholders and the General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.
The DCGC is based on a “comply or explain” principle. Accordingly, we are required to disclose in our management report publicly filed in the Netherlands, whether or not we are complying with the various provisions of the DCGC. If we do not comply with one or more of those provisions (e.g., because of a conflicting Nasdaq requirement or U.S. market practice), we are required to explain the reasons for such non-compliance.
Dutch Civil Code
The Dutch Civil Code provides for certain disclosure obligations in our annual accounts. Information on directors’ remuneration and rights to acquire Lilium Shares must be disclosed in our annual accounts.
Transfer Agent and Warrant Agent
Under the articles of association, the Board may resolve, with due observation of the statutory requirements, that the laws of the State of New York apply to the property law aspects of the Lilium Shares for as long as the Lilium Shares are in book-entry form, as included in the part of the register of shareholders kept by the relevant transfer agent and/or listed on a Regulated Market.
We have listed the Lilium Shares in book-entry form and such Lilium Shares, through the transfer agent, are not certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ and warrant holders’ register on behalf of the Board and to act as transfer agent and registrar for the Lilium Shares. Our Class A Shares and the Public Warrants trade on Nasdaq in book-entry form.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted Lilium Shares or Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Lilium Shares or Public Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of ordinary shares then outstanding; or

•
the average weekly reported trading volume of the our ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company. As a result, our initial shareholders will be able to sell their Lilium Shares and Warrants pursuant to Rule 144 without registration one year after the Closing Date.

Registration Rights and Lock-Up Arrangements
In connection with the closing of the Business Combination Agreement, the Sponsor and certain current shareholders of Lilium receiving Lilium Shares in the Business Combination (the “Lilium Holders” and, together with the Sponsor, the “Registration Rights Holders”) entered into an amended and restated registration rights agreement, dated as of September 13, 2021 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed that, within 30 calendar days after the consummation of the Business Combination, we would file with the SEC (at our sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and would use our commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to two underwritten offerings in any six month period (and we are not required to effect more than four underwritten offerings in any 12 month period), and the Registration Rights Holders will be entitled to customary piggyback registration rights. The Registration Rights Agreement does not provide for the payment of any cash penalties by Lilium if we fail to satisfy any of our obligations under the Registration Rights Agreement.
In addition, pursuant to the Registration Rights Agreement, the Sponsor and the Lilium Holders have agreed to be bound by certain restrictions on transfer of their Lilium Shares (and securities convertible into or exercisable for Lilium Shares, including the Private Warrants) to be held by the Sponsor or the Lilium Holders immediately following the consummation of the Business Combination (the “Lock-Up Shares”), other than to certain permitted transferees. The Sponsor and the Lilium Holders have agreed, for the duration of the applicable Lock-Up Period (as defined below) with respect to any such persons, not to (a) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Lock-Up Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether settled by delivery of such Lock-Up Shares, in cash or otherwise, or (c) publicly announce any intention to effect any transaction described in clause (a) or (b) above. The restrictions described above will be effective for a period (the “Lock-Up Period”) beginning on the Final Closing Date and ending (i) with respect to the Lilium Holders, 180 days after the Final Closing Date and (ii) with respect to the Sponsor, the earlier of (A) 360 days after the Final Closing Date and (B) (x) the first date on which the closing price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Final Closing Date and (y) the date on which Lilium consummates a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their Lilium Shares for cash, securities or other property. The Lock-up Period for the Lock-up Shares held by the Lilium Holders expired on March 13, 2022.
In addition, we have entered into a registration rights agreement granting customary registration rights to Azul in respect of the Class A Shares issuable upon the exercise of the Azul Warrants.

Listing of Securities
Our Class A Shares and the Public Warrants are listed on Nasdaq under the symbols “LILM” and “LILMW,” respectively. Holders of our securities should obtain current market quotations for their securities. There can be no assurance that our Class A Shares and/or Public Warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Class A Shares and/or Public Warrants could be delisted from Nasdaq. A delisting of our Class A Shares will likely affect the liquidity of our Class A Shares and warrants and could inhibit or restrict our ability to raise additional financing.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a summary of transactions since January 1, 2019 to which we have been a party and in which any members of the Board or senior management who became a member of the Board or senior management upon completion of the Business Combination had or will have a direct or indirect material interest, other than compensation arrangements and the share ownership described under “Principal Securityholders.” See also Note 30 to our financial statements, included elsewhere in this prospectus, for a description of certain transactions with related parties required to be disclosed under IFRS.
In October 2019, we obtained a €1.0 million convertible loan from Mr. Wallerstein. The loan accrued interest at 5% per annum and was converted into 101 Lilium GmbH Series B-2 Shares in April 2020 at a 15% discount to the Lilium GmbH Series B-2 Share investment price. The shares were issued in trust Mr. Wallerstein through Stichting Evtol Investment, an investment trust, and are held for Mr. Wallerstein’s economic benefit.
In March 2020, Stichting Evtol Investment subscribed for 50 Lilium GmbH Series B-2 Shares for approximately €597,600. These shares are held for Mr. Wallerstein’s economic benefit.
In August 2020, we repurchased 18 shares of Lilium GmbH from Mr. Wiegand for €190,800.
In January 2021, we obtained a €1.0 million convertible loan from Stichting Evtol Investment, an investment trust, for the benefit of Dr. Enders. The loan accrued interest at 5% per annum and was converted into Class A Shares upon the consummation of the Business Combination at a 15% discount to the deemed per share issue price. These Class A Shares are held for Dr. Enders’ economic benefit.
Strategic Collaboration with Azul
On July 31, 2021, we executed a term sheet in which we agreed to enter into negotiations Azul to establish a strategic collaboration whereby Azul is expected to commit to purchase from us 220 Lilium Jets for an aggregate value of up to $1.0 billion, with anticipated delivery to commence no earlier than 2025, subject to completion of aircraft certification activities and receipt of any required regulatory approvals. In consideration of the strategic commercial collaboration, we agreed to use all efforts to grant to Azul warrants to purchase up to 8,000,000 Class A Shares at an exercise price of €0.12 a share, consisting of (i) warrants to purchase 1,800,000 Class A Shares, which warrants were issued to Azul on a fully vested basis on October 22, 2021, and (ii) subject to the execution of definitive agreements for the strategic commercial collaboration, warrants to purchase up to an additional 6,200,000 Class A Shares, which are expected to vest in three tranches. We have also entered into a registration rights agreement with Azul to register the future resale of the Class A Shares issuable upon the exercise of the Azul Warrants. David Neeleman, the founder and controlling shareholder of Azul, is one of our non-executive directors. Additional information regarding our arrangement with Azul is described above under the section titled “Business of Lilium and Certain Information About Lilium — Commercial and Business Operations — Strategic Commercial Collaborations.”
Closing of PIPE Financing
The Company consummated the PIPE Financing concurrently with the closing of the Business Combination. Entities affiliated with Atomico (together, the “Atomico Entities”), and Tencent Mobility (Luxembourg) S.a.rl, each a greater than 10% shareholder of the Company, acquired PIPE Shares in the PIPE Financing.
Remuneration Agreements with Board Members and Senior Management
For a description of our remuneration agreements with members of the Board and senior management, see the section titled “Executive Compensation.”

Indemnification Agreements
Our Articles of Association provide for certain indemnification rights for our directors and executive officers, and we have entered into an indemnification agreement with each of our directors and executive officers providing for procedures for indemnification and advancements by Lilium of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Lilium or, at our request, service to other entities, as directors or officers to the maximum extent permitted by Dutch law.
Review, Approval or Ratification of Transactions with Related Persons
We have adopted a code of business conduct and ethics that prohibits directors and executive officers from engaging in the decision making process relating to transactions in which such director or officer has a conflict of interest. Consistent with Dutch law, if the Board must approve a transaction in which a director has a conflict of interest, such transaction can only be effected if it has been approved by a majority of the Board (including a majority of independent directors) not otherwise interested in the transaction and such transaction must be fair and such transaction must be fair and reasonable to the Company and on terms not less favorable to the Company than those available from unaffiliated third parties. In addition, we have adopted a policy requiring that our Audit Committee review and approve any transaction that would require disclosure under Item 7.B. of Form 20-F.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information relating to the beneficial ownership of our ordinary shares as of March 16, 2022 by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding ordinary shares;

•
each of our directors;

•
each of our executive officers; and

•
all of our directors and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
The percentage of our ordinary shares beneficially owned is computed on the basis of 264,437,423 Class A Shares and 24,413,065 Class B Shares issued and outstanding as of March 16, 2022, which share amounts do not include 12,649,946 Class A Shares issuable upon the exercise of the Public Warrants, 7,060,000 Class A Shares issuable upon the exercise of the Private Warrants, 1,800,000 Class A Shares issuable upon exercise of the Azul Warrants or any Class A Shares issuable upon exercise of outstanding stock options, or the settlement of outstanding restricted stock units.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares beneficially owned by them. To our knowledge, no shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Lilium N.V., Claude-Dornier Str. 1, Bldg. 335, 82234, Wessling, Germany.
Beneficial Owner	Class A Shares	Class B Shares	% Voting Power(1)	% Share Ownership
Executive Officers and Directors
Henri Courpron(2)	1,985	—	*	*
Dr. Thomas Enders(3)	185,705	—	*	*
Barry Engle(4)	4,214,789	—	1.2%	1.4%
David Neeleman	1,214	—	*	*
Geoffrey Richardson(5)	335,849	—	*	*
Margaret M. Smyth(6)	3,199	—	*	*
Gabrielle Toledano(7)	3,199	—	*	*
David Wallerstein(8)	1,054,233	—	*	*
Daniel Wiegand(9)	—	24,413,065	21.7%	8.5%
Niklas Zennström(10)	40,944,956	—	12.1%	14.2%
All executive officers and directors of Lilium as a group (10 persons)	71,158,194	24,413,065	35.2%	24.3%
5% and Greater Shareholders (Not Included Above)
Sebastian Born	18,064,811	—	5.3%	6.3%
Matthias Meiner	18,064,811	—	5.3%	6.3%
Atomico Entities(11)	40,943,742	—	12.1%	14.2%
Tencent Mobility (Luxembourg) S.á.r.l(12)	76,196,615	—	22.6%	26.4%
Scottish Mortgage Investment Trust plc(13)	18,072,215	—	5.4%	6.3%
H.S.H. Reigning Prince Hans-Adam II. von und zu Liechtenstein(14)	18,290,764	—	5.4%	6.3%

*
Less than 1%

(1)
Percentage of total voting power represents voting power with respect to all Class A Shares and Class B Shares, as a single class. The holders of Class B Shares are entitled to three times as many votes per share as holders of Class A Shares.

(2)
Consists of 1,985 Class A Shares issuable upon settlement of restricted stock units vesting within 60 days following March 16, 2022.

(3)
Consists of (i) 148,564 Class A Shares held of record and (ii) 37,141 Class A Shares issuable upon exercise of options granted before the consummation of the Business Combination that will become exercisable within 60 days following March 16, 2022.

(4)
Consists of (i) 914,572 Class A Shares held of record, (ii) 3,298,232 Private Warrants, including 3,298,232 Class A Shares issuable upon exercise of such Private Warrants, and (iii) 1,985 Class A Shares issuable upon settlement of restricted stock units vesting within 60 days following March 16, 2022.. Mr. Engle’s business address is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(5)
Consists of (i) 183,491 Class A Shares held of record, (ii) 120,931 Class A Shares issuable upon exercise of stock options that were vested as of, or within 60 days following, March 16, 2022, and (iii) 31,427 Class A Shares issuable upon settlement of restricted stock units vested as of, or within 60 days following, March 16, 2022.

(6)
Consists of (i) 1,214 Class A Shares held of record and (ii) 1,985 Class A Shares issuable upon settlement of restricted stock units vesting within 60 days following March 16, 2022.

(7)
Consists of (i) 1,214 Class A Shares held of record and (ii) 1,985 Class A Shares issuable upon settlement of restricted stock units vesting within 60 days following March 16, 2022.

(8)
Consists of 1,054,233 Class A Shares held of record by the David Wallerstein and Jun Yu Living Trust for the benefit of Mr. Wallerstein. The business address for the David Wallerstein and Jun Yu Living Trust is 481 N Santa Cruz #148, Los Gatos, CA 95030, United States.

(9)
Consists of 24,413,065 Class B Shares convertible into 24,413,065 Class A Shares.

(10)
Consists of (i) 1,214 Class A Shares held of record, (ii) 33,419,323 Class A Shares held of record by Atomico IV L.P. (“Atomico IV”) and (iii) 7,524,419 Class A Shares held of record by Atomico IV (Guernsey) L.P. (“Atomico IV (Guernsey)”). Atomico Advisors IV, Ltd. (“Atomico Advisors IV”) is the general partner of each of Atomico IV and Atomico IV (Guernsey). Niklas Zennström, Mark Dyne, Nicole Ramroop and Claris Ruwende, the members of the board of directors of Atomico Advisors IV, may be deemed to have shared voting and dispositive power over the shares held by each of Atomico IV and Atomico IV (Guernsey). The business address of Atomico IV and Atomico Advisors IV is One Capital Place, Grand Cayman, KY1-1103 Cayman Islands. The business address of Atomico IV (Guernsey) is Old Bank Chambers, La Grande Rue St. Martin’s, Guernsey, GY4 6RT, Channel Islands.

(11)
Consists of (i) 33,419,323 Class A Shares held of record by Atomico IV and (ii) 7,524,419 Class A Shares held of record by Atomico IV (Guernsey). Atomico Advisors IV, Ltd. (“Atomico Advisors IV”) is the general partner of each of Atomico IV and Atomico IV (Guernsey). Niklas Zennström, Mark Dyne, Nicole Ramroop and Claris Ruwende, the members of the board of directors of Atomico Advisors IV, may be deemed to have shared voting and dispositive power over the shares held by each of Atomico IV and Atomico IV (Guernsey). The business address of Atomico IV and Atomico Advisors IV is One Capital Place, Grand Cayman, KY1-1103 Cayman Islands. The business address of Atomico IV (Guernsey) is Old Bank Chambers, La Grande Rue St. Martin’s, Guernsey, GY4 6RT, Channel Islands.

(12)
Tencent Holdings Limited stated in its Schedule 13D filing with the SEC on September 24, 2021 (the “Tencent 13D filing”) that it has sole voting and dispositive power with respect to 76,196,615 Class A Shares. The 76,196,615 Class A Shares beneficially owned by Tencent Holdings Limited are held of record by Tencent Mobility (Luxembourg) S.à r.l. (“Tencent Mobility (Luxembourg)”). Tencent Mobility (Luxembourg) is a wholly-owned subsidiary of Tencent Mobility Limited, a company limited by shares incorporated in Hong Kong. Tencent Mobility Limited is a direct wholly-owned subsidiary of Tencent Holdings Limited. Tencent Holdings Limited is a publicly traded company. According to the Tencent 13D filing, the business address of Tencent Mobility (Luxembourg) S.à r.l., Tencent Mobility Limited and Tencent Holdings Limited is Level 29., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong.

(13)
Baillie Gifford & Co stated in its Schedule 13G filing with the SEC on January 20, 2022 (the “Baillie 13G filing”) that it has sole voting and dispositive power with respect to 18,072,215 Class A Shares. The 18,072,215 Class A Shares beneficially owned by Baillie Gifford & Co are held of record by Scottish Mortgage Investment Trust plc (“SMIT”), a closed-ended investment trust which is managed by Baillie Gifford & Co Limited, a wholly owned subsidiary of Baillie Gifford & Co. According to the Baillie 13G filing, the business address of SMIT is c/o Baillie Gifford & Co, Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland.

(14)
H.S.H. Reigning Prince Hans-Adam II. von und zu Liechtenstein (“H.S.H. Prince Hans Adam II”) stated in his 13G filing with the SEC on September 28, 2021 (the “Prince Hans-Adam II filing”) that he has shared voting and dispositive power with respect to 18,290,764 Class A Shares beneficially owned at September 15, 2021. Of the 18,290,764 Class A Shares beneficially owned by H.S.H. Prince Hans-Adam II, (i) 8,808,206 Class A Shares are held of record by LGT Global Invest Ltd, (ii) 6,982,558 Class A Shares are held of record by Lightrock Growth Fund I S.A., SICAV-RAIF (“Lightrock Growth Fund I”), and (iii) 2,500,000 Class A Shares are held of record by Stiftung Fuerst Liechtenstein III. According to the Prince Hans-Adam II filing, (A) LGT Global Invest Ltd is beneficially owned by H.S.H. Prince Hans-Adam II., (B) Lightrock Growth Fund I is owned (over 98% of the Class A Shares) by Financial Investments SPC and Lightrock Evergreen Fund SICAV and is ultimately beneficially owned by H.S.H. Prince Hans-Adam II. according to local applicable laws of Luxembourg, and (C) Stiftung Fuerst Liechtenstein III is beneficially owned by H.S.H. Prince Hans-Adam II. According to the Prince Hans-Adam filing, the business address of LGT Global Invest Ltd is Grand Pavilion Commercial Centre, 1st Floor, 802 West Bay Road, Grand Cayman KY1-1203, Cayman Islands, the business address of Lightrock Growth Fund I is 8, rue Lou Hemmer, L-1748 Senningerberg, Grand Duchy of Luxembourg, the business address of Stiftung Fuerst Liechtenstein III is Bergstrasse 5, 9490, Vaduz, Liechtenstein, and the business address of H.S.H. Prince Hans-Adam II is Fürst-Franz-Josef-Strasse 150, FL-9490, Vaduz, Liechtenstein.

SELLING SECURITYHOLDERS
This prospectus relates to the possible offer and sale from time to time of up to 210,665,118 Class A Shares and up to 7,060,000 Private Warrants by the selling securityholders. The PIPE Investors acquired Class A Shares pursuant to the Subscription Agreements. The Sponsor acquired Class A Shares and Private Warrants exercisable for Class A Shares concurrently with the Qell IPO and subsequently distributed such Class A Shares and Private Warrants to certain of the selling securityholders listed below. Daniel Wiegand, our Chief Executive Officer, received Class B Shares convertible into Class A Shares at the closing of the Business Combination and certain of other directors and officers affiliated with us received Class A Shares at the closing of the Business Combination. Certain of our directors and employees received Specified Options exercisable for Class A Shares in connection with their roles with us. Former holders of public warrants of Qell received our Public Warrants, exercisable for Class A Shares, at the closing of the Business Combination.
The selling securityholders may from time to time offer and sell any or all of the Class A Shares or Private Warrants set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.
The following table is prepared based on information provided to us by the selling securityholders. It sets forth the name and address of the selling securityholders, the aggregate number of Class A Shares and Private Warrants that the selling securityholders may offer pursuant to this prospectus, and the beneficial ownership of the selling securityholders both before and after the offering. We have based percentage ownership prior to this offering on 288,850,488 Lilium ordinary shares (assuming conversion of all Class B Shares into Class A Shares) and 7,060,000 Private Warrants issued and outstanding, in each case as of March 16, 2022. In calculating percentages of Class A Shares owned by a particular selling securityholder, we treated as outstanding the number of Class A Shares issuable upon exercise of that particular selling securityholder’s Private Warrants, if any, and did not assume the exercise of any other selling securityholder’s Private Warrants.
The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
We cannot advise you as to whether the selling securityholders will in fact sell any or all of such Class A Shares or Private Warrants. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Shares or Private Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Class A Shares or Private Warrants registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

Unless otherwise indicated, the address of each Claude-Dornier Straße 1, Bldg. 335, 82234, Wessling, Germany.
Name of Selling Securityholder	Class A Shares Beneficially Owned Prior to the Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Class A Shares Being Offered	Number of Private Warrants Being Offered	Class A Shares Beneficially Owned After the Class A Shares are Sold		Private Warrants Beneficially Owned After the Warrants are Sold
					Shares	Percent	Number	Percent
Dr. Thomas Enders	171,010(1)	—	279,986(2)	—	—	—	—	—
Barry Engle(3)	4,211,590	3,298,232	4,211,590	3,298,232	—	—	—	—
Geoffrey Richardson	—	—	2,088,467(4)	—	—	—	—	—
David Wallerstein and Jun Yu Living Trust(5)	1,054,233	—	1,054,233	—	—	—	—	—
Daniel Wiegand(6)	24,413,065	—	24,413,065	—	—	—	—	—
Kepos Alpha Master Fund L.P.(7)	993,933	—	920,600	—	73,333	*	—	—
Kepos Carbon Transition Master Fund L.P.(8)	113,933	—	79,400	—	34,533	*	—	—
NewGen Alternative Income Fund(9)	312,900	—	312,900	—	—	—	—	—
NewGen Equity Long/Short Fund(9)	687,100	—	687,100	—	—	—	—	—
TIG Arbitrage Associates Master Fund, L.P.(10)	125,777	—	125,777	—	—	—	—	—
TIG Arbitrage Enhanced Master Fund, L.P.(10)	959,990	—	959,990	—	—	—	—	—
PM Manager Fund, SPC − Segregated Portfolio 14(10)	554,233	—	554,233	—	—	—	—	—
Alyeska Master Fund, L.P.(11)	620,000	—	500,000	—	120,000	*	—	—
Atlas Point Energy Infrastructure Fund, LLC(12)	1,000,000	—	1,000,000	—	—	—	—	—
FII Institute(13)	200,000	—	200,000	—	—	—	—	—
CVI Investments, Inc.(14)	824,300	—	390,000	—	434,300	*	—	—
Honeywell International Inc.(15)	1,000,000	—	1,000,000	—	—	—	—	—
Tech Opportunities LLC(16)	500,000	—	500,000	—	—	—	—	—
Marshall Wace Investment Strategies – Eureka Fund(17)	388,967	—	232,825	—	156,142	*	—	—
Marshall Wace Investment Strategies – Market Neutral TOPS Fund(18)	143,672	—	135,278	—	8,394	*	—	—
Marshall Wace Investment Strategies — Systematic Alpha Plus Fund(19)	55,209	—	52,070	—	3,139	*	—	—
Marshall Wace Investment Strategies — TOPS Fund(20)	84,452	—	79,827	—	4,625	*	—	—
Melqart Opportunities Master Fund Limited(21)	1,000,000	—	1,000,000	—	—	—	—	—
Palantir Technologies Inc.(22)	4,100,000	—	4,100,000	—	—	—	—	—
TLP ONE LLC(23)	170,000		170,000		—	—	—	—
BlackRock, Inc.(24)	4,000,000	—	4,000,000	—	—	—	—	—
Atomico IV, L.P.(25)	33,419,323	—	33,419,323	—	—	—	—	—
Atomico IV (Guernsey), L.P.(25)	7,524,419	—	7,524,419	—	—	—	—	—
Scottish Mortgage Investment Trust plc(26)	17,699,615	—	10,000,000	—	7,699,615	2.7%	—	—
Ferrovial, S.A.(27)	1,500,000	—	1,500,000	—	—	—	—	—
LGT Global Invest Limited(28)	8,808,206	—	8,808,206	—	—	—	—	—
Lightrock Growth Fund I S.A., SICAV-RAIF(29)	6,982,558	—	6,982,558	—	—	—	—	—
Stiftung Fürst Liechtenstein III(30)	2,500,000	—	2,500,000	—	—	—	—	—

Name of Selling Securityholder	Class A Shares Beneficially Owned Prior to the Offering	Private Warrants Beneficially Owned Prior to Offering	Number of Class A Shares Being Offered	Number of Private Warrants Being Offered	Class A Shares Beneficially Owned After the Class A Shares are Sold		Private Warrants Beneficially Owned After the Warrants are Sold
					Shares	Percent	Number	Percent
Tencent Mobility (Luxembourg) S.à r.l(31)	76,196,615	—	76,196,615	—	—	—	—	—
Stichting JSOP(32)	879,691	—	879,691		—	—	—	—
Engle Family 2020 Grantor Retained Annuity Trust(33)	2,740,072	—	2,740,072	—	—	—	—	—
Sam Gabbita(34)	1,539,093	534,848	1,539,093	534,848	—	—	—	—
Joseph Walker(35)	697,960	356,566	697,960	356,566	—	—	—	—
Ellen G. Adams Family 2020 Grantor Retained Annuity Trust(36)	157,167	—	157,167	—	—	—	—	—
Steven R. Adams(37)	205,343	178,283	205,343	178,283	—	—	—	—
Kathleen Ligocki(38)	362,510	178,283	362,510	178,283	—	—	—	—
David W. Cozzens Trust established July 10, 2018(39)	851,247	499,192	851,247	499,192	—	—	—	—
The Susan Lynn Heystee Revocable Trust established February 7, 2017(40)	322,031	171,151	322,031	171,151	—	—	—	—
David W. Cozzens Family Irrevocable Trust dated December 15, 2020(41)	88,013	—	88,013	—	—	—	—	—
Susan L. Heystee Family Irrevocable Trust established November 11, 2020(42)	80,508	42,788	80,508	42,788	—	—	—	—
David W. Cozzens(43)	27,060	—	27,060	—	—	—	—	—
Ryan Popple(44)	139,250	35,657	139,250	35,657	—	—	—	—
GCCU V LLC(45)	1,598,903	588,333	1,598,903	588,333	—	—	—	—
OC III LVS VIII LP(46)	1,598,903	588,333	1,598,903	588,333	—	—	—	—
TOCU XXXVIII LLC(47)	1,598,905	588,334	1,598,905	588,334	—	—	—	—
Azul Linhas Aereas Brasileiras S.A.(48)	1,800,000	—	1,800,000	—	—	—	—	—

*
Represents beneficial ownership of less than one percent

(1)
Consists of (i) 148,564 Class A Shares held of record and (ii) 22,446 Class A Shares issuable upon exercise of options granted before the consummation of the Business Combination that will become exercisable within 60 days following September 14, 2021. Dr. Enders is the Chairman of the Board and a member of the Company’s Nominating and Corporate Governance Committee.

(2)
Consists of (i) 148,564 Class A Shares held of record and (ii) 131,422 Class A Shares issuable upon exercise of options granted before the consummation of the Business Combination.

(3)
Consists of (i) 913,358 Class A Shares held of record and (ii) 3,298,232 Private Warrants, including 3,298,232 Class A Shares issuable upon exercise of such Private Warrants. Mr. Engle is a member of the Board and the chair of the Company’s Audit Committee. In addition, Mr. Engle was a director and the CEO of the Company from its formation on March 11, 2021 until his resignation on September 13, 2021 in connection with the Business Combination. During that period, Mr. Engle also had voting or dispositive control over 100% of the equity securities of the Company by virtue of his relationship with Qell Partners LLC, which owned of record 100% of such securities prior to the Business Combination. Mr. Engle was also a director and the CEO of Qell Acquisition Corp., a predecessor of the Company, until September 13, 2021. Mr. Engle’s business address is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(4)
Consists of 2,088,467 Class A Shares issuable upon exercise or settlement, as applicable, of options and RSUs granted prior to the Business Combination. Mr. Richardson is the Chief Financial Officer of the Company.

(5)
Consists of 1,054,233 Class A Shares held of record by the David Wallerstein and Jun Yu Living Trust for the benefit of David Wallerstein. Mr. Wallerstein is a member of the Board and serves as the

Chair of the Company’s Nominating and Corporate Governance Committee. The business address for the David Wallerstein and Jun Yu Living Trust is 481 N Santa Cruz #148, Los Gatos, CA 95030, United States.
(6)
Consists of 24,413,065 Class A Shares issuable upon conversion of 24,413,065 outstanding Class B Shares. Mr. Wiegand is the Chief Executive Officer of the Company and Executive Director of the Board.

(7)
Consists of (i) 920,600 Class A Shares held of record and (ii) 73,333 Class A Shares issuable upon exercise of Public Warrants and not registered for resale under this prospectus. The business address of Kepos Alpha Master Fund L.P. is c/o Kepos Capital LP, 11 Times Square, 35th Flr, New York NY, 10036.

(8)
Consists of (i) 79,400 Class A Shares held of record, (ii) 8,633 Class A Shares issuable upon exercise of Public Warrants and not registered for resale under this prospectus, and (iii) 25,900 Class A Shares not registered for resale under this prospectus. The business address of Kepos Carbon Transition Master Fund L.P. is c/o Kepos Capital LP, 11 Times Square, 35th Flr, New York NY, 10036.

(9)
The business address of NewGen Alternative Income Fund is Commerce Court N, 25 King St. W, Suite 2900, POB 405, Toronto, Ontario M5L1G3. The business address of NewGen Equity Long/Short Fund is Regatta Office Park, Windward Three, 4th Floor, West Ban Road, POB 10312, Grand Cayman KY-10003.

(10)
The business address for each of TIG Arbitrage Associates Master Fund, L.P., TIG Arbitrage Enhanced Master Fund, L.P. and PM Manager Fund, SPC — Segregated Portfolio 14 is c/o TIG Advisors, LLC, 520 Madison Ave, 26th Fl, NY, NY 10022.

(11)
Consists of (i) 500,000 shares of Class A Shares held of record and (ii) 120,000 Class A Shares issuable upon exercise of Public Warrants and not registered for resale under this prospectus. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands.

(12)
The business address of Atlas Point Energy Infrastructure Fund, LLC is 100 Saint Paul Street, Suite 700, Denver, CO 80206.

(13)
The business address of FII Institute is Digital City, Prince Turki Al-Awal Street, Building No.CS01, 4th Floor, Riyadh, Saudi Arabia.

(14)
Consists of (i) 390,000 Class A Shares held of record and (ii) 434,300 Class A Shares issuable upon exercise of Public Warrants and not registered for resale under this prospectus. The business address of CVI Investments, Inc. is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(15)
The Company and Honeywell International Inc. have an arms-length commercial relationship whereby the Company has agreed to purchase certain avionics and other systems from Honeywell. The business address of Honeywell International Inc. is 855 S. Mint Street, Charlotte, NC 28202.

(16)
Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The address of the foregoing individuals and entities and individuals is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(17)
Consists of (i) 232,825 Class A Shares held of record and (ii) 156,142 Class A Shares issuable upon exercise of Public Warrants and not registered for resale under this prospectus. The business address of Marshall Wace Investment Strategies — Eureka Fund is 32 Molesworth Street, Dublin 2, Ireland.

(18)
Consists of (i) 135,278 Class A Shares held of record and (ii) 8,394 Class A Shares issuable upon exercise of Public Warrants and not registered for resale under this prospectus. The business address of Marshall Wace Investment Strategies — Market Neutral TOPS Fund is 32 Molesworth Street, Dublin 2, Ireland.

(19)
Consists of (i) 52,070 Class A Shares held of record and (ii) 3,139 Class A Shares issuable upon exercise of Public Warrants and not registered for resale under this prospectus. The business address of Marshall Wace Investment Strategies — Systematic Alpha Plus Fund is 32 Molesworth Street, Dublin 2, Ireland.

(20)
Consists of (i) 79,827 Class A Shares held of record and (ii) 4,625 Class A Shares issuable upon exercise of Public Warrants and not registered for resale under this prospectus. The business address of Marshall Wace Investment Strategies — TOPS Fund is 32 Molesworth Street, Dublin 2, Ireland.

(21)
The registered address of Melqart Opportunities Master Fund Limited is P.O. Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104.

(22)
Palantir Technologies Inc. has certain commercial arrangements with the Company, the materiality of which is not being opined upon. The business address of Palantir Technologies Inc. is 1555 Blake Street, Suite 250, Denver, CO 80202.

(23)
The business address of TLP ONE LLC is 129 Banks Place, Southport, CT 06890.

(24)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Science and Technology Trust; BlackRock Science and Technology Trust II; BlackRock Global Funds — Next Generation Technology Fund; and BlackRock Global Funds — Future of Transport Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The addresses of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members are 400 Howard Street, San Francisco CA 94105 and Drapers Gardens, 12 Throgmorton Avenue London EC2N 2DL — LO9. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(25)
Atomico Advisors IV, Ltd. (“Atomico Advisors IV”) is the general partner of each of Atomico IV L.P. (“Atomico IV”) and Atomico IV (Guernsey) L.P. “(Atomico IV (Guernsey)”). Niklas Zennström, Mark Dyne, Nicole Ramroop and Claris Ruwende, the members of the board of directors of Atomico Advisors IV, may be deemed to have shared voting and dispositive power over the shares held by each of Atomico IV and Atomico IV (Guernsey). Niklas Zennström is a member of the Board and a member of the Company’s Nominating and Corporate Governance Committee. The business address of Atomico IV and Atomico Advisors IV is One Capital Place, Grand Cayman, KY1-1103 Cayman Islands. The business address of Atomico IV (Guernsey) is Old Bank Chambers, La Grande Rue, St. Martin’s, Guernsey, GY4 6RT, Channel Islands.

(26)
The business address of Scottish Mortgage Investment Trust plc is c/o Baillie Gifford & Co, Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland.

(27)
Ferrovial Airports International SE (“Ferrovial Airports”), which is an affiliate of Ferrovial, S.A., entered into a preferred partner agreement as of March 2021 with Lilium GmbH whereby Ferrovial Airports was generally granted a right of first offer for the development and/or operation of any new Vertiport for a project in certain territories. Additionally, Ferrovial Vertiports Florida, LLC, which is an affiliate of Ferrovial, S.A., entered into a commercial agreement with Lilium Aviation Inc. as of September 15, 2021 by virtue of which the parties may collaborate for the joint analysis (and, to the extent agreed, development) of Vertiports projects in certain locations in the state of Florida, USA. Certain preferential rights are granted between the parties to explore partnering together on potential Vertiports opportunities in specific locations in Florida. The business address of Ferrovial, S.A. is Calle Príncipe de Vergara, 135 (28002) Madrid, España.

(28)
The business address of LGT Global Invest Limited is Grand Pavilion Commercial Centre, 1st Floor, 802 West Bay Road, Grand Cayman, Georgetown, Cayman Islands.

(29)
The business address of Lightrock Growth Fund is 8, rue Lou Hemmer, L-1748 Senningerberg, Grand Duchy of Luxembourg.

(30)
The business address of Stiftung Fürst Liechtenstein III is Bergstrasse 5, 9490 Vaduz, Liechtenstein.

(31)
David Wallerstein is an employee at an affiliate of Tencent Mobility (Luxembourg) S.à r.l. He also serves as a member of the Board, a member of the Company’s Compensation Committee and the Chair of the Company’s Nominating and Corporate Governance Committee. Tencent Mobility (Luxembourg) S.à r.l. expressly disclaims beneficial ownership of any of the Class A Shares beneficially owned by David Wallerstein. The business address of Tencent Mobility (Luxembourg) S.à r.l. is Level 29, Three Pacific Place No. 1, Queen’s Road East, Wanchai, Hong Kong.

(32)
The business address of Stichting JSOP is Naritaweg 165, 1043 BW Amsterdam, the Netherlands.

(33)
Barry Engle is trustee of this stockholder; see note 3 for material relationships between Mr. Engle and the Company. The business address of Engle Family 2020 Grantor Retained Annuity Trust is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(34)
Consists of (i) 1,004,245 Class A Shares held of record and (ii) 534,848 Private Warrants, including 534,848 Class A Shares issuable upon exercise of such Private Warrants. Sam Gabbita was a director and the CFO of the Company from its formation on March 11, 2021 until his resignation on September 13, 2021 in connection with the Business Combination. Mr. Gabbita was also a director and the CFO of Qell Acquisition Corp., a predecessor of the Company, until September 13, 2021. The business address of Sam Gabbita is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(35)
Consists of (i) 341,394 Class A Shares held of record and (ii) 356,566 Private Warrants, including 356,566 Class A Shares issuable upon exercise of such Private Warrants. Joseph Walker was a director of Qell Acquisition Corp., a predecessor of the Company, until September 13, 2021. The business address of Joseph Walker is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(36)
Steven R. Adams is trustee of this stockholder; see note 37 for material relationships between Mr. Adams and a predecessor of the Company. The business address of Ellen G. Adams Family 2020 Grantor Retained Annuity Trust is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(37)
Consists of (i) 27,060 Class A Shares held of record and (ii) 178,283 Private Warrants, including 178,283 Class A Shares issuable upon exercise of such Private Warrants. Steven R. Adams was a director of Qell Acquisition Corp., a predecessor of the Company, until September 13, 2021. The business address of Steven R. Adams is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(38)
Consists of (i) 184,227 Class A Shares held of record and (ii) 178,283 Private Warrants, including 178,283 Class A Shares issuable upon exercise of such Private Warrants. Kathleen Ligocki was a director of Qell Acquisition Corp., a predecessor of the Company, until September 13, 2021. The business address of Kathleen Ligocki is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(39)
Consists of (i) 352,055 Class A Shares held of record and (ii) 499,192 Private Warrants, including 499,192 Class A Shares issuable upon exercise of such Private Warrants. David W. Cozzens is trustee of this stockholder; see note 43 for material relationships between Mr. Cozzens and a predecessor of the Company. The business address of David W. Cozzens Trust established July 10, 2018 is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(40)
Consists of (i) 150,880 Class A Shares held of record and (ii) 171,151 Private Warrants, including 171,151 Class A Shares issuable upon exercise of such Private Warrants. The business address of The Susan Lynn Heystee Revocable Trust established February 7, 2017 is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(41)
The business address of David W. Cozzens Family Irrevocable Trust dated December 15, 2020 is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(42)
Consists of (i) 37,720 Class A Shares held of record and (ii) 42,788 Private Warrants, including 42,788 Class A Shares issuable upon exercise of such Private Warrants. David W. Cozzens is investment advisor to this trust; see note 43 for material relationships between Mr. Cozzens and a predecessor of the Company. The business address of Susan L. Heystee Family Irrevocable Trust established November 11, 2020 is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.
(43)
David W. Cozzens was a director of Qell Acquisition Corp., a predecessor of the Company, until September 13, 2021. The business address of David W. Cozzens is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(44)
Consists of (i) 103,593 Class A Shares held of record and (ii) 35,657 Private Warrants, including 35,657 Class A Shares issuable upon exercise of such Private Warrants. Ryan Popple was a director of Qell Acquisition Corp., a predecessor of the Company, until September 13, 2021. The business address of Ryan Popple is c/o Qell Partners LLC, 505 Montgomery Street, Suite 1100, San Francisco, CA 94111 USA.

(45)
Consists of (i) 1,010,570 Class A Shares held of record and (ii) 588,333 Private Warrants, including 588,333 Class A Shares issuable upon exercise of such Private Warrants. The business address of GCCU V LLC is 650 Newport Center Drive, Newport Beach, CA 92660.

(46)
Consists of (i) 1,010,570 Class A Shares held of record and (ii) 588,333 Private Warrants, including 588,333 Class A Shares issuable upon exercise of such Private Warrants. The business address of OC III LVS VIII LP is 650 Newport Center Drive, Newport Beach, CA 92660.

(47)
Consists of (i) 1,010,571 Class A Shares held of record and (ii) 588,334 Private Warrants, including 588,334 Class A Shares issuable upon exercise of such Private Warrants. The business address of TOCU XXXVIII LLC is 650 Newport Center Drive, Newport Beach, CA 92660.

(48)
Consists of 1,800,000 Class A Shares issuable upon exercise of the Azul Warrants. Azul is entitled to the exercise of the Azul Warrants at any time on or prior to October 22, 2026. The business address of Azul Linhas Aereas Brasileiras S.A. is Edifício Jatobá, 8 floor, Castelo Branco Office Park, Avenida Marcos Penteado de Ulhôa Rodrigues, 939 Tamboré, Barueri, São Paulo, SP 06460-040, Federative Republic of Brazil.

TAXATION
Material U.S. Federal Income Tax Considerations for U.S. Holders
The following is a description of the material U.S. federal income tax consequences to the U.S. Holders (as defined below) described below of owning and disposing of our Class A Shares and Warrants, which we refer to collectively as our securities. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion applies only to a U.S. Holder that holds our securities as a capital asset for tax purposes (generally, property held for investment). References in this section to “Warrants” refer only to the SPAC Warrants, and not to the Azul Warrants. In addition, this discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:
•
banks, insurance companies, and certain other financial institutions;

•
mutual funds and pension plans;

•
U.S. expatriates and certain former citizens or long-term residents of the United States;

•
dealers or traders in securities who use a mark-to-market method of tax accounting;

•
persons holding Class A Shares or Warrants as part of a hedging transaction, “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•
persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•
brokers, dealers or traders in securities, commodities or currencies;

•
tax-exempt entities (including private foundations) or government organizations;

•
S corporations, partnerships, or other entities or arrangements classified as partnerships or S corporations for U.S. federal income tax purposes;

•
regulated investment companies or real estate investment trusts;

•
trusts and estates;

•
persons who acquired our Class A Shares or Warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

•
persons holding our Class A Shares or Warrants in connection with a trade or business, permanent establishment, or fixed base outside the United States; and

•
persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding Class A Shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our securities and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our securities.
The discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein — possibly with retroactive effect.
A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of securities and is:
(A)
An individual who is a citizen or individual resident of the United States;

(B)
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(C)
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(D)
a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

PERSONS CONSIDERING AN INVESTMENT IN OUR SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.
Taxation of Distributions
Subject to the discussion below under “Passive Foreign Investment Company Rules,” distributions paid on Class A Shares, other than certain pro rata distributions of Class A Shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles as of the end of the taxable year in which each distribution is made). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A Shares and will be treated as described below under “Sale or Other Taxable Disposition of Class A Shares.” Subject to applicable limitations, amounts treated as dividend income to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income” if we are a “qualified foreign corporation” and certain other requirements are met. However, the qualified dividend income treatment will not apply if we are treated as a PFIC (as defined below) with respect to the U.S. Holder. The amount of any such distribution will include any amounts of foreign taxes withheld by us (or another applicable withholding agent). The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of Class A Shares or rights to acquire Class A Shares) will be the fair market value of such property on the date of distribution.
For foreign tax credit limitation purposes, our dividends will generally be treated as passive category income. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.
Subject to applicable limitations, non-U.S. income taxes withheld from dividends on Class A Shares may be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. The U.S. tax rules governing eligibility for foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes withheld with respect to dividends or other distributions on Class A Shares in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.
Sale or Other Taxable Disposition of Class A Shares or Warrants
Subject to the discussion below under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of Class A Shares or Warrants will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Class A Shares or Warrants for more than one year at the time of sale or other taxable disposition. The amount of the gain or loss will equal the difference between (i) the amount realized on the disposition of the Class A Shares or Warrants and (ii) the U.S. Holder’s tax basis in the Class A Shares or Warrants disposed of, in each case as determined in U.S. dollars. Subject to the PFIC rules described below, long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations. A U.S. Holder’s adjusted tax basis in its Class A Shares or Warrants generally will be equal to the U.S. Holder’s acquisition cost for the Class A Shares or Warrants, less, in the case of Class A Shares, any prior distributions treated as a return of capital.
If the consideration received by a U.S. Holder is in the form of currency other than U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the securities disposed of in the transaction are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the U.S. Internal Revenue Service (the “IRS”)), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.
Exercise or Lapse of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in our Class A Shares received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Shares received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Shares received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Shares generally would include the holding period of the Warrant.
It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Shares received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the

U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Shares received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Passive Foreign Investment Company Rules
If we are classified as a passive foreign investment company under Section 1297 of the Code (a “PFIC”) in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.
A non-U.S. corporation is classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:
•
at least 75% of its gross income is passive income (such as interest income) (the “Income Test”); or

•
at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (the “Asset Test”).

It is uncertain whether we or any of our subsidiaries will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Under the Income Test, our status as a PFIC depends on the composition of our income which will depend on the transactions we enter into in the future and our corporate structure. The composition of our income and assets is also affected by the spending of the cash we raise in any offering. Because PFIC status is based on our income, assets, and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the current taxable year or any subsequent year until after the close of the relevant taxable year.
If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our securities, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our securities, regardless of whether we continue to meet the tests described above for any succeeding year(s) unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules, or (ii) the U.S. Holder makes a QEF Election (as defined below) with respect to all taxable years during such U.S. Holders holding period in which we are a PFIC. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold the securities the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s securities with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the securities. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.
For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including, under certain circumstances, a pledge) of securities, unless (i) such U.S. Holder makes a QEF Election (as defined below) or (ii) our securities constitute “marketable” securities, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions such U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the securities will be treated as an excess distribution. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the securities;

•
the amount allocated to the taxable year of disposition, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other year will be subject to the highest tax rate in effect for that year for individuals or corporations, as appropriate, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the securities cannot be treated as capital, even if a U.S. Holder holds the securities as capital assets.
If we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.
Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the securities. A U.S. Holder may avoid the general tax treatment for PFICs described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code (a “QEF,” and such election, a “QEF Election”) for each of the taxable years during the U.S. Holder’s holding period that we are a PFIC. If a QEF Election is not in effect for the first taxable year in the U.S. Holder’s holding period in which we are a PFIC, a QEF Election generally can only be made if the U.S. Holder elects to make an applicable deemed sale or deemed dividend election on the first day of its taxable year in which the PFIC becomes a QEF pursuant to the QEF Election. The deemed gain or deemed dividend recognized with respect to such an election would be subject to the general tax treatment of PFICs discussed above. In order to comply with the requirements of a QEF Election, a U.S. Holder must receive a PFIC Annual Information Statement from us. We intend to provide the information necessary for U.S. Holders to make or maintain a QEF Election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF Election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.
If a U.S. Holder makes a QEF Election with respect to a PFIC, it will be taxed currently on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC, even if no distributions were received. Any distributions we make out of our earnings and profits that were previously included in such a U.S. Holder’s income under the QEF Election would not be taxable to such U.S. Holder. Such U.S. Holder’s tax basis in its securities would be increased by an amount equal to any income included under the QEF Election and decreased by any amount distributed on the securities that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of its securities in an amount equal to the difference between the amount realized and its adjusted tax basis in the securities, each as determined in U.S. dollars. Once made, a QEF Election remains in effect unless invalidated or terminated by the IRS or revoked by the shareholder. A QEF Election can be revoked only with the consent of the IRS. A U.S. Holder will not be currently taxed on the ordinary income and net capital gain of a PFIC with respect to which a QEF Election was made for any taxable year of the non-U.S. corporation that such corporation does not satisfy the Income Test or Asset Test. Each U.S. Holder should consult its tax advisor regarding the availability of, and procedure for making, any deemed gain, deemed dividend or QEF Election.
Alternatively, U.S. Holders can avoid the interest charge on excess distributions or gain relating to the securities by making a mark-to-market election with respect to the securities, provided that the securities constitute “marketable stock.” “Marketable stock” is, generally, stock that is “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the securities are considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our securities are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our Class A Shares remain listed on Nasdaq and are regularly traded, and you are a U.S. Holder of securities, we expect the mark-to-market election would be available to you if we are a classified as a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the securities.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the securities at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the securities. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the securities over the fair market value of the securities at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the securities will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS, unless the securities cease to be marketable.
However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our securities, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.
Unless otherwise provided by the IRS, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the IRS may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.
WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE SECURITIES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE SECURITIES.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.
The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Information with Respect to Foreign Financial Assets
Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the securities, subject to certain exceptions (including an exception for securities held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the securities.
U.S. Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable U.S. Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. U.S. Holders should consult their tax advisors to determine the tax return obligations, if any, with respect to our securities, and the receipt of Euro in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).
Material Dutch Tax Considerations
Taxation in the Netherlands
This section outlines the principal Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of Class A Shares and the acquisition, holding, exercise, and disposal of the Warrants. References in this section to “Warrants” refer only to the SPAC Warrants, and not to the Azul Warrants. This section does not purport to present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of Class A Shares in the capital of Lilium, which we refer to as a shareholder, or a holder of Warrants. For Dutch tax purposes, a shareholder or holder of Warrants may include an individual who, or an entity that, does not hold the legal title to the Class A Shares or Warrants, but to whom, or to which, nevertheless the Class A Shares or Warrants or the income thereof, are attributed based either on such individual or entity owning a beneficial interest in the Class A Shares or Warrants or based on specific statutory provisions. These include statutory provisions pursuant to which Class A Shares or Warrants are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Class A Shares or Warrants.
This section is intended as general information only. A prospective shareholder or prospective holder of Warrants should consult his own tax adviser regarding the tax consequences of any acquisition, holding, redemption and disposal of Class A Shares or acquisition, holding, exercise or disposal of Warrants.
Except as otherwise provided, this section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this prospectus, including, for the avoidance of doubt, the tax rates applicable on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. On this basis, the statements included in this section are the opinion of Van Doorne N.V., Dutch counsel to Lilium.
Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.
Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulations for the Netherlands and Curacao (Belastingregeling Nederland Curaçao), the Tax Regulations for the Netherlands and Sint Maarten (Belastingregeling Nederland Sint Maarten), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.
This section does not describe any Dutch tax considerations or consequences that may be relevant to a shareholder or holder of Warrants:
i.
who is an individual and for whom the income or capital gains derived from the Class A Shares or Warrants are attributable to employment activities, the income from which is taxable in the Netherlands;

ii.
who has, or that has, a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in Lilium within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a shareholder or holder of Warrants has a substantial interest in Lilium if such shareholder or holder of Warrants, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them, directly or indirectly:
1.
owns, or holds, or is deemed to own or hold, certain rights to shares representing 5% or more of the total issued capital of Lilium, or of the issued and outstanding capital of any class of shares of Lilium;

2.
holds, or is deemed to hold, rights, including Warrants, to, directly or indirectly, acquire shares, whether or not already issued, representing 5% or more of the total issued capital of Lilium, or of the issued capital of any class of shares of Lilium; or

3.
owns, or holds, or is deemed to own or hold, certain rights on profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit of Lilium or to 5% or more of the liquidation proceeds of Lilium.

A shareholder or holder of Warrants who is an individual will also have a substantial interest if a partner for Dutch tax purposes or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them has a substantial interest in Lilium.
iii.
that is an entity which is, pursuant to the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

iv.
that is an investment institution (beleggingsinstelling) as described in clause 6a or 28 CITA; or

v.
that is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the Class A Shares, Warrants, or a combination thereof (as defined in clause 13 CITA). Generally, a holding of Class A Shares or Warrants is considered to qualify as a participation for the participation exemption if it represents a holding of, or right to acquire, an interest of 5% or more of the nominal paid-up share capital in Lilium.

Withholding Tax on Dividend Payments
Shareholders
A shareholder is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by Lilium. Generally, Lilium is responsible for the withholding of such dividend withholding tax at source. However, a shareholder will not be subject to Dutch dividend withholding tax on dividends distributed by Lilium if, and for as long as, Lilium is resident solely in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”), unless:
i.
the shareholder is a Dutch Individual (as defined below) or a Dutch Corporate Entity (as defined below); or

ii.
the shareholder is a Non-Dutch Individual (as defined below) or a Non-Dutch Corporate Entity (as defined below) and derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the Class A Shares are attributable.

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. It is currently envisaged that Lilium shall have its place of effective management in Germany.
It is currently uncertain what evidence, information and documentation will be required by the Dutch tax authorities for purposes of accepting application of the German-Dutch tax treaty as described above, either at source or through a refund request by a shareholder or a holder of Warrants.

Dividends distributed by Lilium include, but are not limited to:
i.
distributions of profits in cash or in kind, whatever they be named or in whatever form;

ii.
proceeds from the liquidation of Lilium or proceeds from the repurchase of Class A Shares by Lilium, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

iii.
the nominal value of Class A Shares issued to a shareholder or an increase in the nominal value of Class A Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

iv.
partial repayment of paid-in capital, that is not recognized for Dutch dividend withholding tax purposes, or if recognized for Dutch dividend withholding tax purposes, to the extent that Lilium has “net profits”(zuivere winst), unless

1.
the General Meeting has resolved in advance to make such repayment; and

2.
the nominal value of the Class A Shares concerned has been reduced with an equal amount by way of an amendment to the articles of association of Lilium. The term “net profits” includes anticipated profits that have yet to be realized.

If a shareholder is resident or deemed to be resident in the Netherlands, such shareholder is generally entitled to an exemption or a credit for any Dutch dividend withholding tax against his or her Dutch (corporate) income tax liability and to a refund of any residual Dutch dividend withholding tax. Depending on his or her specific circumstances, a shareholder resident in a country other than the Netherlands, may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax pursuant to Dutch law, EU law, or treaties for avoidance of double taxation.
A shareholder that is resident (i) in an EU member state or (ii) in a state that is a party to the Agreement on the European Economic Area (“EEA”; Iceland, Liechtenstein or Norway), or (iii) in a designated third state with which the Netherlands has agreed to an arrangement for the exchange of information on tax matters and holds the shares as a portfolio investment, is entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of Class A Shares if the final tax burden in respect of the dividends distributed by Lilium of a comparable Dutch resident shareholder is lower than the withholding tax incurred by the non-Dutch resident shareholder. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident shareholder is entirely compensated in his or her state of residence under the provisions of a treaty for the avoidance of double taxation concluded between this state of residence and the Netherlands.
According to Dutch domestic anti-dividend stripping rules, no credit against Dutch (corporate) income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividends paid by Lilium is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends. The Dividend Withholding Tax ACT 1965 (Wet op de dividendbelasting 1965) (the “DWTA”) provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a shareholder will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:
i.
a person other than the shareholder wholly or partly, directly or indirectly, benefits from the dividends;

ii.
whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the Class A Shares on which the dividends were paid; and

iii.
that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the shareholder.

Please refer to the paragraph “Risk Factors” for a risk regarding Lilium’s tax residency and the consequences thereof.

Holders of Warrants
The exercise of a Warrant does in the view of Lilium not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price paid in cash per issued Class A Share is below the nominal value of a Class A Share (currently, the nominal value per Class A Share is €0.12 and the exercise price is $11.50) and (ii) such difference is not charged against Lilium’s share premium reserve recognized for purposes of Dutch dividend withholding tax. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of a Warrant, Dutch dividend withholding tax shall be due by Holdco on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth in the preceding paragraph.
Taxes on Income and Capital Gains
Residents of the Netherlands
The description of certain Dutch tax consequences in this paragraph is only intended for the following shareholders or holders of Warrants:
i.
individuals who are resident or deemed to be resident in the Netherlands for Dutch income tax purposes (“Dutch Individuals”); and

ii.
entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands for corporate income tax purposes (“Dutch Corporate Entities”)

Dutch individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities
Dutch Individuals engaged or deemed to be engaged in an enterprise or who derive income from miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 49.5% on any benefits derived or deemed to be derived from the Class A Shares or Warrants, including any capital gains realized on the disposal thereof or on the exercise of Warrants, that are either attributable to:
i.
an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co- entitlement (medegerechtigde) to the net worth of such enterprise other than as an entrepreneur or a shareholder; or

ii.
the benefits of which are attributable to miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normal vermogensbeheer).

Dutch individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities
Generally, the Class A Shares or Warrants held by a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or miscellaneous activities, or who is so engaged or deemed to be engaged but the Class A Shares or Warrants are not attributable to that enterprise or miscellaneous activities, will be subject to annual income tax imposed on a fictitious yield on the Class A Shares or Warrants under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized , including the Class A Shares received upon the exercise of a Warrant, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the Class A Shares and Warrants, is set at a percentage of the positive balance of the fair market value of these assets, including the Class A Shares and Warrants and the fair market value of these liabilities.
The percentage, which is annually indexed, increases:
i.
from 1.181% over the first €50,651 (2021: from 1.898% over the first €50,000);

ii.
to 4.366% over €50,651 up to and including €962.351 (2021: to 4.501% over €50,001 up to and including €950,000); and

iii.
to a maximum of 5.53% over €962,351 or higher (2021: to a maximum of 5.69% over €950,001 or higher).

No taxation occurs if this positive balance does not exceed a certain threshold (heffingvrij vermogen), which is €50,000 in 2021. The fair market value of assets, including the Class A Shares and Warrants, and liabilities that are taxed under this regime is measured once in each calendar year on January 1. The tax rate under the regime for savings and investments is a flat rate of 31%.
Dutch Corporate Entities
As of 2022, the Dutch Corporate Entities will generally be subject to corporate income tax at statutory rates up to 25.8% (2021: 25%) on any benefits derived or deemed to be derived from the Class A Shares or Warrants, including any capital gains realized on the disposal thereof or on the exercise of Warrants. A reduced rate of 15% applies to the first €395,000 (2021: €245,000) of taxable profits.
Results (gain / loss) from qualifying participations may be exempt under the application of the Dutch participation exemption, provided the applicable formal and material requirements are, and have continuously been, satisfied during the period that the qualifying participation was held by the Dutch tax resident.
Non-residents of the Netherlands
The description of certain Dutch tax consequences in this paragraph is only intended for the following shareholders or holders of Warrants:
•
individuals not resident and not deemed to be resident in the Netherlands for Dutch income tax purposes (“Non-Dutch Individuals”); or

•
entities not resident and not deemed to be resident in the Netherlands for Dutch corporate income tax purposes (“Non-Dutch Corporate Entities”).

A Non-Dutch Individual or a Non-Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the acquisition, holding, redemption and disposal of Class A Shares and the acquisition, holding, exercise, and disposal of Warrants, other than withholding tax as described above, except if:
i.
the Non-Dutch Individual or the Non-Dutch Corporate Entity derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the Class A Shares or Warrants are attributable;

ii.
the Non-Dutch Individual derives benefits from miscellaneous activities carried out in the Netherlands in respect of the Class A Shares or Warrants, including (without limitation) activities which are beyond the scope of active portfolio investment activities;

iii.
the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the Class A Shares or Warrants are attributable; or

iv.
the Non-Dutch Individual is entitled to a share in the profits of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the Class A Shares or Warrants are attributable.

Under certain specific circumstances, Dutch taxation rights may be restricted for Non-Dutch Individuals and Non-Dutch Corporate Entities pursuant to treaties for the avoidance of double taxation.
Dutch Gift Tax or Inheritance Tax
No Dutch gift tax or inheritance tax is due in respect of any gift of the Class A Shares or Warrants by, or inheritance of the Class A Shares or Warrants on the death of, a shareholder or holder of Warrants, except if:

•
at the time of the gift or death of the shareholder or holder of Warrants, the shareholder or holder of Warrants is resident, or is deemed to be resident, in the Netherlands;

•
the shareholder or holder of Warrants passes away within 180 days after the date of the gift of the Class A Shares or holder of Warrants and is not, or not deemed to be, at the time of the gift, but is, or deemed to be resident in the Netherlands at the time of his or her death; or

•
the gift of the Class A Shares or holder of Warrants is made under a condition precedent and the shareholder or holder of Warrants is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

For purposes of Dutch gift tax or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his or her death. For purposes of Dutch gift tax, any individual, irrespective of his or her nationality, will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 12 months preceding the date of the gift. Applicable tax treaties may override deemed residency.
Value added tax (VAT)
No Dutch VAT will be payable by a shareholder in respect of any purchase, ownership and disposal of the Class A Shares or any purchase, ownership and disposal of the Warrants.
Other Taxes and Duties
No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of the shareholder or holder of Warrants by reason only of the purchase, ownership and disposal of the Class A Shares or the purchase, ownership, exercise and disposal of the Warrants.
Residency
A shareholder or holder of Warrants will not become resident, or deemed resident, in the Netherlands for tax purposes by reason only of holding the Class A Shares or Warrants.
Material German Tax Considerations
The following section is a description of the material German tax considerations that become relevant when acquiring, owning and/or disposing of Lilium’s Class A Shares and Private Warrants as from the date of this prospectus. It is based on the German tax law applicable as of the date of this prospectus without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.
This section is intended as general information only and does not purport to be a comprehensive or complete description of all potential German tax effects of the acquisition, ownership or disposal of Class A Shares or Private Warrants and does not set forth all German tax considerations that may be relevant to a particular person’s decision to acquire Class A Shares or Private Warrants.
This section does not describe any German tax considerations or consequences that may be relevant to the acquisition, ownership or disposal of Class A Shares or Private Warrants by a shareholder (i) for whom or for a direct or indirect shareholder or beneficiary of whom the income or capital gains derived from the Class A Shares or Private Warrants are attributable to employment activities, the income from which is taxable in Germany, or (ii) who exchanges, or has exchanged, other German taxable assets for Class A Shares or Private Warrants (or vice versa) under a German tax deferral transaction of the German reorganization tax act (Umwandlungsteuergesetz).
This section does not constitute particular German tax advice and potential purchasers of Lilium’s Class A Shares or Private Warrants are urged to consult their own tax advisors regarding the tax consequences of the acquisition, ownership and/or disposal of Class A Shares or Private Warrants in light of their particular circumstances with regard to the application of German tax law to their particular situations, in particular with respect to the procedure to be complied with to obtain a relief of withholding tax on dividends and on capital gains (Kapitalertragsteuer) and with respect to the influence of provisions of any applicable income tax treaty on the mitigation of double taxation (each a “tax treaty”), as well as any tax consequences arising under the laws of any state, local or other non-German jurisdiction. A shareholder or holder of Private Warrants may include an individual who or an entity that does not have the legal title to the Class A Shares or Warrants, but to whom nevertheless the Class A Shares or Private Warrants are attributed for German tax purposes, based either on such individual or entity owning a beneficial interest in the Class A Shares or Private Warrants or based on specific statutory provisions.
All of the following is subject to change as from the date of this prospectus. Such changes could apply retroactively and could affect the consequences set forth below. This section does neither refer to any German filing, notification or other German tax compliance aspects nor to foreign account tax compliance act (“FATCA”) aspects.
Lilium’s tax residency status
We have our statutory seat in the Netherlands and our sole place of management in Germany and are therefore tax resident in Germany as from the date of this prospectus (both under German domestic law and for purposes of the German-Dutch tax treaty). Thus, we qualify as a corporation subject to German unlimited liability for corporate income tax purposes and are treated as a resident of Germany under the Dutch-German tax treaty. However, because our tax residency depends on future facts regarding our place of management the German unlimited liability for corporate income tax purposes may change in the future. We assume for all purposes herein that we shall be tax resident in Germany at all relevant points in time when taxable events may occur.
German taxation of holders of Class A Shares
Taxation of dividends
Withholding tax on dividend payments
Dividends distributed from Lilium to our shareholders are generally subject to German withholding tax, except for certain scenarios in which a dividend is either excluded from the scope of German withholding tax (for example, repayments of capital from the tax contribution account (steuerliches Einlagekonto)) or fully or partially withholding tax exempt, as further described. The withholding tax rate is 25% plus a 5.5% solidarity surcharge (Solidaritätszuschlag) thereon, totaling 26.375% of the gross dividend amount and potentially church withholding tax for shareholders who are private individuals in certain cases (see below). Withholding tax is to be withheld and passed on for the account of the shareholders, depending on the specific circumstances, by a domestic branch of a domestic or foreign credit or financial services institution (Kredit- und Finanzdienstleistungsinstitut), by the domestic securities trading company (inländisches Wertpapierhandelsunternehmen) or a domestic securities trading bank (inländische Wertpapierhandelsbank) which keeps and administers the Class A Shares and disburses or credits the dividends or disburses the dividends to a foreign agent, or by the securities custodian bank (Wertpapiersammelbank) to which the Class A Shares were entrusted for custody if the dividends are distributed to a foreign agent by such securities custodian bank (each of which is referred to as the “Dividend Paying Agent”). Or, in case the Class A Shares are not held in deposit with a Dividend Paying Agent, Lilium is responsible for withholding and remitting the tax to the competent tax office. Such withholding tax is levied and withheld irrespective of whether and to what extent the dividend distribution is taxable at the level of the shareholder and whether the shareholder is a person residing in Germany or in a foreign country.
In the case of dividends distributed to a parent company within the meaning of Art. 2 of the amended EU Directive 2011/96/EU of the Council of November 30, 2011 (the “EU Parent Subsidiary Directive”) domiciled in another Member State of the European Union, withholding tax is effectively reduced to zero. This also applies to dividends distributed to a permanent establishment located in another Member State of the European Union of such a parent company or of a parent company tax resident in Germany if the participation in Lilium is effectively connected with and actually attributed to this permanent establishment. The key prerequisite for the application of the EU Parent Subsidiary Directive is that the shareholder has held a direct participation in the share capital of Lilium of at least 10% for an uninterrupted period of at least one year. Further, the foreign resident shareholder must be eligible for purposes of the EU Parent Subsidiary Directive (as set out above) to invoke the reduction and, in addition, no German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must be applicable.
The withholding tax on dividends distributed to other foreign resident shareholders is reduced in accordance with an applicable double tax treaty (to 15%, 5% or 0% depending on certain prerequisites) if Germany has concluded such double tax treaty with the country of residence of the shareholder and if the shareholder does not hold the Class A Shares either as part of the assets of a permanent establishment or a fixed place of business in Germany or as business assets for which a permanent representative has been appointed in Germany. Further, the foreign resident shareholder must be eligible for tax treaty purposes in addition, no limitation of benefits provision in a double tax treaty and no German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must be applicable.
However, even in case of application of a reduction under the EU Parent Subsidiary Directive or a tax treaty, the deduction of German withholding taxes will generally have to be withheld and remitted unless the relevant shareholder has been granted an exemption from the German Federal Central Tax Office (Bundeszentralamt für Steuern) upon formal application by the recipient of the dividends (Freistellung im Steuerabzugsverfahren). In case of deducted withholding taxes, the reduction of the withholding tax pursuant to both the EU Parent Subsidiary Directive and an applicable double tax treaty is procedurally granted in such a manner that the difference between the total amount withheld, including the solidarity surcharge, and the tax liability determined on the basis of the EU Parent Subsidiary Directive (0%) or on the basis of the tax rate set forth in the applicable double tax treaty (15%, 5%, or 0%) is refunded by the German Federal Central Tax Office (Bundeszentralamt für Steuern) upon request.
In the case of dividends received by corporations who are not tax resident in Germany, two-fifths of the withholding tax deducted and remitted are refunded without the need to fulfill all prerequisites required for such refund under the EU Parent Subsidiary Directive or under a double tax treaty or if no double tax treaty has been concluded between the state of residence of the shareholder, however, likewise subject to the conditions of the aforementioned German anti-directive/treaty shopping provision.
In order to receive a refund pursuant to a tax treaty or the aforementioned option for foreign corporations, the shareholder has to submit a completed form for refund (available at the website of the Federal Central Tax Office (http://www.bzst.de) as well as at the German embassies and consulates) together with a withholding tax certificate (Kapitalertragsteuerbescheinigung) issued by the institution that deducted the respective withholding tax.
The aforementioned reductions of (or exemptions from) withholding tax are further restricted if (i) the applicable tax treaty provides for a tax reduction resulting in an applicable tax rate of less than 15% and (ii) the shareholder is not a corporation that directly holds at least 10% in the equity capital of Lilium and is subject to tax on its income and profits in its state of residence without being exempt. In this case, the reduction of (or exemption from) withholding tax is subject to the following three cumulative prerequisites: (i) the shareholder must qualify as beneficial owner of the shares in a company for a minimum holding period of 45 consecutive days occurring within a period of 45 days prior and 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the shares in a company during the minimum holding period without being directly or indirectly hedged, and (iii) the shareholder must not be required to fully or largely compensate directly or indirectly the dividends to third parties.
In the absence of the fulfillment of all of the three prerequisites, three fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant assessment period. Furthermore, a shareholder that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for such a full tax credit has (i) to notify the competent local tax office accordingly, (ii) to declare according to the officially prescribed form and (iii) has to make a payment in the amount of the omitted withholding tax deduction.

However, these special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the shares in a company for at least one uninterrupted year upon receipt of the dividends.
For individual or corporate shareholders tax resident outside Germany not holding the Class A Shares through a permanent establishment (Betriebsstätte) in Germany or as business assets (Betriebsvermögen) for which a permanent representative (ständiger Vertreter) has been appointed in Germany, the remaining and paid withholding tax (if any) is then final (i.e., not refundable) and settles the shareholder’s limited tax liability in Germany. For individual or corporate shareholders tax resident in Germany (for example, those shareholders whose residence, domicile, registered office or place of management is located in Germany) holding their Class A Shares as business assets, as well as for shareholders tax resident outside of Germany holding their Class A Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the withholding tax withheld (including solidarity surcharge) can be credited against the shareholder’s personal income tax or corporate income tax liability in Germany. Any withholding tax (including solidarity surcharge) in excess of such tax liability is refunded. For individual shareholders tax resident in Germany holding Lilium’s Class A Shares as private assets, the withholding tax is a final tax (Abgeltungsteuer), subject to the exceptions described in the following section.
Taxation of dividend income of shareholders tax resident in Germany holding Lilium Class A Shares as private assets (private individuals)
For individual shareholders (individuals) resident in Germany holding Lilium Class A Shares as private assets, dividends are subject to a flat rate tax which is satisfied by the withholding tax actually withheld (Abgeltungsteuer). Accordingly, dividend income will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax (Kirchensteuer) in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (details related to the computation of the specific tax rate including church tax are to be discussed with the individual tax advisor of the relevant shareholder). Except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €801 (for individual filers) or up to €1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their dividend income.
The income tax owed for the dividend income is satisfied by the withholding tax withheld by the Dividend Paying Agent or Lilium. However, if the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the final withholding tax will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly and married couples as well as partners in accordance with the registered partnership law filing jointly can only jointly exercise the option.
Exceptions from the flat rate tax (satisfied by withholding the tax at source, Abgeltungswirkung) may apply — that is, only upon application — (i) for shareholders who have a shareholding of at least 25% in Lilium and (ii) for shareholders who have a shareholding of at least 1% in Lilium and work for the Company in a professional capacity. In such a case, the same rules apply as for sole proprietors holding the Class A Shares as business assets (see below “— Taxation of dividend income of shareholders tax resident in Germany holding the Company’s Class A Shares as business assets — Sole proprietors”). Further, the flat rate tax does not apply if and to the extent dividends reduced Lilium taxable income.
Taxation of dividend income of shareholders tax resident in Germany holding the Company’s Class A Shares as business assets
If a shareholder holds the Lilium Class A Shares as business assets, the taxation of the dividend income depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership.

Corporations
Dividend income of corporate shareholders is exempt from corporate income tax, provided that the corporation holds a direct participation of at least 10% in the share capital of a company at the beginning of the calendar year in which the dividends are paid (participation exemption). The acquisition of a participation of at least 10% in the course of a calendar year (in one instance) is deemed to have occurred at the beginning of such calendar year. Participations in the share capital of the Company which a corporate shareholder holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to such corporate shareholder only on a pro rata basis at the ratio of the interest share of the corporate shareholder in the assets of the relevant partnership. However, 5% of the tax-exempt dividends are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge); i.e., tax exemption of 95%. Business expenses incurred in connection with the dividends received are entirely tax deductible. The participation exemption does not apply if and to the extent dividends reduced Lilium’s taxable income.
For trade tax purposes the entire dividend income is subject to trade tax (i.e., the tax-exempt dividends must be added back when determining the trade taxable income), unless the corporation shareholder holds at least 15% of the Company’s registered share capital at the beginning of the relevant tax assessment period (Erhebungszeitraum). In such case, no add back applies. In case of an indirect participation via a partnership please refer to the section “— Partnerships” below.
If the shareholding is below 10% in the share capital, dividends are taxable at the applicable corporate income tax rate of 15% plus 5.5% solidarity surcharge thereon and trade tax (the rate of which depends on the applicably municipality levy rate determined by the municipality the corporate shareholder has its place of management and permanent establishments respectively to which the Lilium Class A Shares are attributed).
Special regulations apply which abolish the 95% tax exemption, if the Company’s Class A Shares (i) are held as trading portfolio assets in the meaning of Section 340e paragraph 3 of the German Commercial Code (Handelsgesetzbuch) by a (i) credit institution (Kreditinstitut) (ii) financial service institution (Finanzdienstleistungsinstitut), or (iii) a financial enterprise within the meaning of the German Banking Act (Kreditwesengesetz), in case more than 50% of the shares of such financial enterprise are held directly or indirectly by a credit institution or a financial service institution, or are held by a life insurance company, a health insurance company or a pension fund in case the shares are attributable to the capital investments, resulting in fully taxable income (any shareholder falling under (i), (ii) or (iii), a “Non-Exempt Corporation”).
Sole proprietors
For sole proprietors (individuals) resident in Germany holding Class A Shares as business assets dividends are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the dividend income will be taxed at his/her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, the dividend income is entirely subject to trade tax if the Class A Shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz), unless the shareholder holds at least 15% of the Company’s registered share capital at the beginning of the relevant assessment period; in such case, only 60% of the dividend income will be subject to trade tax. The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently up to 4.0 times the trade tax measurement amount (Gewerbesteuer-Messbetrag). As from 2021 onwards the solidarity surcharge has been abolished in case a certain income threshold is not exceeded.
Partnerships
In case Class A Shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax. In this regard, corporate income tax or personal income tax (and church tax, if applicable) as well as solidarity surcharge are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:

•
if the partner is a corporation, the dividend income will be subject to corporate income tax plus solidarity surcharge (see above “— Corporations”);

•
if the partner is a sole proprietor, the dividend income will be subject to the partial income rule (see above “— Sole proprietors”);

•
if the partner is a private individual — only possible if the partnership is not a (operative or deemed) commercial partnership, the dividend income will be subject to the flat tax rate (see above “— private individuals”).

In case the partnership is a (operative or deemed) commercial partnership with its place of management in Germany the dividend income is subject to German trade tax at the level of the partnership, unless the partnership holds at least 15% of a company’s registered share capital at the beginning of the relevant assessment period. In such case the dividend income is 95% exempt from trade tax to the extent the partners of the partnership are corporations and 40% exempt from trade tax to the extent the partners of the partnership are sole proprietors. Any trade tax levied on the level of the partnership will be eligible for credit against an individual shareholder’s personal income tax liability based on the applicable municipal trade tax rate, depending on the individual tax situation of the shareholder and further circumstances and limited to currently 4.0 times the partial trade tax measurement amount allocable to such individual shareholder.
Taxation of dividend income of shareholders tax resident outside of Germany
For foreign individual or corporate shareholders tax resident outside of Germany not holding the Class A Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the deducted withholding tax (possibly reduced by way of a tax relief under a tax treaty or domestic tax law, such as in connection with the EU Parent Subsidiary Directive) is final (that is, not refundable) and settles the shareholder’s limited tax liability in Germany, unless the shareholder is entitled to apply for a withholding tax refund or exemption.
In contrast, individual or corporate shareholders tax resident outside of Germany holding the Company’s Class A Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany are subject to the same rules as applicable (and described above) to shareholders resident in Germany holding the Class A Shares as business assets. The withholding tax withheld (including solidarity surcharge) is credited against the shareholder’s personal income tax or corporate income tax liability in Germany.
Taxation of capital gains
Withholding tax on capital gains
Capital gains realized on the disposal of Class A Shares are only subject to withholding tax if (i) a permanent establishment in Germany of a German or foreign credit or financial institution, (ii) a German securities trading company or (iii) a German securities trading bank stores or administrates or carries out the disposal of the Class A Shares and pays or credits the capital gains. In those cases, the institution (and not the Company) is required to deduct the withholding tax at the time of payment for the account of the shareholder and has to pay the withholding tax to the competent tax authority.
In case the Class A Shares in the Company are held (i) as business assets by a sole proprietor, a partnership or a corporation and such shares are attributable to a German business or (ii) in case of a corporation being subject to unlimited corporate income tax liability in Germany, the capital gains are not subject to withholding tax. In case of the aforementioned exemption under (i) the withholding tax exemption is subject to the condition that the paying agent has been notified by the beneficiary (Gläubiger) that the capital gains are exempt from withholding tax. The respective notification has to be filed by using the officially prescribed form.
Taxation of capital gains realized by shareholders tax resident in Germany holding Lilium Class A Shares as private assets (private individuals)
For individual shareholders (individuals) resident in Germany holding Class A Shares as private assets, capital gains realized on the disposal of Class A Shares are subject to final withholding tax (Abgeltungsteuer).

Accordingly, capital gains will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax, in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Central Tax Office (details related to the computation of the specific tax rate including church tax are to be discussed with the personal tax advisor of the relevant shareholder). The taxable capital gain is calculated by deducting the acquisition costs of the Class A Shares and the expenses directly and materially related to the disposal from the proceeds of the disposal. Apart from that, except for an annual lump sum savings allowance (Sparer- Pauschbetrag) of up to €801 (for individual filers) or up to €1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their capital gain.
In case the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the withholding tax (including solidarity surcharge) withheld will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly and married couples as well as for partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.
Capital losses arising from the disposal of the Class A Shares can only be offset against other capital gains resulting from the disposition of the Class A Shares or shares in other stock corporations during the same calendar year. Offsetting of overall losses with other income (such as business or rental income) and other capital income is not possible. Such losses are to be carried forward and to be offset against positive capital gains deriving from the disposal of shares in stock corporations in future years.
The final withholding tax (Abgeltungsteuer) will not apply if the seller of the Class A Shares or in case of gratuitous transfer, its legal predecessor has held, directly or indirectly, at least 1% of the Company’s registered share capital at any time during the five years prior to the disposal. In that case capital gains are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his or her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the capital gains are deductible for tax purposes. The withholding tax withheld (including solidarity surcharge) will be credited against the shareholder’s personal income tax liability in Germany.
Taxation of capital gains realized by shareholders tax resident in Germany holding Lilium Class A Shares as business assets
If a shareholder holds Class A Shares as business assets, the taxation of capital gains realized on the disposal of such shares depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership:
Corporations
Capital gains realized on the disposal of Class A Shares by a corporate shareholder are generally exempt from corporate income tax and trade tax. However, 5% of the tax-exempt capital gains are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge) and trade tax; i.e., tax exemption of 95%. Business expenses incurred in connection with the capital gains are entirely tax deductible.
Capital losses incurred upon the disposal of Class A Shares or other impairments of the share value are not tax deductible. A reduction of profit is also defined as any losses incurred in connection with a loan or security in the event the loan or the security is granted by a shareholder or by a related party thereto or by a third person with the right of recourse against the before mentioned persons and the shareholder holds directly or indirectly more than 25% of the Company’s registered share capital.
Special regulations apply, which may exclude aforementioned tax exemptions if the Company’s Class A Shares are held by a Non-Exempt Corporation.

Sole proprietors
If the Class A Shares are held by a sole proprietor, capital gains realized on the disposal of the Class A Shares are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his or her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, 60% of the capital gains are subject to trade tax if the Class A Shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz). The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently up to 4.0 times the trade tax measurement amount. As from 2021 onwards the solidarity surcharge has been abolished in case a certain income threshold is not exceeded.
Partnerships
In case the Class A Shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax as well as solidarity surcharge (and church tax) since partnerships qualify as transparent for German income tax purposes. In this regard, corporate income tax or personal income tax as well as solidarity surcharge (and church tax, if applicable) are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:
•
If the partner is a corporation, the capital gains will be subject to corporate income tax plus solidarity surcharge (see above “— Corporations”). Trade tax will be levied additionally at the level of the partner insofar as the relevant profit of the partnership is not subject to trade tax at the level of the partnership. However, with respect to both corporate income and trade tax, the 95%- exemption rule as described above applies. With regard to corporate partners, special regulations apply if they are held by a Non-Exempt Corporation, as described above.

•
If the partner is a sole proprietor (individual), the capital gains are subject to the partial income rule (see above “— Sole proprietors”).

In addition, if the partnership is liable to German trade tax, 60% of the capital gains are subject to trade tax at the level of the partnership, to the extent the partners are individuals, and 5% of the capital gains are subject to trade tax, to the extent the partners are corporations. However, if a partner is an individual, any trade tax paid on the level of the partnership will be eligible for credit against an individual partner’s personal income tax liability based on the applicable municipal trade tax rate and depending on the individual tax situation of the individual and further circumstances, limited to currently 4.0 times of the partial trade tax measurement (Gewerbesteuer-Messbetrag).
Taxation of capital gains realized by shareholders tax resident outside of Germany
Capital gains realized on the disposal of the Class A Shares by a shareholder tax resident outside of Germany are subject to German taxation provided that (i) the Company’s Class A Shares are held as business assets of a permanent establishment or as business assets for which a permanent representative has been appointed in Germany, or (ii) the shareholder or, in case of a gratuitous transfer, its legal predecessor has held, directly or indirectly at least 1% of the Company’s shares capital at any time during a five years period prior to the disposal. In these cases, capital gains are generally subject to the same rules as described above for shareholders resident in Germany. However, except for the cases referred to in (i) above, most tax treaties concluded by Germany provide for a full exemption from German taxation except if the Company is considered a real estate holding entity for treaty purposes. Further, in case of a non-German corporation that does not maintain a permanent establishment or other taxable presence in Germany which is not a Non-Exempt Corporation, aforementioned tax exemption for the sale of shares in another corporation may apply in full, resulting in a tax exemption of 100% (i.e., deemed non-tax-deductible business expenses).
German taxation of holders of Private Warrants
General
Holders of Private Warrants are likely to be taxed in particular upon certain forms of the exercise (but likely not in the case of receiving Class A Shares due to the exercise), sale or disposal of Private Warrants (taxation of capital gains) and the gratuitous transfer of Private Warrants (inheritance and gift tax).

Taxation of holders of Private Warrants not tax resident in Germany
The capital gains from the disposition of the Private Warrants realized by a non-German tax resident holder of the Private Warrants would not be treated as German source income and not be subject to German income tax provided that (i) such non-German resident holder does not maintain a permanent establishment or other taxable presence in Germany which the Private Warrants form part of, and (ii) the income does not otherwise constitute German-source income (such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German-situs real estate). If either requirement (i) or (ii) above is not met, a non-German tax resident holder will be subject to “Limited German Taxation” on aforementioned income.
Where the income is subject to Limited German Taxation and if capital gains derived from the Private Warrants are paid out or credited to the holder of the Private Warrants by a German credit institution, a financial services institution, a securities trading enterprise or a securities trading bank (each as defined in the German Banking Act (Kreditwesengesetz) and, in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise) (“German Disbursing Agent”), withholding tax may be levied under certain circumstances both in the case of business and non-business holders of Private Warrants. The withholding tax may be refunded based on an assessment to tax or under an applicable tax treaty, depending on the individual circumstances of the holder.
Subject to the above, in cases of Limited German Taxation, a tax regime similar to that described under “— Taxation of holders of Private Warrants tax resident in Germany” below will apply, subject to certain differences.
Taxation of holders of Private Warrants tax resident in Germany
Withholding tax on capital gains realized by individuals holding the Private Warrants as private assets
The capital gains from the disposition (i.e., the difference between (i) the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and (ii) the cost of acquisition) or a cash-settlement (i.e., the cash amount received minus directly related costs and expenses, e.g. the acquisition costs) of the Private Warrants received by a German resident holder of Private Warrants holding the Private Warrants as private assets will be subject to German withholding tax if the Private Warrants are kept or administered in a custodial account with a German Disbursing Agent. The tax rate is 25% (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%; plus church tax, if applicable). For individual holders who are subject to church tax, the church tax generally has to be withheld by the German Disbursing Agent based on an automatic data access procedure, unless the holder of the Private Warrant has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office.
Please note that the assessment basis may differ from the above in case the Private Warrants have not been kept or administered in a custodial account with the same German Disbursing Agent since the time of their acquisition, unless the current German Disbursing Agent has been notified of the actual acquisition costs of the Private Warrants by the previous German Disbursing Agent or by a statement of a bank or financial services institution from another member state of the European Union or the European Economic Area or from certain other countries (e.g., Switzerland or Andorra). In such a case the assessment basis of the withholding tax will amount to 30% of the (disposal) proceeds (so called “Lump Sum Substitute Basis”).
In the event of delivery of Class A Shares upon exercise of the Private Warrants, the acquisition costs of the Private Warrants plus any additional sum paid upon exercise should generally be regarded as acquisition costs of the underlying assets received upon physical settlement. Subject to the following, no capital gain and no resulting withholding tax will apply from such exercise for delivery of Class A Shares. Withholding tax may only apply to any gain resulting later from the subsequent disposal, redemption or assignment of the Class A Shares received under certain circumstances. Note that the German tax authorities have not confirmed the above treatment for the exercise of U.S. warrants, but only for the exercise of convertible bonds (Wandelschuldverschreibungen, Optionsscheine), wherefore, a residual uncertainty remains regarding its application on the exercise of the Private Warrants.

Deviating from the above, there is a relevant risk that a so-called cashless exercise as per the warrant agreement underlying the Private Warrants will constitute a taxable event and may attract withholding tax in case a German Disbursing Agent is involved as per the above. German tax authorities may argue that due to a cashless exercise, capital gains accrue in the amount of the product of (A) the spread between (i) the fair market value of the Class A Shares at the time of the cashless exercise and (ii) the “Warrant Price” (as per the warrant agreement underlying the Private Warrants) plus the acquisition costs of the Private Warrant, (or some substitute value for such spread determined in aforementioned warrant agreement) and (B) the number of Private Warrants for which no Class A Shares are granted but which are set off to settle the Warrant Price.
In computing any German tax to be withheld, the German Disbursing Agent may deduct from the basis of the withholding tax, subject to certain requirements and limitations, negative investment income as well as accrued interest on other securities and may credit foreign withholding taxes levied on investment income in a given year regarding securities held in the custodial account with the German Disbursing Agent.
Non-business holders of the Private Warrants are entitled to an annual saver’s allowance of €801 for an individual or €1,602 for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly for all investment income received in a given year. Upon the non-business holder of the Private Warrants filing an exemption certificate (Freistellungsauftrag) with the Disbursing Agent, the Disbursing Agent will take the allowance into account when computing the amount of tax to be withheld.
No withholding tax will be deducted if the holder of the Private Warrants has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungs-Bescheinigung) issued by the competent local tax office. The deduction of expenses related to the investment income (including gains with respect to the Private Warrants) is generally not possible for private investors.
Withholding tax on capital gains realized by German tax resident corporations, sole proprietors and partnerships
German withholding tax should not apply to gains from the disposal, redemption, repayment or assignment of Private Warrants held by a German tax resident corporation. The same may apply where the Private Warrants form part of a trade or business or are related to income from letting and leasing of property, subject to further requirements being met.
Taxation of capital gains
Individuals as the holders of the Private Warrants
The personal income tax liability of a holder of the Private Warrants holding the Private Warrants as private assets deriving income from capital investments under the Private Warrants is, in principle, settled by the tax withheld. To the extent withholding tax has not been levied, such as in the case of Private Warrants kept in custody abroad or if no German Disbursing Agent is involved in the payment process, the non-business holder of Private Warrants must report his or her income and capital gains derived from the Private Warrants (through disposition or cash settlement) on his or her tax return and then will also be taxed at a rate of 25% (plus solidarity surcharge of 5.5% thereon, resulting in an aggregate rate of 26.375%; and church tax, if applicable). As for withholding tax, in the event of delivery of Class A Shares upon exercise of the Private Warrants, the acquisition costs of the Private Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. Subject to the following, no capital gains tax will apply from such exercise for delivery of Class A Shares. Note that there is a relevant risk that a so called cashless exercise as per the warrant agreement underlying the Private Warrants constitutes a taxable event (as described above) which would have to be reported on the tax return as well if not settled by withholding tax. If the withholding tax has been calculated on the basis of a Lump Sum Substitute Basis, a non-business holder of the Private Warrants may and in case the actual gain is higher than 30% of the proceeds must also apply for an assessment on the basis of his or her actual acquisition costs. Further, a non-business holder may request that all investment income of a given year is taxed at his or her lower individual tax rate based upon an assessment to tax with any amounts over withheld being refunded. In each case, the deduction of expenses (other than transaction costs) on an itemized basis is not permitted.

With regard to non-business holders of Private Warrants, there is a relevant risk that in case of relevant capital losses for assessment periods beginning after December 31, 2020, such losses incurred by non-business holders of the Private Warrants may only be applied against income from other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year.
The same rules should apply if the Private Warrants expire worthless or lapse.
Corporations, sole proprietors and Partnerships as the holders of Private Warrants
Where Private Warrants form part of a trade or business the withholding tax, if any, will not settle the personal or corporate income tax liability. The respective holder of Private Warrants (or the partner of the partnership holding the Private Warrants) will have to report income and related (business) expenses resulting from the disposition or cash settlement of the Private Warrants or potentially from a cashless exercise on the tax return and the remainder will be taxed at the holder’s (or the partner of the partnership holding the Private Warrants) applicable tax rate. Withholding tax levied, if any, will be credited against the personal or corporate income tax of the holder (or the partner of the partnership holding the Private Warrants). Where Private Warrants form part of a German trade or business gains from the disposal, redemption, repayment, assignment, cash settlement or cashless exercise of the Private Warrants may also be subject to German trade tax. A corporate income tax or trade tax exemption should not be applicable.
With regard to business holders of Private Warrants, losses may generally only be applied against profits from other forward/future or option transactions derived in the same or, subject to certain restrictions, the previous year. Otherwise, these losses can be carried forward indefinitely and, within certain limitations, applied against profits from forward/future or option transactions in subsequent years. Further special rules apply to credit institutions, financial services institutions and finance companies within the meaning of the German Banking Act.
In the case of physical settlement of the Private Warrants please see above sections on disposal of Class A Shares for German taxation of the disposal or other transaction involving a resulting Class A Share.
Inheritance and gift tax
The transfer of Lilium Class A Shares or Private Warrants to another person by way of succession or donation is subject to German inheritance and gift tax (Erbschaft- und Schenkungsteuer) if at the time of transfer:
i.
the decedent, the donor, the heir, the donee or any other beneficiary has his /her /its residence, domicile, registered office or place of management in Germany, or is a German citizen who has not stayed abroad for more than five consecutive years without having a residence in Germany; or

ii.
(irrespective of the personal circumstances) the Class A Shares or Private Warrants are held by the decedent or donor as business assets for which a permanent establishment in Germany is maintained or a permanent representative is appointed in Germany; or

iii.
(irrespective of the personal circumstances) at least 10% of the registered share capital of Lilium is held directly or indirectly by the decedent or person making the gift, himself or together with a related party in terms of Section 1(2) German Foreign Tax Act (Außensteuergesetz).

Special regulations apply to German citizens who maintain neither a residence nor their domicile in Germany but maintain a residence or domicile in a low tax jurisdiction and to former German citizens, also resulting in inheritance and gift tax. The few double tax treaties on inheritance and gift tax which Germany has entered into may limit the German right to inheritance and gift tax to the case described under (i) above and, with certain restrictions, in case of (ii).
Value added tax (VAT)
No German value added tax (Umsatzsteuer) will arise in respect of any acquisition, ownership and/or disposal of the Class A Shares or Private Warrants unless in certain cases where a waiver of an applicable

VAT exemption occurs. Any such waiver would require a supply of shares from one person taxable for VAT purposes to the enterprise of another VAT taxable person.
Transfer taxes
No German capital transfer tax (Kapitalverkehrsteuer) or stamp duty (Stempelgebühr) or similar taxes are levied when acquiring, owning or disposing the Company’s Class A Shares or Private Warrants. Net wealth tax (Vermögensteuer) is currently not levied in Germany. German real estate transfer tax (Grunderwerbsteuer) may only be attracted by the acquisition (including by way of exercise of warrants) or sale of Class A Shares or certain comparable transactions under very specific circumstances if Lilium, or a subsidiary entity to Lilium own German situs real estate at such time, with “ownership” and “real estate” both having an extended meaning under the German real estate transfer act insofar.
On January 22, 2013, the Council of the European Union approved the resolution of the ministers of finance from eleven EU member states (including Germany) to introduce a financial transaction tax (“FTT”) within the framework of enhanced cooperation. On February 14, 2013, the European Commission accepted the proposal for a Council Directive implementing enhanced cooperation in the area of FTT. The plan focuses on levying a financial tax of 0.1% (0.01% for derivates) on the purchase and sale of financial instruments.
A joint statement issued by ten of the eleven participating EU Member States in October 2016 reaffirmed the intention to introduce a FTT. However, at the moment not many details are available. Thus, it is not known to what extent the elements of the European Commission’s proposal outlined in the preceding paragraph will be followed in relation to the taxation of shares. The FTT proposal remains subject to negotiation between the participating EU Member States and is subject to political discussion. It may therefore be altered prior to the implementation, the timing of which remains unclear. Additional EU Member States may decide to participate. Prospective holders of the Class A Shares are advised to seek their own professional advice in relation to FTT.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 52,142,954 of our Class A Shares, which consist of up to (i) 24,413,065 Class A Shares issuable upon conversion of our outstanding Class B Shares, (ii) 7,060,000 Class A Shares issuable upon the exercise of 7,060,000 Private Warrants, (iii) 12,650,000 Class A Shares issuable upon the exercise of 12,650,000 Public Warrants, (iv) 1,800,000 Class A Shares issuable upon exercise of the Azul Warrants and (v) up to 6,219,889 Class A Shares that are issuable upon the exercise of the Specified Options.
We are also registering the possible resale from time to time by the selling securityholders of (a) up to 210,665,118 Class A Shares, which consist of up to (i) 129,292,473 Class A Shares issued in the Business Combination, (ii) 45,000,000 Class A Shares issued to the PIPE Investors concurrently with the closing of the Business Combination, (iii) 24,413,065 Class A Shares issuable upon conversion of outstanding Class B Shares, (iv) 7,060,000 Class A Shares issuable upon exercise of the Private Warrants, (v) 1,800,000 Class A Shares issuable upon exercise of the Azul Warrants, (vi) 879,691 Class A Shares issued in connection with certain equity compensation arrangements and (vii) 2,219,889 Class A Shares issuable upon the exercise of certain of the Specified Options and (b) up to 7,060,000 Private Warrants. All of the Class A Shares and Private Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will receive proceeds from the exercise of the Warrants and Specified Options in the event that such Warrants and Specified Options are exercised for cash.
The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to our then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
short sales;

•
distribution to employees, members, limited partners or stockholders of the selling securityholders;

•
through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•
by pledge to secured debt and other obligations;

•
delayed delivery arrangement;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•
at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•
the specific securities to be offered and sold;

•
the names of the selling securityholders;

•
the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•
settlement of short sales entered into after the date of this prospectus;

•
the names of any participating agents, broker-dealers or underwriters; and

•
any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Shares and Public Warrants are listed on Nasdaq under the symbols “LILM” and “LILMW,” respectively.
The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.
A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker- dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker- dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
Certain of our stockholders have entered into lock-up agreements. See “Shares Eligible For Future Sale — Lock-Up Arrangements.” We have agreed to indemnify certain of the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.
We have agreed with certain selling securityholders pursuant to the Registration Rights Agreement to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as the securities of such selling securityholders covered by this prospectus no longer constitute “Registrable Securities” under and as defined in the Registration Rights Agreement.
We have agreed with certain selling securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the following: (i) the selling securityholder ceases to hold any securities covered by this prospectus or (ii) the date all securities covered by this prospectus held by selling securityholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (iii) three years from the effective date of this prospectus. See also “Description of Securities — Registration Rights and Lock-Up Arrangements.”
Notice to prospective investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation (Regulation (EU) 2017/1129):
i.
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

ii.
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

iii.
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
We, the representatives and each of our and the representatives’ affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
This prospectus has been prepared on the basis that any offer of shares in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.
MiFID II Product Governance
Any person offering, selling or recommending the shares (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II (Directive 2014/65/EU) is responsible for undertaking its own target market assessment in respect of the shares (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Specific Dutch selling restriction for exempt offers: Each distributor will be required to represent and agree that it will not make an offer of securities which are the subject of the offering contemplated by this prospectus to the public in the Netherlands in reliance on Article 1(4) of the Prospectus Regulation, unless:
i.
such offer is made exclusively to legal entities which are qualified investors in the Netherlands; or

ii.
standard exemption logo and wording are disclosed as required by article 5:4(2) of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht); or

iii.
such offer is otherwise made in circumstances in which article 5:4(2) of the Dutch Financial Markets Supervision Act is not applicable,

provided that no such offer of securities shall require us or any distributor to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

SHARES ELIGIBLE FOR FUTURE SALE
We have 1,498,386,411 Class A Shares authorized and 264,437,423 Class A Shares issued and outstanding and 24,413,065 Class B Shares authorized and 24,413,065 Class B Shares issued and outstanding as of March 16, 2022. Additionally, we have 12,649,946 Public Warrants and 7,060,000 Private Warrants issued and outstanding, each of which entitle the holder to purchase one Class A Share per SPAC Warrant at an exercise price of $11.50 per share and that became exercisable on October 14, 2021. The Public Warrants and Private Warrants expire five years after September 14, 2021 (the closing date of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms. We have also issued the Azul Warrants, which entitle the holder to purchase 1,800,000 Class A Shares at an exercise price of €0.12 per Class A Share. The holder is entitled to the exercise of the Azul Warrants at any time on or prior to October 22, 2026.
All of the Class A Shares and Public Warrants that were issued in connection with the Business Combination are freely transferable without restriction or further registration under the Securities Act, other than any Class A Shares or Public Warrants issued to our “affiliates.” The PIPE Shares, the Private Warrants and the Azul Warrants were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder, and are not freely transferable. The Class A Shares and SPAC Warrants issued to our “affiliates” and the PIPE Shares and Azul Warrant are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act (see description below).
The registration statement of which this prospectus forms a part has been filed in part to satisfy our obligations to register the offer and sale of Class A Shares and Private Warrants by the Sponsor, our affiliates and PIPE Investors pursuant to the Registration Rights Agreement and the Subscription Agreements. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our Class A Shares. Sales of substantial amounts of our Class A Shares in the public market could adversely affect prevailing market price of our Class A Shares.
Rule 144
Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Shares or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted Class A Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of: 1% of the total number of Class A Shares then issued and outstanding; or the average weekly reported trading volume of the Class A Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met: the issuer of the securities that was formerly a shell company has ceased to be a shell company; the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. We were formed as a shell company in March 2020. Upon the consummation of the Business Combination, on September 14, 2021, we ceased to be a shell company and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and securities held by affiliates.
Regulation S
Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States. We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of the Company or who are affiliates of the Company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of the Company other than by virtue of his or her status as an officer or director of the Company.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Lock-up Arrangements
Pursuant to the Registration Rights Agreement, the Sponsor and the Lilium Holders have agreed to be bound by certain restrictions on transfer of the Lock-Up Shares, other than to certain permitted transferees. The Sponsor and the Lilium Holders have agreed, for the duration of the applicable Lock-Up Period, with respect to any such persons, not to (a) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Lock-Up Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether settled by delivery of such Lock-Up Shares, in cash or otherwise, or (c) publicly announce any intention to effect any transaction described in clause (a) or (b) above. The Lock-Up Period begins on the Final Closing Date and ends (i) with respect to the Lilium Holders, 180 days after the Final Closing Date and (ii) with respect to the Sponsor, the earlier of (A) 360 days after the Final Closing Date and (B) (x) the first date on which the closing price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Final Closing Date and (y) the date on which Lilium consummates a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their Lilium Shares for cash, securities or other property. The Lock-up Period for the Lock-up Shares held by the Lilium Holders expired on March 13, 2022.
Registration Rights
In connection with the closing of the Business Combination Agreement, the Registration Rights Holders entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed that, within 30 calendar days after the consummation of the Business Combination, we would file with the SEC (at our sole cost and expense) the Resale Registration Statement, and would use our commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to two underwritten offerings in any six month period (and we are not required to effect more than four underwritten offerings in any 12 month period), and the Registration Rights Holders will be entitled to customary piggyback registration rights. The Registration Rights Agreement does not provide for the payment of any cash penalties by Lilium if we fail to satisfy any of our obligations under the Registration Rights Agreement. In addition, we have entered into a registration rights agreement granting customary registration rights to Azul in respect of the Class A Shares issuable upon the exercise of the Azul Warrants.
EXPENSES RELATED TO THE OFFERING
Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the securities being registered hereby and the offer and sale of our Class A Shares and Warrants by our selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.
Amount
SEC Registration Fee		$264,738
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS
Van Doorne N.V. has advised us on certain legal matters as to Dutch law including the issuance of the Class A Shares offered by this prospectus. We have been advised on U.S. securities matters by Orrick, Herrington & Sutcliffe LLP.
EXPERTS
The financial statements of Lilium N.V. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Lilium N.V.’s ability to continue as a going concern as described in Note 4 to the financial statements) of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We maintain a corporate website at www.lilium.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

Lilium N.V.

Report of Independent Registered Public Accounting Firm
To the Supervisory Board and Stockholders of Lilium N.V.
Opinion on the Financial Statements
We have audited the accompanying consolidated statement of financial position of Lilium N.V. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and other comprehensive income (loss), of changes in equity and of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has incurred recurring losses from operations since its inception and expects to continue to generate operating losses that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Munich, Germany
March 30, 2022
PricewaterhouseCoopers GmbH
Wirtschaftsprüfungsgesellschaft
/s/ Katharina Deni Wirtschaftsprüfer (German Public Auditor)	/s/ Annika Sicking Wirtschaftsprüfer (German Public Auditor)
We have served as the Company’s auditor since 2019.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Lilium Group — Consolidated Statements of Operations and Other
Comprehensive Income (Loss) for the years ended
December 31, 2021, 2020 and 2019
in € thousand	Note	2021	2020	2019
Revenue	[5]	47	97	—
Cost of sales	[5]	(11)	(10)	—
Gross profit		36	87	—
Research and development expenses	[6]	(144,558)	(90,345)	(38,136)
General and administrative expenses	[7]	(239,093)	(35,406)	(15,437)
Selling Expenses	[8]	(17,189)	(15,272)	(4,645)
Other income	[9]	2,274	2,346	76
Other expenses	[10]	(2,036)	(130)	(58)
Operating loss		(400,566)	(138,720)	(58,200)
Finance income	[11]	11,288	80	518
Finance expenses	[11]	(20,201)	(49,741)	(5,736)
Financial result	[11]	(8,913)	(49,661)	(5,218)
Share of loss in an associated company	[17]	(848)	—	—
Loss before income tax		(410,327)	(188,381)	(63,418)
Income tax expense	[12]	(709)	(46)	(61)
Net loss for the year		(411,036)	(188,427)	(63,479)
Other comprehensive income/ (loss)
in € thousand	Note	2021	2020	2019
Other comprehensive income that may be reclassified to profit or loss		44	36	3
Exchange differences on translation of foreign business units		44	36	3
Items that will not be subsequently reclassified to profit or loss		162	(44)	(114)
Remeasurement of defined pension benefit obligation	[25]	162	(44)	(114)
Other comprehensive income / (loss)		206	(8)	(111)
Total consolidated comprehensive loss for the year		(410,830)	(188,435)	(63,590)
Loss per share (basic and diluted) in €	[13]	(1.91)	(0.97)	(0.38)
The accompanying notes are an integral part of these consolidated financial statements (IFRS).

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Lilium Group — Consolidated Statement of Financial Position as of
December 31, 2021 and 2020
in € thousand	Note	12/31/2021	12/31/2020
ASSETS
Intangible assets	[14]	1,394	1,372
Property, plant and equipment	[15,16]	30,610	22,715
Investment in an associate	[17]	15,054	—
Other financial assets	[18]	3,779	2,112
Non-financial assets	[19]	8,113	153
Non-current assets		58,950	26,352
Other financial assets	[18]	219,625	50,676
Non-financial assets	[19]	22,994	5,774
Cash and cash equivalents	[20]	129,856	102,144
Current assets		372,475	158,594
Total Assets		431,425	184,946
SHAREHOLDERS’ EQUITY AND LIABILITIES
Subscribed capital*	[21]	40,138	29,550
Share premium*	[21]	779,141	224,359
Other capital reserves	[21]	240,430	110,055
Treasury shares	[21]	(151)	(25)
Accumulated loss	[21]	(717,134)	(306,098)
Accumulated other comprehensive income / (loss)	[21]	87	(119)
Shareholders’ equity		342,511	57,722
Other financial liabilities	[23]	—	27
Lease liabilities	[16]	9,861	9,505
Provisions	[24,25]	373	411
Trade payables	[26]	2,906	—
Deferred tax liabilities	[12]	10	—
Non-current liabilities		13,150	9,943
Other financial liabilities	[23]	—	21
Lease liabilities	[16]	1,962	1,613
Shares-based payment liability	[22]	8,028	—
Provisions	[24]	2,422	80
Income tax payable	[12]	552	43
Warrants	[23]	21,405	—
Convertible loans	[23]	—	99,235
Trade and other payables	[26]	35,335	11,092
Other non-financial liabilities	[27]	6,060	5,197
Current liabilities		75,764	117,281
Total Shareholders’ Equity and Liabilities		431,425	184,946

*
Retrospective application of the stock split which occurred in 2021, see note 21 “Shareholders’ Equity”.

The accompanying notes are an integral part of these consolidated financial statements (IFRS).

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Lilium Group — Consolidated Statement of Changes in Equity for the years ended
December 31, 2021, 2020 and 2019
							Accumulated other comprehensive income
in € thousand	Note	Subscribed capital	Share premium*	Other capital reserves	Treasury shares	Accumulated loss	Currency translation reserve	Remeasurement of defined pension benefit obligation	Total
January 1, 2019		54	89,660	—	—	(54,192)	—	—	35,522
Retrospective application of stock split	[2]	24,278	(24,278)	—	—	—	—	—	—
January 1, 2019, as adjusted		24,332	65,382	—	—	(54,192)	—	—	35,522
Profit (Loss) for the year		—	—	—	—	(63,479)	—	—	(63,479)
Other comprehensive income and expenses		—	—	—	—	—	3	(114)	(111)
Total comprehensive income (loss)		—	—	—	—	(63,479)	3	(114)	(63,590)
Convertible loans	[21]	—	—	3,981	—	—	—	—	3,981
Share capital increase	[21]	128	(128)	—	—	—	—	—	—
December 31, 2019		24,460	65,254	3,981	—	(117,671)	3	(114)	(24,087)
Profit (Loss) for the year		—	—	—	—	(188,427)	—	—	(188,427)
Other comprehensive income and expenses		—	—	—	—	—	36	(44)	(8)
Total comprehensive income (loss)		—	—	—	—	(188,427)	36	(44)	(188,435)
Share-based payments	[22]	—	—	71,990	—	—	—	—	71,990
Convertible loans	[21]	2,299	65,824	34,084	—	—	—	—	102,207
Share buy-back	[21]	—	(738)	—	(25)	—	—	—	(763)
Share capital increase and capital contributions*	[21]	2,791	94,019	—	—	—	—	—	96,810
December 31, 2020		29,550	224,359	110,055	(25)	(306,098)	39	(158)	57,722
Profit (Loss) for the year		—	—	—	—	(411,036)	—	—	(411,036)
Other comprehensive income and expenses		—	—	—	—	—	44	162	206
Total comprehensive income (loss)		—	—	—	—	(411,036)	44	162	(410,830)
Share-based payments	[22]	—	—	53,350	—	—	—	—	53,350
Convertible loans	[21]	2,464	127,813	(34,084)	—	—	—	—	96,193
Reorganization*	[1,21]	2,724	51,116	111,109	(81)	—	—	—	164,868
Share capital increase PIPE	[1,21]	5,400	375,808	—	—	—	—	—	381,208
Share buy-back	[21]	—	45	—	(45)	—	—	—	—
December 31, 2021		40,138	779,141	240,430	(151)	(717,134)	83	4	342,511

*
Net of transaction cost. Refer to note 21.

The accompanying notes are an integral part of these consolidated financial statements (IFRS).

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Lilium Group — Consolidated Statement of Cash Flows
for the years ended December 31, 2021, 2020 and 2019
in € thousand	2021	2020(1)	2019(1)
Net loss for the year	(411,036)	(188,427)	(63,479)
Adjustments to reconcile consolidated net profit (loss) to net cash flows
Income tax expense	709	46	61
Net interest	4,289	34,498	5,734
Depreciation and amortization	6,476	4,159	2,334
Share listing expense	111,109	—	—
Expenses for other share-based payments	61,378	50,907	7,880
Net gains/losses from the disposal of intangibles and PP&E	—	74	—
Share of loss in an associated company	848	—	—
Fair value changes of financial instruments and expected credit losses	4,625	15,164	(516)
Income tax paid	(196)	(89)	(5)
Expense from change in provisions	2,392	116	40
Working capital adjustments:
Changes in trade and other payables	20,517	8,358	131
Change in other assets and liabilities	(16,177)	(2,689)	773
Cash flow from operating activities	(215,066)	(77,883)	(47,047)
Purchases of intangible assets	(1,597)	(1,212)	(534)
Purchases of and advance payments on property, plant and equipment	(17,099)	(7,657)	(4,263)
Disposals of intangible assets, property, plant and equipment	1	4	—
Proceeds from short-term investments	50,000	—	—
Payments for short-term investments	(220,006)	(50,000)	—
Payments for acquisition of an associate	(13,680)	—	—
Payments for promissory notes	(1,051)	(630)	—
Interest received	6	23	—
Cash flow from investing activities	(203,426)	(59,472)	(4,797)
Proceeds from convertible loans	1,850	85,900	65,500
Payments for share buy-back	—	(763)	—
Proceeds from share capital increase and capital contribution	7	97,320	—
Proceeds from the Reorganization	83,393	—	—
Proceeds from the PIPE capital increase	381,208	—	—
Payment of transaction cost for capital contribution	(2,227)	(503)	—
Payment for foreign exchange contract	(423,372)	—	—
Proceeds from foreign exchange contract	407,840	—	—
Principal elements of lease payments	(1,781)	(1,439)	(854)
Interest paid	(734)	(560)	(385)
Cash flow from financing activities(2)	446,184	179,955	64,261
Cash-based changes in cash and cash equivalents	27,692	42,600	12,417
Effect of foreign exchange rate changes on cash and cash equivalents	20	(27)	15
Net increase in cash and cash equivalents	27,712	42,573	12,432
Cash and cash equivalents at the beginning of the year	102,144	59,571	47,139
Cash and cash equivalents at the end of the year	129,856	102,144	59,571

(1)
Certain amounts have been reclassified from prior years’ financial statements to conform to the current presentation.

(2)
Please refer to note 28.3.

The accompanying notes are an integral part of these consolidated financial statements (IFRS).

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
1.   Corporate Information
Lilium N.V., together with its German subsidiary Lilium GmbH (“Lilium” or the “Group”), is a start-up in the field of urban air mobility and intends to make regional air mobility a reality. Since its founding, Lilium GmbH has primarily engaged in research and development of a self-developed electric Vertical Takeoff and Landing (eVTOL) jet (the “Lilium Jet”) for production and operation of a regional air mobility service as well as related services. Lilium GmbH became a subsidiary of Lilium N.V. as part of the reorganization (as described below) on September 14, 2021.
Lilium N.V. is a public company under Dutch law and is registered under the Dutch trade register number 82165874. Lilium N.V. has its activities exclusively in Germany. The registered headquarters is Claude-Dornier Str. 1, Geb. 335, 82234 Wessling, Germany.
Lilium GmbH is a German limited-liability company and is registered in the commercial register at the Bavaria District Court Munich Germany under the number 216921.
Prior to September 14, 2021, Lilium N.V. was a shell company with no active trade or business, and all relevant assets and liabilities, as well as income and expenses, were borne by Lilium GmbH. Therefore, the comparable consolidated financial statements as of December 31, 2020 and for the years ended December 31, 2020 and 2019 represent consolidated financial statements of Lilium GmbH. The share split of 1 : 2,857 that was effectuated just prior to the capital reorganization has been retrospectively applied to prior years’ shareholders’ equity.
The consolidated financial statements of the Group for the year ended December 31, 2021 were authorized for issue by the Management Board on March 28, 2022.
The Reorganization
On September 14, 2021 (“Closing Date”), Lilium GmbH consummated the capital reorganization pursuant to the Business Combination Agreement, dated as of March 30, 2021, as amended by an amendment agreement dated July 14, 2021, by and among Qell Acquisition Corp (“Qell”), Lilium GmbH, Lilium N.V., and Queen Cayman Merger LLC (“Merger Sub”). On the Closing Date, (i) Qell converted the Qell Class A Ordinary shares held by Qell shareholders and Qell sponsors into a claim for corresponding equity in Merger Sub, with such claim then contributed to Lilium N.V. in exchange for one Class A share of Lilium N.V., (ii) the shareholders of Lilium GmbH exchanged their shares of Lilium GmbH for shares in the capital of Lilium N.V., with all Lilium GmbH shareholders, but one shareholder, receiving Class A shares in the share capital of Lilium N.V., and one shareholder receiving Class B shares of Lilium N.V., and (iii) each outstanding warrant to purchase a Qell Class A Ordinary share was converted into a warrant to purchase one Lilium N.V. Class A share.
On March 30, 2021, concurrently with the execution of the Business Combination Agreement, Qell and Lilium GmbH entered into Subscription Agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Lilium N.V. agreed to issue and sell to such PIPE Investors, an aggregate of 45,000,000 Lilium N.V. Class A shares (the “PIPE Shares”) at a price of approximately €8.47 per share, for gross proceeds of approximately €381.2 million (the “PIPE Financing”) on the Closing Date. The PIPE financing closed concurrent with the Business Combination Agreement.
The Business Combination Agreement was accounted for as a capital reorganization (“Reorganization”). Under this method of accounting, Qell was treated as the “acquired” company for financial reporting purposes, with Lilium GmbH being the accounting acquirer and accounting predecessor. Accordingly, the Reorganization was treated as the equivalent of Lilium N.V. issuing shares at the closing of the Reorganization for the net assets of Qell as of the Closing Date, accompanied by a recapitalization. The Reorganization, which was not within the scope of IFRS 3 since Qell did not meet the definition of a business in accordance with IFRS 3, was accounted for within the scope of IFRS 2. In accordance with IFRS 2, Lilium N.V.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
recorded a one-time non-cash expense of €111,109 thousand, recognized as a share listing expense, based on the excess of the fair value of Lilium shares issued considering a fair value of the Lilium N.V. shares of $9.41 per share (price of Lilium N.V. Class A shares at Closing Date) over the fair value of Qell’s identifiable net assets acquired:
In € thousand, except share and per share data	Qell shareholders	Qell sponsors	Total
Shares issued	13,422,406	7,658,555	21,080,961
Fair value as of September 14, 2021 (USD)	9.41	8.94*
Exchange rate	0.8472	0.8472
Fair value as of September 14, 2021 (EUR)	7.97	7.57
Estimated market value of shares	107,002	58,000	165,002
Qell net assets			53,893
Excess fair value of shares over Qell’s net assets acquired			111,109

*
discount of 5% applied to reflect lack of marketability

In addition to the shares issued shown in the table above, shares were issued in connection with the Reorganization related to both the conversion of convertible loans and to bonuses paid in shares. Refer to note 21 for additional information.
2.   Basis of Preparation
The Group’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and the related interpretations issued by the IFRS Interpretations Committee.
The consolidated financial statements have been prepared on a going concern basis, applying a historical cost convention, unless otherwise indicated. They are prepared and reported in thousands of Euro (“€ thousand”) except where otherwise stated. Due to rounding, numbers presented may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.
Group information
Consolidated entities are as follows:
Name	Country of Incorporation	Date of incorporation	% equity interest owned
			12/31/ 2021	12/31/ 2020
Lilium N.V.	Netherlands	March 11, 2021	100.0%	n/a
Lilium GmbH	Germany	February 11, 2015	100.0%	100.0%
Lilium Schweiz GmbH	Switzerland	December 8, 2017	100.0%	100.0%
Lilium Aviation UK Ltd.	United Kingdom	December 20, 2017	100.0%	100.0%
Lilium Aviation Inc.	United States	July 1, 2020	100.0%	100.0%
Lilium eAircraft GmbH	Germany	August 17, 2020	100.0%	100.0%
Stichting JSOP	Netherlands	September 10, 2021	0.0%	n/a
The Netherlands trust “Stichting JSOP” (“Stichting”) has been fully consolidated, as Lilium has the right to appoint the members of the board of the trust and therefore controls the trust. Lilium is exposed to a variable return risk due to an interest-bearing loan that was granted to the trust.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Principles of consolidation
The consolidated financial statements incorporate the financial positions and the results of operations of the Group. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The financial statements of the subsidiaries are prepared for the same reporting period as Lilium N.V. previously Lilium GmbH, using consistent accounting policies. Intercompany transactions, balances and unrealized gains on transactions between Group companies are eliminated.
Segment
The Group operates its business as a single operating segment, which is also its reporting segment. An operating segment is defined as a component of an entity for which discrete financial information is available and whose results of operations are regularly reviewed by the chief operating decision maker. The Group’s chief operating decision maker is the Chief Executive Officer, who reviews results of operations to make decisions about allocating resources and assessing performance based on consolidated financial information. For a geographical split of non-current assets our investment in an associated company is related to an entity located in the United States, and for property plant and equipment, we refer to note 15. Most of the remaining non-current assets are located in Germany.
Foreign currency
The Group’s consolidated financial statements are presented using the Euro, which is the Group’s functional currency. The functional currency of all foreign consolidated entities included in these financial statements is their local currency. Lilium translates the financial statements of these subsidiaries to Euro using year-end exchange rates for assets and liabilities, and average exchange rates for income and expenses. Adjustments resulting from translating foreign functional currency financial statements into Euro are recorded as a separate component on the consolidated statements of comprehensive income.
Monetary assets and liabilities that are denominated in currencies other than the respective functional currencies are initially recognized at the foreign exchange rate on that date and remeasured at the foreign currency rates as of the reporting date. Foreign currency transaction gains and losses from the remeasurement are included in other income and other expenses, as appropriate, in the consolidated statements of operations for the period.
New standards, interpretations and amendments adopted by the Group
The accounting policies adopted in the preparation of the consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2020, except for the adoption of new standards effective as of January 1, 2021. The following standards, amendments and interpretations were issued as of December 31, 2021:
Standard/amendment/ interpretation	Effective date	Adoption status
January 1, 2021
Amendment to IFRS 16, ‘Leases’ – COVID-19 related rent concessions	Annual periods on or after June 1, 2020	Early adoption is permitted
Amendment to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 – Interest rate benchmark reform – Phase 2	Annual periods on or after January 1, 2021	Early adoption is permitted
The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective (see below).
Several amendments apply for the first time in 2021, but do not have an impact on the consolidated financial statements of the Group.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Interest Rate Benchmark Reform — Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16
The amendments provide temporary relief to address the financial reporting effects that arise when an interbank offered rate (IBOR) is replaced with an alternative nearly risk-free interest rate (RFR). The amendments include the practical expedient to require contractual changes, or changes to cash flows that are directly required by the reform, to be treated as changes to a floating interest rate, equivalent to a movement in a market rate of interest. In addition, new disclosures are required due to the IBOR reform.
None of the present financial instruments are subject to a direct risk from the change in alternative benchmark interest rates nor subject to changes in the valuation methodology or discount rates (indirect risk) as of December 31, 2021. These amendments have no impact on the consolidated financial statements of the Group.
New Standards and Interpretations not yet adopted by the Group
A number of new standards and amendments to standards and interpretations are effective for annual periods beginning on or after January 1, 2022 and have not been applied in preparing these consolidated financial statements. None of these standards is expected to have a significant effect on the consolidated financial statements of the Group:
Standard/amendment/ interpretation	Effective date	Adoption status
January 1, 2022
Amendments to IFRS 3, ‘Business combinations’, IAS 16 ‘Property, plant and equipment’ and IAS 37 ‘Provisions, contingent liabilities and contingent assets’	Annual periods on or after January 1, 2022	Early adoption is permitted
Annual improvements 2018-2020	Annual periods on or after January 1, 2022	Early adoption is permitted
January 1, 2023
IFRS 17, ‘Insurance contracts’ as amended in June 2020 by amendments to IFRS 17, Insurance Contracts	Annual periods on or after January 1, 2023	Early adoption is permitted for entities that apply IFRS 9 Financial Instruments
Amendment to IAS 1, ‘Presentation of financial statements’, on classification of liabilities	Annual periods on or after January 1, 2023	Early adoption is permitted
Amendment to IAS 1, ‘Presentation of financial statements’, IFRS Practice statement 2 and IAS 8, ‘Accounting policies, changes in accounting estimates and errors’	Annual periods on or after January 1, 2023	Early adoption is permitted
3.   Significant Accounting Policies
Intangible assets
Research and development costs
In developing this novel eVTOL technology, the Group is incurring significant research and development costs.
The costs for internally generated research and development are expensed when incurred. A portion of costs for internally generated development is capitalized if:
•
the product or process is technically feasible;

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
•
adequate resources are available to successfully complete the development;

•
the benefits from the assets are demonstrated;

•
the costs attributable to the projects are reliably measured;

•
the Group intends to produce and market or use the developed product or process and can demonstrate its market relevance.

Management recognizes an interest for an air mobility service, especially within heavily populated urban areas; however, there is not yet an established market for this new industry. The self-developed eVTOL technology going into the Lilium Jet development is highly innovative and there are uncertainties related to successful completion of the development. Consequently, the Group has not yet capitalized development costs. These costs are reflected in the statement of operations in the period in which the expenditure is incurred.
Purchased intangibles
Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. Amortization is calculated on a straight-line basis:
Useful life
Software	2 – 15 years
Purchased concessions, rights and other intangible assets	10 – 20 years
Impairment tests
At the end of each reporting period, the Group assesses whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. An asset’s recoverable amount is the higher of an asset or cash generating unit (“CGU”)’s fair value less costs of disposal and its value in use. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.
In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used.
Property, Plant and Equipment
Property, plant and equipment are measured at cost, net of accumulated depreciation and any accumulated impairment losses. Costs of construction recognized include all attributable direct costs including material and production overheads and, where applicable, an initial estimate of the cost of dismantling and removing the item and restoring the site on which it is located.
Borrowing costs are capitalized as part of the underlying asset under construction if there is a qualifying asset.
Subsequent expenditures on assets are capitalized only when it is probable that future economic benefits associated with the expenditure will flow to the Group. Repairs and maintenance are expensed in profit or loss in the period the costs are incurred.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
If items of property, plant and equipment are sold or disposed of, the gain or loss arising from the disposal is recognized as other operating income or expense in the consolidated statement of operations and other comprehensive income (loss).
Depreciation is calculated on a straight-line basis based on the following useful lives:
Useful life
Rights to land and buildings including leasehold improvements	2 – 9 years
Technical equipment and machinery	3 – 25 years
Office and other equipment	3 – 13 years
Vehicles	5 – 11 years
Assets qualifying as low value assets with a value of up to €1 thousand are aggregated into groups and depreciated over a useful life of 5 years.
Leasehold improvements are amortized over the unexpired portion of the lease term or the estimated useful life of the improvements, whichever is shorter. The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.
Leases
The Group’s lease obligations primarily relate to rights to buildings mainly for its office and research and development premises. As lease contracts are negotiated on an individual basis, lease terms contain a range of different terms and conditions. Lease contracts are typically entered for a period of 2-9 years and regularly include renewal and termination options, which provide operational flexibility to Lilium.
As a lessee, at the inception of a contract, the Group assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
The Group recognizes right of use assets which represent a right to use the underlying leased assets and corresponding lease liabilities which represent the present value of future lease payments, and according to IFRS 16 B3-B8 adopting the exemption for excluding short-term leases (lease term of 12 months or less from commencement date and do not contain a purchase options) and leases of low value assets (acquisition costs less than €5 thousand), in the consolidated statement of financial position at the date at which the leased asset is available for use.
Liabilities arising from a lease are initially measured at present value of lease payments discounted using the interest rate implicit in the lease or the incremental borrowing rate in case the interest rate implicit in the lease is not readily determinable.
Main components of the lease payments included in the measurement of the lease liability comprise the following:
•
fixed lease payments;

•
variable lease payments that are linked to an index (consumer price index);

•
lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option.

Lease payments contain principal elements and interest. Interest is presented as part of finance costs in the consolidated statements of operations and other comprehensive income using the effective interest method. Principal and interest portion of lease payments have been presented within financing activities in

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
the consolidated statement of cash flows. The carrying amount of lease liabilities is remeasured if there is change in the future lease payments due to change in index or rate.
Right of use assets at the lease commencement date are measured at cost less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities recognized. Cost of right of use assets includes lease liabilities, initial direct costs, prepayments made on or before the commencement date and less any lease incentives received. Right of use assets are depreciated on a straight-line basis from the commencement date to the earlier of the end of the useful life of the right-of-use asset and the end of the lease term. The estimated useful lives of right of use assets are determined on the same basis as those of the leased property and equipment. The right of use asset is periodically assessed for impairment. The Group has presented right of use assets within “Property, plant and equipment”.
Assets related to retirement obligations for leased buildings are included in the cost of right of use assets for the respective underlying building lease.
The Group does not have any contracts as a lessor as of the date of the consolidated statement of financial position.
Investment in associated Companies
Under the equity accounting method, the investment in an associate is initially recognized at cost. The carrying amount of the investment is subsequently adjusted to recognize changes in the Group’s share of net assets of the associate since the acquisition date.
On acquisition of the investment, any difference between the cost of the investment and the entity’s share of the net fair value of the investee’s identifiable assets and liabilities is accounted for as follows:
(a)
Goodwill relating to an associate is included in the carrying amount of the investment. Amortization of that goodwill is not permitted.

(b)
Any excess of the entity’s share of the net fair value of the investee’s identifiable assets and liabilities over the cost of the investment is included as income in the determination of the entity’s share of the associate’s profit or loss in the period in which the investment is acquired.

The consolidated statement of operations and other comprehensive income (loss) reflects the Group’s share of the results of operations of the associate. Any change in other comprehensive income (loss) (“OCI”) of those investees is presented as part of the Group’s OCI. Gains and losses resulting from transactions between the Group and the associate would be eliminated to the extent of the interest in the associate.
Non-financial Assets
Insurance recoveries are recognized for expected reimbursements for damaged assets. They have been measured based on a ratio of total tangible assets to insurance coverage. The tangible asset values were derived from replacement costs adjusted to exclude tools still available, premiums paid on materials and costs of related salaries or wages. Other non-financial assets are recognized at their nominal amounts.
Cash and Cash Equivalents
Cash and cash equivalents in the consolidated statement of financial position and consolidated statement of cash flows comprise cash at banks and on hand, and short-term highly liquid deposits with a maturity of three months or less that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value. Depending on the classification, these financial assets are measured at amortized cost or fair value with changes through profit or loss — see financial instruments, note 28.
Treasury Shares
The treasury shares represent the amount paid or payable for own shares held in treasury. The nominal value of the shares is shown in the treasury share reserve, which is part of the capital reserves. Acquisition values higher or lower than the nominal value are reduced from or added to the share premium reserve.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Financial Instruments
Financial instruments are contracts that give rise to a financial asset for one entity and to a financial liability or equity instrument for another entity. Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the settlement date.
Financial assets and financial liabilities are offset, and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously. The Group has no such assets and liabilities.
Financial assets
The Group’s financial assets include cash and cash equivalents and other financial assets. Other financial assets consist of security deposits for leases, fixed-term deposits and money market funds.
Financial assets are initially measured at fair value plus, in the case of a financial asset not measured at fair value through profit or loss, transaction costs. As an exception of this general rule, trade receivables are measured at their transaction price.
Financial assets are classified at initial recognition as either measured at amortized cost (“AC”), fair value through other comprehensive income (“FVOCI”), or fair value through profit or loss (“FVTPL”) depending on the contractual cash flows and the Group’s business model for managing them. For all financial assets the Group has the objective to hold financial assets in order to collect the contractual cash flows. If the contractual terms of the financial assets give rise on specified dates to cash flows that are solely payments of principal and interest on the principal outstanding amount, the Group will measure these financial assets at amortized cost under consideration of impairment (see following section). All financial assets are measured at amortized cost, with the exception of money market funds and promissory notes which are required to be measured at fair value through profit or loss because their cash flows are not solely payments of principal and interest on the principal outstanding amount.
Gains and losses from financial assets measured at fair value (FVTPL) are shown in the income statement in finance income and finance expense. Gains and losses from financial assets measured at amortized cost (AC) including effects resulting from impairment are also presented in finance income and finance expense. Generally, the gains and losses from foreign currency translation effects are presented in other income / other expense.
A financial asset is derecognized (i.e., removed from the Group’s consolidated statement of financial position) when the rights to receive cash flows from the asset have expired or have been transferred in terms of fulfilling the derecognition criteria.
Impairment of financial assets — expected credit losses (“ECL”)
All financial assets measured at amortized cost are required to be impaired at initial recognition in the amount of their expected credit loss (“ECL”). ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive. Lilium recognizes an allowance for ECLs for cash and cash equivalents and other financial assets according to the “general approach”. This means that ECLs are recognized in three stages. For credit exposures at initial recognition, ECL are provided for credit losses that result from default events which may be possible within the next 12-months (Stage 1: a 12-month ECL). For credit exposures for which there has been a significant increase in credit risk since initial recognition (which is deemed to have occurred if a payment is more than 30 days past due), a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (Stage 2: a lifetime ECL). The same applies if objective indications exist that a default event has occurred (Stage 3: an incurred loss). In this case, any

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
interest income is measured on the basis of the net carrying amount, while for stage 1 and 2 the basis is the gross carrying amount. Examples of objective evidence are significant financial difficulties experienced by the debtor, payment default or delays, a lowering of the credit rating, insolvency or where measures are taken to secure a debtor’s financial situation, or if other observable data indicates that expected cash flows deriving from financial assets may be appreciably reduced.
For cash and cash equivalents as well as other financial assets, the simplification available for financial instruments with a low credit risk (“low credit risk exemption”) is applied as of the reporting date. Factors that can contribute to a low credit risk assessment are debtor-specific rating information and related outlooks. The requirement for classification with a low credit risk is regarded to be fulfilled for counterparties that have at least an investment grade rating; in this case there is no need to monitor credit risks for financial instruments with a low credit risk.
The default probabilities applied to determine the expected credit losses for cash and cash equivalents and other financial assets are based on credit default swap spreads that are quoted on markets, which take future-oriented macroeconomic data into account.
In general, Lilium defines a default event as a situation in which the debt is no longer recoverable. If the financial instrument is perceived to be unrecoverable, then the expectation is that future contractual cash flows will not occur. At this point in time, the balance is written off after giving consideration to any possible security that is available.
Impairment losses (including reversals of impairment losses on financial assets) are not presented as a separate item in accordance with IAS 1.82(ba) as they are considered immaterial. Impairment losses or income from the reversal of impairment losses on financial assets are reported net under finance income or finance expenses.
Financial liabilities
The Group’s financial liabilities include warrants, lease liabilities (see note 16), convertible loans (including embedded derivatives), derivatives, trade and other payables, and other financial liabilities.
Financial liabilities are classified as measured at amortized cost (“AC”) or fair value through profit or loss (“FVTPL”). All financial liabilities are recognized initially at fair value less, in the case of a financial liability not at fair value through profit or loss, directly attributable transaction costs.
Financial liabilities at FVTPL are measured at fair value and gains and losses resulting from changes in fair value are recognized in finance income / expenses. The Group only accounts for separated embedded derivatives of convertible loans and warrants as well as for other derivatives as a financial liability at FVTPL. All other financial liabilities are subsequently measured at amortized cost using the effective interest rate (“EIR”) method. When applying the effective interest rate method, the Group generally amortizes any fees, points paid or received, transaction costs and other premiums or discounts that are included in the calculation of the EIR over the expected life of the financial instrument. Gains and losses are recognized in interest expense when the liabilities are derecognized as well as through the EIR amortization process. For financial liabilities subsequently measured at amortized cost, the foreign currency translation effects are presented in other income or expense.
An embedded derivative in a hybrid contract, with a financial liability or a non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at fair value through profit or loss. The assessment whether to separate an embedded derivative is done only once at initial recognition of the hybrid contract. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows. Embedded derivatives are measured at fair value with changes in fair value recognized in profit or loss.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The resulting gain or loss is recognized in the consolidated comprehensive income statement.
Convertible Loans
IFRS requires that a convertible loan shall be bifurcated into a debt component and a conversion right if the latter is an equity instrument. The conversion right of a convertible loan is not an equity instrument but a liability if some conversion features of the loan lead to a conversion into a variable number of shares. In this case it has to be assessed if embedded derivatives need to be separated from the host contract (see section above). If this is the case, the remaining host contract is measured at amortized cost and the separated embedded derivative is measured at fair value through profit or loss until the loan is converted into equity or becomes due for repayment.
The conversion features and other repayment options provided for in the contract are identified as a combined embedded derivative if they share the same risk exposure and are interdependent.
Derivative Warrant Liabilities
The Group evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to “IFRS 9 Financial Instruments” (“IFRS 9”).
Warrants are recognized as derivative liabilities in accordance with IFRS 9. Accordingly, the Group recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Group’s statements of operations.
Income Taxes
Current income taxes
Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.
Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Deferred taxes
The Group uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities represent temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their corresponding tax basis used in the computation of taxable income. Deferred tax, however, is not recognized on the initial recognition of goodwill or the initial recognition of an asset or liability (other than in a business combination) in a transaction that affects neither tax nor accounting income.
Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and any unused tax losses to the extent it is probable that taxable profit will be available against which the deductible temporary differences, the carry forward of unused tax credits and the unused tax losses can be utilized.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Deferred tax liabilities are recognized for all taxable temporary differences associated with investments in subsidiaries and associates, except where the Group is able to control the reversal of the temporary differences and it is probable that the temporary difference will not reverse in the foreseeable future.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year in which the asset is realized, or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.
Deferred tax liabilities and assets are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.
Current and deferred tax items are recognized similar to the underlying transaction either in profit or loss, other comprehensive income or directly in equity. Changes in deferred tax assets or liabilities are recognized as a component of tax expense (benefit) in the consolidated statement of operations, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively. Where deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.
Deferred tax assets and deferred tax liabilities are not discounted.
Deferred taxes are always classified as non-current.
Provisions
Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.
Fair Values of Assets and Liabilities
Fair value is a market-based measurement. For some assets and liabilities, observable market transactions or market information is available. For other assets and liabilities, observable market transactions or market information might not be available. When a price for an identical asset or liability is not observable, another valuation technique is used. To increase consistency and comparability in fair value measurements, there are three levels of the fair value hierarchy:
•
Level 1:   contains the use of unadjusted quoted prices in active markets for identical assets or liabilities

•
Level 2:   inputs are other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly

•
Level 3:   inputs are based on unobservable market data

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.
The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.
Further information about the assumptions made in measuring fair values of financial instruments is included in note 28.1.
In cases where a gain or loss arises on initial recognition of a financial asset or a financial liability because the fair value deviates from the transaction price and is neither evidenced by a quoted price in an

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
active market for an identical asset (i.e., a Level 1 input) nor based on a valuation technique that uses only data from observable markets (i.e., a Level 2 input), this gain or loss remains unrecognized until all market inputs become observable. In case such gain or loss results from a transaction with shareholders, this amount is to be considered as capital contribution to the Group and is therefore to be recognized in equity.
Share-based Payments
General accounting principles
The Group offers share-based payments that have been issued to the Group’s employees and advisors in exchange for their service.
These share-based payments qualify either as cash-settled or equity-settled transactions depending on the terms of settlement. When the settlement choice (i.e. cash versus shares) lies with the participant, awards are classified as compound financial instrument. Only in the case the equity component is zero, the award is accounted for as a cash-settled option. When the settlement choice lies with the Group, the award is classified as equity-settled grant unless the Group has a present obligation to settle in cash.
For cash-settled awards a liability is recognized for the fair value. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognized in profit or loss for the period.
An equity-settled award is measured based on the fair value determined at the grant date, or the modification date for employees and advisors who accepted the modified contract, and the number of awards expected to vest. The fair value remains unchanged after grant date.
The Group grants several share-based awards in several different plans, which are described in the following. Refer to note 22 for the measurement approach of the fair value of options. Due to the Reorganization, the Group has granted certain nonrecurring share-based awards to external consultants.
The expenses for services received are recognized when the participant renders services over the applicable vesting period with a corresponding increase of either the liability or equity, depending on the classification of the awards. The related share-based payment expense is recorded in the functional cost category to which the award recipient’s costs are classified.
Standard Employee Stock Option Program (“ESOP”)
The Group maintains a standard Employee Stock Option Program (“ESOP”), originally established in 2017, which allows for the issuance of options to purchase ordinary shares to its employees, executives and certain advisors. Share options typically follow a vesting schedule over a four-year period. 25% will vest after the one-year anniversary of the applicable vesting commencement data (the “Cliff Period”) and then monthly thereafter on a graded vesting basis through the end of the vesting period. Individuals must continue to provide services to a Group entity in order to vest. Upon termination, all unvested options are forfeited. There is no contractual life for the share options provided in the contract. Vested options can only be exercised at the occurrence of defined exit events.
The manner of settlement in the form of cash or shares under the original terms of the ESOP implemented in 2017 (the “2017 ESOP”) was at the election of the participants and, accordingly, options granted under the 2017 ESOP were classified as cash settled. In November 2020, the Group modified certain terms and conditions of the 2017 ESOP (the “2020 ESOP”), which included modifications to the manner of settlement and stipulated that the Group has the discretion to determine the form of settlement of the options. Furthermore, the definition of an exit event was extended to include an indirect IPO, such as a merger of the Group into a publicly traded shell company, if certain additional conditions are met.
Letters were sent to all participants of options granted under the 2017 ESOP and each such holder was asked to provide acceptance of the amendments before the end of December 2020. Options granted to

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
participants who were U.S. resident taxpayers at the time of grant were also revised to clarify that such awards would be functionally treated as restricted stock units for U.S. tax purposes, and such options would be automatically settled to the extent vested upon an exit event that occurs within eight years of the grant date and would continue to be automatically settled on each vesting date. As of December 31, 2021: 100% (December 31, 2020: 89%) of the holders of options granted under the 2017 ESOP accepted the terms of the modification, which triggered a change in the accounting treatment from cash-settled to equity settled. Consequently, these options were remeasured at the modification date fair value and the relevant liability was transferred to equity.
In October 2021, Lilium GmbH sent letters to all employees under the current ESOP plan to modify certain terms of the agreement. As per the modification agreement, an employee’s vested options shall now be exclusively settled in shares of Lilium N.V. instead of shares of Lilium GmbH in consideration for the employee’s claim for settlement under the ESOP conditions (as amended) to Lilium N.V. Options which are unvested at the time of the modification shall continue to vest in accordance with the regular vesting schedule. Vested options shall become exercisable after expiration of a lock-up period of 180 calendar days from the date of listing of Lilium N.V. on the Nasdaq Stock Market. Vested options may not be exercised at any freely selected point in time after the expiration of the lock-up period but must be exercised during certain exercise windows during each quarter of the fiscal year of the Group, their exact dates during each such quarterly period being determined by the Group. The options will expire on the 10th anniversary on the date which vested options become exercisable. As of December 31, 2021: 100% of the holders of the options have signed the modification agreement. By signing this modification, the illiquid shares of Lilium GmbH have been converted to liquid shares of Lilium N.V. tradable on Nasdaq Stock Market. Additionally, the exercise condition of an exit event is also waived.
General population — Restricted Stock Units (“RSU”)
The Group offered Restricted Stock Units to its newly hired employees in 2021 based on their grade. Upon vesting the plan participants are eligible to acquire shares at a price of €0.12. Final contracts are still in the drafting phase. Based on the communication to the new hires the vesting will be take place in equal quarterly installments until December 31, 2024, with the first 12 months as cliff period. The RSU are expected to be settled in shares of Lilium N.V., and hence are accounted as equity-settled awards.
Upon termination, employee is entitled to the vested portion of the RSU. All unvested RSU are forfeited.
Executives — Restricted Stock Units (“RSU”)
The Group offered restricted stock units of Lilium N.V. to executives. These RSU are expected to be settled in shares, but the Group has the option to settle in cash. Hence, they are accounted as equity-settled awards. RSU are exercisable with a nominal amount of €0.12 per share. The RSU can be divided into four categories, based on their vesting schedule, specified below:
General RSU — RSU shall vest in general in equal monthly instalments between the vesting commencement date and December 31, 2025, subject to participants’ continuous service to a Group entity.
Annual RSU — RSU shall vest in full on the date immediately preceding the Group’s 2022 annual general meeting of shareholders, subject to participants’ continuous service.
Initial RSU — The RSU shall vest equal instalments on each of the first, second and third anniversaries of the vesting commencement date, subject to participants’ continuous service.
Election RSU — 16% RSU shall be fully vested as of the date of grant. The remaining 84% RSU shall vest in full on January 1, 2022, subject to participant’s continuous service.
Upon termination, the executive is entitled to the vested portion of the RSU. All unvested RSU are forfeited.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Executives — Performance-based stock options
The Group offers performance-based stock options of Lilium N.V. shares to executives. These options are settled in Lilium N.V. shares and can be exercised as soon as they vest until expiration or 90 days after the participant ceases to be an employee of the Group. The performance-based stock options are expected to be settled in shares of Lilium N.V., and hence they are accounted for as equity-settled options.
These options vest and are exercisable upon the satisfaction of both the service-based vesting criteria and the performance-based vesting condition. Typically, the service-based vesting criteria shall be satisfied in 17 quarterly installments between the vesting commencement date and December 31, 2025. The performance-based vesting condition shall be satisfied on the date the Group earns its first dollar or any equivalent currency of revenue recognized in the Group’s financial statements directly from providing service to a customer by the operation of its own developed and certified aircraft by either the European Union Aviation Safety Agency or the Federal Aviation Administration and the customer has also paid for such services. The maximum term of options granted is 10 years from the date of grant.
If the performance-based vesting condition is satisfied prior to any service-based vesting date, any portion of the option with respect to which the service-based vesting criteria have not been satisfied as of the date the performance-based vesting condition is achieved shall remain subject to satisfaction of such service-based vesting criteria.
Executives — Time-based stock options
In addition, there are time-based stock options for one participant. Time-based stock options are settled in shares of Lilium N.V. and are treated as equity-settled. 7.7% options vest on December 31, 2021. Remaining options vests in equal monthly installments commencing on January 1, 2022 and ending on December 31, 2025, subject to participants’ continuous service in the Group. These options can be exercised only after March 13, 2022 until expiration or until 90 days after the participant ceases to be an employee. The maximum term of options granted is the 10 years from date of grant.
Upon termination, employee is entitled to the vested portion of the shares. All unvested options are forfeited.
Executives — Success fees
The Group has granted success fees to certain key management personnel for successful fundraising.
Initial success fees were granted end of 2020 and beginning of 2021. Upon successful fundraising in September 2021, one award was settled in shares while another award was settled by execution of a so-called Joint Stock Ownership Program (“JSOP”) arrangement and a bonus agreement. Please refer to the section below for more details on the JSOP and the bonus.
New success fees for future fund-raising were agreed upon in September 2021, superseding the initial arrangement. Upon successful new financing until December 31, 2025, the participant will receive an agreed percentage of the fundraising in shares or cash capped at specific maximum funding amount. The new arrangements offer a settlement choice to the participants and are accounted for as cash-settled accordingly. In case the plan participants chose to settle in equity, he needs to pay the nominal share value. As the new success fees may be settled in cash as per participants’ choice, they are accounted as cash-settled awards.
The expense for success fees is recognized over the period until a successful financing is expected. The assumption regarding a successful financing is reassessed by management at each reporting date. In case a successful financing is probable, the compensation expense is recognized.
Executives — Presence bonus
Additionally, the annual presence bonus awards are offered to one individual if the individual performs an agreed percentage of employment services from the base location (Group’s head offices near Munich, Germany).

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
The employee shall be eligible to an annual bonus in each calendar year from 2021 until 2025. The bonus will be accounted for on an annual basis, i.e., the period the respective services are received. As the condition was not met in 2021 the bonus was forfeited. Generally, the bonus offers a choice of settlement to the Group. The annual presence bonus awards are to be settled in shares of Lilium N.V., and hence are accounted for as equity-settled awards.
Executives — Joint Stock Ownership plan (JSOP) and bonus
Between one management member of the UK subsidiary and the Group, a success fee was agreed (see description on success fees above). Upon successful fundraising the success fee agreement provided the management member with a settlement choice to either receive cash, shares, participate from the value of shares based on a JSOP and a bonus agreement or a combination of cash and shares/JSOP. The management member has chosen a remuneration based on JSOP and the bonus.
Setting-up the JSOP and the bonus according to the arrangements made consists of the following steps:
•
Setting up a trust: A Dutch foundation “Stichting JSOP” was incorporated through a deed of incorporation.

•
Joint Ownership agreement: Shares in Lilium N.V. with a total value corresponding to the success fee were issued against a fair market value consideration to Stichting which serves as joint owner of the shares together with the management member. The management member has a sell right, which upon exercise, has the effect that all shares held together with Stichting are sold in the market. The sell right needs to be executed before September 14, 2026. If the sell right expires, the Stichting has a buy right buying back the management member’s shares. The buy right needs to be executed before March 14, 2027. In any case, the shares will be sold. The proceeds from the shares will be divided between the Stichting and the management member according to the respective portion in the shares, also taking into consideration that Stichting is entitled to a carry charge of 7.5% p.a.

•
Bonus agreement with Lilium GmbH: Stichting’s portion of the sale of shares are paid to Lilium GmbH and forwarded to the manager after deduction of employment income tax and social security contributions.

•
In substance, the management member receives in total the proceeds from the sale of shares after execution of the Sell Right or Buy Right, one part directly from Stichting (“JSOP”) and the other part from the Lilium GmbH as a bonus:

•
The proceeds directly from the JSOP are the difference between the proceeds from the sale of shares received (treasury shares due to consolidation) and the acquisition cost of the shares received at the time of the setup of the Stichting plus 7.5% interest p.a.; if this difference is negative, the JSOP is nil.

•
The bonus is the lower of the proceeds from the sale of shares received (treasury shares due to consolidation) and the acquisition costs of the shares at the time of the setup of the Stichting plus 7.5% interest p.a.

As the management member will receive cash from the JSOP and the bonus, both parts of these awards are accounted for as cash-settled.
Advisors — Strategic collaboration agreement
On July31, 2021, Lilium executed a term sheet in which Lilium agreed to enter into negotiations with Brazilian airline Azul S.A. and Azul Linhas Aereas Brasileiras S.A. (collectively, “Azul”) to establish a strategic collaboration whereby Azul and Lilium will negotiate contracts to buy a certain number of Lilium Jets. Except for the up-front warrants, the term sheet is legally non-binding. As of the date these financial

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
statements were approved, no contracts with respect to the acquisition of Lilium Jets or any other collaboration have been executed.
The Azul up-front warrants are within the scope of IFRS 2 Share-Based Payment as they were granted in contemplation of signing a service agreement to explore the feasibility of eVTOL in Brazil and are expected to be settled in our Class A shares. In consideration of the commercial collaboration, Lilium agreed to use all efforts to grant to Azul warrants to purchase up to 8,000,000 Class A shares at an exercise price of €0.12 per share, consisting of
(i)
warrants to purchase 1,800,000 Class A shares, which warrants were issued to Azul on a fully vested basis on October 22, 2021, granted for the signed term sheet and

(ii)
subject to the execution of definitive agreements and legally non-binding, warrants to purchase additional 6,200,000 Class A shares, which are expected to vest in three tranches. These warrants are subject to the execution of the above-mentioned definitive agreements and legally non-binding. As of the balance sheet date it was not yet sufficiently probable that they will be granted.

As the Azul up-front warrants are to be settled in shares of Lilium N.V., they are accounted as equity-settled awards.
Share listing expense
The Reorganization is accounted for within the scope of IFRS 2. In accordance with IFRS 2, the difference in the fair value of the shares issued to former Qell’s shareholders by Lilium (€165.0 million) and the fair value of the Qell’s identifiable net assets (€53.9 million) represents a service received by Lilium, and thus is recognized as an expense (€111.1 million) at Closing Date.
The determination of the fair value of the shares issued is based on the share price of Lilium N.V.’s publicly traded common stock. As of Closing Date, Lilium N.V. shares issued to Qell shareholders were trading at $9.41 per share. This trading price represents a Level 1 measurement, as it is a quoted price in an active market with sufficient trading volume for identical instruments. Within the Reorganization, Qell shareholders have received 21,080,961 shares in Lilium N.V. some of which are subject to transfer restrictions:
1.
Sponsor Lock-Up Shares: 4,595,133 Lilium Class A Shares acquired by Qell Partners LLC (the “Sponsor”) in connection with the Reorganization, having a lock-up period of one year.

2.
Sponsor Earnout Shares: 3,063,422 Lilium Class A Shares acquired by the Sponsor in connection with the Reorganization. Pursuant to the Sponsor Support Agreement, concurrently with the closing of the Business Combination, the Sponsor Earnout Shares were imprinted in three tranches (1,148,783, 1,148,783 and 765,856 shares respectively) with a legend to note restrictions on transfer, which will be removed after the occurrence of a certain milestone or a specific date which is between March 2024 and September 2025.

For the transfer restrictions, the valuation has been adjusted as follows:
•
Qell Sponsor Lock-Up Shares: the closing price of Lilium N.V. shares as of Closing Date has been adjusted for a 5% discount for lack of marketability due to the one-year lock-up restriction

•
Qell Sponsor Earnout Shares: the closing price of Lilium N.V. shares as of Closing Date has been adjusted for a 5% discount for lack of marketability.

The net assets held by Qell had a fair value upon closing of €53.9 million, comprising of cash and cash equivalents held in Qell’s trust account (€83.3 million), offset by current liabilities (€3.6 million) and financial liabilities for the former Qell Warrants (€25.8 million). As the share listing expense is to be settled in shares of Lilium N.V., it is accounted as equity-settled awards.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Pension Benefits
The Group operates a defined benefit pension plan in Switzerland which requires contributions to be made to a separately administered fund. The cost of providing benefits under the defined benefit plan is determined using the projected unit credit method. The defined benefit obligation is recognized within non-current provisions.
Remeasurements, comprising of actuarial gains and losses, the effect of the asset ceiling, and the return on plan assets (excluding amounts included in net interest on the net defined benefit liability), are recognized immediately in the consolidated statement of financial position with a corresponding debit or credit to retained earnings through OCI in the period in which they occur. Remeasurements are not reclassified to profit or loss in subsequent periods.
Past service costs are recognized in profit or loss on the earlier of:
•
The date of the plan amendment or curtailment, and

•
The date that the Group recognizes related restructuring costs

Net interest is calculated by applying the discount rate to the net defined benefit liability or asset. The Group recognizes the following changes in the net defined benefit obligation under, ‘Research and development’, ‘General and administrative’, and ‘Selling’ expenses’ in the consolidated statement of operations and other comprehensive income (loss) (by function):
•
Service costs comprising current service costs, past-service costs, gains and losses on curtailments,

•
Non-routine settlements, and

•
Net interest expense or income

Non-financial Liabilities
Non-financial liabilities are recognized at their nominal amounts.
Revenue Recognition
Revenues from contracts are recognized when the customer gains the ability to direct the use of and obtain substantially all the remaining benefits from the services performed. The consideration which the Group expects to receive is allocated to each of the performance obligations, using the relative stand-alone selling price method.
Government Grants
Grants from governments are recognized at their fair value, where there is a reasonable assurance that the grant will be received, and the Group will comply with all attached conditions. Government grants relating to costs are deferred and recognized gross in other operating income over the period necessary to match them with the cost that they are intended to compensate.
4.   Significant Accounting Judgments, Estimates and Assumptions
The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts in the consolidated financial statements. In preparing these consolidated financial statements, management exercises its best judgement based upon its experience and the circumstances prevailing at that time. The estimates and assumptions are based on available information and conditions at the end of the financial period presented and are reviewed on an ongoing basis. Actual results may differ from these estimates under different assumptions and conditions and may materially affect the financial results or the financial position reported in future periods.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Key estimates and judgements that have a significant influence on the amounts recognized in the Group’s consolidated financial statements are described below:
Going Concern
The financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business. Management assessed the Group’s ability to continue as a going concern and evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern using all information available about the future, focusing on the twelve-month period after the issuance date of the financial statements.
Historically, the Group has funded its operations primarily through capital raises and loans from shareholders. In 2021, management realized plans to finance these investments and costs with the US public listing via a Reorganization which was completed in September 2021 (see note 1). Since the inception the Group has incurred recurring losses and negative cash flows from operations including accumulated losses of €717.1 million. The Group expects to continue generating operating losses for several years. Based on the business plan the Group depends on additional financing for development activities and operations.
This realization of the Reorganization has been crucial for the Group’s ability to continue as a going concern.
Based on its recurring losses from operations since inception, expectation of continuing operating losses in the future and the need to raise additional capital to finance its future operations, the Group has concluded that there is substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Leases — Lease Term
The Group has lease agreements for rental properties with material renewal options. The Group applies judgement in evaluating whether it is reasonably certain to exercise the option to extend or terminate the lease. The Group considers all relevant factors that create an economic incentive for it to exercise the respective extension option. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects whether the Group is reasonably certain to exercise or not to exercise the option to extend or terminate the lease (e.g., more than insignificant penalty, construction of significant leasehold improvements or significant customization to the leased asset).
Leases — Incremental Borrowing Rate
The Group cannot readily determine the interest rate implicit in the majority of leases, therefore, it uses its incremental borrowing rate (“IBR”) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBRs used by the Group are calculated based on the risk-free rate, individual country risk premiums of underlying country and credit spread. The weighted average IBR in FY2021 is 3.75% (for FY2020: 4.05%).
Investment in associate — Purchase Price Allocation
The Group acquired 34.8% of Zenlabs Energy, Inc, described in detail in note 17. Management calculated the goodwill acquired upon purchase by performing a purchase price allocation, allocating the total consideration between the fair value of the identified net assets acquired and the goodwill acquired upon purchase. Assessing the fair value of the identified net assets acquired required significant judgement.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Management concluded that the fair value of the technology portfolio and the brand value acquired significantly exceeded their carrying value.
Management used the Multi-Period Excess Earnings Method (MPEEM) for the valuation of the technology portfolio. The MPEEM estimates the fair value of an intangible asset as a residual value after deducting charges for all other assets. It is assumed that the company holds only the intangible asset to be valued and leases all other assets necessary to operate the business. Contributory asset charges (CACs) reflect all return on and of the supporting assets and are deducted for the use of all other assets. The Remaining Useful Life for the technology portfolio is estimated to be 15 years.
Management used the Relief-from-Royalty (RfR) method for valuation of the Zenlabs brand. This method is based on the assumption that if the company did not own the brand, it would be willing to enter a licensing agreement for the brand. As part of this hypothetical licensing transaction, the licensee would have to pay royalty fees to the licensor. The value of the brand can thus be estimated as the present value of all future royalty payments in a hypothetical licensing transaction. Management has applied a hypothetical royalty rate of 0.93% based on comparable industry peers. The remaining useful life for the brand asset is estimated to be 15 years.
Share-based Payments
Significant judgments were made in determining the valuation of shares prior to the Reorganization. Determining the value of the shares, the following methods have been used:
•
For all periods prior to the Reorganization, a hybrid model between option pricing methods (Black-Scholes) and probability-weighted expected return method has been used.

•
Prior to the Reorganization, the past financing rounds have been used as an approximation of the equity value of the shares without any impact of the Reorganization; these calculations were performed with an option pricing method to reflect the value of different share classes.

•
On and after December 31, 2020, the expected share value from the Reorganization has been used for this scenario.

•
After the Reorganization, the market value of the publicly traded share has been used.

An option pricing model (Black-Scholes) has been used for the determination of the fair value of awards. A simplified approach has been used in cases where share options have been deep in the money, so that the intrinsic value could serve as an approximation for the value of the option.
Estimates also require the determination of the most appropriate inputs to the valuation model when calculating the fair value of the share option, such as the volatility of stock price, the discount for lack of marketability, and the probability and timing of an exit event. For the parameters used to calculate the fair value within 2021 we refer to note 22. For cash-settled share-based payment transactions, the liability has to be remeasured at the end of each reporting period until the date of settlement, with any changes in fair value recognized in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period.
Performance-based Stock Options
For the performance-based stock options, the service-based condition is predetermined and does not require any assumptions or estimates. For valuation purposes the performance condition is assumed to be fulfilled in 4 years as a weighted average assumption. This assumption is reassessed at every reporting date.
Success Fees
The number of financing rounds with expected amounts raised and their probabilities are the significant estimates for the valuation of the success fees. The weighted average expected timing of fulfillment of the performance condition is 20 months with a weighted average probability of 69%.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Share listing expense
For the share listing expense, the Group has assessed the discount for lack of marketability on 5% for the transfer restrictions imposed on Sponsor Lock-Up Shares and Sponsor Earnout Shares.
Convertible Loans and Embedded Derivatives
The initial fair value of the convertible loans (before bifurcation of the embedded derivatives) as well as the subsequent measurement of the embedded derivatives is calculated using an internal valuation model and many of the input parameters are not observable. Therefore, this valuation is considered highly judgmental. For detailed information on the convertible loans and its embedded derivatives, especially a description of the valuation model, the input parameters as well as a sensitivity analysis, see note 28.
Warrants
The fair value of the Private Warrants is deemed to be equal to the fair value of the Public Warrants. The Private Warrants are identical to the Public Warrants, except that the Private Warrants were not transferable, assignable or salable until 30 days after the completion of the Business Combination. Additionally, the Private Warrants will not be redeemable by Lilium so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Warrants are held by holders other than the initial purchaser or their permitted transferees, the Private Warrants will be redeemable by Lilium and exercisable by such holders on the same basis as the Public Warrants.
The Group has certain redemption rights depending on the share price of which one only relates to the Public Warrants, but given the other elements in the agreement, the Group has a certain economic incentive to call for redemption of all Warrants before a certain share price. Consequently, management has applied the same valuation for both the Public and Private Warrants.
COVID-19 Risks and Uncertainties
Since January 2020, the Corona Virus (COVID-19) has spread worldwide. The strict measures to stop the spread of COVID-19 adopted in several countries where the Group operates have resulted in the majority of the Group’s workforce working from home with a small number of teams with special purposes for development of the Lilium Jet remaining onsite. Modern forms of communication enabled contact to be maintained between various members of staff and deadlines defined before the period during which employees were working from home have been complied with. We continue to take actions as may be required or recommended by government authorities or in the best interests of our employees and business partners but COVID-19 could also affect the operations of our suppliers and business partners which may result in delays or disruptions in the supply chain of our components and delay the development and rollout of a Vertiport network and commercial operations. The potential delay did not trigger an impairment of assets. Additional costs were incurred related to health, safety and transportation of employees which remained onsite, however, the impact of these did not materially impact these consolidated financial statements.
The current uncertainty regarding the consequences and duration of COVID-19 has negatively impacted the ability to develop a precise forecast for product development. Based on COVID-19 developments throughout 2020 and 2021 and the latest developments, the Group is expecting that business operation can be continued, no other impacts have been considered relevant.
War in Ukraine
Near the end of February 2022, a war started between Ukraine and Russia, and the tensions between Russia and the Western world are rising. Bilateral sanctions between Russia and Western countries worsen the business conditions worldwide, especially for companies working in Russia or with Russian companies.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Currently, we do not see any major direct impact on Lilium’s business; Lilium has no suppliers in Russia or Ukraine. Nonetheless, the general worldwide economic climate worsens as well and already leads to increasing prices for raw materials and other parts provided by suppliers.
5.   Revenue from Contracts with Customers and Cost of Sales
Lilium is currently not generating revenues from mobility services. In rolling-out the business, Lilium is engaged in infrastructure and mobility consultancy services provided to airport authorities with which future collaborations are planned; revenue amounting to €47 thousand has been recognized from one customer at a point in time upon receipt of acceptance in 2021 (2020: €97 thousand; 2019: nil). The geographic region which recognized revenues was Germany based on the Group location which bills the customer.
Related costs are captured in costs of sales and comprise personnel expenses.
6.   Research and Development Expenses
Research and development expenses consist of the following:
In € thousand	2021	2020	2019
Salaries and social security	75,672	66,536	26,162
Professional services	49,421	8,448	2,472
Materials	9,009	8,253	5,012
Depreciation/amortization	4,541	2,829	1,404
IT and communication expense	1,248	1,857	1,175
Other research and development expenses	4,667	2,422	1,911
Total research and development expenses	144,558	90,345	38,136
Expenses for salaries and social security mainly include salary, salary-related expenses and share-based payments recognized from the Group’s share-based payment programs (note 22). Professional services include €31,576 thousand for consulting services (2020: €3,732 thousand; 2019: €1,880 thousand) and €17,845 thousand for contractors (2020: €4,716 thousand; 2019: €592 thousand). Consulting and contractor services have increased due to the ramp up of research and development activities being conducted with suppliers and partners in readiness for entry into service (EIS). Materials include various components used in development of the Lilium Jet.
7.   General and Administrative Expenses
General and administrative expenses consist of the following:
In € thousand	2021	2020	2019
Share listing expense	111,109	—	—
Professional services	70,380	8,483	2,615
Salaries and social security	35,395	20,926	8,057
IT and communication expense	12,391	2,255	1,545
Depreciation/amortization	1,870	1,289	896
Insurances	1,698	73	118
HR related expenses (training, recruitment)	1,617	1,026	357
Other administrative expenses	4,633	1,354	1,849
Total administrative expenses	239,093	35,406	15,437

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
The share listing expense is the fair value of the shares issued by Lilium N.V. in excess of the net assets acquired from Qell as a result of the Reorganization (see note 1 for details). Expenses for salaries and social security mainly include salary, salary-related expenses and share-based payments recognized from the Group’s share-based payment programs (note 22). Professional services in 2021 include €33,127 thousand for consulting and legal fees in relation to the Reorganization which are not capitalizable and investor relations costs not deducted from capital reserves. Professional services in 2021 also include €13,030 thousand for the issue of Azul warrants (see note 22) and €5,439 thousand for JSOP bonus expense (see note 22). Additionally, professional services relate to general legal and tax advice, external contractors, consultants, audit expense and bookkeeping services. IT and communication included expenses for a new ERP system in 2021. Insurance expenses increased mainly due to a Directors & Officers insurance that closed in 2021. Other administrative expenses primarily include human resource expenses like recruitment and training, occupancy costs, travel expenses, membership fees and other operating expenses.
8.   Selling Expenses
Selling expenses consist of the following:
In € thousand	2021	2020	2019
Salaries, social security	11,971	13,115	3,012
Professional services	1,983	1,196	327
Marketing	2,059	613	751
Travel	626	167	387
Depreciation/amortization	65	41	34
Other selling expenses	485	140	134
Total selling expenses	17,189	15,272	4,645
In preparation for providing air mobility services, the Group has incurred expenses to allow it to operate as an airline, to prepare infrastructure for Vertiports, and for marketing and external communications. These have been classified as selling expenses. Expenses for salaries and social security mainly include salary and salary-related expenses and share-based payments recognized from the Group’s share-based payment programs (note 22). Marketing costs have increased in general due to the Reorganization.
9.   Other Income
Other income consists of the following:
In € thousand	2021	2020	2019
Foreign currency gains	1,689	19	11
Insurance recoveries	456	1,906	—
Grants received from the German government	51	307	53
Income from other grants	—	42	—
Other miscellaneous income	78	72	12
Total other income	2,274	2,346	76
Foreign currency gains of €1,689 thousand in 2021 are primarily derived from favorable exchange rate movements on the Group’s cash holdings denominated in US Dollar and from currency gains on foreign trade payables. Insurance recoveries are for damage which occurred as a result of an accident during maintenance work of which €1,000 thousand was received during 2020 and €1,362 thousand in the second half of 2021; an additional €456 thousand was recovered in 2021 compared to what was expected.
Lilium has been granted government funds for conducting research on future mobility infrastructure and technology, especially assessing existing infrastructure for building vertiports and vertistops; the conditions connected with the grants are fulfilled by the Group.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
10.   Other Expenses
Other expenses consist of the following:
In € thousand	2021	2020	2019
Foreign currency losses	1,054	107	56
Miscellaneous other items	982	23	2
Total other expenses	2,036	130	58
Foreign currency losses of €1,054 thousand in 2021 are primarily derived from unfavorable exchange rate movements on the Group’s cash holdings denominated in US Dollar and from currency losses on foreign trade payables.
11.   Financial Result
Financial result is comprised of the following:
In € thousand	2021	2020	2019
Finance income	11,288	80	518
thereof: fair value changes	11,280	58	516
Finance expenses	(20,201)	(49,741)	(5,736)
thereof: interest portion of lease payments	(437)	(450)	(341)
thereof: fair value changes	(15,645)	(15,222)	—
thereof: expected credit losses	(260)	—	—
thereof: interest on convertible loans	(3,483)	(33,960)	(5,350)
Financial result	(8,913)	(49,661)	(5,218)
Fair value changes resulted from the embedded derivatives of the convertible loans (2021: €6,351 thousand in finance income and €26 thousand in finance expense; 2020: €15,222 thousand in finance expense; 2019: €516 thousand in finance income), changes in the fair value of warrants (2021: €4,454 thousand in finance income; 2020 and 2019: nil), promissory notes (2021: €475 thousand; 2020: €58 thousand; and 2019: nil in finance income) and a foreign currency exchange contract (2021: €15,532 thousand in finance expense; 2020 and 2019: nil) which was concluded to hedge the foreign currency exchange risk related to the funds from the Reorganization expected to be received in USD. Fair value changes from the money market funds are also included in finance expenses (2021: €87 thousand; 2020 and 2019: nil). Of the €260 thousand allowance for expected credit losses recognized in finance expense in 2021, €257 thousand is related to other financial assets (i.e., fixed-term deposits and security deposits) and €3 thousand is related to cash and cash equivalents.
12.   Income Taxes
Income Tax Expense
The expense for income taxes is comprised of the following:
In € thousand	2021	2020	2019
Current income tax expense	556	46	61
Current income tax expense related to prior years	143	—	—
Deferred tax expense	10	—	—
Total income tax expense	709	46	61

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
The income tax expenses mainly relate to foreign subsidiaries.
At German companies, a corporation tax rate of 15% was used for the calculation of deferred taxes. In addition, a solidarity surcharge of 5.5% on corporation tax and a trade tax rate of 11.73% were taken into account. This resulted in an overall tax rate of 27.55% for German companies, which is also the Group’s tax rate (2020 and 2019: 27.55 )%. For international Group companies, the respective country-specific tax rates have been used for the calculation of current and deferred taxes.
Tax Rate Reconciliation
The following table presents the reconciliation of expected tax expense and reported tax expense. Expected tax expense is determined by multiplying consolidated profit before tax from continuing operations by the total group tax rate of 27.55%:
In € thousand	2021	2020	2019
Profit (Loss) before income tax	(410,327)	(188,381)	(63,418)
Income tax rate	27.55%	27.55%	27.55%
Expected income taxes on this	113,045	51,899	17,472
Effects deriving from differences to the expected tax rate	40	54	(3)
Other non-deductible expenses and taxes	(209)	(238)	(312)
Changes in the realization of deferred tax assets	(67,465)	(22,371)	(18,978)
Other	(46,120)	(29,390)	1,760
Income tax as per statement of operations	(709)	(46)	(61)
Effective tax rate in %	(0.2)%	0.0%	(0.1)%
The other effects in 2021 mainly relate to expenses resulting from non-cash share listing expense (€111,109 thousand; resulting in a reconciliation effect of €30,610 thousand) and other share-based payments (€40,321 thousand, resulting in a reconciliation effect of €11,108 thousand) and the share-based payment for the Azul up-front warrants (€13,030 thousand; resulting in a reconciliation effect of €3,590 thousand) as well as finance income resulting from the embedded derivatives of the convertible loans (€6,351 thousand; resulting in a reconciliation effect of €1,750 thousand) and fair value adjustments of former Qell warrants (€4,454 thousand; resulting in a reconciliation effect of €1,227 thousand).
The other effects in 2020 mainly relate to equity settled share-based payments (€71,990 thousand, resulting in a reconciliation effect of €19,883 thousand), the recognition of the day one effect of the convertible loan in equity (€34,084 thousand, resulting in a reconciliation effect of €9,390 thousand) and transaction cost deducted from equity (€503 thousand, resulting in a reconciliation effect €139 thousand).
The other effects in 2019 mainly relate to the embedded derivative of the convertible loans (€3,981 thousand, resulting in a reconciliation effect of €1,097 thousand).

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Deferred Taxes
Deferred taxes relate to the following:
	Deferred tax assets		Deferred tax liabilities
In € thousand	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Non-current assets	3,010	2,289	3,099	3,043
Intangible assets	2,995	2,261	—	—
Property, plant and equipment	15	—	3,088	2,855
Financial assets	—	28	11	188
Current assets	14	9	286	—
Inventories	11	9	—	—
Receivables and other assets	3	—	286	—
Non-current liabilities	645	531	167	9
Provisions	24	—	3	9
Liabilities	621	531	163	—
Current liabilities	222	563	631	340
Provisions	91	—	—	62
Liabilities	131	563	631	278
Loss carry forwards	282	—	—	—
Gross value	4,173	3,392	4,183	3,392
Netting	(4,173)	(3,392)	(4,173)	(3,392)
Recognition in the statement of financial position	—	—	10	—
The deferred tax assets and liabilities disclosure as of December 31, 2021 and 2020, reflect the gross deferred tax right-of-use asset and related gross deferred lease liability.
As of December 31, 2021, and 2020, there were the following tax attributes (gross):
In € thousand	12/31/2021	12/31/2020
Corporation tax loss carryforwards	388,980	129,704
Trade tax loss carryforwards	387,524	128,889
Interest carryforwards	15,846	14,879
The reported tax loss and interest carryforwards mainly relate to the German Lilium entities and can be carried forward indefinitely. Tax loss carryforwards amounting to €47,780 thousand cannot be used during the time of the tax group between Lilium GmbH as controlling entity and Lilium eAircraft GmbH as controlled entity. German minimum taxation rules and interest stripping rules apply. These tax attributes may be subject to restrictions of the German change in ownership rules (Sec. 8c KStG) going forward. The closing of the de-SPAC transaction did not result in the forfeiture of the tax loss carryforwards.
These tax attributes relate to entities that have a history of losses which have been accumulated in the previous years. The respective entities neither have any taxable temporary difference exceeding the deductible temporary differences nor any tax planning opportunities and documentation available that could partly support the recognition of these tax attributes as deferred tax assets. On this basis, the Group has determined that it cannot recognize deferred tax assets on the tax attributes carried forward.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
For the following deductible temporary differences and tax loss and interest carryforwards, no deferred tax assets were recognized in the financial statements:
	Deferred tax assets on
In € thousand	Temporary differences	Tax losses	Interest carry forward	Total
Unrecognized deferred tax assets as of January 1, 2020	20,313	11,540	2,352	34,205
Addition	—	24,099	1,311	25,410
Deductions	(3,037)	—	—	(3,037)
Unrecognized deferred tax assets as of December 31, 2020	17,276	35,639	3,663	56,578
Addition	—	70,625	266	70,891
Deductions	(3,426)	—	—	(3,426)
Unrecognized deferred tax assets as of December 31, 2021	13,850	106,624	3,929	124,043
13.   Loss per Share
Basic loss per share (EPS) is calculated by dividing the net loss for the year by the weighted average number of ordinary shares outstanding during the year.
Diluted EPS is calculated by dividing the net loss for the year by the weighted average number of ordinary shares outstanding during the year plus the ordinary shares that would be issued upon conversion of all outstanding stock options and warrants into ordinary shares.
For the periods included in these consolidated financial statements, the Group was loss making; therefore, anti-dilutive stock options and warrants are excluded from the diluted EPS calculation, including the outstanding equity awards during the period and the warrants (former Qell warrants) and 1,800,000 Azul warrants issued in 2021.
Comparative earnings per share (basic and diluted) were restated to give effect to the stock split (refer to note 21) for comparability purposes.
The following table reflects the income and share data used in the basic and diluted EPS calculations:
	2021	2020	2019
Comprehensive loss attributed to equity shareholders	(410,830)	(188,435)	(63,590)
(in € thousand)
Weighted average number of shares outstanding
Basic and diluted	214,858,203	193,722,062	169,224,125
Basic and diluted EPS (in €)	(1.91)	(0.97)	(0.38)

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
14.   Intangible Assets
Intangible assets comprise the following:
In € thousand	Software	Purchased concessions, rights and other intangible assets	Total
Costs of acquisition
January 1, 2021	2,401	108	2,509
Additions	1,586	—	1,586
Transfer from property, plant and equipment	11	—	11
December 31, 2021	3,998	108	4,106
Accumulated amortization/write downs
January 1, 2021	1,125	12	1,137
Amortization	1,569	6	1,575
December 31, 2021	2,694	18	2,713
Carrying amount:
December 31, 2020	1,276	96	1,372
December 31, 2021	1,304	90	1,394
In € thousand	Software	Purchased concessions, rights, and other in-tangible assets	Total
Costs of acquisition
January 1, 2020	1,241	89	1,330
Additions	1,188	24	1,212
Disposals	(28)	(5)	(33)
December 31, 2020	2,401	108	2,509
Accumulated amortization/write downs
January 1, 2020	481	7	488
Amortization	642	6	648
Impairment	18	—	18
Disposals	(16)	(1)	(17)
December 31, 2020	1,125	12	1,137
Carrying amount:
December 31, 2019	760	82	842
December 31, 2020	1,276	96	1,372
An item of software was impaired in 2020 as the value in use is nil due to obsolescence. There were no further indicators of impairment which would have required intangible assets to be tested for impairment in the fiscal years ended December 31, 2021 and 2020.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
15.   Property, Plant and Equipment
Property, plant and equipment is comprised of the following:
In € thousand	Rights to land and buildings and leasehold improvements	Vehicles	Technical equipment and machinery	Office and other equipment	Assets under construction	Total
Costs of acquisition or construction:
January 1, 2021	15,774	160	6,195	5,590	1,144	28,863
Additions	3,444	6	2,532	2,644	4,200	12,826
Disposals	—	—	—	(1)	—	(1)
Transfers	711	—	2,009	2	(2,722)	—
Transfer to intangible assets	—	—	—	—	(11)	(11)
Indexation impact	(26)	—	—	—	—	(26)
Foreign exchange	—	—	2	8	—	10
December 31, 2021	19,903	166	10,738	8,243	2,611	41,661
Accumulated depreciation:
January 1, 2021	3,057	40	640	2,411	—	6,148
Depreciation	2,381	42	1,028	1,450	—	4,901
Transfer	—	—	1	(1)	—	—
Foreign exchange	—	—	—	2	—	2
December 31, 2021	5,438	82	1,669	3,862	—	11,051
Carrying amount:
December 31, 2020	12,717	120	5,555	3,179	1,144	22,715
December 31, 2021	14,465	84	9,069	4,381	2,611	30,610
In € thousand	Rights to land and buildings and leasehold improvements	Vehicles	Technical equipment and machinery	Office and other equipment	Assets under construction	Total
Costs of acquisition or construction:
January 1, 2020	10,272	109	2,626	3,736	634	17,377
Additions	4,795	51	1,268	1,873	3,479	11,466
Disposals	—	—	(37)	(43)	—	(80)
Transfers	607	—	2,338	24	(2,969)	—
Indexation impact	100	—	—	—	—	100
December 31, 2020	15,774	160	6,195	5,590	1,144	28,863
Accumulated depreciation:
January 1, 2020	1,170	6	236	1,265	—	2,677
Depreciation	1,887	34	408	1,164	—	3,493
Disposals	—	—	(4)	(18)	—	(22)
December 31, 2020	3,057	40	640	2,411	—	6,148
Carrying amount:
December 31, 2019	9,102	103	2,390	2,471	634	14,700
December 31, 2020	12,717	120	5,555	3,179	1,144	22,715

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Property, plant and equipment includes right-of-use assets for an amount of €11,525 thousand as of December 31, 2021 (December 31, 2020: €10,941 thousand). For further information refer to note 16. The transfers from assets under construction mainly relate to leasehold improvements and equipment which are required for construction of the Lilium Jet prototype. There are no security pledges.
Property, plant and equipment is distributed among geographical areas as follows:
In € thousand	12/31/2021	12/31/2020
Germany	18,933	11,723
United Kingdom	100	38
United States	38	10
Switzerland	14	3
Total property, plant and equipment	19,085	11,774
No indicators of impairment existed which would have required items of property, plant and equipment to be tested for impairment in the fiscal years ended December 31, 2021 and 2020.
16.   Leases
The Group has lease contracts for facilities which contain variable lease payments and vehicles, equipment and other assets which contain fixed-rate payment terms. The carrying amounts of right-of-use assets recognized and the movements during the period were as follows:
In € thousand	Rights to buildings	Vehicles	Technical equipment and machinery	Office and other equipment	Total
January 1, 2020	8,053	88	496	50	8,687
Additions to right-of-use assets	3,757	20	—	8	3,785
Depreciation	(1,535)	(31)	(35)	(30)	(1,631)
Indexation impact	100	—	—	—	100
December 31, 2020	10,375	77	461	28	10,941
Additions to right-of-use assets	2,369	—	29	170	2,568
Transfer	—	—	(17)	—	(17)
Depreciation	(1,808)	(34)	(45)	(54)	(1,941)
Indexation impact	(26)	—	—	—	(26)
December 31, 2021	10,910	43	428	144	11,525
Some lease payments for rights to buildings are indexed to the German consumer price index, adjusted on a yearly basis. The carrying amounts of lease liabilities and the movements during the period were as follows:

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
In € thousand	Lease Liability
January 1, 2020	8,715
Additions	3,742
Interest	450
Payments	(1,889)
Indexation impact	100
December 31, 2020	11,118
Additions	2,512
Interest	437
Payments	(2,218)
Indexation impact	(26)
December 31, 2021	11,823
The consolidated statement of operations and other comprehensive income (loss) include the following amounts of lease related expense:
In € thousand	2021	2020	2019
Depreciation of right of-use-assets	1,941	1,631	1,013
Interest expense on lease liabilities	437	450	341
Short-term lease expenses	488	108	138
Lease expenses for low-value assets	220	80	72
Total amount recognized in expense	3,086	2,269	1,567
Variable lease payments result from indexed rental payments for facility leases and are included in lease liabilities. The following table provides further information about the composition of the lease payments as included in the above movement schedule of lease liabilities:
In € thousand	2021	2020
Fixed lease payments	204	154
Variable lease payments	2,014	1,735
Total amount of lease payments	2,218	1,889
The below table provides information on the total cash outflow from all leases during the year:
In € thousand	2021	2020	2019
Principal paid	1,781	1,439	854
Interest paid	437	450	341
Short term and low value leases	708	188	213
Total amount paid	2,926	2,077	1,408
17.   Investment in Associated Companies
Investment in Zenlabs
On March 10, 2021, the Group entered into a Stock Purchase Agreement in which the Lilium Group acquired 25.7% of the shares of Zenlabs Energy Inc. (“Zenlabs”) for a purchase price of €8,502 thousand ($10,054 thousand), including transactions costs. Zenlabs are a supplier of battery technology for Lilium. The principal place of business for Zenlabs is the United States of America.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
On July 15, 2021, the Group entered into an additional Stock Purchase Agreement in which the Lilium Group acquired a further 9.1% of the shares of Zenlabs across two transactions on July 16, 2021 and September 27, 2021, for a total consideration of €7,400 thousand ($8,716 thousand). The consideration included the conversion of outstanding promissory notes at a fair value of €2,222 thousand ($2,629 thousand), including a €1,051 thousand ($1,250 thousand) promissory note purchased on March 19, 2021. The Group’s investment in Zenlabs is accounted for using the equity method of accounting.
Lilium holds preferred stocks in Zenlabs, which give Lilium preferred dividend rights as well as rights of preferential payments in certain events. Preferred dividends are not cumulative, and payment is at the discretion of the Board of Directors of Zenlabs out of any funds and assets legally available. In a deemed liquidation event, which is defined in the preferred stock purchase agreement as mergers and consolidations and certain asset sales in the preferred stock purchase agreement, Lilium is entitled to redeem cash or other assets from Zenlabs which provides Lilium a share in Zenlabs net assets. In the event of liquidation, dissolution or winding up or deemed liquidation event, Lilium is entitled to preferential payments if there are sufficient funds in Zenlabs to pay the preferred stockholders. The preferred stocks carry the same shareholder voting rights as holders of equivalent common stock. The preferred stocks also entitle the Group to nominate two directors to the Board of Directors of Zenlabs. As such, the Group is considered to have significant influence over Zenlabs. The significant influence together with other features of the preferred stocks result in Lilium participating in a share of gains or losses from Zenlabs; as such, the investment is accounted for at-equity under IAS 28 ‘Investment in associates and joint ventures’.
For each date of acquisition of the equity-accounted investee, the fair value of Zenlabs’ identifiable net assets and liabilities was identified, and the difference between the purchase price and the fair value of identified net assets has been accounted for as goodwill. The goodwill is included within the carrying value of the Investment in Associate. The total fair value of the identifiable net assets acquired is €8,344 thousand ($9,843 thousand), generating goodwill upon purchase of €7,558 thousand ($8,927 thousand). The fair value of the identifiable net assets acquired includes a carrying value of €2,248 thousand ($2,652 thousand) and a fair value step-up of €8,688 thousand ($10,250 thousand) for Zenlabs’ brand and technology portfolio, offset by €2,592 thousand ($3,059 thousand) for deferred taxation.
As of December 31, 2021, there were no indicators that an impairment expense should be recognized on the carrying value of the investment in an associate.
The following table illustrates the summarized valuation of the Group’s investment in Zenlabs:
In € thousand	Carrying Value
January 1, 2021	—
Initial recognition	8,502
Conversion of promissory notes (July 2021)	2,222
Capital increases (July and September 2021)	5,178
Share of loss in an associated company	(848)
December 31, 2021	15,054
The following is the summarized financial information for Zenlabs, based on their consolidated financial statements prepared in accordance with IFRS, modified for fair value adjustments on acquisition. The numbers presented reflect the amounts in the IFRS financial statements of the associate, not of Lilium’s ownership share in these amounts.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Zenlabs Energy, Inc — Consolidated Statement of Operations for the period March 10, 2021, until December 31, 2021
In € thousand	3/10/2021 – 12/31/2021
Revenue	806
Net loss for the period	(2,907)
Zenlabs Energy, Inc. — Consolidated Statement of Financial Position as of December 31, 2021
In € thousand	12/31/2021
Non-current assets(1)	24,255
Current assets	6,724
Preferred stock reclassification(2)	20,283
Non-current liabilities	(28,200)
Current liabilities	(756)
Shareholders’ equity	22,306
Group’s effective interest in the associate	34.8%
Group’s share in shareholders’ equity (2020: nil)	7,762
Goodwill	7,558
Currency translation difference	(266)
Investment in an associate	15,054

(1)
As the purchase price allocation is performed at each acquisition date (as of March 10, July 16 and September 27, 2021), differences occur due to the different ownership rates used in purchase price allocation and equity accounting. These differences are adjusted in Zenlabs’ summary financial state-ments.

(2)
Based on the Group’s analysis of significant influence and investors’ current access to returns, Lilium concluded that its investment in Zenlabs is accounted for using the equity method under IAS 28 ‘Investment in associates and joint ventures’. However, in Zenlabs’ IFRS financial statements, the preferred stock owned by Lilium is accounted for as a financial liability based on its analysis under IAS 32 ‘Financial Instru-ments: Presentation’ due to the features of preferred stock as explained above. In order to give effect to uniform accounting policies and consistency in accounting, the above-mentioned financial liability in Zenlabs’ financial statements is treated as equity in purchase price allocation and goodwill calculation.

18.   Other Financial Assets
Other financials assets are as follows:
In € thousand	12/31/2021	12/31/2020
Security deposits	3,779	2,096
Miscellaneous other non-current financial assets	—	16
Total non-current financial assets	3,779	2,112
Fixed term deposits	119,664	50,000
Money market funds	99,919	—
Promissory notes	—	676
Security deposits	42	—

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
In € thousand	12/31/2021	12/31/2020
Total current other financial assets	219,625	50,676

On May 14, 2020, the Group entered into a fixed-term deposit with a term of nine months and fixed interest rate of 0.02%. The deposit was not redeemable before maturity.
On July 31, 2020, the Group entered into a promissory note for a nominal amount of $500 thousand (€422 thousand) convertible into a variable number of shares of equity of the issuer. On December 23, 2020, the Group entered into another promissory note for a nominal amount of $250 thousand (€205 thousand) with the same conditions. Both promissory notes bear 7 % interest annually and maturity is upon demand of the Group after one year, however, the notes can be converted earlier under certain conditions. Both promissory notes were measured at fair value through profit or loss according to IFRS 9. In March 2021, the Group purchased another promissory note for a nominal amount of $1,250 thousand (€1,051 thousand) with the similar conditions as for the other promissory notes. All promissory notes including accumulated interest have been converted into Zenlabs shares in July 2021 (see note 17).
In October 2021, the Group has invested total €120,000 thousand into fixed term deposits with terms of 6, 9 and 12 months, €40,000 thousand each; the principal amount has reduced by €336 thousand due to negative interest rates of €80 thousand and an expected credit loss of €257 thousand. Prior year’s €50,000 thousand short-term deposit has been repaid during the year. In addition, the Group has invested €100,006 into a money market funds in November 2021.
Security deposits include €400 thousand (December 31, 2020: nil) pledged as collateral for customs, €253 thousand (December 31, 2020: €120 thousand) pledged as collateral for a furniture lease and €196 thousand (December 31, 2020: nil) pledged as collateral for use of credit card facilities. Additional deposits in the amount of €2,942 thousand (December 31, 2020: €1,976 thousand) are pledged as collaterals for facility leases, and €30 thousand (December 31, 2020: nil) refer to deposits to suppliers.
19.   Non-Financial Assets
Non-financial assets are as follows:
In € thousand	12/31/2021	12/31/2020
Advance payments	8,113	153
Total non-current non-financial assets	8,113	153
Value added tax claims	12,602	3,420
Prepaid expenses	9,924	1,284
Miscellaneous other current non-financial assets	468	1,070
Total current non-financial assets	22,994	5,774
Total non-financial assets	31,107	5,927
Advance payments are payments made for the acquisition of fixed assets (€6,852 thousand) and prepayments for multi-year supplier contracts, which have required upfront prepayments due to necessary investments by the suppliers (€11,185 thousand). Miscellaneous other current non-financial assets have mainly included the insurance claim amounting to €906 thousand in prior year (refer to note 9).
20.   Cash and Cash Equivalents
Cash and cash equivalents are as follows:
In € thousand	12/31/2021	12/31/2020
Petty cash	2	2

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
In € thousand	12/31/2021	12/31/2020
Cash at banks	129,854	102,142
Total cash and cash equivalents	129,856	102,144

The increase is primarily a result of the Reorganization, for further details please see the consolidated statement of cash flows. Other portions of the proceeds from the Reorganization have been invested into short-term investments (see other financial assets note 18).
21.   Shareholders’ Equity
On September 14, 2021, upon the Reorganization, all outstanding Lilium GmbH shares (Common shares, Seed shares, Series A, Series B1 and Series B2) have been transferred to Class A shares in the relationship 1 : 2,857, except for 8,545 shares which have been transferred into 24,413,065 Class B shares. Lilium had 261,244,915 Class A shares issued with a nominal value of €0.12, resulting in a share capital of €31.3 million, and 24,413,065 Class B shares issued and outstanding with a nominal value of €0.36, resulting in a share capital of €8.8 million. Class B shares have triple votes.
Class A shares have a nominal value of €0.12 per share and are freely transferrable (subject to any lock-up as may be contractually agreed from time to time) and each Class A share confers the right to cast twelve (12) votes in Lilium’s shareholders meeting, subject to a so-called voting cap as defined in Article 1 of Lilium’s articles of association and as may be elected by a certain shareholder to apply to it.
Class B shares have a nominal value of €0.36 and may only be transferred to (i) permitted transferees or (ii) Lilium. One Class B share will be converted into one Class A share and one Class C ordinary share, nominal value €0.24 per share (a “Class C share”) upon the occurrence of certain conversion events. A conversion event is triggered in respect of Class B shares in case the holder of Class B shares is not qualified to hold such Class B shares anymore as defined in Lilium’s articles of association.
Each Class B share confers the right to cast thirty-six (36) votes and each Class C share confers the right to cast twenty-four (24) votes in Lilium’s shareholders meeting. As of December 31, 2021, no Class C shares were issued and outstanding.
If a Class C share is held by anyone else other than Lilium (regardless of the consequence of conversion), such holder of Class C shares (a transferor) must notify Lilium of this fact by written notice within three days after the occurrence of such event, following the failure of which Lilium is irrevocably empowered and authorized to offer and transfer the relevant Class C shares. The transferor, other than Lilium itself, must transfer such Class C shares to Lilium for no consideration. The result of the conversion of Class B shares is that a Lilium shareholder acquires one Class A share for each converted Class B share. As of December 31, 2021, no transfer and conversion of Class B shares have been conducted.
The holders of Class A shares and Class B shares shall be entitled pari passu to the profits of Lilium, pro rata to the total number of Class A shares and Class B shares held as a percentage of the total number of Class A shares and Class B shares issued and outstanding, provided that out of the profit of any fiscal year, the holders of Class C shares shall be entitled to a maximum amount per fiscal year equal to one-tenth of a percent (0.1%) of the nominal value of one Class C share.
The movements of the shares issued during the years have been retrospectively adjusted to reflect the share split that occurred in 2021, prior to the Reorganization. Accordingly, this retrospective application of the share split has increased subscribed capital by €24,278 and decreased share premium by the same amount as of January 1, 2019; retrospective application leaves total shareholders’ equity unchanged.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
(in units)	Common shares (Class A)	Supervoting shares (Class B)	Total	Lilium GmbH Total(1)
Issued and outstanding as of January 1, 2019	53,883	—	53,883	53,883
Retrospective application of share split	129,476,783	24,413,065	153,889,848	—
Issued and outstanding as of January 1, 2019 , as adjusted	129,530,666	24,413,065	153,943,731	53,883
Issued shares – capital increase	1,065,661	—	1,065,661	373
Issued and outstanding as of December 31, 2019 , as adjusted	130,596,327	24,413,065	155,009,392	54,256
Issued shares – convertible loans	19,156,185	—	19,156,185	6,705
Share buy-back – treasury shares	(205,704)	—	(205,704)	(72)
Issued shares – capital increase	23,261,694	—	23,261,694	8,142
Outstanding as of December 31, 2020 , as adjusted	172,808,502	24,413,065	197,221,567	69,031
Issued as of December 31, 2020 , as adjusted	173,014,206	24,413,065	197,427,271	69,103
Issued shares – convertible loans	20,533,259	—	20,533,259	7,187
Reorganization as of September 14, 2021	22,697,450	—	22,697,450	(76,218)
Treasury shares Lilium GmbH not exchanged into Lilium N.V. shares	205,704	—	205,704	(72)
Capital increase PIPE	45,000,000	—	45,000,000	—
Treasury shares	(375,000)	—	(375,000)	—
Treasury shares (due to consolidation)	(879,691)	—	(879,691)	—
Outstanding as of December 31, 2021	259,990,224	24,413,065	284,403,289	—
Issued as of December 31, 2021	261,244,915	24,413,065	285,657,980	—

(1)
Not adjusted retrospectively to reflect the share split which occurred in 2021.

In 2019, the Group has issued 1,065,661 shares, increasing subscribed capital and decreasing share premium by €128 thousand (retrospectively adjusted).
In March 2020, the 2019 convertible loans were converted into 19,156,185 shares, increasing subscribed capital by €2,299 thousand, share premium by €65,824 thousand and other capital reserves by €34,084 thousand (retrospectively adjusted). For the convertible loan, the €34,084 thousand exceeded the initial fair value of the convertible loan by this amount. Since the lender of this convertible loan was also a shareholder, this difference has been considered as a capital contribution; it was reclassified into share premium in March 2021 due to the conversion of the convertible loan.
Share premium represents additional consideration for shares above the nominal value of shares in issue less transaction cost that incurred for the share issuance. During 2020, there was a net increase in shareholders’ equity of €96,810 thousand from the issuance of 23,261,694 shares (retrospectively adjusted) as a result of a capital increase, adding €2,791 thousand to subscribed capital and €94,019 thousand to share premium (retrospectively adjusted). Transaction costs of €503 thousand have been deducted from the share premium.
These increases in 2020 were offset by a decrease of €763 thousand as a result of the buyback of 205,704 shares, €738 thousand have reduced share premium and (€25) thousand have been put into the reserve for treasury shares (retrospectively adjusted).
On March 26, 2021 the convertible loan of €85,900 thousand (CLA3) and the accrued interest were converted into shares. In order to facilitate the transaction, the Group issued 20,533,259 shares, subscribed

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
capital increased by €2,464 thousand, share premium by €127,813 thousand (retrospectively adjusted) and other capital reserves decreased by €34,084 thousand due to the conversion as described above.
From the Reorganization and the PIPE capital increase, the Group has increased shareholders’ equity by €164,868 thousand and €381,208 thousand, respectively. As a result of the Reorganization, subscribed capital increased by €2,724 thousand, share premium by €51,116 thousand (net of €2,227 thousand transaction costs) and other capital reserves by the share listing expense of €111,109 thousand. These amounts related to the Reorganization also reflect the impacts of (i) the conversion of the convertible loan (CLA4) into 274,272 Lilium N.V. shares, which increased subscribed capital by €33 thousand and share premium by €2,023 thousand, and (ii) the additional 293,230 Lilium N.V. shares related to the success fee, which increased subscribed capital by €35 thousand and share premium by €1 thousand. Additionally, the reserve for treasury shares decreased by €81 thousand as a result of the Reorganization. From the PIPE capital increase, subscribed capital increased by €5,400 thousand and share premium by €375,808 thousand. For the Reorganization, Lilium’s total transaction costs amount to €29,029 thousand.
The Group received cash proceeds of €83,393 thousand from the Reorganization and €381,208 thousand from the PIPE capital increase.
Other capital reserves of €240,430 thousand consist of the impact of the conversion of convertible loans to equity and share-based payments reserve. Convertible loans issued in May 2019 and October 2019 resulted in a capital contribution amounting to €3,981 thousand as the conversion feature qualifies as an embedded equity derivative which was separated from the host contract at initial recognition. All other capital reserves show the value of equity-settled share-based payments provided to employees, including key management personnel, and external service providers (Azul, share listing expense). Refer to notes 1 and 22 for further details of these plans.
The reserve for treasury shares represents the nominal amount of own shares held in treasury. Payments for treasury shares above or below nominal value are deducted from or added to share premium, respectively. During 2020, Lilium GmbH reacquired 72 (retrospectively adjusted 205,704 Lilium N.V. shares) of its own shares from its co-founders through a share buy-back, decreasing the treasury share reserve by €72 (retrospectively adjusted €25 thousand) and reducing share premium by €738 thousand; these shares have not been exchanged into Lilium N.V. shares. As result of the Reorganization, these shares are no longer presented as treasury shares. The 375,000 outstanding shares of Lilium N.V. have been returned by the shareholders as part of the Reorganization. As no consideration was paid for these shares by Lilium N.V., the nominal amount of €45 thousand has been recorded in share premium. Additionally, as the Stichting JSOP is consolidated in the Group, 879,691 shares held by Stichting are now presented with their nominal amount of €106 thousand as treasury shares but are subject to fiduciary trust restrictions.
As of December 31, 2021, there were additional 1,620,451,736 shares with a par value each of €0.12 authorized for issue.
22.   Share-based Payments
Overview
Lilium offers several share-based plans as summarized in the table below. All plans are equity-settled, except for new success fees and JSOP (including bonus) which are treated as cash-settled. Refer to note 3 for the general accounting principles of share-based payments.
The ESOP plan started in 2017, initial success fees started in 2020, while all other plans such as RSU, performance-based stock option, time-based stock option, new success fees, presence bonus and JSOP came into place in 2021.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
In € thousand	2021	2020
General population and executives – standard ESOP	29,286	50,316
General population – RSU	77	—
Executives – ESOP modified	2,135	—
Executives – RSU	1,178	—
Executives – Performance-based stock options	2,296	—
Executives – Time-based stock options	3,505	—
Executives – Success fees (cash-settled)	2,590	—
Executives – Success fee (equity-settled)	1,844	592
Executives – Presence bonus	0	—
Joint stock ownership Plan (JSOP) incl. bonus	5,438	—
Total expense	48,349	50,908
General population and Executives — standard Employee Stock Option Program (“ESOP”)
The fair value of the share-based awards was estimated at the grant date or the later modification date for participants who signed the ESOP amendment letter, which resulted in 2021 in an additional capital reserve of €6,948 thousand at the reporting date (included in the figures below).
The expense recognized for participant services received during the year is shown in the following table:
In € thousand	2021	2020
Expense arising from equity-settled share-based payments	29,286	—
Expense arising from cash-settled share-based payments	—	50,316
The total fair value of options granted during the year was €23,061 thousand (2020: €16,949 thousand).
On October 8, 2021, Lilium has offered ESOP participants to settle their vested options exclusively in shares of Lilium N.V. instead of Lilium GmbH. As all participants have accepted, they now can exercise vested options at a conversion rate of 1 ESOP in Lilium GmbH into 2,857 options in Lilium N.V. in accordance with the relevant exercise windows. No accounting effects resulted from this conversion. The exercise price is €1 for 2,857 shares in Lilium N.V.
Movements during the year
The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, Lilium N.V. share options during the years:
Equity-settled options:
(in units)	2021 Number of options	2021 WAEP	2020 Number of options	2020 WAEP
Outstanding at January 1	13,962,159	0.00	—	—
Granted during the year	4,019,799	0.00	—	—
Forfeited during the year	(757,105)	0.00	—	—
Transferred from cash-settled	2,348,454	0.00	13,962,159	0.00
Outstanding at December 31	19,573,307	0.00	13,962,159	0.00

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Cash-settled options:
(in units)	2021 Number of options	2021 WAEP	2020 Number of options	2020 WAEP
Outstanding at January 1	2,348,454	0.00	14,593,556	0.00
Granted during the year	—	—	2,799,860	0.00
Forfeited during the year	—	—	(1,082,803)	0.00
Transferred to equity-settled	(2,348,454)	0.00	(13,962,159)	0.00
Outstanding at December 31	—	—	2,348,454	0.00
The exact WAEP for all options is €1 divided by 2,857, which is 0.00035 and rounded to nil.
Total options in Lilium N.V. shares vested during the year were 3,300,960 options (2020: 3,788,382 options). As of December 31, 2021, none of the options granted under the ESOP had been exercisable and/or eligible to be settled because of the waiting period of 180 calendar days after the Reorganization on September 14, 2021. As of December 31, 2021, 13,286,568 option are vested and will be exercisable as of March 14, 2022.As of December 31, 2020, none of the options granted under the ESOP had been exercisable and/or eligible to be settled because an exit event has not occurred.
Measurement of fair values
For grant dates on and after September 15, 2021, the fair value of the ESOP has been set equal to the actual share price using a simplified approach.
The following table lists the inputs to the models used for the ESOP for the year ended December 31, 2020:
12/31/2020
Discount for lack of marketability	5%
Expected volatility (%)	154%
Probability of direct IPO	0%
Probability of indirect IPO	60%
Probability of other scenarios	40%
Due to the business combination agreement with Qell, the indirect IPO probability was increased to 85% as of March 31, 2021, and further increased by 5% points on month-end of July, August and on September 14, 2021, ending up at a 100% probability as of September 14, 2021. Except for small modifications in volatility, other assumptions have been unchanged since 2020.
The expected volatility was based on an evaluation of the historical volatilities of comparable listed peer group companies. It reflects the assumption that the historical volatility is indicative of future trends, which may not necessarily be the actual outcome. Other common inputs to option pricing models such as discount rate, dividends expected and expected term are not significant due to the low exercise price.
The fair value of the options as of December 31, 2020, was derived from the estimated equity value of Lilium on that date because the beneficiary is entitled to shares of Lilium for a nominal amount in the case of an exit event. The value of the common shares was derived by applying a market approach on the basis of external financing rounds and an expected financing round valuation. With regards to the financing rounds, the liquidation preferences of the Seed shares, Series A, B1 and B2 shares (as described in note 21, Shareholders’ Equity) were taken into account. A hybrid model between option pricing method and probability-weighted expected return method was used for the valuation. This led to a fair value of €17,297 in Lilium GmbH (€6.05 retrospectively adjusted for Lilium N.V.) per share as of December 31, 2020.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Retrospectively adjusted, the fair value has developed as follows:
in €	Valuation methodology	Price of one share in Lilium N.V.
December 31, 2020	Hybrid model	6.05
March 31, 2021	Hybrid model	7.13
June 30, 2021	Hybrid model	7.05
July 31, 2021	Hybrid model	7.36
August 31, 2021	Hybrid model	7.71
September 15, 2021	Actual share price	7.89
December 31, 2021	Actual share price	6.12
General population — Restricted Stock Units to new hires
The expense recognized for participant services received during the years is shown in the following table:
In € thousand	01/01 /- 12/31/2021	01/01 /- 12/31/2020
Expense arising from equity settled RSU	77	—
Movements during the year
The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, RSU during the years ended December 31, 2021 and 2020:
(in units)	2021 Number of options	2021 WAEP	2020 Number of options	2020 WAEP
Outstanding at January 1	—	—	—	—
Assigned during the year	162,800	€0.12	—	—
Forfeited during the year	—	—	—	—
Outstanding at December 31	162,800	€0.12	—	—
No options are granted as of December 31, 2021, but there is the explicit intention granting the RSU to new hires. No options are exercisable as of December 31, 2021. The weighted average remaining contractual life of RSU is 1.7 years.
Measurement of fair values
The options are equity settled and have an exercise price of nominal €0.12 per share. The exercise price is significantly lower than the share price at grant date. Accordingly, the intrinsic value of the RSU has been used, i.e. the share price at grant date less the exercise price. The weighted average fair value of options granted during the period is €5.97.
Executives — Employee Stock Option Program (“ESOP”) modified
Some executives have received ESOP comparable with the general ESOP program, but with individual conditions in respect to the vesting scheme and with different exercise prices.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
The expense recognized for participant services received during the year is shown in the following table:
In € thousand	2021	2020
Expense arising from equity-settled share-based payments	2,135	—
The total fair value of these options granted during the year was €11,229 thousand.
Movements during the year
The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, Lilium N.V. share-based share options during the years:
(in units)	2021 Number of options	2021 WAEP	2020 Number of options	2020 WAEP
Outstanding at January 1	—	—	—	—
Granted during the year	1,888,477	7.90	—	—
Forfeited during the year	—	—	—	—
Outstanding at December 31	1,888,477	7.90	—	—
Total options in Lilium N.V. shares vested during the year were 101,018 options (2020: 0 options). As of December 31, 2021, none of the options granted under the ESOP plan had been exercisable and/or eligible to be settled. The weighted average remaining contractual life is 12.4 years.
Measurement of fair values
For grant dates on and after September 15, 2021, the fair value of the ESOP has been derived from the actual share price, using an option price model (Black-Scholes). The following table lists the inputs to the Black-Scholes model used for the fair market value for the year ended December 31, 2021:
12/31/2021
Risk free rate range	(0.75)% – (0.71)%
Expected dividend yield	—
Expected exercise term	2 – 4 years
Expected volatility	118.9%
The expected volatility was based on an evaluation of the historical volatilities of comparable listed peer group companies. It reflects the assumption that the historical volatility is indicative of future trends, which may not necessarily be the actual outcome.
Executives — Restricted Stock Units (“RSU”)
The expense recognized for participant services received during the year is shown in the following table:
	01/01/-	01/01/-
In € thousand	12/31/2021	12/31/2020
Expense arising from equity settled RSUs	1,178	—

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Movements during the year
The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, share options during the years ended December 31, 2021 and 2020:
(in units)	2021 Number of options	2021 WAEP	2020 Number of options	2020 WAEP
Outstanding at January 1	—	—	—	—
Granted during the year	1,050,913	€0.12	—	—
Forfeited during the year	—	—	—	—
Outstanding at December 31	1,050,913	€0.12	—	—
26,335 options are exercisable as of December 31, 2021. The weighted average remaining contractual life is 2.7 years.
Measurement of fair values
Similar to the RSU for the general population the exercise price is significantly below the share price at grant. While a Black-Scholes model was used to determine the RSU fair market value, the outcome of the valuation basically reflects the intrinsic value of the RSU. Accordingly, the input assumptions other than the share price are not material.
For fair value calculations the share price was taken as the closing price at grant date of Lilium N.V. share. The weighted average fair value of options granted during the period was €7.09.
Executives — Performance-based stock options
The expense recognized for participant services received during the years is shown in the following table:
In € thousand	01/01/- 12/31/2021	01/01/- 12/31/2020
Expense arising from performance-based stock options	2,296	—
Movements during the year
The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, share options during the years ended December 31, 2021 and 2020:
(in units)	2021 Number of options	2021 WAEP	2020 Number of options	2020 WAEP
Outstanding at January 1	—	—	—	—
Granted during the year	7,036,501	€8.15	—	—
Forfeited during the year	—	—	—	—
Outstanding at December 31	7,036,501	€8.15	—	—
No options are exercisable as of December 31, 2021. The weighted average remaining contractual life is 9.9 years.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Measurement of fair values
The following table lists the inputs to the Black-Scholes model used for the fair market value calculation for performance-based stock options for the year ended December 31, 2021:
12/31/2021
Risk free rate range	(0.69)% – (0.66)%
Expected dividend yield	—
Expected exercise term	4 years
Expected volatility	121.8%
The expected volatility was based on an evaluation of the historical volatilities of comparable listed peer group companies. It reflects the assumption that the historical volatility is indicative of future trends, which may not necessarily be the actual outcome. For fair value calculation the share price was taken as the closing price at grant date of Lilium N.V. The weighted average fair value of options granted during the period was €5.68. The exercise prices are €7.11 or €8.80.
Executives — Time-based stock options
The expense recognized for participant services received during the years is shown in the following table:
In € thousand	01/01/- 12/31/2021	01/01/- 12/31/2020
Expense arising from time-based stock options	3,505	—
Movements during the year
The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, share options during the years ended December 31, 2021 and 2020:
(in units)	2021 Number of options	2021 WAEP	2020 Number of options	2020 WAEP
Outstanding at January 1	—	—	—	—
Granted during the year	2,951,000	€7.25	—	—
Forfeited during the year	—	—	—	—
Outstanding at December 31	2,951,000	€7.25	—	—
No stock options are exercisable as of December 31, 2021. The weighted average remaining contractual life is 9.9 years.
Measurement of fair values
The following table lists the inputs to the Black-Scholes model used for the fair market value calculation for time-based stock options as of the grant date:
12/31/2021
Risk free rate	(0.69)%
Expected dividend yield	—
Expected exercise term	4 years
Expected volatility	121.9%

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
The expected volatility was based on an evaluation of the historical volatilities of comparable listed peer group companies. It reflects the assumption that the historical volatility is indicative of future trends, which may not necessarily be the actual outcome. Other common inputs to option pricing models such as discount rate, dividends expected and expected term. For fair value calculation the share price was taken as the closing price at grant date of Lilium N.V. share. The weighted average fair value of options granted during the period was €5.31. The exercise price of the option is €7.25.
Executives — Success fees
The expense recognized for participant services received during the years is shown in the following table:
In € thousand	01/01/- 12/31/2021	01/01/- 12/31/2020
Expense for success fees cash-settled	2,590	—
Expense for success fee equity-settled	1,844	592
Total expense	4,434	592
These expenses do not include the success fee that was converted to the JSOP and bonus arrangement; those expenses are disclosed in the corresponding section below. As of December 31, 2021, €2,590 thousand are recorded as provisions in the consolidated statement of financial position.
The equity-settled success fee was determined as a 0.5% percentage of the proceeds from the Reorganization, which was subsequently converted into 293,230 Lilium N.V. shares at a share price of $10.00 (€8.47) as of September 14, 2021.
Measurement of success fees
The success fees were measured as discounted expected cash flows for the success fee arrangements.
The total expense of success fee is calculated as a percentage of the amount raised and recognized over the period of grant date and estimated fundraising dates i.e., over the period when the performance condition is expected to be satisfied. The expected fundraising amounts are adjusted to the probability of fundraising, based on management’s best estimate. The total expected fundraising amount is expected to exceed the relevant cap of $1bn with a weighted average probability of 68% and a weighted average timing of 2 years. Discount rates in the range of (0.73%) to (0.62%) has been applied.
Executives — Joint Stock Ownership Plan (JSOP) and bonus
Expense and the liability from the JSOP and the bonus are shown in the following table, the award is fully vested:
In € thousand	01/01/- 12/31/2021	01/01/- 12/31/2020
Expense for JSOP	3,762	—
Expense for bonus	1,676	—
Total expense	5,438	—
Measurement of the JSOP and the bonus
The employee will receive the value of the shares at the time the Sell Right is exercised. The payment is split into two parts and one part is subject to social security contributions (bonus component). For valuation purposes, the two parts are measured separately, using an option pricing model (Black-Scholes).

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
The following table lists the inputs to the models used for the year ended December 31, 2021:
12/31/2021
Risk-free rate	(0.62)%
Expected dividend yield	0
Expected term	3.7 years
Expected volatility (%)	126.0%
The expected volatility was based on an evaluation of the historical volatilities of comparable listed peer group companies. It reflects the assumption that the historical volatility is indicative of future trends, which may not necessarily be the actual outcome. The remaining contractual life is 4.7 years.
Advisors — Strategic collaboration agreement (Azul Warrants)
The Azul up-front warrants, (refer to note 30) entitle Azul to purchase 1,800,000 Class A shares at an exercise price of €0.12 per share. The Azul up-front warrants will expire on October 22, 2026 (“Expiration Date”), five years after their issuance. The Azul warrants and any Class A Shares issuable upon exercise of the Azul warrants may not be transferred until the twelve-month anniversary of issuance (the “Lockup”).
Lilium has the option to settle the awards in shares or cash. The Azul up-front warrants are accounted for as equity-settled awards, as Lilium had no present obligation to settle the awards in cash. They are considered fully vested once both parties signed the term sheet, which occurred on July 31, 2021. After that date, no services were required to be provided by Azul for the warrants to vest thereafter. Due to the unique nature of the services provided by Azul, Lilium considered direct measurement of the services provided unreliable and referred to the fair value of the up-front warrants to indirectly measure the compensation arrangement. The 1,800,000 warrants have been expensed as of July 31, 2021 based on a hybrid valuations model, using different scenarios and a deduction of 5% for the lack of marketability at this point of time. For the valuation of the share price, multiple connected Black-Scholes models have been used and for the IPO scenario a simplified valuation based on past financing rounds. The General & Administration expense (professional fees) amount of €13,030 thousand was posted directly into capital reserves (see note 7).
The Azul up-front warrants have not been exercised by Azul as of December 31, 2021.
23.   Warrants, Convertible Loans and Other Financial Liabilities
Warrants, convertible loans and other financial liabilities are as follows:
in € thousand	12/31/2021	12/31/2020
Other non-current financial liabilities	—	27
Other current financial liabilities	—	21
Warrants	21,405	—
Convertible loans – host	—	84,287
Convertible loans – embedded derivative	—	14,948
Convertible loans	—	99,235
Warrants
Upon the Reorganization, 12,650 thousand public warrants (“Public Warrants”) and 7,060 thousand warrants that were issued in a private placement transaction (“Private Warrants”) were assigned as former Qell warrants to Lilium warrants. The terms of the Public Warrants and Private Warrants remain unchanged following the assignment. As of December 31, 2021, all warrants were outstanding.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
The Public Warrants and the Private Warrants give the holder the right, but not the obligation, to subscribe to Lilium’s shares at a fixed or determinable price for a specified period of time subject to the provision of the Warrant Agreement. The Warrants became exercisable 30 days after the consummation of the Reorganization. The Warrants will expire five years after the completion of the Reorganization or earlier upon redemption, liquidation or expiration in accordance with their terms.
Those instruments were considered to be part of the net assets acquired and therefore, management applied the provisions of debt and equity classification under IAS 32 Financial Instruments: Presentation (“IAS 32”). In accordance with IAS 32, a contract to issue a variable number of shares fails to meet the definition of equity and must instead be classified as a derivative liability and measured at fair value with changes in fair value recognized in the consolidated statement of operations and other comprehensive income (loss) at each reporting date. As the Public and Private Warrants include contingent settlement provisions that introduce potential variability to the settlement amounts of the Public Warrants and Private Warrants, dependent on the occurrence of some uncertain future events, the Public Warrants and Private Warrants are accounted for as derivative financial liabilities at fair value, with changes in fair value reflected through profit and loss on the consolidated statement of operations and other comprehensive income (loss).
Convertible loans
In January 2021, the Group entered into a new loan convertible (CLA4) to equity for an amount of €1,850 thousand. The loan bears 5% accrued interest and matures upon the occurrence of certain conversion or termination events. The Group assessed that the entire instrument is a liability. There is one component to be bifurcated as equity because one conversion feature of the loan leads to a conversion into a fixed number of shares for a fixed amount. However, the Group has assessed that the fair value of this equity component equals zero. In addition, all of the embedded conversion features were bifurcated and separately measured as one combined derivative financial liability at fair value through profit or loss, since they share the same risk exposure and are interdependent. As of September 14, 2021, the convertible loan holders assigned their claims to Lilium N.V. in exchange for 274,272 newly issued Lilium N.V. Class A shares. The sum of the carrying amount of the embedded derivative and the host contract in totaling €2,056 thousand has been transferred into subscribed capital (€33 thousand) and capital reserves (€2,023 thousand).
On March 11, 2020, the Group entered into a loan convertible (CLA3) to equity for an amount of €85,900 thousand. The loan bears 2% accrued interest and matures on March 11, 2027, or earlier upon the occurrence of certain conversion or termination events. At initial recognition, a day one gain for the Group in the amount of € 34,084 thousand incurred, as the consideration received exceeded the initial fair value of the convertible loan by this amount.
The following tables show the effect of reasonable changes of these input parameters on the initial fair value of the convertible loan (host contract) and the resulting equity effect as of March 11, 2020:
in € thousand March 11, 2020	Fair value host contract	Effect on capital contribution
Base	52,090
Conversion 1 year later	43,678	8,412
Conversion 1 year earlier	61,582	(9,492)
in € thousand March 11, 2020	Fair value host contract	Effect on capital contribution
Base	52,090
credit spread +10%	49,558	2,532
credit spread -10%	54,819	(2,730)

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
As the lender is a shareholder at the same time, this amount was considered as additional capital contribution to the Group and was therefore recognized in equity without subsequent measurement. The Group assessed that the entire instrument is a liability and there is no component to be bifurcated as equity because some conversion features of the loan lead to a conversion into a variable number of shares and are not under the control of the Group. Instead, some of the embedded conversion and prepayment features were bifurcated and separately measured as one combined derivative financial liability at fair value through profit or loss, since they share the same risk exposure and are interdependent. The remaining debt component is measured as liability at amortized cost until it is converted into equity or becomes due for repayment. On March 26, 2021, the convertible loan of €85,900 thousand and the accrued interest were converted into series 7,187 series B2 shares of Lilium GmbH (20,533,259 Class A Lilium N.V. shares, retrospectively adjusted). At the conversion event the day one gain amounting to €34,084 thousand has been reclassified from other capital reserves into share premium.
24.   Provisions
The movement in provisions during the year is as follows:
In € thousand	01/01/2021	Additions/ Reversals	Unwinding of discount and changein discount rate	12/31/2021
Asset retirement obligations	175	54	4	233
Post-employment benefits (see note 25)	193	(109)	—	84
Record retention obligations	43	13	—	56
Total non-current provisions	411	(42)	4	373
Year-end audit	—	1,067	—	1,067
Severance payments	80	539	—	619
Other	—	736	—	736
Total current provisions	80	2,342	—	2,422
Asset retirement obligations originate from the Group’s lease rental contracts (removal of tenant fixtures — refer to note 16) and they are expected to incur in May 2027 at the lease contract end. Accrued severance payments from prior year have been paid to two former employees.
25.   Post-Employment Benefits
Defined contribution plans
The Group participates in defined contribution plans in the UK and Germany that are funded through payments by employees and by the Group to funds administered by third parties.
The Group’s expenses for these plans were €465 thousand (2020: €296 thousand). No assets or liabilities are recognized in the Group’s balance sheet in respect of such plans, apart from regular prepayments and accruals of the contributions withheld from employees’ wages and salaries and of the Group’s contributions. Contributions totaling €28 thousand (2020: €28 thousand) were payable to the fund at the reporting date and are included in creditors.
Defined benefit plans
Corporate post-retirement benefits are provided by the Group in Switzerland in accordance with local law through defined benefit plans. Current pension arrangements for employees in Switzerland are made through plans governed by the Swiss Federal Occupational Old Age, Survivors and Disability Pension Act (‘BVG’). The Group’s pension plans are administered by separate legal foundations, which are funded by

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
regular employee and company contributions. The final benefit is contribution based with certain guarantees regarding the benefits provided. Due to these guarantees, such Swiss pension plans are treated as defined benefit plans. In case the pension foundation becomes underfunded the employer together with the employees can be obliged to refinance a plan until the funding level has reached again 100%. Such measures might include increasing employee and company contributions, lowering the interest rate on retirement account balances, reducing prospective benefits and a suspension of the early withdrawal facility. The Group in Switzerland is currently affiliated to a fully reinsured collective pension foundation which cannot become underfunded as all risks are reinsured with a life insurance company. However, the Group is exposed to certain refinancing risk in the future as the current affiliation contract can be cancelled or amended by both contractual parties.
The present value of the defined benefit obligations and the fair value of the plan assets is as follows:
In € thousand	12/31/2021	12/31/2020
Present value of funded obligations	155	433
Fair value of plan assets	71	240
Total post-employment benefit obligations	84	193
Reconciliation of the net defined benefit liability:
In € thousand	2021	2020
Net defined liability at January 1	193	126
Defined benefit cost recognized in consolidated statement of operations	117	48
Defined benefit cost recognized in other comprehensive income	(162)	44
Employer contributions	(74)	(25)
Currency effects	10	—
Net defined liability at December 31	84	193
Reconciliation of the amount recognized in the consolidated statement of financial position:
In € thousand	2021	2020
Employee benefit obligations as of January 1	433	304
Actuarial adjustments	(233)	44
thereof: experience adjustments	(202)	28
thereof: demographic adjustments	(25)	—
thereof: adjustments for financial assumptions	(6)	16
Current service cost	112	45
Past service (credit) / cost	(1)	—
Interest expense	1	1
Currency effects	19	0
Employee contributions	74	25
Benefits paid	(250)	14
Employee benefit obligations as of December 31	155	433

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of the plan assets:
In € thousand	2021	2020
Fair value of plan assets as of January 1	240	178
Employer contributions	74	25
Employee contributions	74	25
Benefits paid	(250)	14
Administration expenses	(5)	(3)
Return on asset excl. interest income	(71)	(0)
Interest income	0	1
Currency effects	9	—
Fair value of plan assets as of December 31	71	240
The plan assets are primarily comprised of retirement savings accounts of participants. These retirement savings are 100% funded with qualifying insurance policies as the foundation has reinsured all of its liabilities with a life insurer.
The expense / (income) recognized in the consolidated statements of operations and other comprehensive income is made up as follows:
In € thousand	2021	2020
Actuarial gains (-) / losses (+) deriving from experience adjustments	(202)	28
Actuarial gains (-) / losses (+) deriving from changes in demographical assumptions	(25)	—
Actuarial gains (-) / losses (+) deriving from changes in financial assumptions	(6)	16
Return on plan assets etc., interest income	71	—
Included in other comprehensive income	(162)	44
Current service cost	112	45
Past service (credit) / cost	(1)	—
Interest income	0	(1)
Administrative expenses (effective)	5	3
Interest expense	1	1
Included in the consolidated statements of operations	117	48
Total included in the consolidated statements of operations and other comprehensive income	(45)	92
The current service cost is included as part of personnel costs within the respective functional area; interest cost relating to the obligation is a component of the result from financing activities.
For the years ended December 31, 2022 and 2023, the Group expects to make future payment contributions of €56 thousand.
The following were the principal actuarial assumptions as of:
	12/31/2021	12/31/2020
Future salary increases	1.00%	1.00%
Inflation rate	0.60%	0.20%
Future pension increases	0.00%	0.00%
Discount rate	0.35%	0.15%

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Sensitivity Analysis
The main actuarial assumptions that are used to calculate the provisions for post-employment benefits are the discount rate and the trend for future increases in post-employment benefit obligations. A reasonably possible increase, or respectively decrease, in the significant actuarial assumptions would have had the following impact on the present value of the post-employment benefit obligations as of the respective reporting dates:
	2021	2020	2021	2020
Discount rate	0.25%	0.25%	(0.25)%	(0.25)%
Present value of the post-employment benefit obligations (in € thousand)	149	414	163	455
Salary increase	0.25%	0.25%	(0.25)%	(0.25)%
Present value of the post-employment benefit obligations (in € thousand)	156	434	155	433
Pension increase	0.25%	0.25%	(0.25)%	(0.25)%
Present value of the post-employment benefit obligations (in € thousand)	159	446	n/a	n/a
Duration
The average duration of the obligations is 18 years (December 31, 2020: 19 years).
Expected Benefit Payments
(in € thousand)	December 31, 2021
Financial years	2022	2023-2026	2027-2031
Expected benefit payments	18	95	147
Total expected benefit payments	18	95	147
(in € thousand)	December 31, 2020
Financial years	2021	2022-2025	2026-2030
Expected benefit payments	12	69	229
Total expected benefit payments	12	69	229
26.   Trade and other Payables
Trade and other payables are as follows:
In € thousand	12/31/2021	12/31/2020
Trade payables	2,906	—
Non-current trade and other payables	2,906	—
Trade payables	14,936	4,854
Accruals for outstanding invoices	20,399	6,238
Current trade and other payables	35,335	11,092
Total trade and other payables	38,241	11,092

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
27.   Other Non-Financial Liabilities
Other non-financial liabilities are as follows:
In € thousand	12/31/2021	12/31/2020
Vacation accruals	2,488	1,680
Value added tax payables	242	1,477
Payroll tax and social security	2,992	1,455
Miscellaneous other current non-financial liabilities	338	585
Total other non-financial liabilities	6,060	5,197
Other tax liabilities mainly comprise of personnel-related taxes. This also includes an uncertain tax position for personnel-related taxes. Miscellaneous other non-financial liabilities mainly result from personnel-related liabilities.
28.   Financial Instruments
28.1   Carrying Amounts and Fair Value
The following tables disclose the carrying amounts of each class of financial instruments together with its corresponding fair value and the aggregated carrying amount per category:
Financial instruments, analyzed by classes and categories
	12/31/2021
In € thousand	Category	Carrying amount	Fair value
Financial assets, by class
Cash at banks and petty cash	AC	129,856	n/a
Money Market Funds	FVTPL	99,919	99,919
Fixed term deposit	AC	119,664	n/a
Security deposits	AC	3,821	3,821
Total financial assets		353,260
Financial liabilities, by class
Trade and other payables	AC	38,241	n/a
Warrants	FVTPL	21,405	21,405
Total financial liabilities		59,646
Thereof aggregated to categories according to IFRS 9	Carrying amount
Financial assets measured at amortized cost (AC)	253,341
Financial assets measured at FVTPL	99,919
Financial liabilities measured at FVTPL	21,405
Financial liabilities measured at amortized cost (AC)	38,241

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Financial instruments, analyzed by classes and categories
	12/31/2020
In € thousand	Category	Carrying amount	Fair value
Financial assets, by class
Cash and cash equivalents	AC	102,144	n/a
Fixed term deposit	AC	50,000	n/a
Promissory notes	FVTPL	676	676
Security deposits	AC	2,096	2,096
Other financial assets	AC	16	16
Total financial assets		154,932
Financial liabilities, by class
Trade and other payables	AC	11,092	n/a
Convertible loans — host contract	AC	84,287	105,007
Convertible loans — embedded derivative	FVTPL	14,948	14,948
Other financial liabilities	AC	48	48
Total financial liabilities		110,375
Thereof aggregated to categories according to IFRS 9	Carrying amount
Financial assets measured at amortized cost (AC)	154,256
Financial assets measured at FVTPL	676
Financial liabilities measured at FVTPL	14,948
Financial liabilities measured at amortized cost (AC)	95,427
The Public Warrants are traded in an active market and are therefore categorized in level 1 of the fair value hierarchy — the Private Warrants have been treated equally (see note 4 on warrants). In addition, money market funds are also categorized as level 1 as traded in an active market. Promissory notes and the convertible loans (both host contract and embedded derivative) were categorized in level 3 of the fair value hierarchy in the previous year. All other financial instruments are categorized in level 2 of the fair value hierarchy.
Fair values in level 2 are determined as expected cash flows discounted using market-based credit risk adjusted interest rate curves that are applicable for the Group and specific for the residual term of each financial instrument.
The fair value of the promissory notes has been calculated using a trinomial tree approach, set to optional conversion at an expected date. The primary inputs used in the model included the borrower’s share price at valuation date, probability of occurrence of each possible conversion and termination event, borrower-specific credit risk and risk-free interest rate. While the risk-free interest rate was based on currency specific time congruent IBOR and swap rates, the credit risk and stock prices of the borrower were not observable in a market and therefore highly judgmental.
The fair value of the embedded derivatives that were bifurcated from the convertible loan issued in 2020 is determined by aggregating the valuations for the various expected conversion and termination events. Since all events would lead to a conversion for a set fixed conversion price (however, for a variable number of shares), the value is derived as a forward contract embedded in the loan contract. The primary inputs used in the model include the own share price at valuation date, probability of occur-rence of each possible conversion and termination event, borrower-specific credit spread and risk-free interest rate.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
Credit risk is model-implied and adjusted for movement in credit spreads to consider the investor’s higher risk in connection with this convertible instrument at each valuation date, and the risk-free interest rate is based on currency specific time congruent IBOR and swap rates. As credit spreads and stock prices are not observable in a market, especially these input parameters are highly judgmental. The following tables show the effect of reasonable changes of the most significant input parameters on the fair values of the embedded derivatives as of December 31, 2020.
in € thousand December 31, 2020	Share Price	Value derivative	Effect on financial result
Base	0%	14,948
Up	10%	18,815	(3,867)
Down	(0.00)%	11,081	3,867
in € thousand December 31, 2020	Credit Spread	Value derivative	Effect on financial Result
Base	0%	14,948
Up	10%	14,282	666
Down	(0.00)%	15,646	(698)
The fair value of the embedded derivative that was bifurcated from the convertible loan issued in 2021 followed the same valuation methodology as the 2020 convertible loan, except that share price at valuation date was not an input. The convertible loan was converted to equity during 2021 and no further gains or losses will be recognized in finance income / (expenses) in the Statement of Operations.
Financial instruments, changes in Fair Value of level 3 instruments
In € thousand	Promissory Notes	Convertible loan – embedded derivative
January 1, 2020	—	—
Purchases / issuances	627	(274)
Changes from fair value remeasurement	58	15,222
Foreign exchange effects	(9)	—
December 31, 2020	676	14,948
Purchases / issuances	1,051	312
Changes from fair value remeasurement	475	(6,326)
Foreign exchange effects	20	—
Conversion	(2,222)	(8,934)
December 31, 2021	—	—

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
The net gains and losses for each of the financial instrument measurement categories were as follows:
2021	Subsequent measurement
In € thousand	Interest	Foreign exchange conversion	Fair value	Impairment loss (net)	Reversals of loss allowance	Total per category
Financial assets measured at amortized cost	(364)	1,061	—	(260)	—	437
Financial liabilities measured at amortized cost	(3,483)	(446)	—	—	—	(3,929)
Financial assets and liabilities measured at fair value through profit or loss	—	20	(4,365)	—	—	(4,345)
Total	(3,847)	635	(4,365)	(260)	—	(7,837)
2020	Subsequent measurement
In € thousand	Interest	Foreign exchange conversion	Fair value	Increase in loss allowance	Reversals of loss allowance	Total per category
Financial assets measured at amortized cost	(83)	—	—	—	—	(83)
Financial liabilities measured at amortized cost	(33,960)	(98)	—	—	—	(34,058)
Financial assets and liabilities measured at fair value through profit or loss	—	(4)	(15,164)	—	—	(15,168)
Total	(34,043)	(102)	(15,164)	—	—	(49,309)
The total interest income for financial assets that are not measured at fair value through profit or loss is €5 thousand (2020: €18 thousand), while the total interest expense for these financial assets is €369 thousand (2020: €101 thousand). The total interest expense for financial liabilities that are not measured at fair value through profit or loss is €3,483 thousand (2020: €33,960 thousand).
28.2   Financial Instrument Risk Management Objectives and Policies
The Group is exposed especially to market risk (especially foreign exchange risk) and liquidity risk. The Group’s senior management oversees the management of these risks.
The CFO in combination with Treasury provides assurance to the Group’s senior management that the Group’s financial risk activities are governed by appropriate procedures and that financial risks are identified, measured and managed in accordance with the Group’s risk objectives. The Executive Board reviews and agrees procedures for managing each of these risks, which are summarized below.
Management regularly reviews the Group’s risk management objectives to ensure that risks are identified and managed appropriately. The Executive Board is made aware of and reviews management’s risk assessments prior to entering into significant transactions.
Credit Risk
The following tables provide information about the exposures to credit risk for all financial assets that are not measured at fair value through profit or loss and therefore are generally subject to the impairment regulations of IFRS 9. The most significant part of the impairment loss allowance relates to the fixed-term deposits and cash balances. No impairment has been recorded for 2020.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
in € thousand	Equivalent to external credit rating [S&P]	Gross Carrying amount	Impairment Loss allowance	12/31/2021
				Credit- impaired
Grades 1-6: Low risk	BBB- to AAA	253,601	(260)	No
Of which:
Cash and cash equivalents		129,859	(3)	No
Fixed-term deposits		119,920	(256)	No
Security deposits		3,822	(1)	No
in € thousand	Equivalent to external credit rating [S&P]	Gross Carrying amount	Impairment Loss allowance	12/31/2020
				Credit- impaired
Grades 1-6: Low risk	BBB- to AAA	154,256	—	No
Of which:
Cash and cash equivalents		102,144	—	No
Fixed-term deposits		50,000	—	No
Security deposits		2,096	—	No
Other financial assets		16	—	No
Foreign Currency Risk
The Group operates globally and is exposed to foreign currency risk arising from exposure to various currencies in the ordinary course of business. The Group’s foreign currency exposures primarily consist of the British pound (“GBP”), Swiss Franc (“CHF”) and US Dollar (“USD”). Foreign currency exchange risk mainly arises from commercial and financing transactions that resulted in recognized financial assets and liabilities denominated in a currency other than the local functional currency.
The following table demonstrates the sensitivity of the Group to a reasonably possible appreciation and depreciation of the EUR towards USD and GBP by 10%, with all other variables held constant. The impact on the Group’s profit or loss before tax is due to changes in the carrying amount of monetary assets and liabilities as of December 31, 2021:
Currency	Effect of EUR appreciation on profit before tax (in € thousand)	Effect of EUR depreciation on profit before tax (in € thousand)
USD	735	(898)
GBP	15	(19)
The impact on the Group’s profit or loss before tax is due to changes in the carrying amount of monetary assets and liabilities as of December 31, 2020:
Currency	Effect of EUR appreciation on profit before tax (in € thousand)	Effect of EUR depreciation on profit before tax (in € thousand)
USD	(47)	58
GBP	(46)	56
In 2020, the sensitivity analysis for the EUR (net) exposure of the Group entity in the UK was calculated by shifting EUR against GBP. In 2021, the sensitivity analysis was performed by keeping EUR

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
constant and shifting the foreign currency for all exposures. As a result, the numbers of the EUR/GBP sensitivity analysis for 2020 were adjusted from prior year for comparability.
Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Interest rate risks from financial instruments can in general arise in connection with financial liabilities. Fixed rate securities may have their market value adversely impacted due to a rise in interest rates. Our cash equivalents and investment portfolio can also be subject to market risk due to changes in interest rates. The Group is required to pay negative interest on cash accounts if and to the extent certain thresholds are exceeded. Banks are adjusting the negative interest rate depending on changes of the respective reference rates set by central banks. Considering existing thresholds, a hypothetical reasonable increase / decrease of 10 basis points in interest rates would have an effect on the Group’s financial statements of €130 / (€130) thousand (2020: €1 / (€1) thousand) arising from cash at banks.
Other Price Risk
In 2021, the Group invested into a Money Market Fund with a total market value as of December 31, 2021 of €99,919 thousand. The value of the Money Market Fund is based on its publicly traded price. A reasonable possible increase or decrease in the market price by 10% would lead to a gain / (loss) before tax of €9,992 thousand.
In 2021, the Group invested in one further promissory note for a nominal amount of €1,051 thousand ($1,250 thousand). As of December 31, 2021, all promissory notes have been converted so that the Group is no longer exposed to equity price risk in relation to the promissory notes as of year-end.
The Group has invested into promissory notes in 2020 with a total nominal amount of €627 thousand ($750 thousand, for details see note 18), whose fair value depends (among other variables) on the share price of the investee. A reasonably possible increase (decrease) in the share price by 10%, with all other variables held constant, would lead to a gain (loss) before tax of €73 thousand with a corresponding effect in the financial result.
In 2021 during the Reorganization, the Group has entered into obligations to settle warrants for a total number of 19,710,000 (please refer to note 24). The value of the warrants is based on their publicly traded price. A reasonably possible increase or decrease in the warrant price by 10%, with all other variables held constant, would have led to a loss or gain before tax of €2,140 thousand with a corresponding effect in the financial result.
Liquidity Risk
Liquidity risk is the risk that the Group will encounter difficulty in meeting its obligations associated with its financial liabilities as they fall due. The Group is expanding very rapidly which results in increasingly stringent requirements regarding the corporate planning for budgeting and procuring of financial resources in such a way that the development program of the Lilium Jet is not delayed. Consequently, the continuation of development is based on the Group’s ability to raise financing from investors in the form of various financing rounds. The Group ensures that the supply of liquidity is always sufficient to settle financial liabilities that are due for payment. Liquidity is evaluated and maintained using forecasts based on fixed planning horizons covering several months and through the cash and cash equivalent balances that are available.
The following table provides details of the (undiscounted) cash outflows of financial liabilities (including interest payments). Note that the Group expected the convertible loans to be settled in own equity instruments. Therefore, the probability of an outflow of the below disclosed cash amount was remote.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
				12/31/2021
in € thousand	2022	2023	2024 to 2026	2027 and thereafter
Lease liabilities	2,356	2,705	8,001	2,187
Trade and other payables	35,335	29	3,498	—
				12/31/2020
in € thousand	2021	2022	2023 to 2025	2026 and thereafter
Lease liabilities	2,006	1,962	5,767	2,869
Convertible loans	88,013	—	—	—
Trade and other payables	11,092	—	—	—
Other financial liabilities	21	27	—	—
Capital Management
For the purpose of the Group’s capital management, capital includes all share capital and other equity reserves attributable to the equity holders. The primary objectives of capital management are to support operating activities and maximize the shareholder value through investment in the development activities of the Group.
Based on the ongoing development of the Lilium Jet, the Group has to rely almost exclusively on equity funding by its shareholders and debt financing until the Group can refinance itself in the future from marketable products as a result of successful development projects. The Group’s finance department reviews the total amount of cash of the Group on a monthly basis. As part of this review, management considers the total cash and cash equivalents, the cash outflow, currency translation differences and funding activities. The Group monitors cash using a burn rate. The cash burn rate is defined as the average monthly net cash flow from operating and investing activities during a financial year.
The Group is not subject to externally imposed capital requirements. The objectives of the Group’s capital management were achieved in the reporting year. No changes were made in the objectives, policies or processes for managing cash during the years ended December 31, 2021 and 2020.
28.3   Reconciliation of Changes in Liabilities arising from Financing Activities
In € thousand	Convertible loans	Lease liabilities	Warrants	Total
Statement of Financial Position as of December 31, 2020	99,235	11,118	—	110,353
Proceeds from convertible loans	1,850	—	—	1,850
Principal elements of lease payments	—	(1,781)	—	(1,781)
Interest paid	—	(437)	—	(437)
Change in the cash flow from financing activities	1,850	(2,218)	—	(368)
Additions to lease liabilities due to new lease contracts	—	2,486	—	2,486
Additions to warrants	—	—	25,859	25,859
Fair value changes	(6,326)	—	(4,454)	(10,780)
Interest expenses	3,483	437	—	3,920
Capital contributions	(98,242)	—	—	(98,242)
Statement of Financial Position as of December 31, 2021	—	11,823	21,405	33,228

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
In € thousand	Convertible loans	Lease liabilities	Total
Statement of Financial Position as of December 31, 2019	66,353	8,715	75,068
Proceeds from convertible loans	85,900	—	85,900
Principal elements of lease payments	—	(1,439)	(1,439)
Interest paid	—	(450)	(450)
Change in the cash flow from financing activities	85,900	(1,889)	84,011
Additions to lease liabilities due to new lease contracts	—	3,842	3,842
Fair value changes	15,222	—	15,222
Interest expenses	33,960	450	34,410
Capital contributions	(102,200)	—	(102,200)
Statement of Financial Position as of December 31, 2020	99,235	11,118	110,353
29.   Commitments and Contingencies
The Group has various lease contracts that have not yet commenced as of December 31, 2021. The future lease payments for these non-cancellable lease contracts are nil within one year, €1,601 thousand between one and five years and €400 thousand thereafter.
The Group has non-cancellable commitments under operating contracts. The future payments for the non-cancellable operating contracts are €2,175 thousand within one year, €37,517 thousand between one and five years and €7,063 thousand thereafter.
Further, the Group has commitments of €12,003 thousand to acquire items of property, plant & equipment and commitments of €2,731 thousand to acquire items of intangible assets.
The Group is required to issue, subject to the execution of definitive agreements, warrants to purchase up to 6,200,000 Class A Shares (the “Azul Additional Warrants”), which are expected to vest in three tranches upon achieving certain performance and market conditions. Please refer to the Strategic Commercial Collaboration with Azul in note 30.
30.   Related Party Disclosures
Ultimate controlling party
The Group has no parent and no ultimate controlling party. Furthermore, the management holds shares.
	Shares (in thousand units)		Ownership Interest (%)
Function	12/31/2021	12/31/2020(1)	12/31/2021	12/31/2020
Key management	25,743	25,019	9.1%	12.7%
Other related parties	121,389	107,140	42.7%	54.3%

(1)
Retrospectively adjusted

Subsidiaries
Interests in subsidiaries are set out in note 2.
Transactions with Key Management
Key management personnel have been defined as the members of the Advisory Board and Senior Leadership Team of Lilium. In 2020, the Group entered into a short-term consultancy contract with one of

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
the key management personnel before his appointment as an employee; total remuneration paid amounted to €66 thousand in 2020. During 2020, Lilium GmbH purchased 18 Lilium GmbH shares each from the four co-founders (72 shares in total) for a total consideration of €763 thousand. These shares were reacquired at fair value.
The annual remuneration and related compensation costs recognized as expense during the reporting period is comprised of the following (number of granted options in Lilium N.V. shares):
In € thousand	2021	2020
Short-term employee benefits	3,634	1,966
Severance accruals	619	—
Share-based payment remuneration (legacy ESOP – 2021: 6,276,829 options; 2020: 4,239,788 options)	10,796	14,875
Modified ESOP for executives (2021: 1,888,477; 2020: no options)	2,135	—
Stock options (2021: 11,038,414; 2020: no options)	6,979	—
Success fees	9,872	591
Total	34,035	17,432
Success fee remuneration includes the creation of the Joint Stock Ownership Plan (Stichting JSOP) and the bonus issued to one member of key management personnel, as described in notes 1 and 22. €3,732 thousand are recognized in General & Administrative expenses in relation to the JSOP and €1,707 thousand in General & Administrative expenses in relation to the bonus. As of December 31, 2021, €5,439 thousand are recognized in provisions in relation to the JSOP and the bonus.
The Stichting JSOP is a trust entity incorporated solely for the purpose of settling the transaction bonus to the member of key management personnel and is 100 % controlled by the Group. Under the JSOP arrangement, the Stichting JSOP holds 879,691 Class A shares in the Group. As of December 31, 2021, these are recognized in treasury shares in the consolidated statement of financial position.
In 2021, the Group paid €95 thousand in General and Administration expenses for consulting services to an entity controlled by a member of the key management personnel.
In 2021, the board members of the Lilium N.V. have received a compensation of €72 thousand.
Short-term benefits
Short-term benefits include salaries, bonuses and other benefits such as medical, death and disability coverage, company car and other usual facilities as applicable.
Share-based payment remuneration
The share-based payment remuneration represents the compensation cost of ESOP and the performance-based equity award. Refer to note 22.
Transactions with related parties
Excluding key management personnel, related parties include entities over which the Group has significant influence. The following transactions occurred with related parties:

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
(in € thousand)	2021	2020
Convertible loans
Beginning of the year	99,235	66,353
Proceeds from convertible loans	1,007	85,900
Fair value changes of convertible loans	(6,337)	15,222
Interest expenses (not paid)	3,400	33,960
Subscribed capital	(7)	—
Contribution to capital reserves	(97,298)	102,200
End of the year	—	99,235
Azul up-front warrants	13,030	—
Convertible loans
During the year ended December 31, 2021, the convertible loan of €85,900 thousand were converted into 20,533,259 Lilium N.V. shares in March 2021 (retrospectively adjusted). In January 2021, the Group entered into another loan convertible to equity of €1,000 thousand with a significant shareholder which has been converted into 148,564 Lilium N.V. Class A shares in September 2021.
During the year ended December 31, 2020, the 2019 loans were converted into 14,205,004 Lilium N.V. shares in March 2020 (retrospectively adjusted). The Group entered into another loan convertible to equity of €85,900 thousand with a related party having significant influence over the Group; the entire loan was outstanding as of December 31, 2020.
License & Development agreement
In June 2021, Lilium closed a licensing agreement for the use of Zenlabs Energy Inc.’s intellectual property, to be paid as a royalty rate on battery capacity manufactured for the Lilium Jet. The licensing agreement stipulates a minimum fee to be paid from 2026 onward for use of Zenlabs’ battery technology. In the same month, Lilium signed an amendment to an existing Development agreement with Zenlabs, extending an exclusivity period for the use of Zenlabs’ licensed technology.
During 2021, Lilium have incurred Research and Development expenditure of €347 thousand under the Development Agreement. As of December 31, 2021, a balance of €45 thousand is held in Trade and other payables.
In 2020 and 2021, Lilium has purchased promissory notes from Zenlabs Energy Inc., which have been converted to shares of Zenlabs in July 2021, see note 17.
Strategic Commercial Collaboration
On July 31, 2021, Lilium executed a term sheet in which Lilium agreed to enter into negotiations with Azul to establish a strategic collaboration whereby Azul and Lilium will negotiate contracts to buy a certain number of Lilium Jets. As of the date these financial statements were approved, no contracts with respect to the acquisition of Lilium Jets or any other collaboration have been executed. Except for the up-front warrants, the term sheet is legally non-binding. The controlling shareholder of Azul is key management personnel; therefore, Azul is a related party as of the date of the Reorganization. For further information on the Azul warrants, please refer to notes 22 and 29.
Other related party transactions
In 2021, the Group purchased Property, Plant and Equipment from a related party for €1 thousand.
In 2021, the Group incurred €1 thousand General and Administration expenses, €14 thousand Research and Development expenses and €167 thousand Selling expenses with related parties.

Lilium Group
IFRS CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2021, balances of €10 thousand in Trade and other payables and €150 thousand in non-current Trade Payables were owed to related parties.
As part of the Reorganization, Qell shares have been repurchased by the Group for no consideration from the Qell shareholders. Please see note 21 for additional information.
Transactions with shareholders
Cloud subscription
On March 28, 2021, we entered into a non-cancelable purchase obligation for a cloud subscription with a shareholder (which provides advanced data analytics capability), including support services, updates and related professional services, for €42,433 thousand ($50,000 thousand) payables in increasing annual instalments over five years. This shareholder has no significant influence on Lilium.
In 2021, €6,590 thousand expenditures have been incurred under the contract in General and Administration expenses. As of December 31, 2021, the Group has prepaid €2,927 thousand for future costs in non-financial assets.
As of December 31, 2021, the Group has remaining commitments of €34,015 thousand on the contract.
31.   Events after the Reporting Period
NetJets Agreement
In December 2021 and February 2022, Lilium entered into a non-binding Memoranda of Understanding (“MOU”) with NetJets and one of its affiliates. Lilium and NetJets are in discussions on how to collaborate on new products and commercial offerings. The proposed arrangement with NetJets remains subject to the parties finalizing commercial terms and definitive documentation. As of the date these financial statements were approved, no contracts with respect to any collaborations have been executed.
Restricted Stock Units
In connection with the ongoing activities, the Group approved a grant of up to 180,000 Restricted Stock Units to external advisors.